As filed with the Securities and Exchange Commission on January 20, 2015

Registration No. 333-200383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARGA RESOURCES PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	4922	65-1295427
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)
	1000 Louisiana, Suite 4300 Houston, Texas 77002 (713) 584-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joe Bob Perkins

Chief Executive Officer

1000 Louisiana, Suite 4300

Houston, Texas 77002

(713) 584-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward E. Cohen Executive Chairman Atlas Pipeline Partners, L.P. Park Place Corporate Center One 1000 Commerce Drive, 4th floor Pittsburgh, Pennsylvania 15275	Christopher S. Collins Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	David K. Lam Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Targa Resources Partners LP proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION DATED JANUARY 20, 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On October 13, 2014, Atlas Pipeline Partners, L.P. (“APL”) entered into an Agreement and Plan of Merger (the “APL Merger Agreement”) with Targa Resources Partners LP (“TRP”), Targa Resources Corp. (“TRC”), Targa Resources GP LLC, which is the general partner of TRP (“TRP GP”), Trident MLP Merger Sub LLC, which is a newly formed subsidiary of TRP (“MLP Merger Sub”), Atlas Energy, L.P. (“ATLS”) and Atlas Pipeline Partners GP, LLC, which is the general partner of APL, pursuant to which TRP would acquire APL in a merger between APL and MLP Merger Sub. We refer to this merger as the “APL Merger.”

Concurrently with the execution of the APL Merger Agreement, ATLS, Atlas Energy GP, LLC, which is the general partner of ATLS, TRC and Trident GP Merger Sub LLC, which is a newly formed subsidiary of TRC (“GP Merger Sub”), entered into an Agreement and Plan of Merger (the “ATLS Merger Agreement”), pursuant to which, immediately prior to the APL Merger, TRC would acquire ATLS in a merger between ATLS and GP Merger Sub. We refer to this merger as the “ATLS Merger” and together with the “APL Merger,” as the “Atlas Mergers.” As a result of the Atlas Mergers, APL and its general partner will become wholly owned subsidiaries of TRP.

In addition, subject to the terms and conditions set forth in the ATLS Merger Agreement, ATLS has agreed that it will, pursuant to a separation and distribution agreement, (1) transfer its assets and liabilities other than those related to its “Atlas Pipeline Partners” segment to Atlas Energy Group, LLC, which we refer to as “New Atlas”, and (2) immediately prior to the ATLS Merger, effect a pro rata distribution to the ATLS unitholders of New Atlas common units representing a 100% interest in New Atlas, which we refer to as the “Spin-Off” and, together with the Atlas Mergers, the “Transactions.” Each of the Transactions is cross-conditioned on the other Transactions and will occur only if the others occur or will occur.

Subject to the terms and conditions set forth in the APL Merger Agreement, at the effective time of the APL Merger, holders of APL common units (other than certain common units held by TRP or APL or their wholly owned subsidiaries, which will be cancelled) will have the right to receive (1) 0.5846 of a TRP common unit (such amount, the “APL Unit Consideration”), and (2) $1.26 in cash, without interest (the “APL Cash Consideration” and together with the APL Unit Consideration, the “APL Merger Consideration”), for each APL common unit. Based on the closing price of the TRP common units on October 10, 2014, the last trading day before the public announcement of the APL Merger, the aggregate value of the APL Merger Consideration was approximately $5.8 billion. No fractional TRP common units will be issued in the APL Merger, and APL unitholders will, instead, receive cash in lieu of fractional TRP common units. TRP unitholders will continue to own their existing TRP common units.

Based on the estimated number of TRP common units and APL common units that will be outstanding immediately prior to the closing of the APL Merger, we estimate that, upon the closing, former APL unitholders will own approximately     % of the combined company and the current TRP unitholders will own approximately     % of the combined company.

APL will hold a special meeting of its unitholders in connection with the proposed APL Merger. At the special meeting of APL unitholders, the APL unitholders will be asked to vote on the proposal to approve and adopt the APL Merger Agreement and approve the APL Merger (the “APL Merger proposal”). Approval of the APL Merger proposal requires the affirmative vote of a majority of the outstanding APL common units entitled to vote thereon.

We cannot complete the APL Merger unless the unitholders of APL approve the APL Merger proposal. Accordingly, your vote is very important regardless of the number of APL common units you own. Voting instructions are set forth inside this proxy statement/prospectus.

The managing board of Atlas Pipeline Partners GP, LLC (the “APL GP Board”), acting upon the unanimous recommendation of the conflicts committee of the APL GP Board (the “APL GP Conflicts Committee”), recommends that the APL unitholders vote FOR the APL Merger proposal and FOR the proposal to approve, on a non-binding advisory basis, the specified compensatory arrangements between APL and its named executive officers relating to the APL Merger.

This proxy statement/prospectus provides you with detailed information about the proposed APL Merger and related matters, including the ATLS Merger. We encourage you to read the entire document carefully. In particular, see “Risk Factors” beginning on page 39 of this proxy statement/prospectus for a discussion of risks relevant to the Atlas Mergers and TRP’s business following the Atlas Mergers. In considering the recommendation of the APL GP Board, APL unitholders should be aware that some of APL’s directors and executive officers may have interests in the transactions that are different from, or in addition to, the interests they may have as unitholders. See “The Transactions—Interest of Certain Persons in the Transactions.”

TRP’s common units are listed on the New York Stock Exchange (“NYSE”) under the symbol “NGLS,” and APL’s common units are listed on the NYSE under the symbol “APL.” The last reported sale price of TRP’s common units on the NYSE on             , 2015 was $            . The last reported sale price of APL’s common units on the NYSE on                         , 2015 was $            .

Edward E. Cohen Executive Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

All information in this document concerning TRP has been furnished by TRP. All information in this document concerning APL has been furnished by APL.

This proxy statement/prospectus is dated             , 2015 and is being first mailed to APL unitholders on or about             , 2015.

Pittsburgh, Pennsylvania

                    , 2015

ATLAS PIPELINE PARTNERS, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th floor

Pittsburgh, Pennsylvania 15275

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the Unitholders of Atlas Pipeline Partners, L.P.:

A special meeting of unitholders of Atlas Pipeline Partners, L.P. (“APL”) will be held on                     , 2015 at 10:00 A.M., local time, at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, for the following purpose:

•	To consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of October 13, 2014 by and among Targa Resources Corp., Targa Resources Partners LP, Targa Resources GP LLC, Trident MLP Merger Sub LLC, Atlas Energy, L.P., APL and Atlas Pipeline Partners GP, LLC (“APL GP”) (the “APL Merger Agreement”), and the approval of the merger contemplated by the APL Merger Agreement (the “APL Merger”, which we refer to as the “APL Merger proposal”); and

•	To approve, on an advisory (non-binding) basis, the compensation payments that will or may be paid by APL to its named executive officers in connection with the APL Merger, which we refer to as the “APL compensation proposal.”

Approval of the APL Merger proposal requires the affirmative vote of a majority of the outstanding APL common units entitled to vote thereon. Approval, on an advisory, non-binding basis, of the APL compensation proposal requires the affirmative vote of a majority of the outstanding APL common units entitled to vote and represented in person or by proxy at the APL special meeting. Abstentions will have the same effect as votes against the APL Merger proposal and the APL compensation proposal. Failures to vote and broker non-votes (if any) will have the same effect as a vote against the APL Merger proposal and will have no effect on the APL compensation proposal. The vote on the APL compensation proposal is a vote separate and apart from the APL Merger proposal. Accordingly, you may vote to approve the APL Merger proposal and vote not to approve the APL compensation proposal and vice versa. Because the vote on the APL compensation proposal is advisory in nature only, it will not be binding on APL or TRP.

We cannot complete the APL Merger unless the unitholders of APL approve the APL Merger proposal. Accordingly, your vote is very important regardless of the number of APL common units you own.

The APL GP Board, acting upon the unanimous recommendation of the APL GP Conflicts Committee, determined that the APL Merger, the APL Merger Agreement, and the transactions contemplated thereby, are advisable and in the best interests of APL and the APL unitholders. The APL GP Board, acting upon the unanimous recommendation of the APL GP Conflicts Committee, approved the APL Merger, the APL Merger Agreement and the transactions contemplated thereby, and recommends that the APL unitholders vote FOR the APL Merger proposal and FOR the APL compensation proposal.

In considering the unanimous recommendation of the APL GP Conflicts Committee and the recommendation of the APL GP Board, APL unitholders should be aware that some of APL’s directors and executive officers may have interests in the transactions that are different from, or in addition to, the interests they may have as unitholders. See “The Transactions—Interests of Certain Persons in the Transactions.”

Only unitholders of record at the close of business on             , 2015 are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting. A list of unitholders entitled to vote at the meeting will be available for inspection at APL’s offices in Pittsburgh, Pennsylvania for any purpose relevant to the meeting during normal business hours for a period of ten days before the meeting and at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•	If you hold your APL common units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your APL common units.

•	If you hold your APL common units in your own name, you may submit your proxy by:

•	using the toll-free telephone number shown on the proxy card;

•	using the Internet website shown on the proxy card; or

•	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

The enclosed proxy statement/prospectus provides a detailed description of the APL Merger and the APL Merger Agreement as well as a description of the issuance of TRP common units to APL unitholders pursuant to the APL Merger Agreement. We urge you to read this proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the APL Merger or this proxy statement/prospectus, would like additional copies or need help voting your APL common units, please contact APL’s proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (866) 216-0462

Or Contact via E-mail at:

APL@georgeson.com

By order of the Managing Board of

Atlas Pipeline Partners GP, LLC,

as the general partner of Atlas Pipeline Partners, L.P.,

Eugene N. Dubay

Chief Executive Officer

Atlas Pipeline Partners GP, LLC

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which is referred to as the “SEC” or the “Commission,” by TRP, constitutes a prospectus of TRP under Section 5 of the Securities Act of 1933, as amended, with respect to TRP common units to be issued pursuant to the APL Merger Agreement. This document also constitutes a proxy statement of APL under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act,” with respect to the solicitation of proxies for the special meeting of APL unitholders to, among other things, approve the APL Merger Agreement and the APL Merger.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about TRP and APL from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 191. You can obtain any of the documents incorporated by reference into this document from TRP or APL, as the case may be, or from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from TRP or APL at the following addresses and telephone numbers:

Targa Resources Partners LP 1000 Louisiana Street, Suite 4300 Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 584-1133	Atlas Pipeline Partners, L.P. Park Place Corporate Center One 1000 Commerce Drive, 4th Floor Attention: Investor Relations Pittsburgh, Pennsylvania 15275 Telephone: (877) 280-2857

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at TRP’s website, http://www.targaresources.com, by selecting “Investors” and then selecting “SEC Filings–NGLS,” and at APL’s website, http://www.atlaspipeline.com, by selecting “Investor Relations” and then selecting “SEC Filings.” Information contained on APL’s and TRP’s websites is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the APL special meeting, your request should be received no later than             . If you request any documents, TRP or APL will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

TRP and APL have not authorized anyone to give any information or make any representation about the APL Merger, TRP or APL that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning TRP has been furnished by TRP. All information in this document concerning APL has been furnished by APL.

Atlas Energy Group, LLC (“New Atlas”) has filed a registration statement on Form 10 in connection with the Spin-Off, which includes an information statement describing the Spin-Off and New Atlas’s assets and liabilities. The registration statement on Form 10 and information statement do not form a part of this proxy statement/prospectus and have not been incorporated by reference into this proxy statement/prospectus.

PROXY STATEMENT/PROSPECTUS

DEFINITIONS

The following terms have the meanings set forth below for purposes of this proxy statement/prospectus, unless the context otherwise indicates:

•	“Atlas” means ATLS and APL, collectively, unless the context otherwise requires.

•	“Atlas Mergers” means the ATLS Merger and the APL Merger.

•	“APL” means Atlas Pipeline Partners, L.P.

•	“APL GP” means Atlas Pipeline Partners GP, LLC, the general partner of APL and a wholly owned subsidiary of ATLS.

•	“APL GP Board” means the managing board of APL GP.

•	“APL GP Conflicts Committee” means the special conflicts committee of the APL GP Board.

•	“APL Merger” means the merger of MLP Merger Sub with and into APL, with APL continuing as the surviving entity and as a subsidiary of TRP.

•	“APL partnership agreement” means the Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P., dated as of March 9, 2004, as amended.

•	“ATLS” means Atlas Energy, L.P.

•	“ATLS GP” means ATLS Energy GP, LLC, the general partner of ATLS and a wholly owned subsidiary of ATLS.

•	“ATLS GP Board” means the board of directors of ATLS GP.

•	“ATLS Merger” means the merger of GP Merger Sub with and into ATLS, with ATLS continuing as the surviving entity and as a subsidiary of TRC.

•	“ATLS partnership agreement” means the Second Amended and Restated Agreement of Limited Partnership of Atlas Energy, L.P., dated as of February 17, 2011, as amended.

•	“Distribution” means the pro rata distribution to the ATLS unitholders of New Atlas common units representing a 100% interest in New Atlas.

•	“GP Merger Sub” means Trident GP Merger Sub LLC, a subsidiary of TRC.

•	“Midstream Companies” means APL GP, Atlas America Mid-Continent, Inc, APL and APL’s subsidiaries.

•	“MLP Merger Sub” means Trident MLP Merger Sub LLC, a subsidiary of TRP.

•	“New Atlas” means Atlas Energy Group, LLC.

•	“New Atlas Companies” means New Atlas and all of ATLS’s subsidiaries and other entities in which ATLS has a direct or indirect ownership, other than the Midstream Companies.

•	“Separation” means the transfer to New Atlas of ATLS’s assets and liabilities other than those related to its “Atlas Pipeline Partners” segment.

•	“Spin-Off” means the Separation and the Distribution.

•	“Targa” means TRC and TRP, collectively, unless the context otherwise requires.

•	“Transactions” means the ATLS Merger, the APL Merger and the Spin-Off.

•	“TRC” means Targa Resources Corp.

•	“TRC Board” means the board of directors of TRC.

•	“TRP” means Targa Resources Partners LP.

•	“TRP GP” means Targa Resources GP LLC, the general partner of TRP and a wholly owned subsidiary of TRC.

•	“TRP GP Board” means the board of directors of TRP GP.

•	“TRP partnership agreement” means the First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP, dated as of February 14, 2007, as amended.

QUESTIONS AND ANSWERS ABOUT THE ATLAS MERGERS AND THE APL SPECIAL MEETING

The following are brief answers to some questions that you may have regarding the proposed Atlas Mergers and the proposals being considered at the APL special meeting. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 39 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 191.

Q:	Why am I receiving these materials?

A:	TRP and APL have agreed to combine by merging MLP Merger Sub, a subsidiary of TRP, with and into APL, with APL surviving the APL Merger. The APL Merger cannot be completed without the approval of the APL unitholders.

Q:	What are the proposed transactions?

A:	TRP and APL have agreed to combine by merging MLP Merger Sub, a subsidiary of TRP, with and into APL under the terms of the APL Merger Agreement that is described in this proxy statement/prospectus and attached as Annex A (the “APL Merger”). You are receiving this document because the APL Merger requires approval of a majority of the outstanding APL units.

Concurrently with the execution of the APL Merger Agreement, TRC and ATLS have agreed to combine by merging GP Merger Sub, a subsidiary of TRC, with and into ATLS immediately prior to the APL Merger under the terms of the ATLS Merger Agreement that is described in this proxy statement/prospectus and attached as Annex B (the “ATLS Merger” and together with the APL Merger, the “Atlas Mergers”). In connection with the ATLS Merger and subject to the terms and conditions set forth in the ATLS Merger Agreement, ATLS has agreed that it will, pursuant to a separation and distribution agreement (the “Separation Agreement”), (1) transfer its assets and liabilities other than those related to its “Atlas Pipeline Partners” segment to Atlas Energy Group, LLC, which we refer to as “New Atlas (the “Separation”) and (2) immediately prior to the ATLS Merger, effect a pro rata distribution to the ATLS unitholders of New Atlas common units representing a 100% interest in New Atlas (the “Distribution” and, together with the Separation, the “Spin-Off,” and, together with the Atlas Mergers, the “Transactions”). Each of the Transactions is cross-conditioned on the other Transactions and will not occur unless the others occur or will occur.

The Atlas Mergers will become effective on the date and at the time that their respective certificates of merger are filed with the Secretary of State of the State of Delaware, or a later date and time if set forth in the certificates of merger. Throughout this proxy statement/prospectus, this is referred to as the “APL Effective Time” of the APL Merger and the “ATLS Effective Time” of the ATLS Merger, respectively.

Q:	Why are Targa and Atlas proposing the Atlas Mergers?

A:	Targa and Atlas believe that the Atlas Mergers will benefit both Targa and Atlas by combining TRC and ATLS into a single company and TRP and APL into a single company, which, when combined, will be of a significantly larger scale that is better positioned than the separate companies to compete in the marketplace.

See “The Transactions—Recommendation to the APL Common Unitholders and the APL GP Conflicts Committee’s and the APL GP Board’s Reasons for the APL Merger.”

Q:	What will happen to APL and ATLS as a result of the Atlas Mergers?

A:	As a result of the APL Merger, MLP Merger Sub will merge with and into APL, and APL will survive as a subsidiary of TRP. As a result of the ATLS Merger, GP Merger Sub will merge with and into ATLS, and ATLS will survive as a subsidiary of TRC.

Q:	What will APL common unitholders receive in the APL Merger?

A:	As a result of the APL Merger, holders of APL common units (other than certain common units held by TRP or APL or their wholly owned subsidiaries, which will be cancelled) will have the right to receive (1) 0.5846 of a TRP common unit (such amount, the “APL Unit Consideration”), and (2) $1.26 in cash, without interest (the “APL Cash Consideration” and together with the APL Unit Consideration, the “APL Merger Consideration”), for each APL common unit that they hold as of immediately prior to the APL Merger. Based on the closing price of the TRP common units on October 10, 2014, the last trading day before the public announcement of the APL Merger, the aggregate value of the APL Merger Consideration was approximately $5.8 billion. The exchange ratio is fixed and will not be adjusted on account of any change in price of either TRP common units or APL common units prior to completion of the APL Merger. If the exchange ratio would result in an APL unitholder being entitled to receive a fraction of a TRP common unit, that unitholder will receive cash from TRP in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing prices of the TRP common units for the five consecutive New York Stock Exchange (“NYSE”) full trading days prior to the closing date of the APL Merger.

Q:	What will happen to the APL Class D Preferred Units and APL Class E Preferred Units in the APL Merger?

A:	If the record date of the APL unitholders meeting to vote on the APL Merger occurs before the “Mandatory Conversion Date” (as defined in the certificate of designations of the APL Class D Preferred Units), APL, APL GP, TRP and TRP GP will cooperate and take such actions as are necessary, required or advisable to cause all APL Class D Preferred Units that are issued and outstanding as of , 2015 to be converted, as of such date, into APL common units. In addition, prior to the APL Effective Time, APL, APL GP, TRP and TRP GP will cooperate and take, or cause their subsidiaries to take, such actions as are necessary, required or advisable to redeem, effective as of immediately prior to the APL Effective Time, all APL Class E Preferred Units outstanding as of such time in accordance with the certificate of designations of the APL Class E Preferred Units. TRP will deposit with the paying agent, on behalf of APL, sufficient funds for such redemption.

Q:	Where will my units trade after the APL Merger?

A:	APL common units will no longer be publicly traded after completion of the APL Merger.

Q:	What happens to my future distributions?

A:	Once the APL Merger is completed and APL common units are exchanged for TRP common units, when distributions are approved and declared and paid by TRP, former APL unitholders will receive distributions on the TRP common units they receive in the APL Merger in accordance with the TRP partnership agreement. APL unitholders will receive distributions on their APL common units for the quarter ended , 2015 on the payment date of , 2015. APL unitholders will not receive distributions from both APL and TRP for the same quarter. For additional information, see “Market Prices and Distribution and Dividend Information.”

Q:	When and where will the APL special meeting be held?

A:	The special meeting of APL unitholders will be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103 on , 2015, at 10:00 A.M., local time.

Q:	Who is entitled to vote at the APL special meeting?

A:	The record date for the APL special meeting is , 2015. Only APL unitholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the APL special meeting or any adjournment or postponement of the APL special meeting.

Q:	What constitutes a quorum at the APL special meeting?

A:	The holders of a majority of the outstanding APL common units represented in person or by proxy (by submitting a properly executed proxy card or properly submitting a proxy by telephone or Internet) will constitute a quorum and will permit APL to conduct the proposed business at the APL special meeting. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will be considered present at the meeting for purposes of determining the presence of a quorum but cannot be included in the vote.

Q:	What is the vote required to approve each proposal?

A:	Approval of the APL Merger proposal requires the affirmative vote of a majority of the outstanding APL common units entitled to vote thereon. Approval, on an advisory, non-binding basis, of the APL compensation proposal requires the affirmative vote of a majority of the outstanding APL common units entitled to vote and represented in person or by proxy at the APL special meeting. Abstentions will have the same effect as votes against the APL Merger proposal and the APL compensation proposal. Failures to vote and broker non-votes (if any) will have the same effect as votes against the APL Merger proposal and will have no effect on the APL compensation proposal. The vote on the APL compensation proposal is a vote separate and apart from the APL Merger proposal. Accordingly, you may vote to approve the APL Merger proposal and vote not to approve the APL compensation proposal and vice versa. Because the vote on the APL compensation proposal is advisory in nature only, it will not be binding on APL or TRP.

All of the directors and executive officers of APL beneficially own, in the aggregate, approximately % of the outstanding APL common units as of the record date. Pursuant to voting and support agreements with TRP, certain directors and executive officers of APL have agreed to vote any APL common units beneficially owned by them in favor of the APL Merger proposal. The APL unitholders party to the voting and support agreements beneficially own, in the aggregate, approximately % of the outstanding APL common units as of the record date. In addition, we believe that the directors and executive officers of APL who are not party to voting and support agreements will vote in favor of adopting the APL Merger proposal. We also believe that the directors and executive officers of APL will vote in favor of adopting the APL compensation proposal.

Q:	How do I vote my units if I hold them in my own name?

A:	After you have read this proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “The APL Special Meeting—Voting Procedures—Voting by APL Unitholders.”

Q:	If my units are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?

A:

As a general rule, absent specific instructions from you, your bank, broker or other nominee is not allowed to vote your APL common units on any proposal on which your bank, broker or other nominee does not have discretionary authority. Under the current rules of the NYSE, banks, brokers and other nominees do not have discretionary authority to vote on either of the APL Merger proposal or the APL compensation proposal. To instruct your bank, broker or other nominee how to vote, you should follow the directions that your bank, broker or other nominee provides to you.

Please note that you may not vote your APL common units held in “street name” by returning a proxy card directly to APL or by voting in person at the special meeting of APL unitholders unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee on how to vote your APL common units, your bank, broker or other nominee cannot vote your APL common units, which will have the same effect as a vote against the APL Merger proposal and result in the absence of a vote for or against the APL compensation proposal. You should therefore provide your, broker or other nominee with instructions as to how to vote your APL common units.

Q:	When do you expect the Atlas Mergers to be completed?

A:	A number of conditions must be satisfied before Targa and Atlas can complete the Atlas Mergers, including the approval and adoption of the APL Merger Agreement by the APL unitholders, the approval and adoption of the ATLS Merger Agreement by the ATLS unitholders, the approval of the TRC stock issuance by the TRC stockholders and the consummation of the Spin-Off. Although Targa and Atlas cannot be sure when all of the conditions to the Atlas Mergers will be satisfied, Targa and Atlas expect to complete the Atlas Mergers as soon as practicable following the TRC, ATLS and APL special meetings (assuming the TRC stock issuance, the ATLS Merger and the APL Merger proposals are approved by the TRC stockholders, ATLS unitholders and APL unitholders, respectively). For additional information, see “The Transaction Agreements—The APL Merger Agreement—Conditions to Consummation of the APL Merger” and “The Transaction Agreements—The ATLS Merger Agreement—Conditions to Consummation of the ATLS Merger”

Q:	How does the APL GP Board recommend that the APL unitholders vote?

A:	The APL GP Board, acting upon the unanimous recommendation of the APL GP Conflicts Committee, recommends that APL unitholders vote FOR the APL Merger proposal and FOR the APL compensation proposal.

On October 12, 2014, the APL GP Board, acting upon the unanimous recommendation of the APL GP Conflicts Committee, determined that the APL Merger, the APL Merger Agreement, and the transactions contemplated thereby are advisable and in the best interests of APL and the APL unitholders. The APL GP Board, acting upon the unanimous recommendation of the APL GP Conflicts Committee, approved the APL Merger, the APL Merger Agreement and the transactions contemplated thereby, and recommends that the APL unitholders vote FOR the APL Merger proposal and FOR the APL compensation proposal.

In considering the recommendation of the APL GP Board, APL unitholders should be aware that some of APL’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, the interests they may have as unitholders. See “The Transactions—Interests of Certain Persons in the Transactions.”

Q:	What are the expected U.S. federal income tax consequences to an APL common unitholder as a result of the transactions contemplated by the APL Merger Agreement?

A:

It is anticipated that no gain or loss will be recognized by an APL common unitholder solely as a result of the APL Merger, other than (i) such unitholder’s distributive share of any gain recognized by APL as a result of the APL Merger (which, as described below, is expected to be zero) or (ii) to the extent the aggregate amount of cash consideration and cash in lieu of fractional TRP common units received by such APL common unitholder, plus any net decrease in such APL common unitholder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”), exceeds such APL common unitholder’s adjusted tax basis in its APL common units at the closing of the merger.

Please read “Risk Factors—Tax Risks Relating to the APL Merger” and “Material U.S. Federal Income Tax Consequences of the APL Merger—Tax Consequences of the Merger to APL Common Unitholders.”

Q:	Under what circumstances could the APL Merger result in a holder of APL common units recognizing taxable income or gain?

A:	For U.S. federal income tax purposes, APL will be deemed to contribute all of its assets to TRP in exchange for TRP common units, cash, and the assumption of APL’s liabilities, followed by a liquidation of APL in which TRP common units and cash are distributed to APL common unitholders. The deemed receipt of cash by APL in the APL Merger could trigger gain to APL either because it would be treated as part of a sale or because it exceeds APL’s adjusted tax basis in its assets at the closing of the APL Merger, and any such gain would be allocated to the APL common unitholders pursuant to the APL partnership agreement. The deemed receipt of cash by APL is expected to qualify for one or more exceptions to sale treatment, and APL does not currently expect that it will recognize gain as a result of the deemed receipt of cash in the APL Merger exceeding its adjusted tax basis in its assets. In addition, as a result of the APL Merger, APL common unitholders who receive TRP common units will become limited partners of TRP for U.S. federal income tax purposes and will be allocated a share of TRP’s nonrecourse liabilities. Each APL common unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such APL common unitholder’s share of nonrecourse liabilities of APL immediately before the APL Merger over such common unitholder’s share of nonrecourse liabilities of TRP immediately following the merger. If the amount of cash actually received plus any deemed cash distribution received by an APL common unitholder exceeds the common unitholder’s basis in his APL units, such common unitholder will recognize gain in an amount equal to such excess. While there can be no assurance, TRP and APL expect that most APL common unitholders will not recognize gain in this manner. The amount and effect of any gain that may be recognized by APL common unitholders will depend on the APL common unitholder’s particular situation, including the ability of the APL common unitholder to utilize any suspended passive losses. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to APL,” “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to APL Common Unitholders” and “Risk Factors—Tax Risks Relating to the APL Merger.”

Q:	What are the expected U.S. federal income tax consequences for a holder of APL common units of the ownership of TRP common units after the APL Merger is completed?

A:	Each holder of APL common units who becomes a TRP unitholder as a result of the APL Merger will, as is the case for existing TRP common unitholders, be allocated such unitholder’s distributive share of TRP’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which TRP conducts business or owns property or in which the unitholder is resident. Please read “Material U.S. Federal Income Tax Consequences of TRP Common Unit Ownership.”

Q:	Assuming the APL Merger closes before December 31, 2014, how many Schedule K-1s will I receive if I am an APL unitholder?

A:	You will receive two Schedule K-1s, one from APL, which will describe your share of APL’s income, gain, loss and deduction for the portion of the tax year that you held APL common units prior to the effective time of the APL Merger, and one from TRP, which will describe your share of TRP’s income, gain, loss and deduction for the portion of the tax year you held TRP common units following the effective time of the APL Merger.

At the effective time, APL will be treated as a terminated partnership under Section 708 of the Code. Therefore, as a result of the merger, APL’s taxable year will end as of the date of the APL Merger, and APL will be required to file a final U.S. federal income tax return for the taxable year ending on the date the APL Merger is effective. APL expects to furnish a Schedule K-1 to each APL common unitholder, and TRP expects to furnish a Schedule K-1 to each TRP common unitholder, within 90 days of the closing of TRP’s taxable year on December 31, 2015.

Q:	Are APL unitholders entitled to appraisal rights?

A:	No. The APL unitholders are not entitled to appraisal rights in connection with the APL Merger under applicable law or contractual appraisal rights under the APL partnership agreement or the APL Merger Agreement.

Q:	What if I do not vote?

A:	If you vote “abstain” on your proxy card, it will have the same effect as a vote against the APL Merger proposal and the APL compensation proposal. If you do not vote in person or by proxy, or a broker non-vote is made, it will have the same effect as a vote against the APL Merger proposal and will have no effect on the APL compensation proposal. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR the APL Merger proposal and FOR the APL compensation proposal.

Q:	If I am planning to attend the APL special meeting in person, should I still vote by proxy?

A:	Yes. Whether or not you plan to attend the APL special meeting, you should vote by proxy. Your units will not be voted if you do not vote by proxy and do not vote in person at the APL special meeting.

Q:	Who may attend the APL special meeting?

A:	APL unitholders (or their authorized representatives) and APL’s invited guests may attend the APL special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q:	Can I change my vote after I have submitted by proxy?

A:	Yes. If you own your units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of APL GP at or before the APL special meeting;

•	appearing and voting in person at the APL special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of APL GP at or before the APL special meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Q:	What should I do if I receive more than one set of voting materials for the APL special meeting?

A:	You may receive more than one set of voting materials for the APL special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the APL special meeting or the APL Merger?

A:	APL unitholders who have questions about the APL Merger, including the procedures for voting their units, or who desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (866) 216-0462

Or Contact via E-mail at:

APL@georgeson.com

or

Atlas Pipeline Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Attention: Investor Relations

Pittsburgh, Pennsylvania 15275

Telephone: (877) 280-2857

SUMMARY

This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the Atlas Mergers fully and for a more complete description of the terms of the Atlas Mergers, you should read carefully this document, the documents incorporated by reference, and the Annexes to this document, including the full text of the Atlas Merger Agreements included as Annex A and Annex B. Please also read “Where You Can Find More Information.”

The Parties

Targa Resources Corp.

Targa Resources Corp., or TRC, is a publicly traded Delaware corporation formed in October 2005. TRC does not directly own any operating assets; its main source of future revenue therefore is from general and limited partner interests, including incentive distribution rights (“IDRs”), in TRP. TRC’s shares of common stock are listed on the NYSE under the symbol “TRGP.”

TRC’s principal executive offices are located at 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

Targa Resources Partners LP

Targa Resources Partners LP, or TRP, is a publicly traded Delaware limited partnership formed in October 2006 by its parent, TRC, to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. TRP’s common units are listed on the NYSE under the symbol “NGLS.” TRP is a leading provider of midstream natural gas and natural gas liquids (“NGL”) services in the United States, with a growing presence in crude oil gathering and petroleum terminaling.

TRP is engaged in the business of:

•	gathering, compressing, treating, processing and selling natural gas;

•	storing, fractionating, treating, transporting and selling NGLs and NGL products;

•	gathering, storing and terminaling crude oil; and

•	storing, terminaling and selling refined petroleum products.

TRP’s principal executive offices are located at 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

Atlas Energy, L.P.

Atlas Energy, L.P., or ATLS, is a publicly traded Delaware master limited partnership whose common units are listed on the NYSE under the symbol “ATLS.” Its assets currently consist principally of its ownership interests in the following:

•	Atlas Pipeline Partners, L.P. (NYSE: APL), a publicly traded Delaware master limited partnership and midstream energy service provider engaged in natural gas gathering, processing and treating services primarily in the Anadarko, Arkoma and Permian Basins located in the southwestern and mid-continent regions of the United States and in the Eagle Ford Shale play in south Texas; natural gas gathering services in the Appalachian Basin in the northeastern region of the United States; and NGL transportation services in the southwestern region of the United States;

•	Atlas Resource Partners, L.P. (NYSE: ARP), a publicly traded Delaware master limited partnership and an independent developer and producer of natural gas, crude oil and NGLs, with operations in basins across the United States. ARP sponsors and manages tax-advantaged investment partnerships, in which it coinvests, to finance a portion of its natural gas and oil production activities;

•	Its exploration and production development subsidiary (the “Development Subsidiary”), a partnership that currently conducts natural gas and oil operations in the mid-continent region of the United States. At October 31, 2014, ATLS owned a 2.5% limited partner interest in the Development Subsidiary and 80.0% of its outstanding general partner units;

•	Lightfoot Capital Partners, L.P. (“Lightfoot L.P.”) and Lightfoot Capital Partners GP, LLC (“Lightfoot GP”), the general partner of Lightfoot L.P. (collectively, “Lightfoot”), entities which incubate new master limited partnerships (“MLPs”) and invest in existing MLPs. At October 31, 2014, ATLS had an approximate 15.9% general partner interest and 12% limited partner interest in Lightfoot; and

•	Direct natural gas development and production assets in the Arkoma Basin.

ATLS’s principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275-1011, and its telephone number is (877) 950-7473.

Atlas Pipeline Partners, L.P.

Atlas Pipeline Partners, L.P, or APL, is a publicly traded Delaware limited partnership formed in 1999 whose common units are listed on the NYSE under the symbol “APL.” APL is a leading provider of natural gas gathering, processing and treating services primarily in the Anadarko, Arkoma and Permian Basins located in the southwestern and mid-continent regions of the United States and in the Eagle Ford Shale play in south Texas; a provider of natural gas gathering services in the Appalachian Basin in the northeastern region of the United States and a provider of NGL transportation services in the southwestern region of the United States.

APL’s general partner, Atlas Pipeline Partners GP, LLC, manages its operations and activities through its ownership of APL’s general partner interest. Atlas Pipeline GP is a wholly owned subsidiary of ATLS, which owned 5.5% of the limited partner interests in APL at October 31, 2014, as well as a 2.0% general partner interest.

APL’s principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275-1011, and its telephone number is (877) 950-7473.

Relationships Between the Parties

Prior to May 2014, APL indirectly held an aggregate 20% interest in West Texas LPG Pipeline Limited Partnership (“WTLPG”), which owns a common-carrier pipeline system that transports NGLs from New Mexico and Texas to Mont Belvieu, Texas for fractionation. During 2011, 2012 and 2013, certain subsidiaries of TRP paid WTLPG approximately $25.4 million, $20.8 million and $22.9 million, respectively, for the WTLPG tariffs, net payments for system losses/gains and reimbursements for connections and other construction costs. For the nine months ended September 30, 2013 and 2014, certain subsidiaries of TRP paid WTLPG approximately $17.4 and $20.0 million, respectively, for the WTLPG tariffs, net payments for system losses/gains and reimbursements for connections and other construction costs.

During 2013, certain subsidiaries of TRP paid Atlas Barnett LLC and Atlas Pipeline Mid-Continent LLC, subsidiaries of APL, approximately $4.4 million pursuant to certain gas purchase agreements. For the nine months ended September 30, 2013 and 2014, certain subsidiaries of TRP paid Atlas Barnett LLC and Atlas Pipeline Mid-Continent LLC approximately $2.1 million and $8.4 million, respectively, pursuant to certain gas purchase agreements.

The Transactions

On October 13, 2014, TRP and APL entered into an Agreement and Plan of Merger with TRC, TRP GP, MLP Merger Sub, ATLS and APL GP, which we refer to as the APL Merger Agreement. The APL Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, MLP Merger Sub will merge with and into APL, with APL surviving the merger as a subsidiary of NGLS, which we refer to as the APL Merger.

Concurrently with the execution of the ATLS Merger Agreement, on October 13, 2014, TRC and ATLS entered into an Agreement and Plan of Merger with GP Merger Sub and ATLS GP, which we refer to as the ATLS Merger Agreement. The ATLS Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, immediately prior to the APL Merger, GP Merger Sub will merge with and into ATLS, with ATLS surviving the merger as a subsidiary of TRGP, which we refer to as the ATLS Merger.

Subject to the terms and conditions set forth in the ATLS Merger Agreement, ATLS has agreed that it will, pursuant to the Separation Agreement, (1) transfer its assets and liabilities other than those related to its “Atlas Pipeline Partners” segment to Atlas Energy Group, LLC, which we refer to as New Atlas, and (2) immediately prior to the ATLS Merger, effect a pro rata distribution to the ATLS unitholders of New Atlas common units representing a 100% interest in New Atlas, which we refer to as the Spin-Off.

Each of the Transactions is cross-conditioned (subject to permitted waiver) on either the consummation of each of the other Transactions or the parties’ agreement that such other Transactions will occur substantially concurrently with the other Transactions.

The APL Merger Consideration

The APL Merger Agreement provides that, at the APL Effective Time, each APL unit issued and outstanding immediately prior to the APL Effective Time will be converted into the right to receive (i) 0.5846 of a TRP common unit, which we refer to as the APL Unit Consideration, and (ii) cash in amount of $1.26, which we refer to as the APL Cash Consideration and, together with the APL Unit Consideration, the APL Merger Consideration. Based on the closing price of the TRP common units on October 10, 2014, the last trading day before the public announcement of the APL Merger, the aggregate value of the APL Merger Consideration was approximately $5.8 billion. Any APL common units owned immediately prior to the APL Effective Time by APL or its wholly owned subsidiaries or by TRP or its wholly owned subsidiaries will be cancelled without any conversion or payment of consideration in respect thereof.

The ATLS Merger Consideration

The ATLS Merger Agreement provides that, at the ATLS Effective Time, each ATLS common unit issued and outstanding immediately prior to the ATLS Effective Time will be converted into the right to receive (i) 0.1809 of a share of TRC common stock, which we refer to as the ATLS Stock Consideration, and (ii) cash in amount of $9.12, which we refer to as the ATLS Cash Consideration and, together with the ATLS Stock Consideration, the ATLS Merger Consideration. Based on the closing price of the TRC shares on October 10, 2014, the last trading day before the public announcement of the ATLS Merger, the aggregate value of the ATLS Merger Consideration was approximately $1.9 billion. Any ATLS common units owned immediately prior to the ATLS Effective Time by ATLS or its wholly owned subsidiaries or by TRC or its wholly owned subsidiaries will be cancelled without any conversion or payment of consideration in respect thereof.

Treatment of ATLS Equity Awards

Spin-Off Adjustment to ATLS Equity Awards

In connection with the Spin-Off, each option to purchase ATLS common units will be converted into an adjusted ATLS option and a New Atlas option. We refer to each of the ATLS options as adjusted in connection with the Spin-Off as an “adjusted ATLS option.” The exercise price and number of units subject to each option will be adjusted in order to preserve the aggregate intrinsic value of the original ATLS option as measured immediately before and immediately after the Spin-Off, subject to rounding.

Holders of ATLS phantom unit awards will retain those awards and also will receive a New Atlas phantom unit award covering a number of New Atlas common units that reflects the distribution to ATLS unitholders, determined by applying the distribution ratio in the Spin-Off to the ATLS phantom unit awards as though they were actual ATLS common units. We refer to each of ATLS phantom units as an “original ATLS phantom unit.”

Treatment of New Atlas Equity Awards

Immediately following the Spin-Off, all New Atlas options and phantom unit awards will become fully vested and will be cancelled and settled for the implied value of a New Atlas common unit less, in the case of New Atlas options, the applicable exercise price. All New Atlas options and phantom unit awards will be settled in cash, subject to a specified aggregate cap on the amount of cash that may be distributed in respect of all New Atlas equity awards. If the cap is exceeded, then any amounts payable to holders of New Atlas equity awards in excess of the cap will be settled in New Atlas common units. If the cap is not exceeded, then any excess available cash will be distributed to the holders of New Atlas phantom unit awards on a pro rata basis. The computation of the cap is discussed in more detail in the section entitled “The Transactions—Interests of Certain Persons in the Transaction—Severance Payments.”

ATLS Equity Awards Held by New Atlas Allocated Employees

Adjusted ATLS Options. Each adjusted ATLS option, whether vested or unvested, that is held by an employee of New Atlas following the Spin-Off (whom we refer to collectively as “New Atlas allocated employees”), a non-employee director of ATLS or APL, or a former employee, and that is outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, become fully vested and be cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the adjusted ATLS option, net of the applicable exercise price. Any adjusted ATLS option that has an exercise price that is greater than or equal to the cash value of the ATLS Merger Consideration will be cancelled for no consideration.

Original ATLS Phantom Unit Awards. Each original ATLS phantom unit that is held by a New Atlas allocated employee, a non-employee director of ATLS or APL, or a former employee, and that is outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, become fully vested and be cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the original ATLS phantom unit award.

ATLS Equity Awards Held by ATLS Employees

Adjusted ATLS Options. Each vested adjusted ATLS option that is held by an employee of ATLS following the Spin-Off (whom we refer to as “ATLS allocated employees”) and that is outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, be cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the adjusted ATLS option, net of the applicable exercise price.

Each unvested adjusted ATLS option that is held by an ATLS allocated employee and outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, be cancelled and converted into the right to receive (net of the applicable exercise price): (1) the ATLS Cash Consideration in respect of each ATLS common unit underlying the adjusted ATLS option and (2) a TRC restricted stock award with respect to a number of shares of TRC common stock (rounded down to the nearest whole share) equal to the product of (a) the number of ATLS common units underlying the adjusted ATLS option, multiplied by (b) the ATLS Stock Consideration. Each TRC restricted stock award will settle in TRC common stock upon vesting.

Any adjusted ATLS option that has an exercise price that is greater than or equal to the cash value of the ATLS Merger Consideration will be cancelled for no consideration.

Original ATLS Phantom Unit Awards. Each original ATLS phantom unit award that is held by an ATLS allocated employee and outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, be cancelled and converted into the right to receive: (1) the ATLS Cash Consideration in respect of each ATLS common unit underlying the original ATLS phantom unit award and (2) a TRC restricted stock award with respect to a number of shares of TRC common stock (rounded to the nearest whole share) equal to the product of (a) the number of ATLS common units underlying the original ATLS phantom unit award, multiplied by (b) the ATLS Stock Consideration. Each TRC restricted stock award will settle in TRC common stock upon vesting.

Treatment of APL Equity Awards

APL Phantom Unit Awards Held by New Atlas Allocated Employees

Each APL phantom unit award that is outstanding immediately prior to the APL Effective Time and held by a New Atlas allocated employee, a non-employee director of ATLS or APL, or a former employee will, as of the APL Effective Time, become fully vested and be cancelled and converted into the right to receive the APL Merger Consideration in respect of each APL common unit underlying the APL phantom unit award.

APL Phantom Unit Awards Held by ATLS Allocated Employees

Each APL phantom unit award that is outstanding immediately prior to the APL Effective Time and held by an ATLS allocated employee will, as of the APL Effective Time, be cancelled and converted into the right to receive: (1) the APL Cash Consideration in respect of each APL common unit underlying the APL phantom unit award and (2) a TRP phantom unit award with respect to a number of TRP units (rounded to the nearest whole unit) equal to the product of (a) number of APL common units underlying the APL phantom unit award, multiplied by (b) the APL Unit Consideration. Each TRP phantom unit award will settle in TRP units upon vesting.

APL Special Meeting

Where and when: The APL special meeting will take place at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103 on             , 2015 at 10:00 A.M., local time.

What you are being asked to vote on: At the APL special meeting, APL unitholders will vote on the APL Merger proposal and the APL compensation proposal. APL unitholders also may be asked to consider other matters as may properly come before the meeting. At this time, APL knows of no other matters that will be presented for the consideration of its unitholders at the meeting.

Who may vote: You may vote at the APL special meeting if you owned APL common units at the close of business on the record date,                 , 2015. On that date, there were                     APL common units outstanding. You may cast one vote for each outstanding APL common unit that you owned on the record date.

What vote is needed: Approval of the APL Merger proposal requires the affirmative vote of a majority of the outstanding APL common units entitled to vote thereon. Approval, on an advisory, non-binding basis, of the APL compensation proposal requires the affirmative vote of a majority of the outstanding APL common units entitled to vote and represented in person or by proxy at the APL special meeting. Abstentions will have the same effect as votes against the APL Merger proposal and the APL compensation proposal. Failures to vote and broker non-votes (if any) will have the same effect as votes against the APL Merger proposal and will have no effect on the APL compensation proposal. The vote on the APL compensation proposal is a vote separate and apart from the APL Merger proposal. Accordingly, you may vote to approve the APL Merger proposal and vote not to approve the APL compensation proposal and vice versa. Because the vote on the APL compensation proposal is advisory in nature only, it will not be binding on APL or TRP.

All of the directors and executive officers of APL beneficially own, in the aggregate, approximately     % of the outstanding APL common units as of the record date. Pursuant to voting and support agreements with TRP, certain directors and executive officers of APL have agreed to vote any APL common units beneficially owned by them in favor of the APL Merger proposal. The APL unitholders party to the voting and support agreements beneficially own, in the aggregate, approximately     % of the outstanding APL common units as of the record date. In addition, we believe that the directors and executive officers of APL who are not party to voting and support agreements will vote in favor of adopting the APL Merger proposal. We also believe that the directors and executive officers of APL will vote in favor of adopting the APL compensation proposal.

Recommendation to the APL Unitholders and the ATLS GP Board’s Reasons for the ATLS Merger

The APL GP Board designated and appointed Tony A. Banks, Martin Rudolph and Curtis D. Clifford to serve on the APL GP Conflicts Committee for the purpose of evaluating, reviewing and negotiating specified strategic alternatives involving APL, including the APL Merger and the APL Merger Agreement, and making a recommendation to the APL GP Board with respect to any such strategic alternatives. On October 12, 2014, the APL GP Conflicts Committee unanimously (i) determined that the APL Merger Agreement is advisable and in the best interests of APL and the APL unitholders other than APL GP, ATLS and their respective affiliates; (ii) approved the APL Merger Agreement and the transactions contemplated thereby; and (iii) recommended approval of the APL Merger Agreement to the APL GP Board.

After considering such recommendation, the APL GP Board (other than Edward Cohen and Jonathan Cohen, who recused themselves) (i) determined that the APL Merger and the other transactions contemplated by the APL Merger Agreement are advisable and in the best interests of APL and the APL unitholders, (ii) approved and adopted the APL Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend the approval of the APL Merger Agreement and the transactions contemplated thereby, including the APL Merger, by the APL unitholders at a special meeting to be held to approve the APL Merger. Accordingly, the APL GP Board recommends that the APL unitholders vote FOR the APL Merger proposal and FOR the APL compensation proposal.

In considering the recommendation of the APL GP Board, APL unitholders should be aware that some of APL’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, the interests they may have as unitholders. See “The Transactions—Interests of Certain Persons in the Transactions.”

Opinion of the APL GP Conflicts Committee’s Financial Advisor

Stifel, Nicolaus & Company, Incorporated (“Stifel”) delivered its opinion, as financial advisor, to the APL GP Conflicts Committee on October 12, 2014 that, as of the date of the opinion and based upon and subject to the factors, considerations, qualifications, limitations and assumptions set forth therein, the APL Merger Consideration to be received by holders of APL common units (other than APL GP, ATLS and their respective affiliates) in the APL Merger pursuant to the APL Merger Agreement was fair to such holders from a financial point of view.

The full text of the written opinion of Stifel, dated October 12, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. APL unitholders should read the opinion in its entirety, as well as the sections of this proxy statement/prospectus entitled “The Transactions—Opinion of the APL GP Conflicts Committee’s Financial Advisor” and “The Transactions—Background of the Atlas Mergers.” Stifel provided its opinion for the information and assistance of the APL GP Conflicts Committee in connection with the APL GP Conflicts Committee’s consideration of the APL Merger. Stifel addressed its opinion to the APL GP Conflicts Committee, and its opinion does not constitute a recommendation to any APL unitholder as to how such unitholder should vote at the special meeting with respect to the APL Merger or as to any other action that a unitholder should take with respect to the APL Merger.

Interests of Certain Persons in the Transactions

In considering the recommendation of the APL GP Conflicts Committee with respect to the APL Merger Agreement, APL unitholders should be aware that some of APL’s managers and executive officers have interests in the transaction that are different from, or in addition to, the interests of APL’s unitholders generally, including, among others:

•	The ATLS Merger Agreement provides for the full or partial vesting of all outstanding ATLS equity awards in connection with the ATLS Merger.

•	The APL Merger Agreement provides for the partial or full vesting and cancellation of outstanding APL phantom unit awards in connection with the APL Merger.

•	Certain of APL’s executive officers are parties to employment agreements with ATLS that provide for severance benefits and accelerated vesting of ATLS, APL, and ARP equity awards in the event of qualifying terminations of employment, which, with respect to certain such executive officers, will be deemed to have occurred connection with the Transactions.

•	APL’s managers and executive officers are entitled to continued indemnification and insurance coverage under the APL Merger Agreement.

•	The ATLS Merger Agreement permits ATLS, at any time prior to the consummation of the Transactions, to pay each employee, including APL’s executive officers, a cash bonus in respect of the full 2014 calendar year, subject to a cap of 1.5 times the target level in the aggregate for all employees.

•	As described in the section entitled “The Transactions—Interests of Certain Persons in the Transactions—Treatment of ATLS Equity Awards—Treatment of New Atlas Equity Awards,” all New Atlas options and phantom unit awards will be settled in cash, subject to a specified aggregate cap amount. If the cap is exceeded, then any amounts payable to holders of New Atlas equity awards in excess of the cap will be settled in New Atlas common units. If the cap is not exceeded, then any excess available cash will be distributed to the holders of New Atlas phantom unit awards on a pro rata basis.

•	APL is permitted to establish a cash-based retention program in an aggregate amount no greater than $10 million for ATLS allocated employees identified by the Executive Committee of ATLS (or its designee). Awards under the program will vest on the closing date of the APL Merger, subject to the award recipient’s continued employment through that date.

These interests are discussed in more detail in the section entitled “The Transactions—Interests of Certain Persons in the Transaction.” The APL GP Conflicts Committee and the APL GP Board was aware of these different or additional interests, and considered them along with other matters in approving the APL Merger Agreement and the Transactions.

The Transaction Agreements

The APL Merger Agreement

Conditions to Consummation of the APL Merger

The obligations of TRP and APL to effect the APL Merger are subject to the satisfaction or waiver (if waiver is permitted by applicable law) of the following conditions:

•	APL shall have received the APL unitholder approval (as defined under “The Transaction Agreements—The APL Merger Agreement—Conditions to Consummation of the APL Merger”);

•	the APL Regulatory Approval Conditions (as defined under “The Transaction Agreements—The APL Merger Agreement—Conditions to Consummation of the APL Merger”) shall have been satisfied;

•	the registration statement, of which this proxy statement/prospectus forms a part, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the TRP common units to be issued in the APL Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

•	all of the conditions set forth in the ATLS Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the ATLS Merger Agreement and the condition relating to the consummation of the APL Merger), and the ATLS Merger shall have been consummated; and

•	TRC and TRP GP shall have executed and delivered to TRP the IDR Giveback Amendment (as defined under “The Transaction Agreements—IDR Giveback Amendment”), to be effective as of the APL Effective Time.

The obligations of APL to effect the APL Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of TRP in the APL Merger Agreement shall be true and correct as of the date of the APL Merger Agreement and as of the closing date of the APL Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Transaction Agreements—The APL Merger Agreement—Conditions to Consummation of the APL Merger”;

•	TRP and MLP Merger Sub shall have performed, in all material respects, all agreements and covenants required to be performed by them under the APL Merger Agreement prior to the APL Effective Time;

•	the Additional APL Conditions (as defined under “The Transaction Agreements—The APL Merger Agreement—Conditions to Consummation of the APL Merger”) shall have been satisfied; and

•	APL shall have received from Wachtell, Lipton, Rosen & Katz, tax counsel to APL, a written opinion dated as of the closing date of the APL Merger as to certain tax matters.

The obligations of TRP to effect the APL Merger are subject to the satisfaction or waiver of the following additional conditions, at or prior to the closing:

•	the representations and warranties of APL in the APL Merger Agreement shall be true and correct as of the date of the APL Merger Agreement and as of the closing date of the APL Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Transaction Agreements—The APL Merger Agreement—Conditions to Consummation of the APL Merger”;

•	APL and APL GP shall have performed, in all material respects, all agreements and covenants required to be performed by them under the APL Merger Agreement prior to the APL Effective Time;

•	the Additional TRP Conditions (as defined under “The Transaction Agreements—The APL Merger Agreement—Conditions to Consummation of the APL Merger”) shall have been satisfied; and

•	TRP shall have received from Vinson & Elkins LLP, tax counsel to TRP, a written opinion dated as of the closing date of the APL Merger as to certain tax matters.

No Solicitation by APL of Alternative Proposals

The APL Merger Agreement contains detailed provisions prohibiting APL GP and APL from seeking an alternative proposal to the APL Merger (as defined under “The Transaction Agreements—The APL Merger Agreement—No Solicitation by APL of Alternative Proposals”). Under these “no solicitation” provisions, neither APL GP nor APL will, and each of APL and APL GP will cause APL’s subsidiaries not to, and use reasonable best efforts to cause its and the subsidiaries’ officers, directors, managers, members, employees and other representatives not to, directly or indirectly,

•	initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, any alternative proposal, or

•	enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information regarding APL GP, APL or their subsidiaries with respect to, or that could reasonably be expected to lead to, or in connection with or for the purpose of encouraging or facilitating, any alternative proposal.

In addition, the APL Merger Agreement requires that APL GP and APL will, and will use reasonable best efforts to cause its and its subsidiaries’ representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (other than APL entities and their respective representatives) conducted on or prior to October 13, 2014 with respect to any alternative proposal (which, for this purpose, need not have been an unsolicited proposal) and request of each such person that executed a confidentiality agreement with APL with respect to any alternative proposal (which, for this purpose, need not have been an unsolicited proposal) in the six months prior to October 13, 2014 and is in possession of confidential information about APL GP, APL or any of their subsidiaries, the return or destruction of all such confidential information in accordance with the terms of the confidentiality agreement with such person.

Notwithstanding these restrictions, the APL Merger Agreement provides that, at any time prior to APL unitholders voting in favor of adopting the APL Merger Agreement, if APL receives an alternative proposal that was not solicited after the execution of the APL Merger Agreement, that the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) believes is bona fide and that did not result from a violation of the no solicitation restrictions described above, and (after consultation with its financial advisors and outside legal counsel) the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) determines in good faith that such alternative proposal could result in a superior proposal (as defined under “The Transaction Agreements—The APL Merger Agreement—No Solicitation by APL of Alternative Proposals”), APL may (A) furnish information, including non-public information, with respect to it and its subsidiaries to, and afford access to the business, properties, books and records of APL and its subsidiaries, to the person making such alternative proposal and such person’s representatives and (B) enter into and participate in discussions or negotiations with the person making such alternative proposal and its representatives (which was not solicited after the execution of the APL Merger Agreement and that did not result from a violation of the no solicitation restrictions described above), provided that APL comply with certain provisions of the APL Merger Agreement as described under “The Transaction Agreements—The APL Merger Agreement—No Solicitation by APL of Alternative Proposals.”

Change in APL GP Board Recommendation

The APL Merger Agreement generally provides that, subject to certain exceptions described below, neither the APL GP Board nor the APL GP Conflicts Committee will effect a APL change in recommendation (as defined under “The Transaction Agreements—The APL Merger Agreement—Change in APL GP Board Recommendation”). Notwithstanding anything in the APL Merger Agreement to the contrary, if (i) APL receives a written, unsolicited alternative proposal (and such proposal is not withdrawn) that the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) believes is bona fide, (ii) such alternative proposal did not result, directly or indirectly, from a violation of the no solicitation provisions described above and (iii) the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) determines, after consultation with its financial advisors and outside legal counsel, that such alternative proposal constitutes a superior proposal, then the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) may at any time prior to obtaining the APL unitholder approval, effect an APL change in recommendation; provided, however, that the APL GP Board may not take such action pursuant to the foregoing unless unless it complies with certain provisions of the APL Merger Agreement as described under “The Transaction Agreements—The APL Merger Agreement—Change in APL GP Board Recommendation.”

Other than in connection with an alternative proposal, the APL Merger Agreement also permits the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) to make an APL change in recommendation in response to an APL intervening event (as defined under “The Transaction Agreements—The APL Merger Agreement—Change in APL GP Board Recommendation”) at any time prior to obtaining the approval of the APL unitholders of the APL Merger Agreement, but only if it complies with certain provisions of the APL Merger Agreement as described under “The Transaction Agreements—The APL Merger Agreement—Change in APL GP Board Recommendation.”

Termination of the APL Merger Agreement

Either TRP or APL may terminate the APL Merger Agreement at any time prior to the closing:

•	by mutual written consent;

•	if there is in effect a final and nonappealable order of a governmental authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the APL Merger Agreement (unless such right to terminate is due, in whole or in part, to the failure of the terminating party to perform any of its obligations under the APL Merger Agreement);

•	if the closing of the APL Merger has not occurred on or before June 30, 2015 (as it may be extended, the “outside date”) (unless such failure of the closing to occur is due to the failure of the terminating party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such party prior to the closing); provided that if all the conditions to closing of the APL Merger, other than the APL Regulatory Approval Conditions, shall have been satisfied or be capable of being satisfied as of the outside date, either TRP or APL may extend the outside date up to August 31, 2015;

•	if the APL special meeting has concluded and the APL unitholder approval has not been obtained; or

•	if the ATLS Merger Agreement is terminated.

In addition, TRP may terminate the APL Merger Agreement:

•	if an APL change in recommendation shall have occurred prior to the APL unitholder approval; or

•	if an APL terminable breach has occurred (as defined under “The Transaction Agreements—The APL Merger Agreement—Termination of the APL Merger Agreement”); provided that TRP shall not have the right to terminate the APL Merger Agreement pursuant to an APL terminable breach if TRP is then in material breach of any of its representations, warranties, covenants or agreements set forth in the APL Merger Agreement.

In addition, APL may terminate the APL Merger Agreement if a TRP terminable breach has occurred (as defined under “The Transaction Agreements—The APL Merger Agreement—Termination of the APL Merger

Agreement”); provided that APL shall not have the right to terminate the APL Merger Agreement pursuant to a TRP terminable breach if APL is then in material breach of any of its representations, warranties, covenants or agreements set forth in the APL Merger Agreement.

Termination Fees and Expenses

The APL Merger Agreement provides for certain termination rights for both APL and TRP, including provisions permitting either APL or TRP to terminate the APL Merger Agreement upon the termination of the ATLS Merger Agreement. The APL Merger Agreement further provides that upon termination of the APL Merger Agreement under certain circumstances, APL or TRP, as applicable, will be obligated to pay the other party one of the following (depending on circumstances of termination): (1) a termination fee of $122.9 million, (2) a payment in respect of the other parties’ expenses of $20.45 million or (3) or fifty percent (50%) of such termination fee.

The ATLS Merger Agreement

Conditions to Consummation of the ATLS Merger

The obligations of TRC and ATLS to effect the APL Merger are subject to the satisfaction or waiver (if waiver is permitted by applicable law) of the following conditions:

•	ATLS shall have received the ATLS unitholder approval (as defined under “The Transaction Agreements—The ATLS Merger Agreement—Conditions to Consummation of the ATLS Merger”);

•	TRC shall have received the TRC stockholder approval (as defined under “The Transaction Agreements—The ATLS Merger Agreement—Conditions to Consummation of the ATLS Merger”);

•	the ATLS Regulatory Approval Conditions (as defined under “The Transaction Agreements—The ATLS Merger Agreement—Conditions to Consummation of the ATLS Merger”) shall have been satisfied;

•	the registration statement filed by TRC with the SEC in connection with the issuance of the TRC shares to be issued in the ATLS Merger shall have become effective under the Securities Act and shall not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the TRC shares to be issued in the ATLS Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

•	all of the conditions set forth in the APL Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the APL Merger Agreement and the condition relating to the consummation of the ATLS Merger) and the parties thereto shall be ready, willing and able to consummate the APL Merger substantially concurrently with the ATLS Merger;

•	the Spin-Off shall have been consummated in compliance in all material respects with the terms and conditions set forth in the Separation Agreement (after giving effect to any valid amendments or waivers); and

•	any indebtedness outstanding under the ATLS credit agreements shall have been repaid as of the ATLS Effective Time.

The obligations of ATLS to effect the ATLS Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of TRC in the ATLS Merger Agreement shall be true and correct as of October 13, 2014 and as of the closing date of the ATLS Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Transaction Agreements—The ATLS Merger Agreement—Conditions to Consummation of the ATLS Merger”;

•	TRC and GP Merger Sub shall have performed, in all material respects, all agreements and covenants required to be performed by them under the ATLS Merger Agreement prior to the ATLS Effective Time; and

•	the Additional ATLS Conditions (as defined below under “The Transaction Agreements—The ATLS Merger Agreement—Conditions to Consummation of the ATLS Merger”) shall have been satisfied.

The obligations of TRC to effect the ATLS Merger are subject to the satisfaction or waiver of the following additional conditions, at or prior to the closing:

•	the representations and warranties of ATLS in the ATLS Merger Agreement shall be true and correct as of October 13, 2014 and as of the closing date of the ATLS Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Transaction Agreements—The ATLS Merger Agreement—Conditions to Consummation of the ATLS Merger”;

•	ATLS and ATLS GP shall have performed, in all material respects, all agreements and covenants required to be performed by them under the ATLS Merger Agreement prior to the ATLS Effective Time; and

•	the Additional TRC Conditions (as defined below under “The Transaction Agreements—The ATLS Merger Agreement—Conditions to Consummation of the ATLS Merger”) shall have been satisfied.

No Solicitation by ATLS of Alternative Proposals

The ATLS Merger Agreement contains detailed provisions prohibiting ATLS GP and ATLS from seeking an alternative proposal to the ATLS Merger (as defined under “The Transaction Agreements—The ATLS Merger Agreement—No Solicitation by ATLS of Alternative Proposals”). Under these “no solicitation” provisions, neither ATLS GP nor ATLS will, and each of ATLS and ATLS GP will cause ATLS’s subsidiaries and the New Atlas Companies not to, and use reasonable best efforts to cause its and the subsidiaries’ and New Atlas Companies’ officers, directors, managers, members, employees and other representatives not to, directly or indirectly,

•	initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, any alternative proposal, or

•	enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information regarding ATLS GP, ATLS or their subsidiaries with respect to, or that could reasonably be expected to lead to, or in connection with or for the purpose of encouraging or facilitating, any alternative proposal.

In addition, the ATLS Merger Agreement requires that ATLS GP and ATLS will, and will use reasonable best efforts to cause its and its subsidiaries’ and the New Atlas Companies’ representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (other than Targa entities and their respective representatives) conducted on or prior to October 13, 2014 with respect to any alternative proposal (which, for this purpose, need not have been an unsolicited proposal) and request of each such person that executed a confidentiality agreement with ATLS with respect to any alternative proposal (which, for this purpose, need not have been an unsolicited proposal) in the six months prior to October 13, 2014 and is in possession of confidential information about ATLS GP, ATLS or any of their subsidiaries, the return or destruction of all such confidential information in accordance with the terms of the confidentiality agreement with such person.

Notwithstanding these restrictions, the ATLS Merger Agreement provides that, at any time prior to ATLS unitholders voting in favor of adopting the ATLS Merger Agreement, if ATLS or ATLS GP receives an alternative proposal that was not solicited after the execution of the ATLS Merger Agreement, that the ATLS GP Board believes is bona fide and that did not result from a violation of the no solicitation restrictions described above, and (after consultation with its financial advisors and outside legal counsel) the ATLS GP Board determines in good faith that such alternative proposal could result in a superior proposal (as defined under “The Transaction Agreements—The ATLS Merger Agreement—No Solicitation by ATLS of Alternative Proposals”), ATLS may (A) furnish information, including non-public information, with respect to it and its subsidiaries, and afford access to the business, properties, books and records of ATLS and its subsidiaries, to the person making such alternative proposal and such person’s representatives and (B) enter into and participate in discussions or negotiations with the person making such alternative proposal and its representatives, provided that ATLS comply with certain provisions of the ATLS Merger Agreement as described under “The Transaction Agreements—The ATLS Merger Agreement—No Solicitation by ATLS of Alternative Proposals.”

Change in ATLS GP Board Recommendation; Termination for Superior Proposal

The ATLS Merger Agreement generally provides that, subject to the exceptions described below, the ATLS GP Board will not effect a ATLS change in recommendation (as defined under “The Transaction Agreements—The ATLS Merger Agreement—Change in ATLS GP Board Recommendation”). Notwithstanding anything in the ATLS Merger Agreement to the contrary, if (i) ATLS receives a written, unsolicited alternative proposal (and such proposal is not withdrawn) that the ATLS GP Board believes is bona fide, (ii) such alternative proposal did not result, directly or indirectly, from a violation of the no solicitation provisions described above and (iii) the ATLS GP Board determines, after consultation with its financial advisors and outside legal counsel, that such alternative proposal constitutes a superior proposal, then the ATLS GP Board may at any time prior to obtaining the ATLS unitholder approval, effect an ATLS change in recommendation or terminate the ATLS Merger Agreement to enter into a definitive agreement in respect of the superior proposal; provided, however, that the ATLS GP Board may not take such action pursuant to the foregoing unless it complies with certain provisions of the ATLS Merger Agreement as described under “The Transaction Agreements—The ATLS Merger Agreement—Change in ATLS GP Board Recommendation.”

Other than in connection with an alternative proposal, the ATLS Merger Agreement also permits the ATLS GP Board to make an ATLS change in recommendation in response to an ATLS intervening event (as defined under “The Transaction Agreements—The ATLS Merger Agreement—Change in ATLS GP Board Recommendation”) at any time prior to obtaining the approval of the ATLS unitholders of the ATLS Merger Agreement, but only if it complies with certain provisions of the ATLS Merger Agreement as described under “The Transaction Agreements—The ATLS Merger Agreement—Change in ATLS GP Board Recommendation.”

Change in TRC Board Recommendation

The ATLS Merger Agreement generally provides that the TRC Board will not effect a TRC change in recommendation (as defined under “The Transaction Agreements—The ATLS Merger Agreement—Change in TRC Board Recommendation”).

Notwithstanding anything in the ATLS Merger Agreement to the contrary, the ATLS Merger Agreement permits the TRC Board to make a TRC change in recommendation in response to a TRC intervening event (as defined under “The Transaction Agreements—The ATLS Merger Agreement—Change in TRC Board Recommendation”) at any time prior to obtaining the approval of the ATLS unitholders of the ATLS Merger Agreement, but only if TRC complies with certain requirements set forth under “The Transaction Agreements—The ATLS Merger Agreement—Change in TRC Board Recommendation.”

Termination of the ATLS Merger Agreement

Either TRC or ATLS may terminate the ATLS Merger Agreement at any time prior to the closing:

•	by mutual written consent;

•	if there is in effect a final and nonappealable order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the ATLS Merger Agreement (unless such order is due, in whole or in part, to the failure of the terminating party to perform any of its obligations under the ATLS Merger Agreement);

•	if the closing of the ATLS Merger has not occurred on or before the outside date (unless such failure of the closing to occur is due to the failure of the terminating party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such party prior to the closing); provided that if all the conditions to closing of the ATLS Merger, other than the ATLS Regulatory Approval Conditions, shall have been satisfied or be capable of being satisfied as of the outside date, either TRC or ATLS may extend the outside date up to August 31, 2015;

•	if the ATLS special meeting has concluded and the ATLS unitholder approval has not been obtained;

•	if the TRC special meeting has concluded and the TRC stockholder approval has not been obtained; or

•	if the APL Merger Agreement is terminated.

In addition, TRC may terminate the ATLS Merger Agreement:

•	if an ATLS change in recommendation shall have occurred prior to the ATLS unitholder approval; or

•	if an ATLS terminable breach has occurred (as defined under “The Transaction Agreements—The ATLS Merger Agreement—Termination of the ATLS Merger Agreement”); provided that TRC shall not have the right to terminate the ATLS Merger Agreement pursuant to an ATLS terminable breach if ATLS is then in material breach of any of its representations, warranties, covenants or agreements set forth in the ATLS Merger Agreement.

In addition, ATLS may terminate the ATLS Merger Agreement:

•	if a TRC terminable breach has occurred (as defined under “The Transaction Agreements—The ATLS Merger Agreement—Termination of the ATLS Merger Agreement”); provided that ATLS shall not have the right to terminate the ATLS Merger Agreement pursuant to a TRC terminable breach if ATLS is then in material breach of any of its representations, warranties, covenants or agreements set forth in the ATLS Merger Agreement;

•	if a TRC change in recommendation has occurred prior to the TRC stockholder approval; or

•	prior to obtaining ATLS unitholder approval, to enter into a definitive agreement with respect to any superior proposal, provided that ATLS concurrently with such termination pay to TRC the termination fee (as described below).

Termination Fees and Expenses

The ATLS Merger Agreement provides for certain termination rights for both ATLS and TRC, including provisions permitting either ATLS or TRC to terminate the ATLS Merger Agreement upon the termination of the APL Merger Agreement. The ATLS Merger Agreement further provides that upon termination of the ATLS Merger Agreement under certain circumstances, ATLS or TRC, as applicable, will be obligated to pay the other party one of the following (depending on circumstances of termination): (1) a termination fee of $53.4 million, (2) a payment in respect of the other party’s expenses of $17.8 million, or (3) fifty percent (50%) of such termination fee or expense payment.

Voting Agreements

APL Merger Voting Agreements

In connection with the parties’ entry into the APL Merger Agreement, TRP entered into voting and support agreements, dated October 13, 2014, with certain directors and executive officers of APL pursuant to which such directors and executive officers of APL have agreed to vote any APL common units beneficially owned by them in favor of approving and adopting the APL Merger Agreement and approving the APL Merger. The APL unitholders party to the voting and support agreements beneficially own, in the aggregate, approximately     % of the outstanding APL common units as of the record date.

ATLS Merger Voting Agreements

In connection with the parties’ entry into the ATLS Merger Agreement, TRC entered into voting and support agreements, dated October 13, 2014, with certain directors and executive officers of ATLS pursuant to which such directors and executive officers of ATLS have agreed to vote any ATLS common units beneficially owned by them in favor of the APL Merger proposal. The ATLS unitholders party to the voting and support agreements beneficially own, in the aggregate, approximately     % of the outstanding ATLS common units as of the record date.

In addition, ATLS entered into voting and support agreements, dated October 13, 2013, with the executive officers of TRC pursuant to which such executive officers of TRC have agreed to vote any TRC shares beneficially owned by them in favor of approving and adopting the issuance of TRC common stock in connection with the ATLS Merger. The TRC stockholders party to the voting and support agreements beneficially own, in the aggregate, approximately    % of the outstanding TRC shares as of the record date.

Separation Agreement

Subject to the terms and conditions set forth in the ATLS Merger Agreement, ATLS has agreed that, prior to the closing of the ATLS Merger, it will enter into the Separation Agreement, in substantially the form attached to the ATLS Merger Agreement, pursuant to which ATLS will transfer its assets and liabilities other than those related to its “Atlas Pipeline Partners” segment to New Atlas and, immediately prior to the ATLS Merger, effect a pro rata distribution to the ATLS unitholders of New Atlas common units representing a 100% interest in New Atlas. The Separation Agreement sets forth New Atlas’s agreements with ATLS regarding the principal actions to be taken in connection with these transactions and other agreements that will govern aspects of New Atlas’s relationship with ATLS following the Spin-Off. New Atlas has filed a registration statement on Form 10, including an information statement, with the SEC in connection with the Spin-Off. For a more detailed description of the Separation Agreement, please refer to the Form 10.

Employee Matters Agreement

ATLS has agreed that, prior to the closing of the ATLS Merger, it will enter into the Employee Matters Agreement, in substantially the form attached the Separation Agreement, to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The Employee Matters Agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of New Atlas and ATLS.

Unless otherwise specified, ATLS will be responsible for liabilities associated with ATLS allocated employees and New Atlas will be responsible for liabilities associated with New Atlas allocated employees.

IDR Giveback Amendment

Pursuant to the APL Merger Agreement, TRC has agreed to cause TRP GP to enter into an amendment to the TRP partnership agreement, which we refer to as the IDR Giveback Amendment, in substantially the form attached to the APL Merger Agreement, in order to reduce aggregate distributions to TRC, as the holder of TRP’s IDRs, by (a) $9,375,000 per quarter during the first four quarters following the APL Effective Time, (b) $6,250,000 per quarter for the next four quarters, (c) $2,500,000 per quarter for the next four quarters and (d) $1,250,000 per quarter for the next four quarters, with the amount of such reductions to be distributed pro rata to the holders of TRP outstanding common units.

GP Contribution Agreement

To facilitate the Atlas Mergers, TRC and TRP will enter into a contribution agreement whereby, immediately prior to the APL Merger, but following the ATLS Merger, TRC will contribute to TRP (or cause to be contributed to TRP) all of the interests of APL GP in exchange for a special general partner interest in TRP representing capital account credit equal to the fair market value of APL GP. This new partnership interest will not be entitled to current distributions or allocations of net income or net loss, and will have no voting rights or other rights except for the limited right to receive deductions attributable to the contribution of APL GP. The general partner of TRP will effect an amendment to the TRP partnership agreement to reflect the issuance of this new special general partner interest.

Reimbursement Letter

In connection with their entry into the ATLS Merger Agreement and the APL Merger Agreement, ATLS and APL entered into a letter agreement, dated October 13, 2014, providing that, in certain circumstances, ATLS or APL will reimburse the other for $17.8 million of the termination fee payable by such party relating to a termination of the APL Merger Agreement or ATLS Merger Agreement, as applicable, because the other merger agreement is terminated:

•	If the APL Merger Agreement is terminated because the ATLS Merger Agreement has been terminated under certain specified circumstances and APL is required to pay a “termination fee” of $61.45 million under the APL Merger Agreement, ATLS shall, concurrent with the payment of such “termination fee” by APL, pay to APL a cash amount equal to $17.8 million.

•	If the ATLS Merger Agreement is terminated because the APL Merger Agreement has been terminated under certain specified circumstances and ATLS is required to pay a “termination fee” of $26.7 million under the ATLS Merger Agreement, APL shall, concurrent with the payment of such “termination fee” by ATLS, pay to ATLS a cash amount equal to $17.8 million.

Notwithstanding the foregoing, neither ATLS nor APL shall be obligated to make payments pursuant to the letter agreement in excess of $17.8 million in the aggregate.

Non-Competition Agreements

In connection with entering into the ATLS Merger Agreement and the APL Merger Agreement, TRC and TRP entered into a confidentiality, non-competition and non-solicitation agreement with each of Edward E. Cohen, Jonathan Z. Cohen, and Eugene N. Dubay. Each such agreement generally requires that, for a period of

18 months following the completion of the Atlas Mergers, such person refrain from engaging in the following activities in certain geographic areas: (1) engaging in certain activities related to the midstream businesses in certain geographic areas, (2) soliciting for employment or hiring individuals employed by the Midstream Companies, subject to certain exceptions, and (3) causing, soliciting or knowingly encouraging certain business relations of the Midstream Companies to cease doing business with the Midstream Companies.

Material U.S. Federal Income Tax Consequences of the APL Merger

Tax matters associated with the APL Merger are complicated. The U.S. federal income tax consequences of the APL Merger to an APL common unitholder will depend, in part, on such unitholder’s own personal tax situation. The tax discussions contained herein focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their APL common units as capital assets and acquired their APL common units in exchange for cash, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. APL common unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the APL Merger that will be applicable to them.

In connection with the APL Merger, APL expects to receive an opinion from Wachtell, Lipton, Rosen & Katz to the effect that (i) except to the extent of the APL Cash Consideration and any cash received in lieu of fractional common units of TRP, APL will not recognize any income or gain as a result of the APL Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); and (ii) except to the extent of the APL Cash Consideration and any cash received in lieu of fractional common units of TRP, a holder of APL common units who acquired his units in exchange for cash will not recognize any income or gain as a result of the APL Merger (other than any gain resulting from actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code.

In connection with the APL Merger, TRP expects to receive an opinion from Vinson & Elkins L.L.P. to the effect that (i) TRP will not recognize any income or gain as a result of the APL Merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code; (ii) a holder of TRP common units will not recognize any gain or loss as a result of the APL Merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code; and (iii) at least 90% of the combined gross income of each of TRP and APL for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service (“IRS”) and no assurance can be given that the IRS would not successfully assert a contrary position regarding the APL Merger and the opinions of counsel. In addition, such opinions will be based upon certain factual assumptions, representations, warranties and covenants made by the officers of TRP, TRC, APL, ATLS and any of their respective affiliates. Please read “Material U.S. Federal Income Tax Consequences of the APL Merger” for a more complete discussion of the U.S. federal income tax consequences of the APL Merger.

Other Information Related to the Transactions

No Appraisal Rights

The APL unitholders are not entitled to appraisal rights in connection with the APL Merger under applicable law or contractual appraisal rights under the APL partnership agreement or the APL Merger Agreement.

Antitrust and Regulatory Matters

Under the HSR Act, certain transactions, including the Atlas Mergers, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and all statutory waiting period requirements under the HSR Act have been satisfied. On October 24, 2014, TRP and APL filed the requisite notification and report forms under the HSR Act with the DOJ and FTC. On November 4, 2014, TRP and APL received notice of early termination of the waiting period under the HSR Act. The ATLS Merger is not separately reportable under the HSR Act.

Listing of TRP Common Units to be Issued in the APL Merger; Delisting and Deregistration of APL Common Units

TRP expects to obtain approval to list, on the NYSE, the TRP common units to be issued pursuant to the APL Merger Agreement, which approval is a condition to the APL Merger. Upon completion of the APL Merger, APL common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment of the Atlas Mergers

In conformity with accounting principles generally accepted in the United States and in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805—Business Combinations, TRC and TRP will account for the ATLS Merger and the APL Merger, respectively, as an acquisition of a business.

Pending Litigation

Between October and December 2014, five public unitholders of APL filed putative class action lawsuits against APL, ATLS, APL GP, its managers, TRC, TRP, TRP GP and MLP Merger Sub. In October and November 2014, two public unitholders of ATLS filed putative class action lawsuits against ATLS, ATLS GP, its managers, TRC and GP Merger Sub. The plaintiffs allege a variety of causes of action challenging the Atlas Mergers. Targa and Atlas cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can Targa or Atlas predict the amount of time and expense that will be required to resolve these lawsuits. Targa, Atlas and the other defendants named in these lawsuits intend to defend vigorously against these and any other actions.

Comparison of the Rights of TRP Unitholders and APL Unitholders

APL unitholders will own TRP common units following the completion of the APL Merger, and their rights associated with those TRP common units will be governed by the TRP partnership agreement, which differs in a number of respects from the APL partnership agreement, and the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”).

Summary of Risk Factors

You should consider carefully all the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the Atlas Mergers and the related transactions, Targa’s business, TRP common units and risks resulting from TRP’s organizational structure are described under the caption “Risk Factors” beginning on page 39 of this proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

•	The Atlas Mergers are subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Atlas Mergers, or significant delays in completing the Atlas Mergers, could negatively affect each party’s future business and financial results.

•	Because the exchange ratio is fixed and because the market price of TRP common units will fluctuate prior to the consummation of the APL Merger, APL unitholders cannot be sure of the market value of the TRP common units they will receive as merger consideration relative to the value of APL common units they exchange.

•	If the APL Merger is approved by APL unitholders, the date that those unitholders will receive the APL Merger Consideration is uncertain.

•	Failure to successfully combine Targa’s business with the business of Atlas in the expected time frame may adversely affect the future results of the combined entities.

•	APL is subject to provisions that limit its ability to pursue alternatives to the APL Merger, could discourage a potential competing acquirer of APL from making a favorable alternative transaction proposal and, in specified circumstances under the APL Merger Agreement, would require APL to pay a termination fee to TRP or to make a payment in respect of TRP’s expenses.

•	APL and TRP are subject to provisions under the APL Merger Agreement that, in specified circumstances, could require APL to pay a termination fee of up to $122.9 million to TRP and, in circumstances in which the ATLS Merger Agreement is terminated due to the termination of the APL Merger Agreement for specified reasons, TRP to pay a termination fee of $61.45 million to APL, or require APL or TRP to make a payment in respect of other party’s expenses of $20.45 million.

•	Certain directors and executive officers of APL have interests in the Atlas Mergers that are different from, or in addition to, the interests of APL unitholders generally, which could have influenced their decision to support or approve the Atlas Mergers.

•	No ruling has been obtained with respect to the U.S. federal income tax consequences of the APL Merger.

•	The expected U.S. federal income tax consequences of the APL Merger are dependent upon TRP and APL being treated as partnerships for U.S. federal income tax purposes.

•	TRP’s tax treatment depends on its status as a partnership for federal income tax purposes, as well as its not being subject to a material amount of entity-level taxation by individual states or local entities. If the IRS were to treat TRP as a corporation or if TRP were to become subject to a material amount of entity-level taxation for state or local tax purposes, it would substantially reduce the amount of cash available for payment for distributions on TRP’s common units.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRP

The following selected historical consolidated financial data as of and for the nine months ended September 30, 2014 and September 30, 2013 are derived from TRP’s unaudited consolidated financial statements and as of and for each of the years ended December 31, 2013, 2012, 2011, 2010, and 2009 are derived from TRP’s audited consolidated financial statements. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in TRP’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” You should not assume the results of operations for any past period indicate results for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
Targa Resources Partners LP	2014	2013	2013	2012	2011	2010	2009
	(in millions, except per unit data)
Statement of operations and cash flow data:
Revenues (1)	$6,583.7	$4,210.5	$6,314.9	$5,676.9	$6,835.8	$5,381.9	$4,438.3
Income from operations	$485.1	$230.4	$377.2	$342.9	$354.9	$217.4	$194.9
Net income	$390.5	$143.0	$258.6	$203.2	$245.5	$134.0	$7.2
Net income attributable to limited partners	$251.4	$48.8	$126.0	$107.9	$166.5	$65.2	$44.2
Net income per limited partner unit – basic	$2.21	$0.47	$1.19	$1.20	$1.98	$0.92	$0.86
Net income per limited partner unit – diluted	$2.20	$0.47	$1.19	$1.20	$1.98	$0.92	$0.86
Distributions declared per common unit	$2.34	$2.15	$2.89	$2.61	$2.31	$2.13	$2.07
Capital expenditures and business acquisitions	$533.8	$727.1	$1,034.5	$1,612.9	$490.0	$145.2	$89.5

Balance sheet data (at end of period):
Total assets	$6,417.2	$5,648.0	$5,971.4	$5,025.7	$3,658.0	$3,186.4	$3,152.7
Long-term allocated debt	—	—	—	—	—	—	151.8
Long-term affiliate debt	—	—	—	—	—	—	764.8
Long-term debt	$3,045.2	$2,797.9	$2,905.3	$2,393.3	$1,477.7	$1,445.4	$908.4
Total owners’ equity	$2,491.4	$2,082.0	$2,218.4	$1,860.1	$1,361.7	$1,049.1	$728.3

(1)	Revision of Previously Reported Revenues and Product Purchases:

During the third quarter of 2014, TRP concluded that certain prior period buy-sell transactions related to the marketing of NGL products were incorrectly reported on a gross basis as Revenues and Product Purchases in its previous Consolidated Statements of Operations. Generally accepted accounting principles require that such transactions that involve purchases and sales of inventory with the same counterparty that are legally contingent or in contemplation of one another be reported as a single transaction on a combined net basis.

TRP concluded that these misclassifications were not material to any of the periods affected. However, TRP has revised previously reported revenues and product purchases to correctly report NGL buy-sell transactions on a net basis. Accordingly, Revenues and Product Purchases reported in TRP’s Form 10-K filed on February 14, 2014 will be reduced by equal amounts as presented in the following tables. There is no impact on previously reported net income, cash flows, financial position or other profitability measures.

Revenue footnote table	Year Ended December 31,
	2013	2012	2011	2010	2009
	(in millions)
As Reported:
Revenues	6,556.2	5,883.6	6,987.1	5,467.0	4,510.2
Product Purchases	5,378.5	4,878.9	6,039.0	4,695.7	3,799.3
Effect of Revisions:
Revenues	(241.3)	(206.7)	(151.3)	(85.1)	(71.9)
Product Purchases	(241.3)	(206.7)	(151.3)	(85.1)	(71.9)
As Revised:
Revenues	6,314.9	5,676.9	6,835.8	5,381.9	4,438.3
Product Purchases	5,137.2	4,672.2	5,887.7	4,610.6	3,727.4

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF APL

The following selected historical consolidated financial data as of and for the nine months ended September 30, 2014 and September 30, 2013 are derived from APL’s unaudited consolidated financial statements and as of and for each of the years ended December 31, 2013, 2012, 2011, 2010, and 2009 are derived from APL’s audited consolidated financial statements. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in APL’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” You should not assume the results of operations for any past period indicate results for any future period.

	Nine Months Ended September 30,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands, except per unit data)
Statement of operations data:
Revenues:
Natural gas and liquids sales	$2,004,567	$1,410,797	$1,959,144	$1,137,261	$1,268,195	$890,048	$636,231
Transportation, processing and other(1)	143,058	116,756	165,177	66,722	43,799	41,093	59,075
Derivative gain (loss), net	9,117	(9,493)	(28,764)	31,940	(20,452)	(5,945)	(35,815)
Other income, net	18,400	8,661	11,292	10,097	11,192	10,392	13,114

Total revenues	2,175,142	1,526,721	2,106,849	1,246,020	1,302,734	935,588	672,605

Costs and expenses:
Natural gas and liquids cost of sales	1,742,801	1,213,320	1,690,382	927,946	1,047,025	720,215	527,730
Operating expenses	81,948	71,435	94,527	62,098	55,519	49,731	52,223
General and administrative(2)	54,430	44,231	60,856	47,206	36,357	34,021	37,280
Other expenses	16	19,585	20,005	15,069	1,040	—	—
Depreciation and amortization	148,632	127,921	168,617	90,029	77,435	74,897	75,684
Interest	69,275	65,614	89,637	41,760	31,603	87,273	101,309

Total costs and expenses	2,097,102	1,542,106	2,124,024	1,184,108	1,248,979	966,137	794,226

Equity income (loss) in joint ventures	(10,464)	(314)	(4,736)	6,323	5,025	4,920	4,043
Gain (loss) on asset sales and disposal(3)	47,829	(1,519)	(1,519)	—	256,272	(10,729)	108,947
Goodwill and other asset impairment loss	—	—	(43,866)	—	—	—	(10,325)
Loss on early extinguishment of debt	—	(26,601)	(26,601)	—	(19,574)	(4,359)	(2,478)

Income (loss) from continuing operations before tax	115,405	(43,819)	(93,897)	68,235	295,478	(40,717)	(21,434)
Income tax (benefit) expense	(1,519)	(854)	(2,260)	176	—	—	—

Income (loss) from continuing operations	116,924	(42,965)	(91,637)	68,059	295,478	(40,717)	(21,434)
Income (loss) from discontinued operations net of tax	—	—	—	—	(81)	321,155	84,148

Net income (loss)	116,924	(42,965)	(91,637)	68,059	295,397	280,438	62,714
(Income) loss attributable to non-controlling interests(4)	(10,456)	(4,693)	(6,975)	(6,010)	(6,200)	(4,738)	(3,176)
Preferred unit imputed dividend effect	(34,134)	(18,107)	(29,485)	—	—	—	—
Preferred unit dividends in kind	(31,533)	(14,413)	(23,583)	—	—	—	—
Preferred unit dividends	(5,624)	—	—	—	(389)	(780)	(900)

Net income (loss) attributable to common limited partners and the General Partner	$35,177	$(80,178)	$(151,680)	$62,049	$288,808	$274,920	$58,638

	Nine Months Ended September 30,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands, except per unit data)
Allocation of net income (loss) attributable to:
Common limited partner interest:
Continuing operations	$17,118	$(90,990)	$(165,923)	$52,391	$281,449	$(45,347)	$(24,997)
Discontinued operations	—	—	—	—	(79)	315,021	82,457

	17,118	(90,990)	(165,923)	52,391	281,370	269,674	57,460

General Partner interest:
Continuing operations	$18,059	$10,812	$14,243	$9,658	$7,440	$(888)	$(513)
Discontinued operations	—	—	—	—	(2)	6,134	1,691

	$18,059	$10,812	$14,243	$9,658	$7,438	$5,246	$1,178

Net income (loss) attributable to:
Continuing operations	$35,177	$(80,178)	$(151,680)	$62,049	$288,889	$(46,235)	$(25,510)
Discontinued operations	—	—	—	—	(81)	321,155	84,148

	$35,177	$(80,178)	$(151,680)	$62,049	$288,808	$274,920	$58,638

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$0.18	$(1.25)	$(2.23)	$0.95	$5.22	$(0.85)	$(0.52)
Discontinued operations	—	—	—	—	—	5.92	1.71

	$0.18	$(1.25)	$(2.23)	$0.95	$5.22	$5.07	$1.19

Diluted(5):
Continuing operations	$0.18	$(1.25)	$(2.23)	$0.95	$5.22	$(0.85)	$(0.52)
Discontinued operations	—	—	—	—	—	5.92	1.71

	$0.18	$(1.25)	$(2.23)	$0.95	$5.22	$5.07	$1.19

Balance sheet data (at period end):
Property, plant and equipment, net	$3,132,810	$2,715,361	$2,724,192	$2,200,381	$1,567,828	$1,341,002	$1,327,704
Total assets	4,638,412	4,373,595	4,327,845	3,065,638	1,930,812	1,764,848	2,137,963
Total debt, including current portion	1,754,367	1,655,652	1,707,310	1,179,918	524,140	565,974	1,254,183
Total equity	2,466,931	2,314,668	2,259,905	1,606,408	1,236,228	1,041,647	723,527
Cash flow data:
Net cash provided by (used in):
Operating activities	$234,161	$151,121	$210,844	$174,638	$102,867	$106,427	$55,853
Investing activities	(350,089)	(1,338,149)	(1,443,083)	(1,006,641)	67,763	594,753	241,123
Financing activities	117,750	1,194,069	1,233,755	835,233	(170,626)	(702,037)	(297,400)
Maintenance capital expenditures	(18,297)	(14,119)	(21,919)	(19,021)	(18,247)	(10,921)	(3,750)
Expansion capital expenditures	(454,850)	(313,742)	(428,641)	(354,512)	(227,179)	(35,715)	(106,524)

(1)	Includes transportation, processing and other fees for affiliates.
(2)

Includes non-cash compensation (income) expense of $19.3 million, $13.8 million, $19.3 million, $11.6 million, $3.3 million, $3.5 million and $0.7 million for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively; and includes compensation reimbursement to affiliates.
(3)	Represents the gain on sale of assets to Laurel Mountain in 2009 and the gain on sale of our 49% non-controlling interest in Laurel Mountain in 2011.
(4)	Represents Anadarko Petroleum Corporation’s (“Anadarko” – NYSE:APC) non-controlling interest in the operating results of the West OK and WestTX systems and MarkWest Oklahoma Gas Company, LLC’s (“MarkWest”) non-controlling interest in Centrahoma.
(5)	For the nine months ended September 30, 2013, net loss attributable to common limited partners’ ownership interest in not allocated to approximately 1,160,000 weighted average phantom units, because the contractual terms of the phantom units as participating securities do not require the holders to share in the losses of the entity. For the nine months ended September 30, 2013, net loss attributable to common limited partners’ ownership interest is not allocated to approximately 7,560,000 weighted average Class D Preferred Units, respectively, because the contractual terms of the Class D Preferred Units as participating securities do not require the holders to share in the losses of the entity. For the years ended December 31, 2013, 2010 and 2009, approximately 1,240,000, 300,000 and 82,000 phantom units, respectively, were excluded from the computation of diluted earnings attributable to common limited partners per unit because the inclusion of such phantom units would have been anti-dilutive. For the year ended December 31, 2013, approximately 9,110,000 Class D Preferred Units were excluded from the computation of diluted earnings attributable to common limited partners per unit because the inclusion of such units would have been anti-dilutive. For the years ended December 31, 2010 and 2009, approximately 75,000 and 100,000 unit options, respectively, were excluded from the computation of diluted earnings attributable to common limited partners per unit because the inclusion of such unit options would have been anti-dilutive. For the year ended December 31, 2009, potential common limited partner units issuable upon exercise of our warrants were excluded from the computation of diluted net loss attributable to common limited partners per unit as the impact of the conversion would have been anti-dilutive.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected unaudited pro forma condensed combined financial information for TRP after giving effect to the APL Merger. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page F-1.

Targa Resources Partners LP	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Pro Forma Income and Pro Forma Cash Flow Data:
Revenues	$8,758.8	$8,421.7
Income from operations	$613.0	$373.5
Net income	$444.0	$141.5
Net income (loss) attributable to limited partners	$312.1	$42.0

Net income (loss) available per common unit
Net income (loss) per unit - basic	$1.83	$0.27
Net income (loss) per unit - diluted	$1.82	$0.27
Distributions declared per common unit	$2.40	$3.03
Capital expenditures and business acquisitions	$1,006.9	$1,485.1

Pro Forma Balance Sheet Data (at end of period):
Total assets	$13,132.3
Long-term debt	$5,120.3
Total owners’ equity	$6,677.6

COMPARATIVE PER UNIT INFORMATION

The following table sets forth (i) historical per unit information of TRP, (ii) the unaudited pro forma per unit information of TRP after giving pro forma effect to the proposed APL Merger and the transactions contemplated thereby, including TRP’s issuance of 0.5846 of a TRP common unit for each outstanding APL common unit (other than certain common units held by TRP or APL or their wholly owned subsidiaries, which will be cancelled) and (iii) the historical and equivalent pro forma per unit information for APL.

You should read this information in conjunction with (i) the summary historical financial information included elsewhere in this proxy statement/prospectus, (ii) the historical consolidated financial statements of APL and TRP and related notes that are incorporated by reference in this proxy statement/prospectus and (iii) the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma per unit information does not purport to represent what the actual results of operations of APL and TRP would have been had the proposed APL Merger been completed in another period or to project APL’s or TRP’s results of operations that may be achieved if the proposed APL Merger is completed.

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Historical—TRP
Income from continuing operations per unit—basic	$2.21	$1.19
Income from continuing operations per unit—diluted	$2.20	$1.19
Distributions per unit declared for the period	$2.34	$2.89
Book value per unit(a)	$20.09	$18.49
Historical—APL
Income from continuing operations per unit—basic and diluted	$0.18	$(2.23)
Distributions per unit declared for the period	$1.89	$2.45
Book value per unit(a)	$22.93	$23.31
Pro forma combined—TRP
Income from continuing operations per unit—basic (b)	$1.83	$0.27
Income from continuing operations per unit—diluted(b)	$1.82	$0.27
Distributions per unit declared for the period(c)	$2.40	$3.03
Book value per unit(d)	$36.41
Equivalent pro forma combined—APL(e)
Income from continuing operations per unit—basic	$1.07	$0.16
Income from continuing operations per unit—diluted	$1.06	$0.16
Distributions per unit declared for the period	$1.40	$1.75
Book value per unit	$21.29

(a)	The historical book value per unit was calculated as follows (in millions, except per unit amounts):

	Nine Months Ended September 30, 2014
	TRP	APL
Equity or capital, as applicable, before noncontrolling interests	$2,326.7	$2,390.7
Divided by: Number of units outstanding as of end of period	115.8	104.3

Book value per unit	$20.09	$22.93

	Year Ended December 31, 2013
	TRP	APL
Equity or capital, as applicable, before noncontrolling interests	$2,057.8	$2,200.6
Divided by: Number of units outstanding as of end of period	111.3	94.4

Book value per unit	$18.49	$23.31

(b)	Amounts are from the unaudited pro forma condensed combined financial statements included under “Unaudited Pro Forma Combined Financial Statements.”
(c)	The pro forma combined—TRP distributions declared amounts were calculated as follows (in millions, except per unit amounts):

	Nine Months Ended September 30, 2014
	TRP	APL	Total
Declared distributions for the period to the public (historical)	$269.0	$155.9	$424.9
Divided by: Pro forma combined number of units outstanding as of date of record			176.8

Distributions per unit declared for the period (pro forma)			$2.40

	Year Ended December 31, 2013
	TRP	APL	Total
Declared distributions, as applicable, for the period to the public (historical)	$310.9	$192.8	$503.7
Divided by: Pro forma combined number of units outstanding as of date of record			166.5

Distributions per unit declared for the period (pro forma)			$3.03

(d)	The pro forma combined—TRP, book value per unit was calculated as follows (in millions, except per unit amounts):

As of September 30, 2014
Equity before noncontrolling interests	$6,436.7
Divided by: Pro forma combined number of units outstanding	176.8

Book value per unit	$36.41

(e)	Equivalent pro forma amounts are calculated by multiplying pro forma combined TRP amounts by the exchange ratio of 0.5846 of a TRP common unit for each APL unit. In addition, APL unitholders will receive approximately $127.2 million in cash in total.

MARKET PRICES AND DISTRIBUTION AND DIVIDEND INFORMATION

TRP common units are traded on the NYSE under the ticker symbol “NGLS,” and the APL common units are traded on the NYSE under the ticker symbol “APL.” The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for TRP common units and APL common units, on the NYSE composite tape, as well as information concerning quarterly cash distributions declared and paid on those units. The sales prices are as reported in published financial sources.

	TRP common units			APL common units
	High	Low	Distribution (1)(2)	High	Low	Distribution (1)(2)
2012
First Quarter	$43.48	$37.47	$0.6225	$40.89	$34.78	$0.56
Second Quarter	$45.42	$32.68	$0.6425	$36.04	$27.32	$0.56
Third Quarter	$43.50	$35.56	$0.6625	$36.09	$30.55	$0.57
Fourth Quarter	$44.75	$34.39	$0.6800	$36.10	$29.53	$0.58
2013
First Quarter	$46.25	$37.59	$0.6975	$34.82	$31.55	$0.59
Second Quarter	$50.87	$43.52	$0.7150	$39.94	$33.05	$0.62
Third Quarter	$54.13	$47.57	$0.7325	$40.06	$35.07	$0.62
Fourth Quarter	$54.25	$48.09	$0.7475	$40.02	$32.50	$0.62
2014
First Quarter	$56.94	$49.66	$0.7625	$35.62	$28.88	$0.62
Second Quarter	$83.49	$57.02	$0.7800	$34.58	$30.55	$0.63
Third Quarter	$74.51	$63.87	$0.7975	$37.93	$32.16	$0.64
Fourth Quarter	$73.20	$40.17		$37.96	$22.36
2015
First Quarter (through January 16, 2015)	$49.76	$39.05		$28.45	$22.08

(1)	Represents cash distributions per share of TRP common stock or APL common unit declared with respect to the quarter presented and paid in the following quarter.
(2)	Cash distributions with respect to the fourth quarter of 2014 and the first quarter of 2015 have not been declared or paid.

The last reported sale price of APL common units on the NYSE on October 10, 2014, the last trading day before TRP announced the execution of the APL Merger Agreement, was $33.62. The last reported sale price of TRP common units on the NYSE on October 10, 2014, the last trading day before TRP announced the execution of the APL Merger Agreement, was $63.98. The last reported sale price of APL common units on the NYSE on             , 2015, the latest practicable trading day prior to the printing of this proxy statement/prospectus, was $            . The last reported sale price of TRP common units on the NYSE on             , 2015, the latest practicable trading day prior to the printing of this proxy statement/prospectus, was $            .

As of             , 2015, the record date for the APL special meeting, TRP had              common units outstanding held by approximately          holders of record. TRP’s partnership agreement requires it to distribute all of its “available cash,” as defined in its partnership agreement, within 45 days after the end of each quarter. The payment of quarterly cash distributions by TRP in the future, therefore, will depend on the amount of its “available cash” at the end of each quarter.

As of             , 2015, the record date for the APL special meeting, APL had              common units outstanding held by approximately          holders of record. APL’s partnership agreement requires it to distribute all of its “available cash,” as defined in its partnership agreement, within 45 days after the end of each quarter. The payment of quarterly cash distributions by ATLS in the future will depend on the amount of its “available cash” at the end of each quarter.

TRC shares are traded on the NYSE under the ticker symbol “TRGP,” and the ATLS common units are traded on the NYSE under the ticker symbol “ATLS.” The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for TRC shares and ATLS common units, on the NYSE composite tape, as well as information concerning quarterly cash dividends declared paid on the TRC shares and cash distributions declared and paid on the ATLS common units. The sales prices are as reported in published financial sources.

	TRC shares			ATLS common units
	High	Low	Dividend (1)(2)	High	Low	Distribution (1)(2)
2012
First Quarter	$48.28	$38.70	$0.36500	$35.40	$23.51	$0.25
Second Quarter	$49.91	$39.89	$0.39375	$39.35	$27.83	$0.25
Third Quarter	$51.43	$41.46	$0.42250	$36.75	$31.15	$0.27
Fourth Quarter	$53.38	$45.74	$0.45750	$36.57	$31.15	$0.30
2013
First Quarter	$68.42	$54.31	$0.49500	$44.56	$34.74	$0.31
Second Quarter	$69.43	$60.01	$0.53250	$53.60	$43.13	$0.44
Third Quarter	$74.94	$64.40	$0.57000	$55.70	$44.80	$0.46
Fourth Quarter	$89.74	$72.24	$0.60750	$55.89	$41.79	$0.46
2014
First Quarter	$99.20	$84.17	$0.64750	$48.78	$40.13	$0.46
Second Quarter	$160.97	$99.30	$0.69000	$45.70	$38.27	$0.49
Third Quarter	$145.00	$126.42	$0.73250	$48.47	$41.51	$0.52
Fourth Quarter	$139.99	$88.01		$43.94	$25.24
2015
First Quarter (through January 16, 2015)	$107.93	$82.09		$32.03	$24.96

(1)	Represents cash dividends per share of TRC common stock or cash distributions per ATLS common unit declared with respect to the quarter presented and paid in the following quarter.
(2)	Cash dividends on TRC common stock and cash distributions on ATLS common units with respect to the fourth quarter of 2014 and the first quarter of 2015 have not been declared or paid.

The last reported sale price of ATLS common units on the NYSE on October 10, 2014, the last trading day before TRC announced the execution of the ATLS Merger Agreement, was $32.41. The last reported sale price of TRC shares on the NYSE on October 10, 2014, the last trading day before TRC announced the execution of the ATLS Merger Agreement, was $121.65. The last reported sale price of ATLS common units on the NYSE on             , 2015, the latest practicable trading day prior to the printing of this proxy statement/prospectus, was $            . The last reported sale price of TRC shares on the NYSE on            , 2015, the latest practicable trading day prior to the printing of this proxy statement/prospectus, was $            .

As of             , 2015, the record date for the TRC special meeting, TRC had             shares outstanding held by approximately         holders of record. TRC intends to pay to its stockholders, on a quarterly basis, dividends equal to the cash it receives from its TRP distributions, less reserves for expenses, future dividends and other uses of cash. If TRP is successful in implementing its business strategy and increasing distributions to its partners, TRC would generally expect to increase dividends to its stockholders, although the timing and amount of any such increased dividends may not necessarily be comparable to any increased TRP distributions. TRC cannot guarantee that any dividends will be declared or paid in the future.

As of             , 2015, the record date for the ATLS special meeting, ATLS had         common units outstanding held by approximately         holders of record. The ATLS partnership agreement requires it to distribute all of its “available cash,” as defined in its partnership agreement, within 50 days after the end of each quarter. The payment of quarterly cash distributions by ATLS in the future will depend on the amount of its “available cash” at the end of each quarter.

RISK FACTORS

The Atlas Mergers are subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Atlas Mergers, or significant delays in completing the Atlas Mergers, could negatively affect each party’s future business and financial results.

The completion of the Atlas Mergers is subject to a number of conditions, and each of the Atlas Mergers and the Spin-Off is contingent on one another. The completion of the Atlas Mergers is not assured and is subject to risks, including the risk that approval of TRC’s stock issuance by TRC stockholders in connection with the ATLS Merger or the approval of the Atlas Mergers by the unitholders of APL and ATLS, as applicable, is not obtained or that other closing conditions are not satisfied. If the Atlas Mergers are not completed, or if there are significant delays in completing the Atlas Mergers, Targa’s future business and financial results could be negatively affected, and each of the parties will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the Atlas Merger Agreements;

•	there may be negative reactions from the financial markets due to the fact that current prices of Targa and Atlas equity may reflect a market assumption that the Atlas Mergers will be completed; and

•	the attention of Targa management and the Atlas management will have been diverted to the Atlas Mergers rather than their own operations and pursuit of other opportunities that could have been beneficial to Targa’s and Atlas’s business.

For additional information on the Spin-Off or New Atlas, please read New Atlas’s registration statement on Form 10 and related information statement.

Because the exchange ratio is fixed and because the market price of TRP common units will fluctuate prior to the consummation of the APL Merger, APL unitholders cannot be sure of the market value of the TRP common units they will receive as merger consideration relative to the value of APL common units they exchange.

The market value of the consideration that APL unitholders will receive in the APL Merger will depend on the trading price of the TRP common units at the closing of the APL Merger. The exchange ratio that determines the number of TRP common units that APL unitholders will receive in the APL Merger is fixed. This means that there is no mechanism contained in the APL Merger Agreement that would adjust the number of TRP common units that APL unitholders will receive based on any decreases or increases in the trading price of TRP common units. Unit price changes may result from a variety of factors (many of which are beyond TRP’s and APL’s control), including:

•	changes in TRP’s business, operations and prospects;

•	changes in market assessments of TRP’s business, operations and prospects;

•	interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of TRP common units; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which TRP operates.

If the price of TRP common units at the closing of the APL Merger is less than the price of TRP common units on the date that the APL Merger Agreement was signed, then the market value of the consideration received by APL unitholders will be less than contemplated at the time the APL Merger Agreement was signed.

If the APL Merger is approved by APL unitholders, the date that those unitholders will receive the APL Merger Consideration is uncertain.

As described in this proxy statement/prospectus, completing the proposed APL Merger is subject to several conditions, not all of which are controllable by TRP or APL. Accordingly, if the proposed APL Merger is approved by APL unitholders, the date that those unitholders will receive APL Merger Consideration depends on the completion date of the APL Merger, which is uncertain.

Targa and Atlas may have difficulty attracting, motivating and retaining employees in light of the Atlas Mergers.

The success of the combined entities after the Atlas Mergers will depend in part upon the ability of Targa and Atlas to retain their respective key employees. Key employees may depart either before or after the Atlas Mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain following the Atlas Mergers. Accordingly, no assurance can be given that the combined entities will be able to retain key employees to the same extent as in the past.

Targa and Atlas are subject to business uncertainties and contractual restrictions while the Atlas Mergers are pending, which could adversely affect each party’s business and operations.

In connection with the Atlas Mergers, it is possible that some customers, suppliers and other persons with whom Targa or Atlas have business relationships may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with Targa or Atlas as a result of the Atlas Mergers, which could negatively affect the respective revenues, earnings and cash available for distribution of Targa and Atlas, regardless of whether the Atlas Mergers are completed.

Under the terms of the Atlas Merger Agreements, each of Targa and Atlas is subject to certain restrictions on the conduct of its business prior to completing the Atlas Mergers, which may adversely affect Targa’s and Atlas’ ability to execute certain of Targa’s and Atlas’s business strategies. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the Atlas Mergers. Furthermore, the process of planning to integrate the businesses and organizations for the post-merger period can divert management attention and resources and could ultimately have an adverse effect on each party.

Targa and Atlas will incur substantial transaction-related costs in connection with the Atlas Mergers.

Targa and Atlas expect to incur substantial expenses in connection with completing the Atlas Mergers and integrating the businesses, operations, networks, systems, technologies, policies and procedures of Atlas and Targa. There are a large number of systems that must be integrated, including billing, management information, purchasing, accounting and finance, sales, payroll and benefits, fixed assets, lease administration and regulatory compliance, and there are a number of factors beyond Targa’s and Atlas’s control that could affect the total amount or the timing of integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the Atlas Mergers could, particularly in the near term, exceed any savings that the combined entities might otherwise realize from the elimination of duplicative expenses and the realization of economies of scale related to the integration of the businesses following the completion of the Atlas Mergers.

Failure to successfully combine Targa’s business with the business of Atlas in the expected time frame may adversely affect the future results of the combined entities.

The success of the Atlas Mergers will depend, in part, on Targa’s ability to realize the anticipated benefits and synergies from combining Targa’s business with the business of Atlas. To realize these anticipated benefits, the businesses must be successfully integrated. If the combined entities are not able to achieve these objectives, or are not able to achieve these objectives on a timely basis, the anticipated benefits of the Atlas Mergers may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Atlas Mergers.

If TRP successfully completes the APL Merger, it may not be able to fund a change of control offer for all of APL’s outstanding 6.625% Senior Notes due 2020, 5.875% Senior Notes due 2023 and 4.75% Senior Note due 2021 (collectively, the “APL Notes”).

If TRP successfully completes the APL Merger, APL will be required under each of the indentures for the APL Notes to offer to purchase, within 90 days of the APL Merger, all outstanding APL Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. The aggregate principal amount of the outstanding APL Notes is currently $1.55 billion. Apart from borrowings under TRP’s $1.2 billion senior secured revolving credit facility and cash on hand, TRP has no available funds that TRP could provide to APL to purchase the APL Notes, and TRP anticipates that APL would not have sufficient cash on hand for that purpose. Consequently, TRP cannot assure you that it would have sufficient funds available, or that TRP would be permitted by its senior secured revolving credit facility or other debt instruments, to provide to APL sufficient funds to fulfill its obligation to purchase all APL Notes that may be tendered to it for purchase following the APL Merger.

APL is subject to provisions that limit its ability to pursue alternatives to the APL Merger, could discourage a potential competing acquirer of APL from making a favorable alternative transaction proposal and, in specified circumstances under the APL Merger Agreement, would require APL to pay a termination fee to TRP or to make a payment in respect of TRP’s expenses.

Under the APL Merger Agreement, there are restrictions on the ability of APL to enter into alternative transactions. Unless and until the APL Merger Agreement is terminated, subject to specified exceptions (which are discussed in more detail in “The Transaction Agreements—The APL Merger Agreement—Termination of the APL Merger Agreement”), APL is restricted from initiating, soliciting, knowingly encouraging or knowingly facilitating any inquiry, proposal or offer for a competing acquisition proposal. Under the APL Merger Agreement, in the event of a potential change by the APL GP Board of its recommendation with respect to the proposed APL Merger in light of a superior proposal, APL must provide TRP with 72 hours’ notice to allow TRP to propose an adjustment to the terms of the APL Merger Agreement. In addition, if the APL Merger Agreement is terminated by TRP as a result of a change in recommendation by the APL GP Board, it must pay TRP a termination fee of $122.9 million. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of APL from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the merger consideration, or might result in a potential competing acquirer of APL proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances. For a discussion of the restrictions on APL’s soliciting or entering into a takeover proposal or alternative transaction and the APL GP Board’s ability to change its recommendation, see “The Transaction Agreements—The APL Merger Agreement—No Solicitation by APL of Alternative Proposals” and “The Transaction Agreements—The APL Merger Agreement—Change in APL GP Board Recommendation.”

APL and TRP are subject to provisions under the APL Merger Agreement that, in specified circumstances, could require APL to pay a termination fee of up to $122.9 million to TRP and, in circumstances in which the ATLS Merger Agreement is terminated due to the termination of the APL Merger Agreement for specified reasons, APL or TRP to pay the other party a termination fee of $61.45 million or make a payment in respect of the other party’s expenses of $20.45 million.

If the APL Merger Agreement is terminated by TRP in certain situations, including by TRP due to an APL change in recommendation, APL will be required to the pay TRP a termination fee of $122.9 million, less any expense payments previously paid. Alternatively, APL and TRP will be required to pay a termination fee of

$61.45 million to the party or make a payment of $20.45 million in respect of the other party’s expenses in certain situations where the ATLS Merger Agreement has been terminated by ATLS or TRC. In addition, if the APL Merger Agreement is terminated and ATLS is obligated under the ATLS Merger Agreement to pay a termination fee to TRC, APL may, in certain specified circumstances, be obligated to reimburse ATLS for $17.8 million of such termination fee. See “The Transaction Agreements—The APL Merger Agreement— Termination of the APL Merger Agreement” and “The Transaction Agreements—The APL Merger Agreement—Expenses.” If such a termination fee and expenses are payable, the payment of this fee and expenses could have material and adverse consequences to the financial condition and operations of APL or TRP.

Certain directors and executive officers of APL have interests in the Atlas Mergers that are different from, or in addition to, the interests of APL unitholders generally, which could have influenced their decision to support or approve the Atlas Mergers.

Certain directors and executive officers of APL are parties to agreements or participants in other arrangements that give them interests in the Atlas Mergers that may be different from, or be in addition to, your interests as an APL unitholder. You should consider these interests in voting on the APL Merger proposal. These different interests are described in “The Transactions—Interests of Certain Persons in the Transactions.”

Financial projections by TRP and APL may not prove to be reflective of actual future results.

In connection with the APL Merger, TRP and APL prepared and considered, among other things, internal financial forecasts for APL and TRP, respectively. These financial projections include assumptions regarding future operating cash flows, expenditures, growth and distributable income of TRP and APL. They speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of TRP’s or APL’s businesses to achieve projected results, could have a material adverse effect on the price of TRP common units, financial position and ability to maintain or increase its distributions following the APL Merger.

The unaudited pro forma financial statements included in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined entity’s financial condition or results of operations following the APL Merger.

The unaudited pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of the financial condition or results of operations of the combined entity (TRP/APL) following the APL Merger for several reasons. The actual financial condition and results of operations of the combined entity following the APL Merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the financial condition or results of operations of the combined entity following the APL Merger. Any potential decline in the financial condition or results of operations of the combined entity may cause significant variations in the price of TRP common units after completion of the APL Merger. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Targa and Atlas are subject to litigation related to the Atlas Mergers.

Targa and Atlas are subject to litigation related to the Atlas Mergers. See “The Transactions—Pending Litigation.” It is possible that additional claims beyond those that have already been filed will be brought by the current plaintiffs or by others in an effort to enjoin the Atlas Mergers or seek monetary relief from Targa. Targa and Atlas cannot predict the outcome of these lawsuits, or others, nor can they predict the amount of time and expense that will be required to resolve the lawsuits. An unfavorable resolution of any such litigation surrounding the Atlas Mergers could delay or prevent their consummation. In addition, the costs defending the litigation, even if resolved in Targa’s or Atlas’s favor, could be substantial and such litigation could distract Targa and Atlas from pursuing the consummation of the Atlas Mergers and other potentially beneficial business opportunities.

Tax Risks Related to the APL Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences of the APL Merger” for a more complete discussion of the expected material U.S. federal income tax consequences of the APL Merger and “Material U.S. Federal Income Tax Consequences of TRP Common Unit Ownership” for a complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of TRP common units received in the APL Merger.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the APL Merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the APL Merger. Instead, TRP and APL are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the APL Merger, and counsel’s conclusions may not be sustained if challenged by the IRS. Please read “Material U.S. Federal Income Tax Consequences of the APL Merger.”

The expected U.S. federal income tax consequences of the APL Merger are dependent upon TRP and APL being treated as partnerships for U.S. federal income tax purposes.

The treatment of the APL Merger as nontaxable to holders of APL common units is dependent upon TRP and APL each being treated as a partnership for U.S. federal income tax purposes. If TRP or APL were treated as a corporation for U.S. federal income tax purposes, the consequences of the APL Merger would be materially different and the APL Merger would likely be a fully taxable transaction to a holder of APL common units.

APL unitholders could recognize taxable income or gain for U.S. federal income tax purposes, in certain circumstances, as a result of the APL Merger.

For U.S. federal income tax purposes, APL will be deemed to contribute all of its assets to TRP in exchange for the cash consideration, TRP common units, the assumption of APL’s liabilities and cash in lieu of fractional TRP common units, followed by a liquidation of APL in which TRP common units and cash are distributed to APL unitholders. The actual receipt of cash and the deemed receipt of cash by APL in the APL Merger could trigger gain to APL either because it would be treated as part of a sale or because it exceeds APL’s adjusted tax basis in its assets at the closing of the APL Merger, and any such gain would be allocated to the APL unitholders pursuant to the APL partnership agreement. The actual receipt of cash and the deemed receipt of cash by APL is expected to qualify for one or more exceptions to sale treatment and APL does not currently expect that it will recognize gain as a result of the deemed receipt of cash in the APL Merger exceeding its adjusted tax basis in its assets. Please read “Material U.S. Federal Income Tax Consequences of the APL Merger—Tax Consequences of the APL Merger to APL.” In addition, as a result of the APL Merger, holders of APL common units who receive TRP common units will become limited partners of TRP for U.S. federal income tax purposes and will be allocated a share of TRP’s nonrecourse liabilities. Each such APL unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such APL unitholder’s share of nonrecourse liabilities of APL immediately before the APL Merger over such APL unitholder’s share of nonrecourse liabilities of TRP immediately following the APL Merger. If the amount of cash actually received in the APL Merger plus any deemed cash distribution received by such APL unitholder exceeds the APL unitholder’s basis in his APL common units, such APL unitholder will recognize gain in an amount equal to such excess. While there can be no assurance, TRP and APL expect that most holders of APL common units will not recognize gain in this manner. The amount and effect of any gain that may be recognized by holders of APL common units will depend on such unitholder’s particular situation, including the ability of such unitholder to utilize any suspended passive losses. For additional information, please read “Material U.S. Federal Income Tax Consequences of the APL Merger—Tax Consequences of the APL Merger to APL Unitholders.”

A holder of APL common units may have a holding period for TRP common units received in the APL Merger that is shorter than such holder’s holding period in the surrendered APL common units.

As a result of the APL Merger, APL will be deemed to contribute its assets to TRP in exchange for the cash consideration, TRP common units, the assumption of APL’s liabilities, and cash in lieu of fractional TRP common units followed by a liquidation of APL in which TRP common units and cash are distributed to holders of APL common units. Such unitholders’ holding period in the TRP common units received in the APL Merger will not be determined by reference to their holding period in the surrendered APL common units. Instead, such unitholders’ holding period in the TRP common units received in the APL Merger that are attributable to APL’s capital assets or assets used in its business as defined in Section 1231 of the Code will include APL’s holding period in those assets. The holding period for TRP common units received by a holder of APL common units attributable to other assets of APL, such as inventory and receivables, will begin on the day following the APL Merger.

TRP’s tax treatment depends on its status as a partnership for federal income tax purposes, as well as its not being subject to a material amount of entity-level taxation by individual states or local entities. If the IRS were to treat TRP as a corporation or if TRP were to become subject to a material amount of entity-level taxation for state or local tax purposes, it would substantially reduce the amount of cash available for payment for distributions on TRP’s common units.

The anticipated after-tax economic benefit of an investment in TRP’s common units depends largely on TRP being treated as a partnership for U.S. federal income tax purposes. A publicly traded partnership such as TRP may be treated as a corporation for U.S. federal income tax purposes unless it satisfies a “qualifying income” requirement. Based on its current operations TRP believes that it satisfies the qualifying income requirement and will be treated as a partnership. Failing to meet the qualifying income requirement or a change in current law could cause TRP to be treated as a corporation for federal income tax purposes or otherwise subject TRP to taxation as an entity. TRP has not requested, and does not plan to request, a ruling from the IRS with respect to its treatment as a partnership for federal income tax purposes.

If TRP were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to TRP’s common unitholders would generally be taxed again as corporate distributions and no income, gains, losses, or deductions would flow through to unitholders. Because a tax would be imposed on TRP as a corporation, its cash available for distribution to its unitholders would be substantially reduced. Therefore, treatment of TRP as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to its unitholders likely causing a substantial reduction in the value of its units.

At the state level, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such tax on TRP by any such state will reduce the cash available for distribution to its unitholders.

The tax treatment of publicly traded partnerships or an investment in TRP’s common units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including TRP, or an investment in TRP’s common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which TRP relies for its treatment as a partnership for U.S. federal income tax purposes. TRP is unable to predict whether any of these changes or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in TRP’s common units. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes.

If the IRS contests the federal income tax positions TRP takes, the market for TRP’s common units may be adversely impacted, and the cost of any IRS contest will reduce TRP’s cash available for distribution.

The IRS may adopt positions that differ from the federal income tax positions TRP takes. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions TRP takes. A court may not agree with some or all of the positions it takes. Any contest with the IRS may materially and adversely impact the market for TRP’s common units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by TRP’s unitholders because the costs will reduce its cash available for distribution.

TRP unitholders may be required to pay taxes on their share of income even if they do not receive any cash distributions from TRP.

A TRP unitholder will be required to pay federal income taxes and, in some cases, state and local income taxes on his share of TRP’s taxable income, whether or not he receives cash distributions from TRP. TRP’s unitholders may not receive cash distributions from TRP equal to their share of our taxable income or even equal to the tax liability that results that income.

Tax gain or loss on the disposition of TRP common units could be more or less than expected.

If a unitholder sells his TRP common units, he will recognize a gain or loss equal to the difference between the amount realized and his tax basis in those common units. Because distributions in excess of a unitholder’s allocable share of TRP’s net taxable income decrease that unitholder’s tax basis in his common units, the amount, if any, of such prior excess distributions with respect to the units sold will, in effect, become taxable income to him if he sells such units at a price greater than his tax basis in those units, even if the price received is less than his original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of TRP’s nonrecourse liabilities, if a unitholder sells his common units, he may incur a tax liability in excess of the amount of cash he receives from the sale.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning TRP common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Allocations and/or distributions to non-U.S. persons will be subject to withholding taxes imposed at the highest effective tax rate applicable to such non-U.S. persons, and each non-U.S. person will be required to file United States federal tax returns and pay tax on their share of our taxable income. If a TRP unitholder is a tax-exempt entity or a non-U.S. person, he should consult his tax advisor before investing in TRP common units.

TRP will treat each purchaser of TRP common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because TRP cannot match transferors and transferees of our common units and because of other reasons, TRP will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to its unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of TRP’s common units and could have a negative impact on the value of TRP’s common units or result in audit adjustments to a unitholders’ tax returns.

TRP prorates its items of income, gain, loss and deduction between transferors and transferees of its units each month based upon the ownership of its units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among TRP’s unitholders.

TRP prorates its items of income, gain, loss and deduction between transferors and transferees of its units each month based upon the ownership of its units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. The U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. The proposed regulations do not, however, specifically authorize the use of the proration method TRP has adopted. If the IRS were to challenge its proration method or new Treasury Regulations were issued, TRP may be required to change the allocation of items of income, gain, loss and deduction among unitholders.

A TRP unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the federal income tax consequences of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of TRP’s income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

The sale or exchange of 50% or more of TRP’s capital and profits interests during any twelve-month period will result in the termination of TRP for federal income tax purposes.

TRP will be considered to have constructively terminated its partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest are counted only once. TRP’s termination would, among other things, result in the closing of its taxable year for all unitholders, which would result in TRP filing two tax returns (and its unitholders receiving two Schedules K-1) for one calendar year and could result in a deferral of depreciation deductions allowable in computing its taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of TRP’s taxable year may also result in more than twelve months of its taxable income or loss being includable in such unitholder’s taxable income for the year of termination. TRP’s termination currently would not affect its classification as a partnership for federal income tax purposes, but instead, it would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, TRP must make new tax elections and could be subject to penalties if it is unable to determine in a timely manner that a termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, the partnership may be permitted to provide only a single Schedule K-1 to its unitholders for the tax year in which the termination occurs.

TRP unitholders may be subject to state and local taxes and return filing requirements in jurisdictions where they do not live as a result of investing in TRP common units.

In addition to federal income taxes, TRP unitholders may be subject to return filing requirements and other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which TRP conducts business or owns property now or in the future, even if you do not live in any of those jurisdictions. Further, TRP unitholders may be subject to penalties for failure to comply with those return filing requirements. TRP currently conducts business and owns assets in many states. Several of these states currently impose a personal income tax on individuals, and all of these states impose an income tax on corporations and other entities. As TRP makes acquisitions or expands its business, it may conduct business or own assets in additional states that impose a personal income tax. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and some of the documents TRP and APL have incorporated herein by reference contain forward-looking statements within the meaning of Section 21E of the Exchange Act. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this proxy statement/prospectus or the documents incorporated herein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “will,” “believe,” “may,” “potential” and similar expressions and statements regarding TRP’s or APL’s plans and objectives for future operations, are intended to identify forward-looking statements. In particular, statements, express or implied, concerning future actions, operating results or the ability to generate revenue, income, cash flow or to make distributions are forward-looking statements. Although TRP, APL and APL GP believe that the expectations reflected in such forward-looking statements are reasonable, they cannot give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, TRP’s and/or APL’s actual results may vary materially from those anticipated, estimated, projected or expected.

For instance, although TRP and APL have signed a merger agreement, there is no assurance that they will complete the proposed APL Merger. The APL Merger Agreement will terminate if APL does not receive the necessary approval of its unitholders, and also may be terminated if any conditions to closing are not satisfied or if the APL Merger is not completed by the outside date. Other risks and uncertainties that may affect the APL Merger or actual results include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Atlas Merger Agreements;

•	the outcome of any legal proceedings that have been or may be instituted against TRC, TRP, ATLS, APL and others relating to the Atlas Merger Agreements;

•	the failure of the Transactions to close for any other reason;

•	the effect of the announcement of the Atlas Mergers or the Spin-Off on Targa’s and Atlas’s customer relationships, operating results and business generally;

•	the risks that the proposed transaction disrupts current plans and operations;

•	the amount of the costs, fees, expenses and charges related to the Atlas Mergers;

•	the failure to obtain the approval of TRC’s stock issuance in connection with the ATLS Merger by the stockholders of Targa and the approval of the Atlas Mergers by the unitholders of APL and ATLS, as applicable, and to satisfy the other conditions to the consummation of the Atlas Mergers;

•	the failure to integrate with Atlas successfully after consummation of the Atlas Mergers and to achieve anticipated benefits from the proposed transaction;

•	risks relating to any unforeseen liabilities of Atlas;

•	the failure to realize a lower long-term cost of capital, anticipated cost savings and other benefits of the proposed Atlas Mergers;

•	the demand for oil, natural gas, natural gas liquids and condensate;

•	the volatility of realized oil, natural gas and natural gas liquids prices;

•	the potential for additional impairment due to future declines in oil, natural gas and natural gas liquids prices;

•	the accuracy of estimated natural gas and oil reserves;

•	the ability to fulfill the substantial capital investment needs of APL;

•	the ability to retain key customers;

•	APL’s dependence on the gathering and transportation facilities of third parties;

•	potential incurrence of significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment;

•	uncertainties with respect to the success of drilling wells at identified drilling locations;

•	the conditions of the capital markets, interest rates, availability of credit facilities to support business requirements, liquidity and general economic conditions;

•	Targa’s and Atlas’s respective businesses and financial strategies;

•	technology;

•	cash flow, liquidity and financial position;

•	the timing and amount of future production of oil, natural gas and natural gas liquids;

•	operating expenses, general and administrative costs, and finding and development costs;

•	competition in the oil, natural gas and natural gas liquids industry;

•	weather and other natural phenomena;

•	governmental regulation of the oil and natural gas industry;

•	changes in laws and regulations and enforcement, particularly with regard to taxes, safety and protection of the environment;

•	the effect of legislation, regulatory initiatives and litigation related to climate change;

•	exposure to new and existing litigation;

•	strategic plans, objectives, expectations and intentions for future operations; and

•	other factors and uncertainties discussed in this proxy statement/prospectus and TRP’s and APL’s respective filings with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review carefully the risk factors described under “Risk Factors” in this proxy statement/prospectus and incorporated by reference into this document.

THE PARTIES

Targa Resources Corp.

Targa Resources Corp., or TRC, is a publicly traded Delaware corporation formed in October 2005. TRC does not directly own any operating assets; its main source of future revenue therefore is from general and limited partner interests, including IDRs, in TRP. TRC’s shares of common stock are listed on the NYSE under the symbol “TRGP.”

TRC’s principal executive offices are located at 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

Targa Resources Partners LP

Targa Resources Partners LP, or TRP, is a publicly traded Delaware limited partnership formed in October 2006 by its parent, TRC, to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. TRP’s common units are listed on the NYSE under the symbol “NGLS.” TRP is a leading provider of midstream natural gas and NGL services in the United States, with a growing presence in crude oil gathering and petroleum terminaling. In connection with these business activities, TRP buys and sells natural gas, NGLs and NGL products, crude oil, condensate and refined products.

TRP is engaged in the business of:

•	gathering, compressing, treating, processing and selling natural gas;

•	storing, fractionating, treating, transporting, terminaling and selling NGLs and NGL products;

•	gathering, storing and terminaling crude oil; and

•	storing, terminaling and selling refined petroleum products.

TRP’s principal executive offices are located at 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 and our telephone number is 713-584-1000.

Atlas Energy, L.P.

Atlas Energy, L.P., or ATLS, is a publicly traded Delaware master limited partnership whose common units are listed on the NYSE under the symbol “ATLS.” Its assets currently consist principally of its ownership interests in the following:

•	APL, a publicly traded Delaware master limited partnership and midstream energy service provider engaged in natural gas gathering, processing and treating services primarily in the Anadarko, Arkoma and Permian Basins located in the southwestern and mid-continent regions of the United States and in the Eagle Ford Shale play in south Texas; natural gas gathering services in the Appalachian Basin in the northeastern region of the United States; and NGL transportation services in the southwestern region of the United States;

•	ARP, a publicly traded Delaware master limited partnership and an independent developer and producer of natural gas, crude oil and NGLs, with operations in basins across the United States. ARP sponsors and manages tax-advantaged investment partnerships, in which it coinvests, to finance a portion of its natural gas and oil production activities;

•	The Development Subsidiary, a partnership that currently conducts natural gas and oil operations in the mid-continent region of the United States. At October 31, 2014, ATLS owned a 2.5% limited partner interest in the Development Subsidiary and 80.0% of its outstanding general partner units;

•	The Lightfoot entities, which incubate new MLPs and invest in existing MLPs. At October 31, 2014, ATLS had an approximate 15.9% general partner interest and 12% limited partner interest in Lightfoot; and

•	Direct natural gas development and production assets in the Arkoma Basin.

ATLS’s principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275-1011, and its telephone number is (877) 950-7473.

Atlas Pipeline Partners, L.P.

Atlas Pipeline Partners, L.P, or APL, is a publicly traded Delaware limited partnership formed in 1999 whose common units are listed on the NYSE under the symbol “APL.” APL is a leading provider of natural gas gathering, processing and treating services primarily in the Anadarko, Arkoma and Permian Basins located in the southwestern and mid-continent regions of the United States and in the Eagle Ford Shale play in south Texas; a provider of natural gas gathering services in the Appalachian Basin in the northeastern region of the United States and a provider of NGL transportation services in the southwestern region of the United States.

APL’s general partner, Atlas Pipeline Partners GP, LLC, manages its operations and activities through its ownership of APL’s general partner interest. Atlas Pipeline GP is a wholly owned subsidiary of ATLS, which owned 5.5% of the limited partner interests in APL at October 31, 2014, as well as a 2.0% general partner interest.

APL’s principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275-1011, and its telephone number is (877) 950-7473.

Relationships Between the Parties

Prior to May 2014, APL indirectly held an aggregate 20% interest in WTLPG, which owns a common-carrier pipeline system that transports NGLs from New Mexico and Texas to Mont Belvieu, Texas for fractionation. During 2011, 2012 and 2013, certain subsidiaries of TRP paid WTLPG approximately $25.4 million, $20.8 million and $22.9 million, respectively, for the WTLPG tariffs, net payments for system losses/gains and reimbursements for connections and other construction costs. For the nine months ended September 30, 2013 and 2014, certain subsidiaries of TRP paid WTLPG approximately $17.4 and $20.0 million, respectively, for the WTLPG tariffs, net payments for system losses/gains and reimbursements for connections and other construction costs.

During 2013, certain subsidiaries of TRP paid Atlas Barnett LLC and Atlas Pipeline Mid-Continent LLC, subsidiaries of APL, approximately $4.4 million pursuant to certain gas purchase agreements. For the nine months ended September 30, 2013 and 2014, certain subsidiaries of TRP paid Atlas Barnett LLC and Atlas Pipeline Mid-Continent LLC approximately $2.1 million and $8.4 million, respectively, pursuant to certain gas purchase agreements.

THE APL SPECIAL MEETING

Time, Place and Date. The special meeting of APL unitholders will be held at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103 on             , 2015, at 10:00 A.M., local time. The meeting may be adjourned or postponed by APL GP to another date or place.

Purposes. The purpose of the special meeting is to consider and vote upon the following proposals:

•	the approval and adoption of the APL Merger Agreement and the APL Merger, which we refer to as the “APL Merger proposal”; and

•	to approve, on an advisory (non-binding) basis, the compensation payments that will or may be paid by APL to its named executive officers in connection with the merger, described more fully below under the heading “Advisory Vote on Golden Parachute Compensation,” and which we refer to as the “APL compensation proposal.”

In considering the recommendation of the APL GP Board, APL unitholders should be aware that some of APL’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, the interests they may have as unitholders. See “The Transactions—Interests of Certain Persons in the Transactions.”

At this time, APL knows of no other matter that will be presented for consideration at the meeting.

Advisory Vote on Golden Parachute Compensation. In accordance with Section 14A of the Exchange Act, APL is providing its unitholders with the opportunity to cast a non-binding advisory vote at the special meeting on the compensation that may be paid or become payable to its named executive officers in connection with the APL Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, APL is asking its unitholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to

APL’s named executive officers in connection with the APL Merger, as disclosed in the table in the section of the proxy statement/prospectus entitled

“The Transactions—Interests of Certain Persons in the Transactions—

Quantification of Payments and Benefits to APL’s Named Executive Officers”

including the associated narrative discussion, are hereby APPROVED.”

Because the vote on the APL compensation proposal is advisory in nature only, it will not be binding on APL or TRP. Accordingly, if the APL Merger Agreement is adopted and the APL Merger is completed, the compensation payments that are contractually required to be paid by APL to its named executive officers will be paid, subject to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of the APL unitholders.

Quorum. The holders of a majority of the outstanding APL common units represented in person or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet) will constitute a quorum and will permit APL to conduct the proposed business at the APL special meeting. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will be considered present at the meeting for purposes of determining the presence of a quorum but cannot be included in the vote.

Record Date. The APL unitholder record date for the special meeting is the close of business on             , 2015.

APL Common Units Entitled to Vote. APL unitholders may vote at the special meeting if they owned APL common units at the close of business on the record date. APL unitholders may cast one vote for each APL common unit owned on the record date.

Votes Required. Approval of the APL Merger proposal requires the affirmative vote of a majority of the outstanding APL common units entitled to vote thereon. Approval, on an advisory, non-binding basis, of the APL compensation proposal requires the affirmative vote of a majority of the outstanding APL common units entitled to vote and represented in person or by proxy at the APL special meeting. Abstentions will have the same effect as votes against the APL Merger proposal and the APL compensation proposal. Failures to vote and broker non-votes (if any) will have the same effect as votes against the APL Merger proposal and will have no effect on the APL compensation proposal. The vote on the APL compensation proposal is a vote separate and apart from the APL Merger proposal. Accordingly, you may vote to approve the APL Merger proposal and vote not to approve the APL compensation proposal and vice versa. Because the vote on the APL compensation proposal is advisory in nature only, it will not be binding on APL or TRP.

All of the directors and executive officers of APL beneficially own, in the aggregate, approximately     % of the outstanding APL common units as of the record date. Pursuant to voting and support agreements with TRP, certain directors and executive officers of APL have agreed to vote any APL common units beneficially owned by them in favor of the APL Merger proposal. The APL unitholders party to the voting and support agreements beneficially own, in the aggregate, approximately     % of the outstanding APL common units as of the record date. In addition, we believe that the directors and executive officers of APL who are not party to voting and support agreements will vote in favor of adopting the APL Merger proposal. We also believe that the directors and executive officers of APL will vote in favor of adopting the APL compensation proposal.

APL Common Units Outstanding. As of the record date, there were             APL common units outstanding held by approximately             holders of record.

Voting Procedures

Voting by APL Unitholders. APL unitholders who hold units in their own name may submit your proxy using any of the following methods:

•	call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

•	go to the Internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your APL common units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your APL common units will be voted FOR the APL Merger proposal and FOR the APL compensation proposal.

If any other matters are properly presented for consideration at the meeting or any adjournment or postponement thereof, the persons named in your proxy will have the discretion to vote on these matters. The APL partnership agreement provides that APL GP may adjourn the meeting and that, in the absence of a quorum, any meeting of APL limited partners may be adjourned from time to time by the affirmative vote of a majority of the outstanding APL common units entitled to vote at such meeting represented either in person or by proxy.

Revocation. If you hold your APL common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of APL GP at or before the special meeting;

•	appearing and voting in person at the special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of APL GP at or before the special meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Validity. The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The APL GP Board has the right to waive any irregularities or conditions as to the manner of voting. APL may accept your proxy by any form of communication permitted by Delaware law so long as APL is reasonably assured that the communication is authorized by you.

Solicitation of Proxies. The accompanying proxy is being solicited by APL GP on behalf of the APL GP Board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by APL.

Georgeson Inc. has been retained by APL to aid in the solicitation of proxies for an initial fee of $12,500 and the reimbursement of out-of-pocket expenses. In addition to the mailing of this proxy statement/prospectus, proxies may also be solicited from APL unitholders by personal interview, telephone, fax or other electronic means by directors and officers of APL GP and employees of APL and its affiliates who provide services to APL, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of APL common units held by those persons, and APL will reimburse them for any reasonable expenses that they incur.

APL Common Units Held in Street Name. If you hold APL common units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your APL common units or when granting or revoking a proxy.

As a general rule, absent specific instructions from you, your bank, broker or other nominee is not allowed to vote your common units on any proposal on which your bank, broker or other nominee does not have discretionary authority. The only proposals for consideration at the APL special meeting are the APL Merger proposal and the APL compensation proposal, which are non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote. To instruct your bank, broker or other nominee how to vote, you should follow the directions that your bank, broker or other nominee provides to you.

Please note that you may not vote your APL common units held in “street name” by returning a proxy card directly to APL or by voting in person at the special meeting of APL unitholders unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee on how to vote your APL common units, your bank, broker or other nominee may not vote your APL common units, which will have the same effect as a vote against the APL Merger proposal and result in the absence of a vote for or against the APL compensation proposal. A broker non-vote will have no effect on the APL compensation proposal. You should therefore provide your, broker or other nominee with instructions as to how to vote your APL common units.

Adjournment. Pursuant to the APL partnership agreement, APL GP, as the general partner of APL, may authorize its designated chairman of any special meeting to adjourn the meeting. Consequently, APL GP may adjourn the special meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting) and without setting a new record date. If proxies representing the required unitholder approvals have not been received at the time of the special meeting (or such adjourned meeting), APL GP may choose to adjourn the meeting to solicit additional proxies in favor of the APL Merger proposal. APL GP may also choose to adjourn the meeting for any other reason if deemed necessary or advisable.

APL Unitholder Proposals. Ownership of APL common units does not entitle APL common unitholders to make proposals at the APL special meeting. Under the APL partnership agreement, only its general partner can make a proposal at the special meeting.

THE TRANSACTIONS

Overview

On October 13, 2014, TRP and APL entered into an Agreement and Plan of Merger by and among TRC, TRP, TRP GP, MLP Merger Sub, ATLS, APL and APL GP, which we refer to as the APL Merger Agreement. The APL Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, MLP Merger Sub will merge with and into APL, with APL surviving the merger as a subsidiary of NGLS, which we refer to as the APL Merger.

Concurrently with the execution of the ATLS Merger Agreement, on October 13, 2014, TRC and ATLS entered into an Agreement and Plan of Merger by and among TRC, GP Merger Sub, ATLS and ATLS GP, which we refer to as the ATLS Merger Agreement. The ATLS Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, immediately prior to the APL Merger, GP Merger Sub will merge with and into ATLS, with ATLS surviving the merger as a subsidiary of TRGP, which we refer to as the ATLS Merger.

Subject to the terms and conditions set forth in the ATLS Merger Agreement, ATLS has agreed that it will, pursuant to the Separation Agreement, (1) transfer its assets and liabilities other than those related to its “Atlas Pipeline Partners” segment to Atlas Energy Group, LLC, which we refer to as New Atlas, and (2) immediately prior to the ATLS Merger, effect a pro rata distribution to the ATLS unitholders of New Atlas common units representing a 100% interest in New Atlas, which we refer to as the Spin-Off.

Each of the Transactions is cross-conditioned (subject to permitted waiver) on either the consummation of each of the other Transactions or the parties’ agreement that such other Transactions will occur substantially concurrently with the other Transactions.

Background of the Atlas Mergers

The ATLS GP Board and APL GP Board have each periodically discussed and reviewed the businesses, strategic direction, performance and prospects of ATLS and APL in the context of developments in the energy industry and in the competitive landscape. In this context, the ATLS GP Board and the APL Board have each discussed various potential strategic alternatives, including potential strategic combinations, joint ventures, restructurings or divestitures that could complement, enhance or improve both the competitive strengths and strategic position of ATLS and APL, respectively, and the boards have considered these alternatives in connection with their evaluation of the strategic goals and initiatives of each of ATLS and APL. Also, senior management of ATLS and APL have, from time to time, had informal discussions with representatives of other potential transaction partners regarding trends and issues in the industry, including the significant increase in consolidation activity among midstream companies in 2014, and have engaged in exploratory discussions of the potential benefits and issues arising from possible strategic transactions.

In late 2013, representatives of a midstream MLP (“Company A”) contacted Jonathan Cohen (Executive Chairman of the ATLS GP Board and Executive Vice Chairman of the APL GP Board) to set up a meeting to discuss potential strategic opportunities involving ATLS and APL. Edward Cohen (Chief Executive Officer and President of ATLS GP and Executive Chairman of the APL GP Board) and Jonathan Cohen had an introductory meeting with representatives of Company A to discuss consolidation generally in the midstream industry. The parties agreed to hold a follow-up meeting to discuss exploring a potential transaction.

In early 2014, Jonathan Cohen and Daniel Herz (Senior Vice President of Corporate Development and Strategy of ATLS GP and APL GP) met with representatives of Company A, and Company A indicated an interest in exploring a potential business combination involving ATLS and APL. A few weeks later, Jonathan Cohen and Daniel Herz met with the controlling holders of Company A and continued the exploratory discussions regarding a potential transaction, including discussing possible transaction structures, such as an acquisition of ATLS following a spin-off of its non-midstream assets. Following this meeting, the parties did not have any further discussions or meetings to continue their exploratory discussions, and, subsequently, Company A’s controlling holders, which included a publicly traded general partner of an affiliated midstream MLP (“Company B”), entered into a transaction agreement with Company B providing for Company A to become fully controlled by Company B.

In early April 2014, Jonathan Cohen contacted a representative of a midstream MLP (“Company C”) and scheduled a meeting to discuss joint venture opportunities in a specified geographic area. On April 22, 2014, representatives of ATLS and APL, including Edward Cohen, Jonathan Cohen and Daniel Herz met with representatives of Company C for the purpose of discussing the potential joint venture transactions. Following discussion of the merits of the potential joint venture, the representatives of Company C raised the recent consolidation in the industry and their views of potential strategic opportunities available in the midstream industry to a party with size, scale and geographic and business-line diversity. They then inquired whether ATLS would be interested in exploring a potential business combination transaction between Company C and APL, and between the general partner of Company C and the general partner of APL. The Atlas representatives indicated that any such decision would be up to the respective ATLS GP Board and APL GP Board, but that management would support a business combination only if the offer was at a valuation that implied a significant premium to the acquired businesses.

On May 27, 2014, at the invitation of Company C, Edward Cohen, Jonathan Cohen and Daniel Herz again met with representatives of Company C to continue their exploratory discussions regarding a potential business combination. Representatives of Company C presented a preliminary high-level overview of a potential structure for such a transaction, in which (1) ATLS would spin-off an entity that would hold all of ATLS’s non-midstream assets as well as its limited partnership interests in APL; (2) immediately after such spin-off, an affiliate of Company C would acquire ATLS for $1.4 billion in total consideration consisting of 50% cash and 50% equity of an affiliate of Company C and (3) Company C would acquire APL at a to be determined premium to its current market price with equity of Company C plus an amount in cash intended to make up for any reduction in APL’s distributions as a result of the transaction for a specified period of time. The parties engaged in discussions regarding the potential benefits and risks involved in such a structure, and the Atlas representatives again reiterated that Atlas management would support a business combination transaction only if the offer was at a valuation that implied a significant premium to the acquired businesses. The ATLS representatives asked Company C to confirm that its ultimate parent company was supportive of the discussions, and Company C indicated that it would present the potential transaction to its ultimate parent company once Company C had completed a preliminary due diligence review of ATLS and APL. In connection with that due diligence review, Company C requested certain non-public information from ATLS and APL.

Following this discussion, on July 11, 2014, Company C, an affiliate of Company C, ATLS and APL entered into a mutual confidentiality agreement in respect of a potential transaction. The confidentiality agreement included a standstill provision, but provided that the standstill provision would terminate upon the execution of a definitive agreement providing for a sale transaction involving ATLS. The parties then began conducting mutual preliminary due diligence for purposes of determining whether or not there would be a basis for proceeding with preliminary discussions regarding a potential transaction.

In early July 2014, a representative of a publicly traded midstream MLP general partner (“Company D”) contacted Jonathan Cohen and requested a meeting between Jonathan Cohen and representatives of Company D to discuss potential strategic opportunities between ATLS and Company D. On July 8, 2014, Jonathan Cohen met with representatives of Company D and at the meeting, these representatives inquired whether ATLS would be interested in exploring a potential transaction in which Company D would acquire ATLS’s general partner and limited partner interests in APL. Company D indicated in its discussions that it was contemplating an offer price of approximately $1 billion in cash. Mr. Cohen informed Company D that any such decision would be up to the ATLS GP Board, but that management would support a business combination only if the offer was at a valuation that implied a significant premium to the acquired business. Mr. Cohen further informed the representatives of

Company D that, in his opinion, the indicative price offered by Company D was inadequate. The representatives of Company D expressed a willingness to increase its price depending on the results of a preliminary due diligence investigation and requested that the parties enter into a mutual confidentiality agreement. Mr. Cohen inquired as to whether, as part of its proposal to acquire ATLS, Company D’s midstream business was interested in an acquisition of APL at a premium price, with such acquisition to occur substantially simultaneously with the acquisition of ATLS. The representatives of Company D said that Company D was focused only on an acquisition of the general partner of APL at such time. As part of the discussions with Company D, Mr. Cohen indicated that it would be preferable if the transaction were structured to provide ATLS unitholders with the opportunity to vote on the transaction, which would be required if Company D were to acquire all of the equity of ATLS as opposed to just ATLS’s interest in APL. Company D expressed a preference for a structure that did not require a vote of the ATLS unitholders, but agreed to consider the concerns raised by Mr. Cohen.

On July 16, 2014, Company D, affiliates of Company D, ATLS and APL entered into a mutual confidentiality agreement. The confidentiality agreement included a standstill provision, but provided that the standstill provision would terminate upon the execution of a definitive agreement providing for a sale transaction involving ATLS.

On July 22, 2014, Daniel Herz met with representatives of Company D to answer due diligence questions.

At the executive session of a regularly scheduled meeting of the APL GP Board held on July 23, 2014, Edward Cohen discussed with the APL GP Board the current trend of consolidation in the midstream industry generally and explained that APL, as one of the last mid-sized gathering and processing master limited partnerships, may receive offers for a strategic transaction from potential acquirers.

At a regularly scheduled meeting of the ATLS GP Board held on July 24, 2014, Edward Cohen and Jonathan Cohen provided the ATLS GP Board with an update on the ATLS business and also discussed the current trends that they were observing in the energy industry generally, including strategic consolidation occurring in the midstream industry. Edward Cohen and Jonathan Cohen also informed the ATLS GP Board of the indications of interest that they had received from Company C and Company D, as well as the earlier discussions with Company A, the due diligence information provided to Company C and Company D and ATLS’s preliminary findings based on its due diligence investigation of Company C. They also discussed with the ATLS GP Board their expectation that, given the current trends in the industry and attractiveness of ATLS’s general partner interest and IDRs in APL, it was likely ATLS would be approached by other companies regarding a potential strategic combination. They noted that the interest from potential acquirors was likely to be focused on ATLS’s general partner interest and IDRs in APL and not on ATLS’s interests in its non-midstream assets and that, in the context of an acquisition, there may be an opportunity to retain the non-midstream assets through a spin-off or other structure. Following these discussions, the ATLS GP Board directed senior management to continue the preliminary discussions with each of Company C and Company D and to continue to engage with others in the industry to explore the potential for strategic opportunities.

A few days after the ATLS GP Board meeting, representatives of Company C contacted Jonathan Cohen to inform him that, following discussion with the ultimate parent company of Company C, Company C was no longer authorized to continue exploratory discussions regarding a potential transaction because its parent company’s focus at such time was to grow its exploration and production business and not its midstream business.

On July 24, 2014, representatives of Citigroup Global Markets Inc. (“Citi”) met with representatives of an independent exploration and production company (“Company E”) in the normal course of business to discuss potential strategic opportunities for Company E’s midstream assets. During the discussion, Company E indicated that it may be interested in pursuing a potential strategic transaction with ATLS and APL. The representatives of Company E asked Citi to convey this interest to ATLS. Shortly thereafter, representatives of Citi contacted Jonathan Cohen and Daniel Herz regarding Company E’s inquiry and indicated that Company E was interested in discussing a potential strategic transaction with ATLS and APL.

On July 29, 2014, Jonathan Cohen had a call with a representative of Company D to discuss Company D’s valuation analysis of ATLS. During this discussion, the representative of Company D indicated that Company D was currently willing to offer a price of $1.3 billion in cash for ATLS’s general partner and limited partner interests in APL. Mr. Cohen informed the representative of Company D that, in his opinion, the indicative price offered by Company D remained inadequate.

In late July, following the discussion with Citi regarding Company E’s interest in discussing a potential strategic transaction with ATLS and APL, Jonathan Cohen reached out to representatives of Company E and began exploratory discussions regarding the potential for a strategic transaction. During these discussions, ATLS and Company E discussed the possibility of a transaction in which (1) ATLS would spin-off its interests in its non-midstream assets, (2) immediately after such spin-off, Company E would contribute its midstream assets to ATLS in exchange for a number of ATLS common units that provided it with control of ATLS and (3) APL would acquire the newly contributed midstream assets from ATLS over time from 2015 to 2018, with approximately 25% of such assets being acquired in each of those years. Mr. Cohen informed the representatives of Company E that any such decision would be up to the ATLS GP Board and APL GP Board, but that management would support a combination only if the offer was at a valuation that implied a significant premium to the acquired businesses.

On August 8, 2014, Company E, ATLS and APL entered into a mutual confidentiality agreement to permit the companies to begin conducting due diligence in connection with their preliminary discussions regarding a potential transaction. The confidentiality agreement included a standstill provision, but provided that the standstill provision would terminate upon the execution of a definitive agreement providing for a sale transaction involving ATLS or APL. Around this time, ATLS and APL also engaged Citi as a financial advisor to assist ATLS and APL in their respective evaluation of the proposals received and potential strategic alternatives.

On August 13, 2014, Edward Cohen, Jonathan Cohen, Daniel Herz, and representatives from Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), which was serving as outside legal counsel to ATLS and APL, and representatives from Citi, in its capacity as financial advisor to ATLS and APL, met with representatives of Company E and its legal advisor to discuss a potential strategic transaction. The parties discussed the possible benefits and risks involved in the potential transaction structure proposed by Company E as well as other potential structural alternatives, including a transaction in which Company E equityholders would acquire control of ATLS. The parties also began exchanging preliminary due diligence materials and agreed to analyze these materials prior to engaging in discussions regarding valuation.

During the month of August, representatives of Company D and ATLS engaged in due diligence discussions and scheduled a meeting for early September to further discuss the terms of a potential transaction.

The TRC Board and TRP GP Board have each, from time to time, reviewed and evaluated potential strategic alternatives with TRC and TRP management, including possible acquisitions and business combination transactions. In this context, the TRC Board and the TRP GP Board have each discussed various potential strategic alternatives that could complement, enhance or improve both the competitive strengths and strategic position of TRC and TRP, respectively, and the boards have considered these alternatives in connection with their evaluation of the strategic goals and initiatives of each of TRC and TRP. Also, senior management of TRC and TRP have, from time to time, had informal discussions with representatives of other potential transaction partners in the industry and have engaged in exploratory discussions and analyses of the potential benefits and issues arising from possible strategic transactions. In this context, during August 2014, Targa management prepared an update of its prior analyses of a potential transaction with ATLS and APL. Targa management discussed this analysis with representatives of Evercore Group L.L.C. (“Evercore”) and Evercore presented an updated Evercore analysis of a potential transaction with ATLS and APL to Targa management. The Targa management and Evercore analyses assessed the strategic fit of the assets and businesses; valuation perspectives; the potential accretion/dilution benefits to both TRP and TRC; the ability to create a transaction that was positive for APL, ATLS, TRP and TRC; the relative attractiveness of such a transaction relative to other strategic alternatives; and certain other factors.

On August 29, 2014, Jonathan Cohen received a call from Joe Bob Perkins, Chief Executive Officer of TRC and TRP. Messrs. Cohen and Perkins discussed potential strategic opportunities and tentatively scheduled a meeting in New York City to discuss such opportunities.

On September 4, 2014, representatives of a midstream MLP general partner (“Company F”) contacted Jonathan Cohen and communicated an interest in setting up a meeting to discuss the industry as well as potential strategic opportunities between Company F and ATLS.

On September 4, 2014, representatives of Company E met with Jonathan Cohen and Daniel Herz. At the meeting, Jonathan Cohen and Daniel Herz provided a management presentation regarding the ATLS and APL businesses. At the conclusion of the meeting, the representatives of Company E indicated that, during the month of September, they planned to conduct a strategic review of the various opportunities available to Company E and expected to reach out to the ATLS and APL representatives in early October.

On September 9, 2014, Edward Cohen and Jonathan Cohen met with representatives of Company D to further discuss the terms of a potential transaction. The representatives of Company D indicated that, based on its previous discussions with the ATLS representatives and the results of its diligence they were proposing a revised transaction structure, which contemplated (1) ATLS spinning off its non-midstream assets (other than its interest in Lightfoot) to the ATLS unitholders and (2) immediately following such spin-off, Company D would acquire ATLS (which would include its interests in APL and Lightfoot) for $1.75 billion in cash. Company D clarified, however, that, it would be responsible for transaction expenses and change-of-control payments up to $75 million, and, to the extent such expenses and payments exceeded that amount, such expenses and payments would be borne by the ATLS unitholders in the form of reduced merger consideration. The ATLS representatives expressed their appreciation for the increased purchase price that Company D was offering following its preliminary due diligence, but urged Company D to increase its price further. ATLS representatives also inquired whether Company D or one of its affiliates was considering a concurrent acquisition of APL at a premium, but Company D indicated that it was not considering an acquisition of APL at such time.

On September 11, 2014, Jonathan Cohen received an email setting forth a non-binding indication of interest from a representative of Company D memorializing the proposal described by Company D at the September 9 meeting. In its indication of interest, Company D stated that an affiliate of Company D was giving consideration as to whether such affiliate would make a transaction proposal for APL.

Also on September 11, 2014, at the direction of Jonathan Cohen, representatives of Citi met with representatives of Targa in Houston, Texas to discuss a potential transaction involving Targa and Atlas.

On September 12, 2014, Edward Cohen, Jonathan Cohen and Daniel Herz met with representatives of Company F. At the meeting, the representatives of Company F expressed Company F’s interest in exploring a potential acquisition of ATLS following a spin-off of ATLS’s non-midstream assets, as well as a potential acquisition of APL. The ATLS representatives informed Company F that any such decision would be up to the ATLS GP Board, but that management would support a combination only if the offer was at a valuation that implied a significant premium to the acquired business. The representatives of Company F requested that the parties enter into a confidentiality agreement and exchange certain non-public information. They also indicated that Company F may be open to increasing its valuation following the results of its preliminary diligence.

At a special meeting of the ATLS GP Board held on September 15, 2014, members of senior management of ATLS, including Edward Cohen, Jonathan Cohen and Daniel Herz, updated the ATLS GP Board regarding the indications of interest received since the previous board meeting and updated the ATLS GP Board on the current status of discussions with each party, all of which they characterized as preliminary (other than with Company A and C, which discussions had been terminated). They also informed the ATLS GP Board that they had received a call from representatives of TRC and TRP who had requested a meeting. Senior management also reviewed with the ATLS GP Board perspectives regarding the consolidation trends in the industry and that ATLS’s interest in its APL segment was an attractive acquisition candidate because of its high quality midstream portfolio and the industry trend of consolidation with board and management teams looking for increased scale and scope to create growth. Senior management also discussed that there were likely a limited number of potential parties (other than the parties with whom they had engaged in discussions) that would be interested in pursuing an acquisition of ATLS and APL in the industry due to the sizeable market capitalization of the companies. The ATLS GP Board reviewed each of the proposals that had been received to date, including an analysis of the potential benefits and risks associated with each of the proposals as compared to one another as well as compared to the benefits and risks associated with ATLS remaining a stand-alone company. The ATLS GP Board again discussed that a common theme in the proposals was a desire to acquire ATLS’s interest in its APL business and to exclude ATLS’s non-midstream assets, which meant that, if the transaction were consummated, ATLS would need to spin-off those assets to the ATLS unitholders. The ATLS GP Board directed senior management to move forward with the exploratory discussions with the various parties and instructed senior management to continue to update the ATLS GP Board on its progress.

On September 15, 2014, at a regularly scheduled meeting of the TRP GP Board, with TRC Board members invited and in attendance, Targa management informed the TRP GP Board and the TRC Board of Mr. Perkins’ discussions with Mr. Cohen and representatives of Citi and the scheduled meeting with representatives of Atlas in New York City occurring later in the week. Targa management described its view that the potential existed for a very strong strategic fit that could be attractive for all parties. The attractiveness and potential timeliness of the Atlas opportunity was discussed relative to other strategic alternatives. Later on the same day at the regularly scheduled TRC Board meeting, Targa management presented, and the members of the TRC Board discussed, strategic alternatives and other potential strategic candidates.

In mid-September 2014, representatives of a publicly traded midstream MLP general partner (“Company G”) contacted Citi in the normal course of business to discuss opportunities for Company G. During the discussion, the representatives of Company G indicated that Company G might eventually be interested in pursuing an acquisition of ATLS for approximately $1 billion, but that Company G could not consider a transaction at such time because it was in the middle of consummating a recently announced transaction.

On September 16, 2014, Company F, an affiliate of Company F, ATLS and APL entered into a mutual confidentiality agreement. The confidentiality agreement included a standstill provision, but provided that the standstill provision would terminate upon the execution of a definitive agreement providing for a sale transaction involving ATLS or APL.

On September 19, 2014, Edward Cohen and Jonathan Cohen held a meeting with representatives of TRC and TRP. The Targa representatives discussed their businesses and the potential benefits of a strategic combination between ATLS and TRC and between APL and TRP. The Targa representatives also made a preliminary non-binding proposal, on behalf of Targa, based on publicly available information, for (1) TRC to acquire ATLS’s interest in APL for $2.042 billion, consisting of $1.1425 billion in shares of TRC common stock and $900 million in cash and (2) TRP to acquire APL limited partnership common units in exchange for units of TRP based on an exchange ratio reflecting a 12.5% premium to APL’s then-current unit price plus a $1.20 per unit one-time cash payment. They also proposed redeeming APL’s Class E Preferred Units. The proposal stated that TRC would be willing to provide an IDR giveback equal to $20 to $40 million per year for a period of time to be determined. The Atlas and Targa representatives discussed the potential merits of the transactions, and Targa emphasized that it believed the transactions offered significant value to ATLS and APL equityholders. The Targa representatives also highlighted that the ATLS unitholders would benefit from holding units in the larger, more diversified combined company, and that the transaction should be accretive to the ATLS unitholders. They further highlighted that the APL unitholders would also benefit from holding units in the larger, more diversified combined enterprise. The Atlas representatives indicated that the decision to enter into any such transaction would be up to the ATLS GP Board and APL GP Board and also indicated that Targa would need to increase its price to receive the support of senior management.

On September 19, 2014, Jonathan Cohen received a written communication from representatives of a publicly traded midstream MLP general partner (“Company H”). In the communication, the representatives of Company H indicated that Company H had recently been involved in a process to potentially acquire another midstream company but, since that process had concluded without Company H acquiring the other midstream company, Company H was now potentially interested in pursuing a transaction with ATLS and APL. The representatives of Company H requested a meeting to discuss such opportunities.

On September 23, 2014, TRC, TRP, ATLS and APL entered into a confidentiality agreement (effective September 19, 2014) and began conducting their respective due diligence reviews. The confidentiality agreement included a standstill provision, but provided that the standstill provision would terminate upon the execution of a definitive agreement providing for a sale transaction involving ATLS or APL. On the same day, representatives of Atlas and Targa participated in a teleconference during which representatives of Atlas delivered a general management presentation to representatives of Targa. Representatives of Atlas also provided to representatives of Targa certain ATLS and APL financial projections.

At a special meeting of the ATLS GP Board held on September 23, 2014, senior management of ATLS provided the ATLS GP Board with an update on the proposal from TRC and TRP. The ATLS GP Board discussed the strategic benefits of the proposal including the benefits of increased size, scale and geographic diversity and the ability of ATLS and APL equityholders to participate in these benefits through the equity consideration. The ATLS GP Board compared this offer to the all-cash offer from Company D, which provided certainty of value but would not enable ATLS unitholders to receive any upside in the form of equity in the larger, more diversified combined company. The ATLS GP Board also discussed the fact that the Targa proposal included an acquisition of APL at a significant premium, whereas Company D had not proposed an acquisition of APL. Senior management also informed the ATLS GP Board that Company E had initially reported to them that it would be in touch in early October following its strategic review in September, but that representatives of Company E had called in the previous days saying that they had heard rumors that ATLS and APL were in discussions with other parties regarding a potential transaction. The ATLS GP Board discussed the importance of maintaining confidentiality and that any leaks could have an adverse impact on the business as well as any potential transaction. Senior management also informed the Board that there had been no new proposals from Company F since the previous board meeting. In light of the Targa proposal, the ATLS GP Board directed management to initiate discussions with the APL GP Board or the special committee formed by the APL GP Board regarding the potential transactions involving APL.

Later that day, Edward Cohen met telephonically with members of the APL GP Board and informed them of the potential transaction opportunities with TRP, as well as the previous interest and discussions with Companies A, C, D, E, F, G and H.

On September 23, 2014, ATLS received a written non-binding preliminary indication of interest from Company H, which proposed a multi-step transaction structure in which (1) ATLS would spin-off its ownership of its non-midstream assets along with all of its debt (which was approximately $238 million) to its existing unitholders, (2) Company H would acquire ATLS through a merger for $1.1 to $1.15 billion in cash and approximately $1.1 to $1.15 billion in equity of Company H and (3) the APL business or Company H’s midstream business would potentially be merged into Company H for the purposes of creating a drop-down structure. The proposal from Company H indicated that it was subject to due diligence and that Company H expected to enter into exclusivity prior to moving past the stage of exploratory discussions.

On September 24, 2014, ATLS and APL senior management, including Jonathan Cohen, Eugene Dubay (Senior Vice President of Midstream of ATLS and Chief Executive Officer and President of APL GP, LLC) and Daniel Herz, met with representatives of Company D and its affiliate in an effort to encourage Company D to provide a proposal to acquire APL and for the purposes of providing a management presentation focused on ATLS’s and APL’s businesses.

On the same day, representatives of Targa provided certain TRC and TRP financial projections to representatives of Atlas. Representatives of Targa and Atlas also participated on a conference call during which representatives of Targa delivered a management presentation concerning TRC and TRP.

Also on September 24, 2014, in connection with the evaluation by TRC and TRP of a potential transaction involving ATLS and APL, Mr. Perkins, had a discussion with Robert Evans, the chair of the conflicts committee (the “TRP Conflicts Committee”) of the TRP GP Board, to discuss the potential transaction and related process issues. Representatives of Evercore and Richards, Layton & Finger, P.A. (“RLF”), legal advisor to the TRP Conflicts Committee, also participated.

On September 26, 2014, at a special meeting of the APL GP Board, Edward Cohen, Jonathan Cohen and Daniel Herz updated the APL GP Board on the potential transaction opportunities with TRP, as well as the previous interest and discussions with Companies A, C, D, E, F, G and H. The APL GP Board adopted resolutions establishing a special committee (the “APL GP Conflicts Committee”) for purposes of considering potential transaction proposals involving both ATLS and APL. The APL GP Conflicts Committee was comprised of Tony Banks, Curtis Clifford and Martin Rudolph, with Tony Banks serving as the chairman of the committee, all of whom are independent directors of the APL GP Board. The members of the APL GP Conflicts Committee also comprise the conflicts committee under the APL limited partnership agreement for purposes of evaluating any such potential transaction. Thereafter, the APL GP Conflicts Committee retained Covington & Burling LLP (“Covington”) as its outside legal advisor to assist it in exploring and evaluating any potential transaction.

On the same day, representatives of Atlas, Targa, Wachtell Lipton and Vinson & Elkins LLP (“Vinson & Elkins”), outside legal counsel to TRC and TRP, held a conference call to discuss proposed mechanics for a potential spinoff of Atlas’s non-midstream assets in connection with the overall transaction being discussed among the parties.

On September 27, 2014, a joint meeting of the TRC Board and the TRP GP Board was held with management and representatives of Wells Fargo Securities and Evercore present at the request of the TRC Board and the TRP GP Board. At the meeting, management and Evercore gave presentations on management’s preliminary proposal to Atlas, including its recommendation of a four year reduction in TRC’s incentive distributions. The TRP GP Board established a special committee comprised of the four independent board members (Ruth I. Dreessen, Robert B. Evans, Barry R. Pearl, and William D. Sullivan), and the TRP GP Board delegated to the TRP Special Committee and to the TRP Conflicts Committee (consisting of Ruth I. Dreessen, Robert B. Evans and William D. Sullivan) (such committees, acting jointly, the “TRP Committee”), with Mr. Evans serving as the chair of the TRP Committee, the power and authority to jointly (1) review and evaluate the terms and conditions of, and determine the advisability of, the potential transactions on behalf of TRP and the unitholders of TRP who are not affiliated with TRC or its affiliates, (2) negotiate, or delegate to any persons the ability to negotiate, the potential transactions and (3) make recommendations regarding the potential transactions to the TRP GP Board on behalf of TRP and the unitholders of TRP who are not affiliated with TRC or its affiliates.

On September 29, 2014, Jonathan Cohen and Daniel Herz met with representatives of Company H to discuss Company H’s September 23 non-binding proposal. The representatives of Company H discussed the merits of the transaction structure and the ATLS representatives raised questions regarding the value of the equity portion of the consideration as well as certain risks associated with the drop-down strategy presented in Company H’s proposal. The ATLS and APL representatives indicated that the decision to enter into any such transaction would be up to the respective ATLS GP Board and APL GP Board, and that the Atlas representatives would support a business combination transaction only if the offer was at a valuation that implied a significant premium to the acquired businesses. The ATLS representatives asked Company H to sign a confidentiality agreement to continue their discussions and to engage in due diligence.

On September 30, 2014, ATLS and APL senior management met with representatives of TRC, TRP, Wells Fargo Securities and Evercore for the purposes of providing management presentations focused on each company’s respective businesses.

On September 30, 2014, the TRP Committee engaged RLF as outside legal counsel to the TRP Committee, effective as of September 22, 2014.

About this time, ATLS determined to hire Deutsche Bank Securities Inc. (“Deutsche Bank”) as an additional financial advisor in connection with the transaction. Citi continued to act in its capacity as financial advisor to ATLS and APL.

On October 2, 2014, Company H, ATLS and APL entered into a confidentiality agreement, and the companies began conducting their respective diligence reviews and agreed to revisit the transaction structure after the diligence was more progressed. The confidentiality agreement included a standstill provision, but provided that the standstill provision would terminate upon the execution of a definitive agreement providing for a sale transaction involving ATLS. ATLS and APL did not grant Company H exclusivity.

On October 2, 2014, Company D submitted a written non-binding indication of interest to ATLS. Company D proposed the same transaction structure that it previously had described at the September 9 meeting with respect to ATLS but, in response to ATLS’s indication that it needed to raise its price for ATLS to move forward with further discussions, Company D raised its nominal price to $1.825 billion in cash. As with its last proposal, Company D noted that it would be responsible for transaction expenses and change-of-control payments up to $75 million, and, to the extent such expenses and payments exceeded that amount, such expenses and payments would be borne by the ATLS unitholders in the form of reduced merger consideration. In addition, as with its prior proposal, Company D’s proposal assumed that Company D would acquire ATLS’s interest in Lightfoot (instead of spinning it off to the ATLS unitholders along with the other non-midstream assets). In its indication of interest, Company D also stated that an affiliate of Company D was interested in merging with APL as a second step transaction following its acquisition of ATLS’s interest in APL, but that this second step would not be part of the definitive documentation entered into at the time of the ATLS transaction and the ATLS transaction would not be conditioned in any way on the consummation of the APL transaction.

On October 2, 2014, Company F also submitted a written non-binding indication of interest based on the due diligence that it had conducted on ATLS and APL over the previous three weeks following the meeting between each company’s representatives. The indication of interest proposed the following transaction structure, for a total transaction value of $1.57 billion: (1) Company F would acquire ATLS’s interest in the general partner of APL for $1.35 billion in cash, and (2) Company F would acquire ATLS’s limited partner interests in APL for $220 million in cash. Simultaneously with the acquisition of ATLS, a midstream subsidiary of Company F would merge with APL and the limited partners in APL would receive equity in Company F’s midstream subsidiary with a value of approximately $3.65 billion. In its proposal, Company F also stated that it expected ATLS and its affiliates, the APL GP Board and management to sign voting agreements supporting the transaction. The proposal stated that it was subject to due diligence and that Company F would require exclusivity in order to move forward with further discussions.

On October 2, 2014, the TRP Committee held a meeting in Houston, Texas, at which representatives from Evercore and RLF were also in attendance (either in person or telephonically). At that meeting, the TRP Committee engaged Evercore as its financial advisor. RLF discussed with the TRP Committee various legal and process issues, including the duties of the TRP Committee under applicable law and the terms of the TRP organizational documents. The Evercore representatives discussed the due diligence Evercore had done in advance of the meeting in connection with the proposed transactions, and presented various financial analyses relating to the proposed transactions and expected effects of the proposed transactions on TRP and its unitholders. After discussion, the TRP Committee agreed generally with the terms of the anticipated proposal to be made by TRC and TRP, but determined to request that the proposed giveback by TRC of a portion of its IDR distributions under the TRP partnership agreement be increased from $27.5 million to $47.5 million in the first year and from $15 million to $25 million in the second year (and accepted management’s recommended proposals for the third and fourth years).

On October 2, 2014, Mr. Evans called Mr. Perkins following the TRP Committee meeting. Mr. Evans expressed support by the TRP Committee of the potential Atlas transaction but requested that Targa increase the giveback of IDR distributions as requested by the TRP Committee. Mr. Evans described analyses core to the TRP Committee’s request and suggested that Mr. Perkins also contact a representative of Evercore for details of those analyses. Mr. Evans and Mr. Perkins scheduled a TRP Committee meeting for the next morning, with Mr. Perkins to attend, following a previously scheduled meeting of the TRC Board. Mr. Perkins communicated the request to the TRC Board. Mr. Perkins and a representative of Evercore communicated as suggested by Mr. Evans.

On October 2, 2014, the APL GP Conflicts Committee met, with representatives from Covington present, and determined to retain Stifel as its financial advisor to assist it in exploring and evaluating any potential transaction.

On October 3, 2014, the APL GP Conflicts Committee held a meeting, with Jonathan Cohen, Daniel Herz and representatives from Stifel and Covington also present at the request of the APL GP Conflicts Committee. Mr. Cohen and Mr. Herz were invited to the meeting to provide the APL GP Conflicts Committee with an overview of the discussions with various interested parties that they had taken part in over the past few months as well as to provide a detailed review of the proposals received from TRC and TRP to date.

On October 3, 2014, the TRC Board held a meeting to discuss the potential Atlas transactions. Mr. Perkins presented the TRP Committee’s request for additional giveback of IDR distributions, the committee’s analyses, management’s analysis of the request, and management’s recommendation to the TRC Board. After discussion, the TRC Board authorized Targa management to present its giveback recommendation of $37.5 million in the first year, $25 million in the second year and no changes thereafter to the TRP Committee, and authorized management to prepare and deliver indications of interest to ATLS and APL.

Shortly after the meeting of the TRC Board, the TRP Committee held a telephonic meeting, at which representatives from Evercore and Targa management also participated. Mr. Perkins discussed the management team’s reasons for supporting the proposed transactions. Mr. Perkins also responded to the TRP Committee’s request following its October 2, 2014 meeting that the amount of IDR distributions being given back be increased. Mr. Perkins proposed increasing the amount of the IDR giveback to $37.5 million in the first year (up from the initial proposal of $27.5 million) and $25 million in the second year (up from the initial proposal of $15 million), leaving management’s initial proposals for the third and fourth years the same. Mr. Perkins left the meeting after his presentation, and following a discussion, the TRP Committee unanimously agreed to the revised proposal regarding the buyback of the IDRs.

On October 3, 2014, TRC submitted a written non-binding indication of interest to ATLS, and TRP submitted a written non-binding indication of interest to APL. The TRC letter to ATLS proposed the following transaction structure: (1) ATLS spins-off all of its non-midstream assets, (2) TRC acquires ATLS through the merger of a newly formed subsidiary with and into ATLS and (3) ATLS equityholders receive merger consideration consisting of 10.35 million shares of TRC common stock and $610 million in cash, representing a total indicative value at that time of approximately $2.035 billion (based upon $137.66 per share of TRC common stock, which was the volume weighted average price of the TRC shares over the 15 trading days ending October 3, 2014). The letter further indicated that TRC assumed that it would receive a step-up for tax purposes on the entirety of APL, that ATLS’s existing debt (of approximately $238 million) would be repaid prior to closing, that TRC would be responsible for change-of-control payments as a result of the transaction and that ATLS would have ordinary course working capital at closing. The proposal increased the mix of stock consideration to provide ATLS unitholders with further upside potential. The letter noted that the transaction would be subject to HSR approval, required approvals by the equityholders of TRC (in addition to approval by ATLS unitholders) and that it would be conditioned upon a simultaneous acquisition of APL by TRP. TRC emphasized in its proposal that confirmatory due diligence could be completed expeditiously and expressed a desire to quickly move to definitive agreements.

The TRP letter to APL proposed the following transaction structure: (1) TRP acquires APL through the merger of a newly formed subsidiary with and into APL, (2) APL equityholders receive merger consideration for each common unit of APL consisting of: a fixed 0.5719 common units of TRP (based upon a 12.5% premium to the volume weighted average price of the APL common units for the 15 trading days ended October 3, 2014) and $1.26 in cash, (3) the Class D preferred units of APL would be converted into APL common units prior to the merger and (4) the Class E Preferred Units would be redeemed for cash in the amount of $126.5 million. The proposal assumed that APL would be responsible for change of control payments as a result of the transaction. The letter also stated that TRP would agree to give back IDR distributions of: $37.5 million in 2015, $25 million in 2016, $10 million in 2017 and $5 million in 2018. The letter noted that the transaction would be subject to required approvals by the equityholders of APL, HSR approval and that it would be conditioned upon a simultaneous acquisition of ATLS by TRC. TRP also emphasized in the proposal that confirmatory due diligence could be completed expeditiously and expressed a desire to quickly move to definitive agreements.

Between October 3, 2014 and October 6, 2014, Mr. Evans, chairman of the TRP Committee, had several telephone conversations with Mr. Perkins regarding the status of the proposed transactions.

On October 4, 2014, the APL GP Conflicts Committee met with Stifel, its outside financial advisor, to review the presentation APL management had given Stifel that morning. Stifel discussed the presentation with the APL GP Conflicts Committee as well as senior management’s strategic rationale supporting a transaction between APL and TRP. The APL GP Conflicts Committee also discussed that Stifel was preparing an analysis to assist the committee in evaluating the terms of TRP’s October 3 indication of interest which would be discussed at a meeting the next day.

On October 4, 2014, Company E informed ATLS that, at such time, it was no longer interested in moving forward with discussions regarding a potential transaction as it was no longer interested in controlling or owning a midstream master limited partnership.

On October 4, 2014, ATLS also received a call from representatives of Company B. The Company B representatives indicated that Company B was interested in exploring the potential for a strategic opportunity although no specific proposal was made.

On October 5, 2014, Jonathan Cohen called Mr. Perkins to update him on the status of deliberations on the Atlas side and to negotiate certain transaction terms.

On October 5, 2014, representatives of Atlas and Targa coordinated due diligence requests and scheduled due diligence conference calls involving representatives of Atlas, Targa and their respective legal and financial advisors.

On October 5, 2014, the APL GP Conflicts Committee met with Stifel and Covington, its outside financial and legal advisors, respectively, to review the terms of TRP’s October 3 indication of interest. Stifel reviewed the financial terms of the proposal with the APL GP Conflicts Committee, and Covington reviewed the duties of the committee under applicable law and the terms of the APL organizational documents. Following these presentations and discussion, the APL GP Conflicts Committee determined to instruct management to submit a counterproposal requesting the following merger consideration: (1) a fixed 0.5971 common units of TRP (based on a 15% premium to the volume weighted average price of APL common units for the 30 trading days ended October 3, 2014) and (2) $1.26 in cash.

On October 6, 2014, Mr. Perkins contacted Jonathan Cohen in response to their conversation the previous day and indicated that Targa’s offers remained as previously presented.

On October 6, 2014, representatives of Targa and Atlas participated in a conference call during which representatives of Targa delivered a management presentation concerning TRC and TRP to representatives of Atlas’s financial advisors.

On October 6, 2014, representatives of Atlas submitted the counterproposal to representatives of Targa. Representatives of Targa management analyzed the counterproposal and discussed it with representatives of the TRP Committee.

On October 6, 2014, ATLS and APL entered into a mutual confidentiality agreement with Company B. The confidentiality agreement included a standstill provision, but provided that the standstill provision would terminate upon the execution of a definitive agreement providing for a sale transaction involving ATLS. Representatives of senior management of ATLS and APL then met with representatives of Company B and provided them with an executive management session. They requested that Company B make a proposal if it were interested. Ultimately, Company B did not end up making such a proposal.

Later in the day on October 6, 2014, Wachtell Lipton, on behalf of ATLS and APL, sent draft merger agreements to Vinson & Elkins.

That same evening, ATLS received a draft merger agreement from Company D.

That same evening, the TRP Committee held a telephonic meeting, at which representatives from RLF and Evercore participated. Discussion was had regarding (1) APL’s counteroffer, and (2) Targa management’s proposed counterproposal, which would consist of the same terms previously proposed except that the exchange ratio would reflect a 15% premium based on a 15 day volume-weighted average price of the APL common units. The Evercore representatives presented analyses regarding the various proposals that had previously been made and that were being considered. The TRP Committee unanimously approved Targa management’s counterproposal.

On October 7, 2014, the ATLS GP Board met and senior management provided an update on the current status of the discussions with the various parties, as well as the APL GP Conflicts Committee process, and conveyed to the ATLS GP Board management’s view that the proposals from Targa and Company D were both serious and attractive proposals. Senior management also informed the ATLS GP Board that both Targa and Company D were concerned about the potential for leaks and both had insisted on moving quickly to a signed and announced transaction. Senior management also discussed with the ATLS GP Board its view that the proposals from Company F and Company H provided ATLS unitholders with significantly less value than the proposals from Targa and Company D. With respect to Company H’s proposal, senior management expressed concerns regarding the value of the Company H stock consideration, including that Company H’s acquisition of the entire pipeline business of APL would cause Company H to cease to be a pure-play general partner and therefore could negatively affect the value of Company H stock, and that Company H’s level of debt could also negatively affect such value. Senior management also expressed concerns about the ability of Company H to obtain financing for its proposed transaction. Senior management also noted that both the proposals from Company F and Company H were highly preliminary, subject to due diligence, and each of Company F and Company H had requested exclusivity prior to moving forward. The Board discussed the merits of the offers from TRC and Company D and in doing so, considered, among other things, that the offer from TRC was higher (with the Targa bid having an indicative value of approximately $2.03 billion and the bid from Company D having a value of approximately $1.825 billion, with each assuming that ATLS’s existing $238 million in indebtedness would be repaid prior to closing), that the offer from Company D provided for Company D to be responsible for transaction expenses and change-of-control payments up to $75 million, and, to the extent such expenses and payments exceeded that amount, such expenses and payments would be borne by the ATLS unitholders in the form of reduced merger consideration, that, Company D’s proposal assumed that Company D would acquire ATLS’s interest in Lightfoot instead of it being spun-off to the ATLS unitholders, that the offer from TRC involved a significant stock component with potential upside whereas the offer from Company D was all-cash and that the Targa transaction included a combination for APL at a significant premium (by virtue of the proposal from TRP) whereas the offer from Company D included no commitment to acquire APL. The ATLS GP Board weighed these benefits against, among other things, the risk of reduced closing certainty associated with the increased stock consideration which would require TRC’s stockholders to approve the stock issuance under

NYSE rules and associated with the transaction being conditioned on the consummation of the APL transaction, meaning that the transaction could be terminated if APL unitholders voted against the APL Merger. The ATLS GP Board also discussed the proposals received from Company F and Company H, and in doing so, considered, among other things, that the proposal from Company F was for a total transaction value of $1.57 billion in cash, which was substantially lower than the proposals received from TRC and Company D, that the proposal was preliminary in nature, subject to due diligence and that Company F had requested exclusivity in order to move forward with further discussions, that the proposal from Company H was for a total transaction value of $1.1 billion to $1.15 billion in cash and $1.1 billion to $1.15 billion in equity of Company H and that there were significant concerns regarding the value of the stock component of Company H’s proposal, including the expected negative impact on the stock price of Company H from acquiring the entire pipeline business of ATLS and APL, and holding those assets in Company H, and the impact of Company H’s leverage following the transaction on its stock price, as well as the ability of Company H to obtain financing for its proposed transaction. The ATLS GP Board also discussed its prospects as a stand-alone company and the potential benefits and risks in engaging in a strategic transaction at this time as compared to remaining a stand-alone company. The Board engaged in further discussions with management regarding the proposals and in those discussions, senior management presented their view that the transaction with TRC provided greater value to ATLS unitholders than the alternatives proposed by Company D, Company F or Company H. They also noted the desire of TRC to move quickly to execute definitive agreements regarding a transaction, the view of senior management based on their negotiations with Company D and the due diligence they had conducted, that they did not believe that Company D would be willing to further increase its proposal, and that, based on their negotiations with Company F and Company H as well as the diligence that they had conducted to date, they did not believe that Company F or Company H were likely to propose a transaction on terms superior to those then proposed by TRC, in part because both Company F and Company H would need at least 30 days to conduct due diligence and determine whether to make definitive proposals and both companies had requested exclusivity prior to doing so. The Board and management discussed the risk that if ATLS delayed moving forward with TRC at the time, such a delay could jeopardize the transaction with TRC and that any merger agreement that it entered into with TRC would contain customary provisions that would allow a third party to make a superior proposal for ATLS. Following these discussions and deliberations, the ATLS GP Board directed senior management to continue its negotiations with TRC.

Later on October 7, 2014, TRP submitted a revised written non-binding indication of interest to the APL GP Conflicts Committee in response to its counterproposal. Pursuant to the indication of interest, TRP offered 0.5846 common units of TRP (based on a 15% premium to the volume weighted average price of APL common units for the 15 trading days ended October 3, 2014) and $1.26 in cash.

Following receipt of the revised indication of interest from TRP, the APL GP Conflicts Committee held two meetings with Stifel and Covington also present. Stifel presented the APL GP Conflicts Committee with its financial analysis of the revised offer as well as a financial analysis of APL’s stand-alone business. The committee members discussed the compelling strategic rationale for the transaction with TRP and their view that the likely potential merger partners for APL had already interacted with APL management regarding a potential transaction. Following these presentations and discussion, the APL GP Conflicts Committee then determined to proceed with the revised offer from TRP, subject to further review of the relative trading prices of TRP and APL prior to execution of any definitive agreements.

On October 7, 2014, representatives of Targa and Atlas participated in a conference call to discuss the proposed spinoff in connection with the overall transactions.

On October 7, 2014, Wachtell Lipton, on behalf of ATLS, sent a draft of the separation and distribution agreement to Vinson & Elkins, on behalf of TRC.

On October 8, 2014, Vinson & Elkins, on behalf of TRC and TRP, sent its own initial drafts of the merger agreements to Wachtell Lipton. After agreeing to start from the Vinson & Elkins drafts, TRC, TRP, ATLS and APL and their respective advisors engaged in active discussions and negotiations regarding the terms of the merger agreements, the separation and distribution agreement and the other ancillary agreements. Issues that

ATLS and APL and their respective advisors raised in their discussions and negotiations with TRC, TRP and their advisors based on the initial drafts received from Vinson & Elkins included the ability of the ATLS GP and APL GP Boards to terminate the respective merger agreement to accept competing acquisition proposals, the scope of the respective boards’ ability to change their recommendation to their respective equityholders in certain circumstances relating to a competing acquisition proposal or an “intervening event,” the scope of the no-solicitation provision, the amount of the termination fees relating to termination of the merger agreements, the payment of termination fees if the other merger agreement was terminated in a situation where the affiliated party was required to pay a termination fee, whether TRC should be subject to reciprocal termination fee triggers relating to the TRC shareholder vote and a regulatory efforts covenant that required no divestitures. The APL GP Conflicts Committee and its advisors also raised an objection to the payment of expenses if APL unitholders voted against the transaction, since it would not receive a benefit from having a reciprocal provision from TRP, whose equityholders would not have a vote on the transaction. The primary open items that TRC raised regarding the draft of the separation and distribution agreement received from Wachtell Lipton were the allocation of certain assets and liabilities between the retained and spun-off businesses and the level of working capital to be retained at closing. During discussions between ATLS and the APL GP Conflicts Committee, ATLS indicated its willingness to pay a portion of a termination fee if the other merger agreement was terminated in a situation where the affiliated party was required to pay a termination fee but the APL GP Conflicts Committee was not willing to agree to pay any termination fee in that situation.

On October 9, 2014, ATLS received an updated written non-binding indication of interest from Company H, which proposed an updated multi-step transaction structure in which (1) ATLS would spin-off its ownership of its non-midstream assets along with all of its debt (which was approximately $238 million) to its existing unitholders, (2) Company H would acquire ATLS through a merger for $575 million in cash and $1.725 billion of Company H equity (and Company H also indicated a willingness to move to an all-equity consideration mix) and (3) at the closing of the ATLS transaction, the APL business would be merged into Company H, with consideration for APL unitholders being equity of Company H based on a 10% premium to the 20-day volume weighted average trading price of the APL common units. The letter also stated that Company H would assume the debt of APL in that merger and be responsible for any transaction expenses and change of control payments resulting from the mergers. This transaction would be designed to create a drop-down strategy whereby Company H would sell APL’s legacy assets down to Company H’s midstream affiliate over a three-year period. The indication of interest from Company H indicated that it was subject to due diligence, and that Company H expected to enter into exclusivity prior to moving past the stage of exploratory discussions.

On October 9, 2014, a joint telephonic informational session of the TRC Board and TRP GP Boards was held during which Targa management provided an update on the potential transactions.

On October 10, 2014, ATLS sent a draft merger agreement to Company D for a potential transaction.

The ATLS GP Board met on October 10, 2014 to review the current status of each of the outstanding proposals. Senior management of ATLS and representatives of Wachtell Lipton, Citi and Deutsche Bank were also present. At the meeting, Wachtell Lipton discussed the ATLS GP Board’s duties under applicable law and its organizational documents. Citi provided an overview of current trends in the midstream industry, including recent consolidations and increased focus on size and scale to drive future growth. Citi also reviewed with the ATLS GP Board financial terms of the most recent proposals received from TRC, Company D, Company F and Company H (noting that Company H had submitted a revised proposal on October 9 following the most recent ATLS GP Board meeting) and certain preliminary financial information relating to ATLS’s businesses, TRC and TRP. Citi noted that the Targa proposal had a value of approximately $1.917 billion (based on the October 9, 2014 closing price of Targa common stock which, as was the case with ATLS’s and other energy stock prices, had significantly decreased that week), the proposal by Company D had a value of approximately $1.825 billion (except that (1) Company D would be responsible for transaction expenses and change-of-control payments up to $75 million, and, to the extent such expenses and payments exceeded that amount, such expenses and payments would be borne by the ATLS unitholders in the form of reduced merger consideration and (2) Company D’s proposal assumed that Company D would acquire ATLS’s interest in Lightfoot instead of it being spun-off to the ATLS unitholders), the indication of interest from Company F had a value of $1.57 billion in cash (and did not address treatment of transaction expenses or change-of-control payments), and the indication of interest by Company H had a nominal value of approximately $2.3 billion but involved a significant stock component which had increased in Company H’s most recent proposal from 50% of the consideration to 75% of the consideration. Senior management also discussed with the Board that the indication of interests from Company F and Company H were each preliminary in nature, subject to due diligence, and that Company F and Company H had each requested exclusivity. Senior management also elaborated with the ATLS GP Board on its concerns regarding the value of the Company H stock consideration, including that, among other things, the value of the Company H stock consideration was uncertain given the recent trend in the trading price of Company H’s stock, that Company H and its midstream affiliate were, on a combined basis, of similar size to ATLS and APL, that Company H and its midstream affiliate already had relatively high leverage, the expected negative impact on the value of Company H stock from acquiring the entire pipeline business of APL and therefore ceasing to be a pure-play general partner and the resulting impact of Company H’s leverage following the transactions on its stock price, and that Company H did not have committed financing for its proposed transaction at this time and senior management’s concerns about the ability of Company H to obtain financing for the proposed transaction. Each of the Targa and Company D proposals and Company H’s indication of interest also assumed repayment of ATLS’s existing indebtedness of approximately $238 million prior to closing (treatment of the ATLS indebtedness was not addressed in Company F’s indication of interest). Edward Cohen, Jonathan Cohen and Daniel Herz provided the Board with an update on the status of each of the outstanding proposals and that senior management recommended the Targa transaction because they believed it had the greatest value of any of the proposals, including as a result of the upside that it provided through the stock consideration. The Board engaged in further discussion regarding the proposals as well as several of the factors that it previously discussed at the October 7, 2014 board meeting in weighing the proposals from Targa, Company D, Company H and Company F. During those discussions, management reiterated their view from the October 7, 2014 board meeting that the transaction with Targa provided greater value to ATLS unitholders than the alternatives proposed by Company D, Company F or Company H. They also noted the desire of Targa to move quickly to execute definitive agreements regarding a transaction. They further discussed that based on their negotiations with Company D and the due diligence they had conducted, they did not believe that Company D would be willing to further increase its proposal, and that, based on their negotiations with Company F and Company H as well as the diligence that they had conducted to date, they did not believe that Company F or Company H were likely to propose a transaction on terms superior to those then proposed by Targa, in part because both Company F and Company H would need at least 30 days to conduct due diligence and determine whether to make definitive proposals and that both companies had requested exclusivity prior to doing so. The Board and management discussed the risk that if ATLS delayed moving forward with Targa at the time, such a delay could jeopardize the transaction with Targa (particularly considering the recent drop in the stock price of ATLS and other energy stock prices), and that any merger agreement that it entered into with Targa would contain provisions that would allow a third party to make a superior proposal for ATLS. The ATLS GP Board authorized senior management to proceed in finalizing a transaction with Targa.

The APL GP Board also met on October 10, 2014. Senior management of APL and representatives of Wachtell Lipton, Covington and Stifel were also present. At the meeting, the Chairman of the APL GP Conflicts Committee and a representative from Covington reviewed with the APL GP Board the work done by the APL GP Conflicts Committee and its advisors to date. Representatives of Stifel provided an overview of the business and operations of both APL and TRP and then reviewed with the APL GP Board Stifel’s financial analyses of the financial terms of TRP’s revised non-binding written indication of interest received by the APL GP Conflicts Committee on October 7, 2014. In addition, a representative from Wachtell Lipton discussed the conditions to closing of the ATLS Merger and the APL Merger as set forth in the then-current drafts of the ATLS Merger Agreement and the APL Merger Agreement, as applicable.

Over the next three days, ATLS, APL, TRC and TRP worked with their advisors to finalize the merger agreements, separation and distribution agreement, employee matters agreement, voting agreements and related materials, including the reimbursement side letter related to the transaction termination fees between ATLS and APL and the non-compete agreements from Edward Cohen, Jonathan Cohen, and Eugene Dubay. As a result of the negotiations, by the evening of October 11, the parties had resolved certain of the key open issues and had agreed that ATLS would be entitled to terminate the ATLS Merger Agreement to accept a superior proposal, that the ATLS GP, APL GP and TRC Boards would have the ability to change their recommendation to their respective equityholders in certain circumstances relating to a competing acquisition proposal or an “intervening event,” and to the scope of the no-solicitation provisions. The parties had also made progress on their negotiation of the separation and distribution agreement and related agreements. The parties had not yet resolved the open point regarding whether a termination fee would be paid if the other merger agreement was terminated in a situation where the affiliated party was required to pay a termination fee. Targa had indicated that it would not move forward without a termination fee being paid in this situation although indicated that it may be willing to accept a lower amount in this situation. ATLS again discussed the issue with the APL GP Conflicts Committee, which indicated that it would not agree to payment of a termination fee unless it was reimbursed for payment of the fees. ATLS and the APL GP Conflicts Committee agreed to make a proposal to Targa regarding termination fees, including that the termination fee in this situation would be 50% of the full termination fee and that they would further discuss the amount of that fee that would be reimbursed by ATLS or APL to the other.

On October 11, 2014, TRC formally engaged Wells Fargo Securities, LLC as financial advisor to the TRC Board in connection with the proposed transaction.

On the evening of October 11, 2014, Wachtell Lipton and Covington made a proposal on behalf of ATLS and APL to resolve the open items regarding termination fees, which Vinson & Elkins agreed to, on behalf of Targa, on October 12, 2014 and which provided for an agreed upon termination fee, an agreement with respect to the payment of 50% of the termination fees if the other merger agreement was terminated in specified situations where the affiliated party was required to pay a termination fee, reciprocal termination fee triggers relating to the TRC shareholder vote and no payment of expenses if the APL unitholders did not approve the APL Merger Agreement.

On October 12, 2014, ATLS and APL (acting through the APL GP Conflicts Committee) and their respective advisors negotiated the terms of the reimbursement agreement relating to specified circumstances where the action of one Atlas party resulted in the payment of 50% of the termination fees (or expenses) by the other Atlas party.

During the afternoon of October 12, 2014, the ATLS GP Board met to receive an update on the status of negotiations with TRC and TRP with the understanding that the ATLS GP Board would reconvene later that evening once the open issues had been resolved. ATLS and representatives of Wachtell Lipton, Citi and Deutsche Bank were also present. At this meeting, the ATLS GP Board reviewed the Transactions and related matters with the assistance of ATLS’s senior management, legal advisors, Citi and representatives of Deutsche Bank. Wachtell Lipton also described the terms of the transaction agreements and summarized the current open issues. The primary open issues that remained were the level of divestiture commitment from TRC and TRP in connection with certain regulatory approvals and the non-compete that TRC and TRP had indicated they would request from certain ATLS and APL executives but that had not yet been negotiated. Also during the afternoon of October 12, 2014, the APL GP Conflicts Committee met to receive an update on the status of the negotiations with TRP with the understanding that the APL GP Conflicts Committee would reconvene later that evening once the open issues had been resolved. Representatives from Stifel and Covington were also present. A representative from Stifel updated the APL GP Conflicts Committee on the status of its financial analysis and fairness opinion which were still being reviewed by its fairness opinion committee and that Stifel expected to be in a position to render its opinion later that evening. A representative from Covington reviewed the duties of the APL GP Conflicts Committee in considering whether to recommend to the APL GP Board that it approve the proposed merger with TRP, including the provisions of the APL partnership agreement regarding transactions involving potential conflicts of interest. Representatives from Covington then reviewed the terms of the proposed APL Merger Agreement and other transaction agreements (including the reimbursement agreement) with the APL GP Conflicts Committee.

Following these meetings, the parties reached agreement on the remaining key open issues in the transaction agreements and Vinson & Elkins sent drafts of the non-compete agreements that it would be asking Edward Cohen, Jonathan Cohen and Eugene Dubay to execute in connection with the transactions.

During the afternoon of October 12, 2014, the TRP Committee held a telephonic meeting, at which representatives from RLF, Evercore and Vinson & Elkins participated. The representatives from Vinson & Elkins provided the TRP Committee with an overview of various matters relating to the proposed transaction and the terms of the transactions agreements. The Evercore representatives also presented various financial analyses regarding the proposed transaction. Next, at the request of the TRP Committee, Evercore rendered its oral opinion (which was subsequently confirmed in writing) to the TRP Committee that, as of October 12, 2014, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration (as described and set forth in the Evercore opinion) to be paid by TRP pursuant to the APL Merger Agreement is fair, from a financial point of view, to the holders of TRP common units other than the parties to the APL Merger Agreement and any affiliates thereof including, without limitation, TRC, APL or ATLS. The RLF representatives also discussed the draft amendment to the TRP partnership agreement to effect the giveback of distributions relating to the IDRs contemplated by the proposed transaction. After discussion, the TRP Committee unanimously (1) approved the proposed transaction (including the APL Merger Agreement and the amendment to the TRP partnership agreement), and (2) recommended that the TRP GP Board approve the merger agreement and the amendment to the TRP partnership agreement and the transactions contemplated thereby.

Also during the afternoon on October 12, 2014, the TRP GP Board held a meeting during which management provided an update on negotiations, a representative of Evercore made a presentation and a representative of Vinson & Elkins summarized the proposed transaction terms. The TRP Board also established a deal committee consisting of Messrs. Pearl and Evans (the “TRP Deal Committee”) to approve final terms of the transaction documents. Following a discussion, the TRP GP Board approved the transactions, subject to approval of final terms by the TRP Deal Committee.

Following the meeting of the TRP GP Board, the TRC Board held a meeting during which management provided an update on negotiations, and the TRC Board with the assistance of its legal and financial advisors, discussed TRC, ATLS and the proposed ATLS Merger. A representative of Vinson & Elkins then reviewed and discussed with the TRC Board the terms of the proposed transaction. The TRC Board also established a deal committee consisting of one management director and one independent director (“TRC Deal Committee”) to approve final terms of the transaction documents. Following a discussion, the TRC Board approved the transactions and resolved to submit the issuance of TRC common stock under the ATLS Merger Agreement to a vote of the TRC stockholders, subject to approval of final terms by the TRC Deal Committee.

During the evening of October 12, 2014, the APL GP Conflicts Committee reconvened to determine whether or not to approve the merger agreement providing for the merger of APL and TRP and the transactions contemplated thereby, including the reimbursement side letter related to the transaction termination fees. Representatives from Stifel and Covington were also present. A representative of Stifel reviewed its financial analyses relating to the APL Merger and then delivered Stifel’s oral opinion, which was subsequently confirmed in writing, stating that as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the APL Merger Consideration to be received by the holders of APL common units was fair, from a financial point of view, to the holders of APL common units (other than APL GP, ATLS and their respective affiliates). For a description of Stifel’s opinion, see the section of this proxy statement/prospectus entitled “—Opinion of the APL GP Conflicts Committee’s Financial Advisor.” After considering the terms of the APL Merger Agreement, the ATLS Merger Agreement and the other transaction documents, the opinion of Stifel and the other factors described in this proxy statement/prospectus under “—Recommendation to the APL Common Unitholders and the APL GP Conflicts Committee’s and the APL GP Board’s Reasons for the APL Merger,” the APL GP Conflicts Committee, (1) determined that the APL Merger Agreement is advisable and in the best interests of APL and the unitholders of APL other than APL GP, ATLS and their respective affiliates, (2) approved the APL Merger Agreement and the transactions contemplated thereby and (3) recommended approval of the APL Merger Agreement by the APL GP Board. Following this meeting, the full APL GP Board (other than Edward Cohen and Jonathan Cohen, who recused themselves), after considering, among other factors, the recommendation of the APL GP Conflicts Committee, (1) determined that it is in the best interests of APL and its common unitholders, and declared it advisable, to enter into the APL Merger Agreement, (2) approved the execution, delivery and performance of the APL Merger Agreement and the transactions contemplated thereby and (3) resolved to submit the APL Merger Agreement to a vote of the APL common unitholders and recommend approval of the APL Merger Agreement by the APL common unitholders. The APL GP Board then directed management to finalize and execute the APL Merger Agreement and the related agreements on the terms reviewed with the APL GP Board.

During the evening of October 12, 2014, the ATLS GP Board also reconvened to determine whether or not to approve the merger agreement providing for the merger of ATLS and TRC and the transactions contemplated thereby (including the spin-off transactions and the APL Merger). Senior management of ATLS and representatives of Wachtell Lipton, Citi and Deutsche Bank and were also present. Representatives of Wachtell Lipton reviewed the resolution of the open items that it had described at the board meeting earlier that day and reviewed the duties of the ATLS GP Board in determining whether to approve the merger agreements. The ATLS GP Board further reviewed the Transactions and related matters with the assistance of ATLS’s senior management, Citi and Deutsche Bank. After considering the terms of the ATLS Merger Agreement, the APL Merger Agreement and the other transaction documents and other factors, the ATLS GP Board (1) determined that it is in the best interests of ATLS and its common unitholders, and declared it advisable, to enter into the ATLS Merger Agreement, (2) approved the execution, delivery and performance of the ATLS Merger Agreement and the transactions contemplated thereby and (3) resolved to submit the ATLS Merger Agreement to a vote of the ATLS common unitholders and recommend approval of the ATLS Merger Agreement by the ATLS common unitholders. The ATLS GP Board then directed management to finalize and execute the ATLS Merger Agreement, the APL Merger Agreement and the related agreements on the terms reviewed at the board meeting.

Following the conclusion of the ATLS GP and APL GP Board meetings, the parties and their advisors worked to finalize the transaction agreements and to resolve the terms of the non-compete agreements.

Early in the morning on October 13, 2014, Mr. Perkins presented final transaction terms to the TRP Deal Committee and the TRC Deal Committee and the respective committee members provided their approval of the final terms and directed Targa management to finalize and execute the merger agreements and the related agreements.

Prior to the market open on the morning of October 13, 2014, the parties executed the ATLS Merger Agreement, the APL Merger Agreement and related agreements and the Atlas Mergers were announced.

Following the announcement of the transactions, Stifel discovered that there were some minor data modifications and model corrections that it desired to make to the final presentation it made to the APL GP Conflicts Committee on October 12, 2014. These modifications and clarifications resulted in, among other things, changes to the data presented and corresponding imputed ranges of value for APL and TRP that had been presented on October 12, 2014. The APL GP Conflicts Committee met along with representatives from Stifel and Covington on November 6, 2014 to discuss these clarifications. Stifel presented the final numbers reflecting the modifications and clarifications, which are described in the section of this proxy statement/prospectus entitled “The Transactions—Opinion of the APL GP Conflicts Committee’s Financial Advisor,” and discussed them with the APL GP Conflicts Committee, noting that such modifications and clarifications resulted in immaterial differences to the overall presentation and those corrections would not have changed Stifel’s overall determination as of October 12, 2014, that, based on all of the valuation analyses conducted by Stifel and based upon and subject to the factors, assumptions, limitations and qualifications set forth in Stifel’s opinion, the APL Merger Consideration to be received by the unaffiliated holders of APL common units in the APL Merger pursuant to the APL Merger Agreement was fair, from a financial point of view, to such holders. Stifel also noted that the corrections had not caused it to withdraw or modify its opinion, delivered orally to the APL GP Conflicts Committee on October 12, 2014 and subsequently confirmed in writing as of October 12, 2014, as to the fairness, from a financial point of view, as of the date of such opinion and based upon and subject to the factors, assumptions, limitations and qualifications set forth in such opinion, of the APL Merger Consideration to be received by the unaffiliated holders of APL common units in the APL Merger pursuant to the APL Merger

Agreement to such holders. After discussing the matter, the APL GP Conflicts Committee, by unanimous vote, determined to continue to recommend approval of the APL Merger Agreement to the APL GP Board. Such corrected presentation and continued approval recommendation was discussed with, the full APL GP Board at a meeting on November 11, 2014, and the APL GP Board, by unanimous vote (other than Edward Cohen and Jonathan Cohen, who recused themselves), determined to continue to recommend approval of the APL Merger Agreement to the unaffiliated holders of APL common units.

Recommendation to the APL Common Unitholders and the APL GP Conflicts Committee’s and the APL GP Board’s Reasons for the APL Merger

The APL GP Board designated and appointed Tony A. Banks, Martin Rudolph and Curtis D. Clifford to serve on the APL GP Conflicts Committee for the purpose of evaluating, reviewing and negotiating specified strategic alternatives involving APL, including the APL Merger and the APL Merger Agreement, and making a recommendation to the APL GP Board with respect to any such strategic alternatives. On October 12, 2014, the APL GP Conflicts Committee unanimously (i) determined that the APL Merger Agreement is advisable and in the best interests of APL and the APL common unitholders other than APL GP, ATLS and their respective affiliates; (ii) approved the APL Merger Agreement and the transactions contemplated thereby; and (iii) recommended approval of the APL Merger Agreement to the APL GP Board.

After considering such recommendation, the APL GP Board (other than Edward Cohen and Jonathan Cohen, who recused themselves) (i) determined that the APL Merger and the other transactions contemplated by the APL Merger Agreement are advisable and in the best interests of APL and the APL common unitholders, (ii) approved and adopted the APL Merger Agreement and the transactions contemplated thereby, and (iii) resolved to recommend the approval of the APL Merger Agreement and the transactions contemplated thereby, including the APL Merger, by the APL common unitholders at a special meeting to be held to approve the APL Merger.

Both the APL GP Conflicts Committee and the APL GP Board believe, based on their consideration of the factors described below, that the terms of the APL Merger Agreement are advisable and in the best interests of APL and the APL common unitholders other than APL GP, ATLS and their respective affiliates.

The APL GP Conflicts Committee

In evaluating, and in making determinations with respect to, the APL Merger Agreement and the APL Merger, the APL GP Conflicts Committee considered information with respect to APL’s and TRP’s financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends. The APL GP Conflicts Committee considered the following factors, each of which the APL GP Conflicts Committee believes supports its determination as to the advisability of the APL Merger Agreement:

•	the then-current and historical market prices of APL common units, including the fact that the APL Merger Consideration consisting of (a) TRP common units at an exchange ratio of 0.5846 (which was higher than the trailing 12-month average exchange ratio between TRP common units and APL common units) and (b) $1.26 in cash per APL common unit represents a 15% premium over the closing price of $33.62 on October 10, 2014, the last trading day prior to the announcement of the entry into the APL Merger Agreement;

•	the presentation by Stifel to the APL GP Conflicts Committee on October 12, 2014 and the oral opinion delivered by Stifel to the APL GP Conflicts Committee that was subsequently confirmed in writing that, as of such date and based upon and subject to the assumptions and limitations as set forth in its written opinion, the APL Merger Consideration was fair, from a financial point of view, to the holders of APL common units (other than to APL GP, ATLS and their respective affiliates), as more fully described in the section entitled “—Opinion of APL GP Conflicts Committee’s Financial Advisor”;

•	the APL GP Conflicts Committee’s understanding of APL and its business as well as its financial performance, results of operations and future prospects and Stifel’s presentation to the APL GP Conflicts Committee, which supported the APL GP Conflicts Committee’s view that the APL Merger Consideration reflected, among other things, a reasonable premium to the then-current APL market price;

•	the APL GP Conflicts Committee’s consideration that the benefit of continuing as an independent public company would not be as valuable as the APL Merger Consideration being offered because of the potential risks and uncertainties associated with the future prospects of APL, in light of APL’s projected capital expenditures, leverage and cost of capital;

•	that, in receiving TRP common units in the APL Merger, the APL common unitholders will be provided an opportunity to participate in a combined entity that, among other things, is significantly larger than APL, will have a stronger balance sheet and will be capable of pursuing significantly larger growth opportunities, and will participate in the increased quality and diversification of the assets and operations of the combined entity, in each case as compared to APL as a standalone entity;

•	the fact that a significantly larger portion of the combined entity’s revenues would come from fixed-fee contracts as compared to APL as a standalone entity;

•	the combined entity’s improved credit profile and greater financial flexibility due to lower leverage and cost of capital when compared with APL as a standalone entity;

•	the APL GP Conflicts Committee’s belief that, while cash distributions will initially be lower for former holders of APL common units following the closing of the APL Merger, the combined entity offered better prospects for cash distribution growth than did APL as a standalone entity, and that distributable cash flow attributable to the APL common unitholders would eventually be higher in the combined entity;

•	that APL common unitholders, generally, will not recognize income or loss for U.S. federal income tax purposes with respect to the APL Merger Consideration, except to the extent of the APL Cash Consideration;

•	that the exchange ratio for the portion of the APL Merger Consideration consisting of TRP common units was fixed and therefore the value of the APL Merger Consideration would increase in the event the market price of TRP common units increased prior to the closing;

•	that the APL GP Conflicts Committee successfully negotiated an increase of the exchange ratio initially offered by TRP for the portion of the APL Merger Consideration consisting of TRP common units from 0.5791 to 0.5846;

•	that, in connection with the APL Merger, in addition to the APL Merger Consideration, holders of APL common units will also benefit from the IDR Giveback Amendment (as defined under “The Transaction Agreements—IDR Giveback Amendment”), totaling $77.5 million, which represents approximately $0.20 per APL common unit on a present value basis;

•	that TRC and TRP agreed to acquire both APL GP and APL, whereas certain of the other potential acquirors were more focused on the acquisition of only APL GP;

•	access to complementary assets, including, among others, assets in the Permian basin, as well as to strategic assets, such as the Bakken Shale and Barnett Shale and TRP’s storage facilities at Mont Belvieu;

•	access to the benefit of the significant experience of the Targa management team in the gathering and processing business as well as downstream logistics and marketing business;

•	the belief by the APL GP Conflicts Committee that, based on its consideration of, and discussion with its financial advisor and APL GP management concerning, other potential strategic options, the APL Merger Consideration was the most favorable value that could be obtained for APL’s unaffiliated unitholders;

•	the terms of the APL Merger Agreement, including:

•	the requirement that the APL Merger Agreement be approved by the affirmative vote of a majority of the outstanding APL common units at the APL special meeting;

•	a closing condition that a material adverse effect with respect to TRP must not have occurred prior to the closing date;

•	the inclusion of a provision that permits the APL GP Board (upon the recommendation of the APL GP Conflicts Committee), under specified circumstances, to respond to and engage in discussions regarding unsolicited proposals to acquire APL;

•	the inclusion of a provision that permits the APL GP Board (upon the recommendation of the APL GP Conflicts Committee), under specified circumstances, to change or withdraw its recommendation with respect to the APL Merger Agreement upon receipt of an unsolicited proposal to acquire APL that the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) determines to be financially superior to the holders of APL common units than the APL Merger Agreement and the APL Merger;

•	the ability of the APL GP Board (upon the recommendation of the APL GP Conflicts Committee), under certain circumstances, to change or withdraw its recommendation with respect to the APL Merger Agreement in response to a material event, circumstance, state of facts, occurrence, development or change not known to the APL GP Conflicts Committee on the date of the APL Merger Agreement, provided that the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) determines that failure to take such action would breach its duties to APL common unitholders;

•	the fact that APL would be entitled to receive a termination fee of $61.45 million or a payment in respect of expenses of $20.45 million from TRP if the APL Merger Agreement is terminated as a result of the ATLS Merger Agreement being terminated in circumstances where ATLS would be entitled to receive a termination fee or a payment in respect of expenses, as applicable, from TRC under the ATLS Merger Agreement;

•	the other terms and conditions of the APL Merger Agreement, as discussed in the section entitled “The Transaction Agreements—The APL Merger Agreement,” which the APL GP Conflicts Committee, after consulting with its legal counsel, considered to be reasonable and consistent with precedents it deemed relevant; and

•	the fact that TRP’s obligation to complete the APL Merger is not conditioned on receipt of financing.

In evaluating the fairness and advisability of the APL Merger and the APL Merger Agreement, the APL GP Conflicts Committee also considered, among other factors, the following, each of which the APL GP Conflicts Committee viewed as being generally negative or unfavorable:

•	that the exchange ratio for the portion of the APL Merger Consideration consisting of TRP common units was fixed and therefore the value of the APL Merger Consideration would decrease in the event that the market price of TRP common units decreased prior to the closing, however, the APL GP Conflicts Committee on the whole believed that the positive attributes of a fixed exchange ratio described above, together with the closing condition that a material adverse effect with respect to TRP must not have occurred as well as the requirement that the APL Merger Agreement must be approved by the holders of a majority of the outstanding APL common units and the other positive factors described above, outweighed this potential negative attribute;

•	the trading price of TRP common units at the time the APL Merger was approved was near its highest price in the preceding several months;

•	despite greater distributable cash flow on a pro forma basis, if TRP does not increase its cash distributions per TRP common unit, holders of APL common units could receive on a pro forma basis smaller cash distributions than they might receive from APL on their existing APL common units;

•	the APL GP Conflicts Committee did not conduct an auction process for the acquisition of APL, though APL GP engaged in discussions regarding potential strategic opportunities with a number of potential acquirors in the industry;

•	consummation of the APL Merger is subject to certain conditions that are outside APL’s control, such as the simultaneous consummation of the ATLS Merger, and that the ATLS Merger must be approved by both the ATLS unitholders and the TRC stockholders;

•	the potential conflicts of interest of the executive officers and non-independent managers of APL GP involved in negotiating the APL Merger Agreement;

•	the risk that potential benefits sought in the APL Merger might not be fully realized;

•	that APL has incurred and will continue to incur significant transaction costs and expenses in connection with the APL Merger, whether or not the APL Merger is completed;

•	the potential for disruptions to APL’s operations following the announcement of the APL Merger, including potentially the loss of key employees, which increases the risk that APL would be unable to continue to execute on its current business plans in the event that the APL Merger is not consummated;

•	that APL GP had the ability to veto any transaction involving APL;

•	the restrictions in the APL Merger Agreement regarding APL’s ability to terminate the APL Merger Agreement to accept a financially superior alternative proposal received by APL;

•	the APL Merger Agreement’s covenants restricting the conduct of APL’s business, including, among other things, restricting APL’s ability (subject to certain exceptions) to enter into new material contracts, as well as issue new securities of APL, without TRP’s consent, which could affect APL’s performance until the APL Merger is consummated or abandoned;

•	the risk that, while the APL Merger is expected to be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the APL Merger will be satisfied, and as a result, it is possible that the APL Merger may not be completed;

•	the risks and costs to APL if the APL Merger is not consummated, including the potential effect of the diversion of management and employee attention from APL’s business and the substantial expenses which APL will have incurred, including in connection with any related litigation;

•	the fact that, if the APL Merger Agreement is terminated under certain circumstances, including as a result of the APL GP Board changing its recommendation that APL common unitholders vote in favor of the APL Merger, APL will be required to pay TRP a termination fee of $122.9 million;

•	the fact that, should the APL Merger Agreement be terminated as a result of the ATLS Merger Agreement being terminated in circumstances where ATLS is required to pay a termination fee or a payment in respect of expenses to TRC under the ATLS Merger Agreement, APL would be required to pay a termination fee of $61.45 million or a payment in respect of expenses of $20.45 million, as applicable, under the APL Merger Agreement to TRP, and, in either case, APL would only be reimbursed $17.8 million by ATLS for such payment; and

•	the fact that APL would be required to reimburse ATLS $17.8 million if the ATLS Merger Agreement is terminated as a result of the APL Merger Agreement being terminated and ATLS is obligated to pay a termination fee to TRC under the ATLS Merger Agreement.

The APL GP Conflicts Committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the APL Merger. The APL GP Conflicts Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the APL Merger to APL common unitholders:

•	the APL Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding APL common units at the Partnership Unitholder Meeting, as discussed in the section entitled “The APL Special Meeting—Vote Required”;

•	the APL GP Conflicts Committee retained and received advice from Stifel, as financial advisor, and Covington, as legal advisor, each of which has extensive experience in transactions similar to the APL Merger;

•	the APL GP Conflicts Committee was advised by its financial and legal advisors at each stage of the process and held numerous meetings to discuss and evaluate the APL Merger, negotiated through representatives of APL GP with representatives of TRP regarding the APL Merger Consideration and the other terms of the APL Merger Agreement, and successfully negotiated an increase to the exchange ratio offered as part of the APL Merger Consideration;

•	the fact that the APL Merger Agreement may only be amended with the written agreement of both parties;

•	the APL GP Conflicts Committee consists solely of independent and disinterested managers; the members of the APL GP Conflicts Committee (i) are not employees of APL or any of its subsidiaries, (ii) are not affiliated with TRP or any of its affiliates and (iii) have no financial interest in the APL Merger that is different from that of holders of APL common units, other than as discussed in the section entitled “—Interests of Certain Persons in the Transactions”;

•	the compensation of the APL GP Conflicts Committee members was in no way contingent on their approving the APL Merger Agreement and taking other actions described in this proxy statement/prospectus;

•	the APL GP Conflicts Committee received an opinion from Stifel, and relied upon such opinion, as to the fairness as of the date of such opinion, from a financial point of view, of the APL Merger Consideration to the holders of APL common units (other than APL GP, ATLS and their respective affiliates), as summarized below in the section entitled “—Opinion of the APL GP Conflicts Committee’s Financial Advisor”; and

•	the recognition by the APL GP Conflicts Committee that it had no obligation to recommend the approval of the APL Merger or any other transaction.

The foregoing discussion of the factors considered is not intended to be exhaustive, but sets forth the principal factors considered by the APL GP Conflicts Committee in its consideration of the APL Merger Agreement and APL Merger. In view of the variety of factors considered in connection with its evaluation of the APL Merger Agreement and APL Merger, the APL GP Conflicts Committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the APL GP Conflicts Committee may have given differing weights to different factors. The APL GP Conflicts Committee understood that there can be no assurance of future results, including results considered or expected as described in the factors above. While the APL GP Conflicts Committee considered potentially positive and negative factors, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors, and at a meeting held on October 12, 2014, the APL GP Conflicts Committee unanimously:

•	determined that the terms of the APL Merger Agreement are advisable and in the best interests of APL and the unitholders of APL other than APL GP, ATLS and their respective affiliates;

•	approved the APL Merger Agreement and the transactions contemplated thereby; and

•	recommended the approval of the APL Merger Agreement by the APL GP Board.

APL GP Board

At a meeting that immediately followed the APL GP Conflicts Committee meeting, the APL GP Board, with Edward Cohen and Jonathan Cohen recusing themselves, approved the APL Merger Agreement and determined to submit it to the APL common unitholders to vote upon its adoption and recommended that the APL common unitholders to vote in favor of the APL Merger Agreement. Edward Cohen and Jonathan Cohen chose to recuse themselves due to their interests in the ATLS Merger and the Spin-Off. In particular, the APL GP Board considered and adopted:

•	the APL GP Conflicts Committee’s analysis, conclusions, and unanimous determination that the APL Merger Agreement and the APL Merger are advisable and in the best interests of APL and the unitholders of APL other than APL GP, ATLS and their respective affiliates;

•	the APL GP Conflicts Committee’s unanimous recommendation that the APL GP Board approve the APL Merger Agreement; and

•	the same matters considered and adopted by the APL GP Conflicts Committee.

The foregoing discussion of the information and factors considered by the APL GP Board includes all of the material factors considered by the APL GP Board, but it is not intended to be exhaustive and may not include all of the factors considered by the APL GP Board. In view of the wide variety of factors considered in connection with its evaluation of the APL Merger and the complexity of these matters, the APL GP Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that its determination to approve the APL Merger Agreement and the transactions contemplated thereby, including the APL Merger, and to make its recommendations to APL common unitholders. In addition, individual members of the APL GP Board may have given weights to different factors. The APL GP Board conducted an overall review of the factors described above, including through discussions with APL’s management and outside legal and financial advisors.

After considering this information, the APL GP Board, acting upon the unanimous recommendation of the APL GP Conflicts Committee, determined that the APL Merger Agreement and the transactions contemplated thereby, including the APL Merger, are advisable and in the best interests of APL and the APL common unitholders. The APL GP Board, acting upon the unanimous recommendation of the APL GP Conflicts Committee, approved the APL Merger Agreement and the transactions contemplated thereby, and recommends that the APL common unitholders vote FOR the APL Merger proposal and FOR the APL compensation proposal.

This explanation of the APL GP Conflicts Committee’s and the APL GP Board’s reasons for the APL Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of the APL GP Conflicts Committee’s Financial Advisor

On October 12, 2014, Stifel delivered its written opinion, dated October 12, 2014, to the APL GP Conflicts Committee that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the APL Merger Consideration to be received by holders of APL common units (other than APL GP, ATLS and their respective affiliates) in the APL Merger pursuant to the APL Merger Agreement was fair to such holders from a financial point of view.

The full text of the written opinion of Stifel, dated October 12, 2014, is attached as Annex C and is incorporated into this document by reference. The summary of Stifel’s fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Unitholders are urged to read the opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Stifel in connection with such opinion.

Stifel’s opinion was for the information of, and directed to, the APL GP Conflicts Committee for its information and assistance in connection with its consideration of the financial terms of the APL Merger and, with the APL GP Conflicts Committee’s consent, was also for the information and assistance of the APL GP Board in connection with its consideration of the financial terms of the APL Merger. Stifel’s opinion did not constitute a recommendation to the APL GP Conflicts Committee or the APL GP Board as to how the APL GP Conflicts Committee or the APL GP Board should vote on the APL Merger nor does it constitute a recommendation as to whether the unitholders of APL should approve the APL Merger or any other transaction at any meeting of the unitholders convened in connection with the APL Merger. In addition, Stifel’s opinion did not compare the relative merits of the APL Merger with any other alternative transactions or business strategies which may have been available to APL and did not address the underlying business decision of the APL GP Conflicts Committee, the APL GP Board or APL to proceed with or effect the APL Merger. Stifel was not requested to, and did not, explore alternatives to the APL Merger or solicit the interest of any other parties in pursuing transactions with APL.

Stifel’s opinion was limited to whether the APL Merger Consideration was fair, from a financial point of view as of the date of the opinion, to the holders of APL common units (other than APL GP, ATLS and their respective affiliates), and did not address (i) any other term or aspect of the APL Merger Agreement or the APL Merger, (ii) the ATLS Merger, (iii) the transactions contemplated by the separation agreement, (iv) the APL Class E Preferred Unit redemption or (v) the consideration to be received by holders of APL Class D Preferred Units. Stifel’s opinion also did not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by APL or the APL GP Conflicts Committee; (ii) the legal, tax, regulatory or accounting consequences of the APL Merger on APL, the holders of APL’s securities or any other party; (iii) the fairness of the amount or nature of any compensation to any of APL’s officers, directors or employees, or class of such persons, relative to the compensation to the public holders of APL’s securities; (iv) the effect of the APL Merger on, or the fairness of the consideration to be received by, holders of any class of securities of APL other than APL common units, or APL GP or any class of securities of any other party to any transaction contemplated by the APL Merger Agreement; (v) whether TRP had sufficient cash, available lines of credit or other sources of funds to enable it to pay the cash consideration to the holders of APL common units at the closing of the APL Merger; or (vi) any consideration to be received by APL GP. Stifel assumed the accuracy and completeness of assessments by APL, TRP and their respective advisors with respect to legal, regulatory, accounting, tax and their financial matters; further, Stifel expressed no opinion with respect to the tax attribution of TRP common units. Furthermore, Stifel did not express any opinion therein as to the prices, trading range or volume at which TRP’s, APL’s or ATLS’s securities will trade following public announcement or consummation of the APL Merger.

In rendering its opinion, Stifel has, among other things:

•	reviewed the audited consolidated financial statements of APL contained in its Annual Reports on Form 10-K for the three years ended December, 31, 2013 and unaudited consolidated financial statements of APL contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

•	reviewed the audited consolidated financial statements of TRP contained in its Annual Reports on Form 10-K for the three years ended December 31, 2013 and unaudited consolidated financial statements of TRP contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

•	reviewed (a) TRP offer letters, dated October 3, 2014 and October 7, 2014, (b) a draft of the APL Merger Agreement, dated October 12, 2014, (c) a draft of the Project Pipeline Proposed Transaction Structure, dated October 5, 2014, (d) a draft of the ATLS Merger Agreement, dated October 12, 2014 and (e) a draft of the separation agreement, dated October 8, 2014 (collectively, the “Transaction Documents”);

•	reviewed and analyzed certain non-publicly available information, as provided by APL and TRP, including internal financial analyses and forecasts, TRP’s financial model, dated September 24, 2014, APL’s financial model, dated October 3, 2014, TRP’s presentations, dated August 2014 and September 2014, and APL’s presentations, dated September 30, 2014 and October 1, 2014, which contained information concerning assets, economic projections and financial & industry metrics, and held discussions with TRP’s and APL’s senior management teams regarding the same and recent developments (collectively, the “Management Projections and Discussions”);

•	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

•	reviewed and discussed with APL’s management and TRP’s management certain other publicly available information concerning APL and TRP;

•	participated in certain discussions between representatives of APL and TRP;

•	reviewed the reported prices and trading activity of the equity securities of each of APL and TRP;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and

•	took into account Stifel’s assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of APL’s industry generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all information, financial or otherwise, that was made available, supplied, or otherwise communicated to Stifel by or on behalf of APL or TRP, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. Stifel further relied upon the assurances of the management of APL that they are unaware of any facts that would make such information incomplete or misleading. Stifel also relied upon the management of APL as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein), including the Management Projections and Discussions, provided to Stifel by APL or TRP, and Stifel assumed, at the direction of APL, that such forecasts and projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of APL and TRP, as applicable, as to the future operating and financial performance of APL and TRP, as applicable, and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasts and projections were based on numerous variables and assumptions that were inherently uncertain, including, without limitation, factors related to general economic and business conditions, and, accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Stifel relied on such forecasts and projections without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either APL or TRP since the date of the last financial statements of each such entity made available to them. Stifel had, with the APL GP Conflicts Committee’s consent and direction, relied upon APL provided forecasts, estimates and projections, including the Management Projections and

Discussions. Stifel was not requested to make or obtain, and did not make or obtain, an independent evaluation, appraisal or physical inspection of any assets owned or operated by APL or TRP or any other assets or liabilities of APL or TRP. Estimates of values of assets and cash flow forecasts do not purport to be appraisals or necessarily reflect the prices at which the assets may actually be sold. Stifel relied on such forecasts, estimates and projections, including the Management Projections and Discussions, without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel’s opinion was necessarily based upon economic, market, financial and other conditions and circumstances as they existed on, and on the information made available to Stifel or otherwise reviewed by them as of, the date of the opinion. It should be understood that subsequent developments may affect the conclusion reached in the opinion and that Stifel does not have any obligation to update, revise or reaffirm the opinion. Stifel assumed, with the APL GP Conflicts Committee’s consent, that there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the APL Merger would be satisfied and not waived. Stifel assumed that the definitive APL Merger terms and the Transaction Documents would not differ materially from the draft APL Merger terms and the Transaction Documents that it reviewed, that the APL Merger would be consummated and the APL Merger Consideration would be issued or paid, as applicable, on the terms and conditions described in the draft APL Merger Agreement that it reviewed, without any modification or waiver of any material terms or conditions thereto, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the APL Merger would not have an adverse effect on APL or the APL Merger. Stifel assumed, without independent verification, that the representations and warranties of all parties to the Transaction Documents and all other related documents and instruments that were referred to therein were true and correct. Stifel further assumed that APL had relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the APL Merger.

In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods and financial analyses in reaching its opinion. The following is a summary of the material financial analyses performed by Stifel in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. Some of the summaries of the financial analyses include information presented in tabular format. In order to understand the financial analyses used by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel made its determination as to the fairness to the holders of APL common units (other than APL GP, ATLS and their respective affiliates) of the APL Merger Consideration to be received by such holders in the APL Merger pursuant to the APL Merger Agreement, from a financial point of view, as of the date of the opinion, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data presented and the corresponding imputed ranges of value for APL and TRP should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, and in the section of this proxy statement/prospectus entitled “The Transactions—Background of the Atlas Mergers,” including the assumptions underlying these analyses.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before October 12, 2014 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In conducting its analysis, Stifel used the following primary methodologies to assess the fairness to the holders of APL common units (other than APL GP, ATLS and their respective affiliates) of the APL Merger Consideration to be received by such holders in the APL Merger pursuant to the APL Merger Agreement, from a financial point of view: discounted cash flow analysis, discounted distribution analysis, selected precedent transactions analysis and selected company analysis. These analyses were developed and applied collectively. Consequently, each individual methodology was not given a specific weight, nor can any methodology be viewed individually. Stifel also performed an illustrative pro forma merger analysis in which Stifel evaluated certain potential pro forma financial effects of the APL Merger relative to each of APL and TRP on a standalone basis.

Analysis of APL

TRP proposed to acquire each APL common unit issued and outstanding immediately prior to the APL Effective Time in exchange for 0.5846 TRP common units and $1.26 in cash. Based on TRP’s closing common unit price of $63.98 as of October 10, 2014 as reported on the NYSE, Stifel calculated the implied value of the consideration to be $38.66 (0.5846 x $63.98 + $1.26).

Stifel performed a series of analyses to derive an indicative valuation range for the APL common units and compared each one of the resulting implied value ranges per APL common unit to the implied value range of the APL Merger Consideration to be received by the unaffiliated APL unitholders.

Discounted Cash Flow Analysis

Stifel used financial forecasts of APL for the second half of calendar year 2014 through calendar year 2018, as provided by APL’s management, to perform a discounted cash flow analysis, which is designed to provide insight into a company’s future cash flow projections by discounting them to arrive at the net present value of these cash flows. In conducting this analysis, Stifel assumed that APL would perform in accordance with these forecasts. Stifel first estimated the terminal value of the projected cash flows by applying a range of exit multiples Stifel deemed relevant to APL’s estimated 2018 EBITDA, which multiples ranged from 11.5x to 12.5x. Stifel calculated projected unlevered free cash flow for the second half of calendar year 2014 through calendar year 2018 as derived by Stifel by applying assumptions that Stifel believed reasonable based on its knowledge of APL and MLPs to the projected financial information provided by APL’s management and discounted these cash flows and the terminal value to present values using discount rates of 9.0% – 10.0%, based on APL’s weighted average cost of capital (“WACC”) using the Capital Asset Pricing Model (“CAPM”), which takes into account certain company-specific metrics, including a company’s equity value and historical beta, as well as certain financial metrics for the United States financial markets generally. This analysis indicated a range of enterprise values which Stifel then decreased by APL’s net debt and minority interest to calculate a range of equity values. These equity values were then divided by fully-diluted units outstanding using the treasury stock method to calculate implied equity values per common unit ranging from $38 to $44. Stifel noted that the consideration to be received by holders of APL common units pursuant to the APL Merger of $38.66 is within such range.

Discounted Distribution Analysis

Stifel used financial forecasts of APL for the second half of calendar year 2014 through calendar year 2018, as provided by APL’s management, to perform a discounted distribution analysis, which is designed to provide insight into a company’s future distributions by discounting them to arrive at the net present value of these cash flows. In conducting this analysis, Stifel assumed that APL would perform in accordance with these forecasts. Stifel first estimated the terminal value of the distributions by applying a range of exit yields Stifel deemed relevant to APL’s estimated 2018 distribution, which yields ranged from 6.5% to 7.5%. Stifel calculated projected distributions per APL common unit for the second half of calendar year 2014 through calendar year 2018 as derived by Stifel by applying assumptions that Stifel believed reasonable based on its knowledge of APL and MLPs to the projected financial information provided by APL’s management and discounted these distributions and the terminal value to present values using APL’s estimated cost of equity discount rates of

11.0% – 12.0%, derived from APL’s CAPM, which takes into account certain company-specific metrics, including a company’s equity value and historical beta, as well as certain financial metrics for the United States financial markets generally. This analysis indicated a range of equity values. These equity values were then divided by fully-diluted units outstanding using the treasury stock method to calculate implied equity values per common unit ranging from $37 to $43. Stifel noted that the consideration to be received by holders of APL common units pursuant to the APL Merger of $38.66 is within such range.

Selected Precedent Transactions Analysis

Based on public and other information available to Stifel, Stifel calculated and compared the multiples of total enterprise value (“TEV”) to last twelve months (“LTM”) and one-year forward EBITDA implied in the APL Merger for APL to the corresponding multiples implied in the following 14 selected transactions which occurred since 2011 involving target companies with gathering and processing assets that Stifel deemed to have certain characteristics that were similar to those of APL, although Stifel noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the APL Merger or APL:

Announcement Date	Acquirer	Target
4/30/14	EQT Midstream Partners, LP	EQT Corporation
12/23/13	Regency Energy Partners LP	Eagle Rock Energy Partners, L.P.
10/21/13	Devon Energy Corporation	Crosstex Energy, L.P.
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.
5/6/13	Inergy Midstream, L.P.	Crestwood Holdings LLC
4/16/13	Atlas Pipeline Partners, L.P.	TEAK Midstream, L.L.C.
2/28/13	Regency Energy Partners LP	Energy Transfer Equity, L.P.
1/30/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
12/3/12	Atlas Pipeline Partners, L.P.	Cardinal Midstream, LLC
6/8/12	Global Infrastructure Partners	Chesapeake Energy Corporation
12/28/11	Chesapeake Midstream Partners, L.P.	Chesapeake Energy Corporation
12/12/11	MarkWest Energy Partners, L.P.	The Energy & Minerals Group
5/5/11	Kinder Morgan Energy Partners, L.P.	Petrohawk Energy Corporation
3/22/11	Anadarko Petroleum Corporation	BP America Production Company’s interest in processing plant

The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected precedent transactions and the multiples implied by the APL Merger:

Multiple:	1st Quartile	Median	Mean	3rd Quartile	Range of Multiples Utilized in the Analysis	Proposed Transaction
LTM TEV/EBITDA	14.5x	18.4x	16.6x	18.4	14.5x – 18.4x	16.4x
One-year forward TEV/EBITDA	9.3x	11.2x	11.5x	13.0x	9.3x – 13.0x	12.0x

Based on its review of the precedent transactions, Stifel applied the selected multiples to the corresponding LTM and one-year forward EBITDA of APL, in each case as provided by APL’s management.

This analysis resulted in the following ranges of implied equity values per common unit:

Benchmark	Range of Implied Equity Values per Common Unit
LTM TEV/EBITDA	$32 – $46
One-year forward TEV/EBITDA	$26 – $44

No transaction used in the precedent transactions analyses is identical to the APL Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies involved in the precedent transactions which in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the APL Merger is being compared. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, such as the impact of competition, industry growth and the absence of any adverse material change in the financial condition of APL or the companies involved in the precedent transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions which in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the APL Merger is being compared.

Selected Company Analysis

Stifel compared APL, from a financial point of view, to seven publicly-traded gathering and processing MLPs that Stifel deemed to be relevant based on their business profiles and financial metrics. Stifel compared APL’s estimated calendar year 2015 and 2016 financial metrics, as provided by APL’s management, to the estimated calendar year 2015 and 2016 financial metrics, obtained from available public sources, of the seven companies. Stifel believes that the group of companies listed below have business models similar to those of APL, but noted that none of these companies have the same management, composition, size, operations, financial profile or combination of businesses as APL:

•	Crestwood Midstream Partners LP

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	MarkWest Energy Partners, L.P.

•	Regency Energy Partners LP

•	Summit Midstream Partners, LP

•	Targa Resources Partners LP

Based on this information, Stifel calculated and compared the following multiples for APL and the selected comparable companies:

•	Multiples of TEV, which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar year 2015 and 2016 earnings before one-time charges, interest, taxes, stock-based compensation and depreciation and amortization, less IDRs (“TEV/Adjusted EBITDA”).

•	Multiples of price using the unit price to estimated calendar year 2015 distributable cash flow per limited partner unit, which is referred to as price-to-distributable cash flow (“P/DCF”).

•	The 2015 estimated distribution yields for the selected publicly-traded MLPs and APL, calculated as the estimated distribution per limited partner unit for the calendar year 2015 divided by the common unit price as of October 10, 2014.

The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected companies and the multiples implied by the APL Merger:

Multiple:	1st Quartile	Median	Mean	3rd Quartile	Range of Multiples Utilized in the Analysis	Proposed Transaction
CY 2015 TEV/Adjusted EBITDA	11.8x	12.4x	12.5x	13.4x	11.8x – 13.4x	12.9x
CY 2016 TEV/Adjusted EBITDA	10.1x	10.8x	10.7x	11.5x	10.1x – 11.5x	10.2x
CY 2015 P/DCF	14.5x	15.3x	14.9x	16.2x	14.5x – 16.2x	13.2x
CY 2015 Yield	5.5%	6.0%	6.5%	6.8%	5.5% – 6.8%	6.9%

This analysis resulted in the following ranges of implied equity values per common unit:

Benchmark	Range of Implied Equity Values per Common Unit
CY 2015 TEV/Adjusted EBITDA	$35 – $42
CY 2016 TEV/Adjusted EBITDA	$38 – $46
CY 2015 P/DCF	$40 – $44
CY 2015 Yield	$40 – $49

No company utilized in the selected company analysis is identical to APL. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond APL’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in APL’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Analysis of TRP

Discounted Cash Flow Analysis

Stifel used financial forecasts of TRP for the second half of calendar year 2014 through calendar year 2018, as provided by TRP’s management, to perform a discounted cash flow analysis, which is designed to provide insight into a company’s future cash flow projections by discounting them to arrive at the net present value of these cash flows. In conducting this analysis, Stifel assumed that TRP would perform in accordance with these forecasts. Stifel first estimated the terminal value of the projected cash flows by applying a range of exit multiples Stifel deemed relevant to TRP’s estimated 2018 EBITDA, which multiples ranged from 12.5x to 13.5x. Stifel calculated projected unlevered free cash flow for the second half of calendar year 2014 through calendar year 2018 as derived by Stifel by applying assumptions that Stifel believed reasonable based on its knowledge of TRP and MLPs to the projected financial information provided by TRP’s management and discounted these cash flows and the terminal value to present values using discount rates of 8.0% – 9.0%, based on TRP’s WACC using CAPM, which takes into account certain company-specific metrics, including a company’s equity value and historical beta, as well as certain financial metrics for the United States financial markets generally. This analysis indicated a range of enterprise values which Stifel then decreased by TRP’s net debt and minority interest to calculate a range of equity values. These equity values were then divided by fully-diluted units outstanding using the treasury stock method to calculate implied equity values per common unit ranging from $60 to $69.

Discounted Distribution Analysis

Stifel used financial forecasts of TRP for the second half of calendar year 2014 through calendar year 2018, as provided by TRP’s management, to perform a discounted distribution analysis, which is designed to provide insight into a company’s future distributions by discounting them to arrive at the net present value of these cash flows. In conducting this analysis, Stifel assumed that TRP would perform in accordance with these forecasts. Stifel first estimated the terminal value of the distributions by applying a range of exit yields Stifel deemed relevant to TRP’s estimated 2018 distribution, which yields ranged from 5.8% to 6.3%. Stifel calculated projected distributions per TRP common unit for the second half of calendar year 2014 through calendar year 2018 as derived by Stifel by applying assumptions that Stifel believed reasonable based on its knowledge of TRP and MLPs to the projected financial information provided by TRP’s management and discounted these distributions and the terminal value to present values using TRP’s estimated cost of equity discount rates of 10.0% – 11.0%, derived from TRP’s CAPM, which takes into account certain company-specific metrics, including a company’s equity value and historical beta, as well as certain financial metrics for the United States financial markets generally. This analysis indicated a range of equity values. These equity values were then divided by fully-diluted units outstanding using the treasury stock method to calculate implied equity values per common unit ranging from $58 to $64.

Selected Company Analysis

Stifel compared TRP, from a financial point of view, to seven publicly traded gathering and processing MLPs that Stifel deemed to be relevant based on their business profiles and financial metrics. Stifel compared TRP’s estimated calendar year 2015 and 2016 financial metrics, as provided by TRP’s management, to the estimated calendar year 2015 and 2016 financial metrics, obtained from available public sources, of the seven companies. Stifel believes that the group of companies listed below have business models similar to those of TRP, but noted that none of these companies have the same management, composition, size, operations, financial profile or combination of businesses as TRP:

•	Crestwood Midstream Partners LP

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	MarkWest Energy Partners, L.P.

•	Regency Energy Partners LP

•	Summit Midstream Partners, LP

•	Atlas Pipeline Partners, L.P.

Based on this information, Stifel calculated and compared the following multiples for TRP and the selected comparable companies:

•	Multiples of TEV, which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar year 2015 and 2016 earnings before one-time charges, interest, taxes, stock-based compensation and depreciation and amortization, less IDRs (“TEV/Adjusted EBITDA”).

•	Multiples of price using the unit price to estimated calendar year 2015 distributable cash flow per limited partner unit, which is referred to as price-to-distributable cash flow (“P/DCF”).

•	The 2015 estimated distribution yields for the selected publicly-traded MLPs and TRP, calculated as the estimated distribution per limited partner unit for the calendar year 2015 divided by the common unit price as of October 10, 2014.

The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected companies and the multiples implied by the APL Merger:

Multiple:	1st Quartile	Median	Mean	3rd Quartile	Range of Multiples Utilized in the Analysis
CY 2015 TEV/Adjusted EBITDA	11.5x	12.4x	12.5x	13.4x	11.5x – 13.4x
CY 2016 TEV/Adjusted EBITDA	9.7x	10.1x	10.5x	11.5x	9.7x – 11.5x
CY 2015 P/DCF	12.9x	15.3x	14.5x	16.2x	12.9x – 16.2x
CY 2015 Yield	6.0%	6.4%	7.0%	7.5%	6.0% – 7.5%

This analysis resulted in the following ranges of implied equity values per common unit:

Benchmark	Range of Implied TRP Equity Values per Common Unit
CY 2015 TEV/Adjusted EBITDA	$57 – $72
CY 2016 TEV/Adjusted EBITDA	$50 – $64
CY 2015 P/DCF	$54 – $68
CY 2015 Yield	$46 – $58

No company utilized in the selected company analysis is identical to TRP. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond TRP’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in TRP’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data

Illustrative Pro Forma Merger Analysis

Stifel also prepared an illustrative pro forma analysis of the potential financial impact of the APL Merger on APL and TRP using the standalone projections provided by both APL’s management and TRP’s management. For calendar years 2015 through 2018, Stifel compared the projected DCF per common unit and distributions per common unit, on a standalone basis for each of APL and TRP, to the projected DCF per common unit and distributions per common unit on a pro forma basis. The following presents the results of this analysis.

Relative to APL on a standalone basis, this analysis indicated that the APL Merger could be:

•	dilutive to APL’s estimated DCF per common unit in each of calendar years 2015 through 2018 by approximately 8.1%, 14.2%, 15.9% and 19.5%; and

•	dilutive to APL’s estimated distributions per common unit in each of calendar years 2015 through 2018 by approximately 22.7%, 21.3%, 22.1% and 20.0%.

Relative to TRP on a standalone basis, this analysis indicated that the APL Merger could be:

•	accretive to TRP’s estimated DCF per common unit in each of calendar years 2015 through 2018 by approximately 1.8%, 3.5%, 4.8% and 6.6%; and

•	accretive to TRP’s estimated distributions per common unit in each of calendar years 2015 through 2018 by approximately 3.2%, 4.1%, 4.9% and 6.5%.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual value of APL or TRP.

The APL GP Conflicts Committee selected Stifel to act as its financial advisor based on Stifel’s qualifications, expertise and reputation. Stifel is a nationally recognized investment banking and securities firm with substantial expertise in transactions similar to the APL Merger with membership on all the principal United States securities exchanges. Pursuant to an engagement letter between the APL GP Conflicts Committee and Stifel, dated October 6, 2014, APL agreed to pay Stifel an aggregate fee of $5.95 million, of which a $500,000 retainer fee was payable in four consecutive monthly installments of $125,000. Upon delivery of the fairness opinion, $5.45 million along with any unpaid portion of the $500,000 retainer fee became payable and is not contingent upon completion of the APL Merger. If any additional opinion is requested by the APL GP Conflicts Committee and delivered, an additional $500,000 will become payable. In addition, APL agreed to reimburse Stifel for certain reasonable expenses, including fees and expenses of counsel, and to indemnify Stifel for certain liabilities arising out of Stifel’s engagement.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. There were no other material relationships that existed during the two years prior to the date of Stifel’s opinion or that were mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the APL Merger, except that (i) Stifel provided fairness opinions to APL on April 16, 2013, to ARP, an affiliate of APL, on June 9, 2013 and to Atlas Growth Partners, L.P., an affiliate of APL, on September 22, 2014; (ii) Stifel was a co-managing underwriter in connection with ARP’s November 2012, June 2013 and May 2014 equity offerings, a co-placement agent on ARP’s at-the-market equity offering, which commenced on May 10, 2013 and ended on December 27, 2013, and a co-lead managing underwriter on ARP’s September 2014 perpetual preferred equity offering; (iii) Stifel served as co-managing underwriter in connection with APL’s March 2014 perpetual preferred equity offering and in connection with two equity offerings on December 3, 2012 and April 16, 2013; (iv) Stifel was a co-managing underwriter in connection with ARP’s July 2013 senior notes offering; and (v) Stifel acted as a co-managing underwriter in connection with TRP’s November 2012 equity offering. Stifel received customary compensation in connection with each of the foregoing engagements. Stifel may seek to provide investment banking services to APL or its affiliates in the future, for which it would seek customary compensation. In the ordinary course of business, Stifel and its clients may transact in the equity, equity-linked and debt securities of APL and, may at any time hold a long or short position in such securities. During such two year-period, Stifel received for such services aggregate fees of approximately $4.4 million from Atlas and approximately $220,000 from Targa.

Stifel may seek to provide investment banking services to TRP or its affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of business, Stifel and its clients may transact in the equity securities of each of APL and TRP and may at any time hold a long or short position in such securities.

Unaudited Financial Projections of TRP and APL

Neither TRP nor APL routinely publishes projections as to long-term future performance or earnings. However, in connection with the proposed APL Merger, management of TRP prepared and provided to the TRP GP Board internal projections that included future financial performance of TRP with respect to 2015 through 2018, and management of APL, sometimes referred to as APL management, prepared and provided to the APL GP Board internal projections that included future financial performance of APL with respect to 2015 through 2019. The projections were prepared solely for purposes of the APL Merger.

The non-public standalone projections for each of TRP and APL were provided to APL and TRP, respectively, for the purposes of evaluating the APL Merger and were also provided to Stifel for use in connection with its financial analysis and opinion described in the section titled “Opinion of the APL GP Conflicts Committee’s Financial Advisor.” A summary of these projections is included below to give APL unitholders access to certain unaudited projections that were made available to the APL GP Board and Stifel in connection with the APL Merger.

TRP and APL each caution you that uncertainties are inherent in projections of any kind. None of TRP, APL or any of their affiliates, officers, directors, managers, advisors or other representatives has made or makes any representation or can give any assurance to any APL unitholder regarding the ultimate performance of TRP or APL compared to the summarized information set forth below or that any projected results will be achieved.

The inclusion of the following summary projections in this proxy statement/prospectus should not be regarded as an indication that TRP, APL or their representatives considered or consider the projections to be necessarily predictive of actual or future performance or events, and the summary projections set forth below should not be relied upon as such.

The accompanying projections were not prepared with a view toward public disclosure or toward compliance with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants, but, in the view of the management of TRP and APL, were prepared on a reasonable basis, reflected the best available estimates and judgments based on the facts and circumstances existing at the time the projections were prepared, and presented, to the best of TRP management’s and APL management’s knowledge and belief, the expected course of action and the expected future financial performance of TRP and APL.

The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, TRP management and APL management, as applicable. Neither PricewaterhouseCoopers LLP nor Grant Thornton LLP nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the projections, nor has PricewaterhouseCoopers LLP nor Grant Thornton LLP expressed any opinion or any other form of assurance on such information or its achievability, and PricewaterhouseCoopers LLP nor Grant Thornton LLP assume no responsibility for, and disclaims any association with, the projections. The PricewaterhouseCoopers LLP and Grant Thornton LLP reports incorporated by reference into this proxy statement/prospectus relate to historical financial information of TRP and APL, respectively. Such reports do not extend to the projections included below and should not be read to do so.

While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions made by management of each of TRP and APL with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to each of TRP’s and APL’s businesses, all of which are difficult to predict and many of which are beyond TRP’s and APL’s control. In developing the projections, management of each of TRP and APL made numerous material assumptions, in addition to the assumptions described above, with respect to TRP for the period from 2015 to 2018 and APL for the period from 2015 to 2019, including:

•	the price of natural gas, NGL and oil;

•	the cash flow from existing assets and business activities;

•	organic growth opportunities and projected volume growth and the amounts and timing of related costs and potential economic returns;

•	the amount of maintenance and growth capital expenditures;

•	outstanding debt during applicable periods, and the availability and cost of capital; and

•	other general business, market and financial assumptions.

The summaries of the unaudited financial projections are not included in this proxy statement/prospectus in order to induce any APL unitholder to vote in favor of the APL Merger proposal. By including in this proxy statement/prospectus a summary of certain of the unaudited financial projections, neither TRP or APL, nor any of their representatives, have made or are making any representation to any person regarding the ultimate performance of TRP or APL compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year.

Unaudited Prospective Financial Information of TRP

The following table sets forth certain projected financial information for TRP for 2015 through 2018.

	2015E	2016E	2017E	2018E
	($ in millions, except per share/unit amounts)
TRP
Standalone Adjusted EBITDA (1)	$1,030	$1,131	$1,207	$1,210
Standalone Growth Capital Expenditures	$838	$370	$69	$53
Standalone Distributions per limited partner unit	$3.44	$3.72	$4.00	$4.28
Pro Forma Adjusted EBITDA (1)(2)	$1,534	$1,761	$1,955	$2,016
Pro Forma Growth Capital Expenditures (2)	$1,430	$962	$402	$373
Pro Forma Distributions per limited partner unit (2)	$3.55	$3.89	$4.21	$4.56

(1)	Adjusted EBITDA is net income attributable to TRP before: interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and debt redemptions, early debt extinguishments and asset disposals, non-cash risk management activities related to derivative instruments, certain non-cash compensation expenses and the non-controlling interest portion of depreciation and amortization expenses.
(2)	Pro forma after giving effect to the Transactions, as applicable, and includes synergies.

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) prepared in accordance with GAAP.

Unaudited Prospective Financial Information of APL

	2015E	2016E	2017E	2018E	2019E
	($ in millions, except per share/unit amounts)
APL
Adjusted EBITDA (1)	$485	$605	$718	$776	$816
Growth Capital Expenditures	$591	$592	$332	$320	$266
Distributable Cash Flow	$331	$429	$507	$561	$575
Distributions per limited partner unit	$2.68	$2.86	$3.13	$3.31	$3.44

(1)	Adjusted EBITDA is net income attributable ATLS or APL, as applicable, before: interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and debt redemptions, early debt extinguishments and asset disposals, non-cash risk management activities related to derivative instruments and the non-controlling interest portion of depreciation and amortization expenses.

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) prepared in accordance with GAAP.

NEITHER TRP NOR APL INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

No Appraisal Rights

The APL unitholders are not entitled to appraisal rights under applicable law or contractual appraisal rights under the APL partnership agreement or the APL Merger Agreement.

Antitrust and Regulatory Matters

Under the HSR Act, certain transactions, including the Atlas Mergers, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and all statutory waiting period requirements under the HSR Act have been satisfied. On October 24, 2014, TRP and APL filed the requisite notification and report forms under the HSR Act with the DOJ and FTC, and on November 4, 2014, TRP and APL received notice of early termination of the waiting period under the HSR Act. The ATLS Merger was not separately reportable under the HSR Act.

Listing of TRP Common Units to be Issued in the APL Merger; Delisting and Deregistration of APL Common Units

TRP expects to obtain approval to list, on the NYSE, the TRP common units to be issued pursuant to the APL Merger Agreement, which approval is a condition to the APL Merger. Upon completion of the APL Merger, APL common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

In conformity with accounting principles generally accepted in the United States and in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805—Business Combinations, TRC and TRP will account for the ATLS Merger and the APL Merger, respectively, as an acquisition of a business.

Pending Litigation

Between October and December 2014, five public unitholders of APL (the “APL Plaintiffs”) filed putative class action lawsuits against APL, ATLS, APL GP, its managers, TRC, TRP, TRP GP and MLP Merger Sub (the “APL Lawsuit Defendants”). These lawsuits are styled (a) Michael Evnin v. Atlas Pipeline Partners, L.P., et al., in the Court of Common Pleas for Allegheny County, Pennsylvania; (b) William B. Federman Family Wealth Preservation Trust v. Atlas Pipeline Partners, L.P., et al., in the District Court of Tulsa County, Oklahoma; (the “Tulsa Lawsuit”) (c) Greenthal Living Trust U/A 01/26/88 v. Atlas Pipeline Partners, L.P., et al., in the Court of Common Pleas for Allegheny County, Pennsylvania; (d) Mike Welborn v. Atlas Pipeline Partners, L.P., et al., in the Court of Common Pleas for Allegheny County, Pennsylvania; and (e) Irving Feldbaum v. Atlas Pipeline Partners, L.P., et al., in the Court of Common Pleas for Allegheny County, Pennsylvania (together, the “APL Lawsuits”). The Evnin, Greenthal, Welborn and Feldbaum APL Lawsuits have been consolidated as In re Atlas Pipeline Partners, L.P. Unitholder Litigation, Case No. GD-14-019245, in the Court of Common Pleas for Allegheny County, Pennsylvania (the “Consolidated APL Lawsuit”). In October and November 2014, two public unitholders of ATLS (the “ATLS Plaintiffs” and, together with the APL Plaintiffs, “Plaintiffs”) filed putative class action lawsuits against ATLS, ATLS GP, its managers, TRC and GP Merger Sub (the “ATLS Lawsuit Defendants” and, together with the APL Lawsuit Defendants, “Defendants”). These lawsuits are styled (a) Rick Kane v. Atlas Energy, L.P., et al., in the Court of Common Pleas for Allegheny County, Pennsylvania and (b) Jeffrey Ayers v. Atlas Energy, L.P., et al., in the Court of Common Pleas for Allegheny County, Pennsylvania (the “ATLS Lawsuits” and, together with the APL Lawsuits, the “Lawsuits”). The ATLS Lawsuits were consolidated as In re Atlas Energy, L.P. Unitholder Litigation, Case No. GD-14-019658, in the Court of Common Pleas for Allegheny County, Pennsylvania (the “Consolidated ATLS Lawsuit”), although the Kane lawsuit has since been voluntarily dismissed.

Plaintiffs allege a variety of causes of action challenging the Atlas Mergers. Generally, the APL Plaintiffs allege that (a) APL GP’s managers have breached the covenant of good faith and/or their fiduciary duties and

(b) TRC, TRP, TRP GP, MLP Merger Sub, APL, ATLS and APL GP have aided and abetted in these alleged breaches of the covenant of good faith and/or fiduciary duties. One of the APL Plaintiffs also alleges that (a) APL GP and its managers breached the APL partnership agreement and (b) APL and APL GP’s managers aided and abetted in APL GP’s alleged breaches of the APL partnership agreement. The APL Plaintiffs further allege that (a) the premium offered to APL’s unitholders is inadequate, (b) APL agreed to contractual terms that will allegedly dissuade other potential acquirers from seeking to acquire APL, and (c) APL GP’s managers favored their self-interests over the interests of APL’s unitholders. The APL Plaintiffs also allege that the registration statement fails to disclose allegedly material details concerning (i) Stifel’s analysis of the Transactions; (ii) Targa and Atlas’ financial projections; and (iii) the background of the Transactions. Generally, the ATLS Plaintiffs allege that (a) ATLS GP’s directors have breached the covenant of good faith and/or their fiduciary duties and (b) Targa, Trident GP Merger Sub LLC and ATLS have aided and abetted in these alleged breaches of the covenant of good faith and/or fiduciary duties. The ATLS Plaintiffs further allege that (a) the premium offered to the ATLS unitholders is inadequate, (b) ATLS agreed to contractual terms that will allegedly dissuade other potential acquirers from seeking to acquire ATLS, (c) ATLS GP’s directors favored their self-interests over the interests of the ATLS unitholders and (d) the registration statement fails to disclose allegedly material details concerning, among other things, (i) Wells Fargo, Citi, and Deutsche Bank’s analyses of the Transactions; (ii) Targa and Atlas’ financial projections; and (iii) the background of the Transactions.

Based on these allegations, Plaintiffs seek to enjoin Defendants from proceeding with or consummating the Atlas Mergers unless and until APL and ATLS adopt and implement processes to obtain the best possible terms for their respective unitholders. To the extent that the Atlas Mergers are consummated before injunctive relief is granted, Plaintiffs seek to have the Atlas Mergers rescinded. Plaintiffs also seek damages and attorneys’ fees.

Defendants’ date to answer, move to dismiss or otherwise respond to the Consolidated APL Lawsuit and the Consolidated ATLS Lawsuit is currently February 2, 2015. Defendants’ date to answer, move to dismiss or otherwise respond to the Tulsa Lawsuit has not yet been set. The parties in the Consolidated APL Lawsuit and the Consolidated ATLS Lawsuit are also currently engaging in expedited discovery. Targa and Atlas cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can Targa or Atlas predict the amount of time and expense that will be required to resolve the Lawsuits. Targa, Atlas and the other defendants named in these lawsuits intend to defend vigorously against these and any other actions.

Interests of Certain Persons in the Transactions

In considering the recommendation of the APL GP Conflicts Committee and the APL GP Board, APL unitholders should be aware that certain managers and executive officers of APL have interests in the Transactions that are different from, or in addition to, the interests of APL unitholders generally. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below. Members of the APL GP Conflicts Committee and APL GP Board were aware of and considered these interests, among other matters, in evaluating and negotiating the APL Merger Agreement and the Transactions, and in recommending to the unitholders of APL that the Transactions be approved. See the section entitled “—Background of the Transactions” and the section entitled “—Recommendation to the APL Unitholders and the APL Conflicts Committee’s and the APL GP Board’s Reasons for the APL Merger.” APL’s unitholders should take these interests into account in deciding whether to vote FOR the APL Merger proposal.

Treatment of ATLS Equity Awards

Under the ATLS Merger Agreement, ATLS equity-based awards outstanding as of the ATLS Effective Time will be treated at the ATLS Effective Time as follows:

Spin-Off Adjustment to ATLS Equity Awards. In connection with the Spin-Off, each option to purchase ATLS common units will be converted into an adjusted ATLS option and a New Atlas option. The exercise price and number of units subject to each option will be adjusted in order to preserve the aggregate intrinsic value of the original ATLS option as measured immediately before and immediately after the Spin-Off, subject to rounding.

Holders of ATLS phantom unit awards will retain those awards and also will receive a New Atlas phantom unit award covering a number of New Atlas common units that reflects the distribution to ATLS unitholders, determined by applying the distribution ratio in the Spin-Off to the original ATLS phantom unit awards as though they were actual ATLS common units.

Treatment of New Atlas Equity Awards. Immediately following the Spin-Off, all New Atlas options and phantom unit awards will become fully vested and will be cancelled and settled for the implied value of a New Atlas common unit less, in the case of New Atlas options, the applicable exercise price. All New Atlas options and phantom unit awards will be settled in cash, subject to a specified aggregate cap on the amount of cash that may be distributed in respect of all New Atlas equity awards. If the cap is exceeded, then any amounts payable to holders of New Atlas equity awards in excess of the cap will be settled in New Atlas common units. If the cap is not exceeded, then any excess available cash will be distributed to the holders of New Atlas phantom unit awards on a pro rata basis. The computation of the cap is discussed in more detail in the section entitled “—Severance Payments.”

Adjusted ATLS Options Held by New Atlas Allocated Employees. Each adjusted ATLS option, whether vested or unvested, that is held by a New Atlas allocated employee, a non-employee director of ATLS or APL, or a former employee and that is outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, become fully vested and be cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the adjusted ATLS option, net of the applicable exercise price. Any adjusted ATLS option that has an exercise price that is greater than or equal to the cash value of the ATLS Merger Consideration will be cancelled for no consideration. All of APL’s executive officers, other than Edward E. Cohen, Chief Executive Officer and President of ATLS GP, and Jonathan Z. Cohen, Executive Chairman of the ATLS GP Board, are expected to be ATLS allocated employees.

Original ATLS Phantom Unit Awards Held by New Atlas Allocated Employees. Each original ATLS phantom unit that is held by a New Atlas allocated employee, a non-employee director of ATLS or APL, or a former employee, and that is outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, become fully vested and be cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the original ATLS phantom unit award.

Adjusted ATLS Options Held by ATLS Allocated Employees. Each vested adjusted ATLS option that is held by an ATLS allocated employee and that is outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, be cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the adjusted ATLS option, net of the applicable exercise price.

Each unvested adjusted ATLS option that is held by an ATLS allocated employee and outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, be cancelled and converted into the right to receive (net of the applicable exercise price): (1) the ATLS Cash Consideration in respect of each ATLS common unit underlying the adjusted ATLS option and (2) a TRC restricted stock award with respect to a number of shares of TRC common stock (rounded down to the nearest whole share) equal to the product of (a) the number of ATLS common units underlying the adjusted ATLS option, multiplied by (b) the ATLS Stock Consideration. Each TRC restricted stock award will settle in TRC common stock upon vesting.

Any adjusted ATLS option that has an exercise price that is greater than or equal to the cash value of the ATLS Merger Consideration will be cancelled for no consideration.

Original ATLS Phantom Unit Awards Held by ATLS Allocated Employees. Each original ATLS phantom unit award that is held by an ATLS allocated employee and outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, be cancelled and converted into the right to receive: (1) the ATLS Cash Consideration in respect of each ATLS common unit underlying the original ATLS phantom unit award and (2) a TRC restricted stock award with respect to a number of shares of TRC common stock (rounded to the nearest whole share) equal to the product of (a) the number of ATLS common units underlying the original ATLS phantom unit award, multiplied by (b) the ATLS Stock Consideration. Each TRC restricted stock award will settle in TRC common stock upon vesting.

Vesting of Certain ATLS Phantom Unit Awards. In connection with ATLS’s entry into the ATLS Merger Agreement, ATLS amended the vesting terms of ATLS phantom unit awards held by certain employees, including executive officers of APL, to delay the vesting of the phantom unit awards until the earlier of the ATLS Effective Time and the outside date.

Quantification of Payments. For an estimate of the amounts that would be payable to each of APL’s named executive officers on settlement of their unvested ATLS equity awards, see “—Quantification of Payments and Benefits to APL’s Named Executive Officers” below. The estimated aggregate amount that would be payable to APL’s executive officers who are not named executive officers in settlement of their unvested ATLS equity awards if the ATLS Effective Time occurred (and, if applicable, they were to experience a qualifying termination of employment) on January 1, 2015 is $1,404,197. None of APL’s five non-employee managers held any unvested ATLS equity awards as of the date of this joint proxy statement/prospectus. The amounts specified in this paragraph are determined using a price per ATLS common unit of $37.98, the average closing price per unit over the first five business days following the announcement of the ATLS Merger Agreement.

Treatment of APL Equity Awards

Under the APL Merger Agreement, APL equity-based awards outstanding as of the APL Effective Time will be treated at the APL Effective Time as follows:

APL Phantom Unit Awards Held by New Atlas Allocated Employees. Each APL phantom unit award that is outstanding immediately prior to the APL Effective Time and held by a New Atlas allocated employee, a non-employee director of ATLS or APL, or a former employee will, as of the APL Effective Time, become fully vested and be cancelled and converted into the right to receive the APL Merger Consideration in respect of each APL common unit underlying the APL phantom unit award.

APL Phantom Unit Awards Held by ATLS Allocated Employees. Each APL phantom unit award that is outstanding immediately prior to the APL Effective Time and held by an ATLS allocated employee will, as of the APL Effective Time, be cancelled and converted into the right to receive: (1) the APL Cash Consideration in respect of each APL common unit underlying the APL phantom unit award and (2) a TRP phantom unit award with respect to a number of TRP units (rounded to the nearest whole unit) equal to the product of (a) number of APL common units underlying the APL phantom unit award, multiplied by (b) the APL Unit Consideration. Each TRP phantom unit award will settle in TRP units upon vesting.

Quantification of Payments. For an estimate of the amounts that would be payable to each of APL named executive officers on settlement of their unvested APL phantom unit awards, see “—Quantification of Payments and Benefits to APL Named Executive Officers” below. The estimated aggregate amount that would be payable to APL executive officers who are not named executive officers in settlement of their unvested APL phantom unit awards if the APL Effective Time occurred (and, if applicable, they were to experience a qualifying termination of employment) on January 1, 2015 is $2,060,280. We estimate that the aggregate amount that would be payable to APL’s five non-employee managers for their unvested APL phantom unit awards if the APL Effective Time occurred on January 1, 2015 is $900,168. The amounts specified in this paragraph are determined using a price per APL common unit of $34.92, the average closing price per unit over the first five business days following the announcement of the APL Merger Agreement.

Treatment of ARP Equity Awards

ARP equity-based awards will remain outstanding and are not expected to be adjusted in connection with the Transactions. However, as described below under “—Severance Payments” below, the Transactions will be deemed to constitute qualifying terminations of employment pursuant to employment agreements with respect to certain of APL’s executive officers, which would result in the accelerated vesting of all ATLS, APL, and ARP equity-based awards held by such individuals. For an estimate of the amounts that would be payable to each of APL’s named executive officers on settlement of their unvested ARP equity-based awards, see “—Quantification of Payments and Benefits to APL’s Named Executive Officers” below. None of APL’s executive officers who are not named executive officers held any unvested ARP equity awards as of the date of this joint proxy statement/prospectus; therefore, the estimated aggregate amount that would be payable to APL’s other executive officers is $0.

2014 Calendar Year Bonuses

As described in the section entitled “The Transaction Agreements—The ATLS Merger Agreement—Employee Matters,” ATLS has the right, at any time prior to the consummation of the Transactions, to pay to each employee a cash bonus in respect of the full 2014 calendar year, subject to a cap of 1.5 times the target level in the aggregate for all employees.

ATLS awarded cash bonuses for 2014 to certain of APL’s named executive officers as follows: Mr. E. Cohen—$2,000,000 and Mr. J. Cohen—$2,000,000. In addition, APL awarded cash bonuses for 2014 to its named executive officers as follows: Mr. Dubay—$1,000,000; Mr. Karlovich—$340,000; Mr. E. Cohen—$1,000,000; Mr. J. Cohen—$1,000,000; and Mr. McDonie—$395,000. These bonus amounts have been factored in the calculation of cash severance amounts payable to certain of APL’s named executive officers as described under “—Quantification of Payments and Benefits to APL’s Named Executive Officers” below. The aggregate amount of bonus awards to APL’s other executive officers was $221,000.

Retention Program

Under the Atlas Merger Agreements, APL may establish a cash-based retention program in an aggregate amount no greater than $10 million for ATLS allocated employees identified by the Executive Committee of ATLS (or its designee). Awards under the program will vest on the closing date of the APL Merger, subject to the award recipient’s continued employment through that date. If an award or a portion thereof under the retention program is forfeited by a participant, the Executive Committee of ATLS (or its designees) may reallocate the award (or portion thereof) to existing employees or new hires who will be ATLS allocated employees.

For the value of the awards described above that had been allocated to APL’s named executive officers as of the date of this joint proxy/prospectus, see “—Quantification of Payments and Benefits to APL’s Named Executive Officers” below. The aggregate amount of the awards described above that had been allocated to APL’s other executive officers as of the date of this joint proxy statement/prospectus is $475,000.

Indemnification Insurance

Pursuant to the terms of the APL Merger Agreement, APL’s managers and executive officers will be entitled to ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from TRP. Such indemnification and insurance coverage is further described in the section entitled “The Transaction Agreements—The APL Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Severance Payments

APL’s named executive officers, other than Robert W. Karlovich, III, APL’s Chief Financial Officer, are party to employment agreements that provide for severance benefits in the event of a termination of employment by ATLS without cause, or by the executive officer for good reason (a “qualifying termination”). Under the terms of the Employee Matters Agreement, the Spin-Off will constitute a qualifying termination under the employment agreements with each of APL’s named executed officers other than Patrick J. McDonie, the President and Chief Operating Officer of APL GP.

The employment agreements with Edward E. Cohen, Chief Executive Officer and President of ATLS GP, and Jonathan Z. Cohen, Executive Chairman of the ATLS GP Board, provide that in the event of a qualifying termination, the executive officer would be entitled to:

•	a lump sum cash payment in an amount equal to three times the sum of the executive officer’s base salary and the average of the annual bonuses earned for the preceding three years;

•	a prorated annual bonus in respect of the fiscal year during which the qualifying termination occurs;

•	continuation of health and welfare benefits for a period of up to 36 months; and

•	accelerated vesting of any unvested equity awards held by the executive from ATLS, APL, and ARP.

The employment agreements with Eugene N. Dubay, ATLS’s Senior Vice President of Midstream and Chief Executive Officer of APL GP and Mr. McDonie, provide that in the event of a qualifying termination, the executive officer would be entitled to:

•	a monthly cash payment equal to one-twelfth of the sum of the executive officer’s annual base salary and the annual cash bonus earned in respect of the fiscal year preceding the fiscal year in which the termination occurs, payable for the then-remaining portion of the employment term (taking into account any applicable renewal term);

•	a prorated annual bonus in respect of the fiscal year during which the qualifying termination occurs;

•	in the case of Mr. Dubay, continuation of health and welfare benefits for the remainder of the employment term (taking into account any applicable renewal term); and

•	accelerated vesting of any unvested equity awards held by the executive.

Each of the employment agreements provides that any payments or benefits payable to the executive officer will be cut back to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Code, unless the executive officer would be better off on an after-tax basis receiving all such payments or benefits. The payment of severance benefits under the employment agreements is conditioned upon the executive officer executing (and not revoking) a release of claims in favor of ATLS.

In connection with entering into the ATLS Merger Agreement, TRC agreed to make a fixed cash payment of $178 million to ATLS, which ATLS will transfer to New Atlas in order to satisfy any severance payments that will become payable to employees of ATLS and APL, including executive officers, in connection with the closing of the Transactions, and the cash payments to be made to holders of New Atlas equity awards, including executive officers, as described above in “—Treatment of ATLS Equity Awards—Treatment of New Atlas Equity Awards.” Under the Employee Matters Agreement, if the aggregate amount of all such payments to employees in respect of severance and the settlement of New Atlas equity awards is greater than $178 million, then amounts payable to holders of the New Atlas equity awards in excess of the cap will be settled in New Atlas common units. If the aggregate amount of all such payments to employees in respect of these severance payments and the settlement of New Atlas equity awards is less than $178 million, the excess will be distributed to all holders of New Atlas phantom unit awards (approximately 371 individuals), including APL’s executive officers, pro rata based on the number of New Atlas phantom units they hold. See the section entitled “The Transaction Agreements—The ATLS Merger Agreement—Pre-Closing Payments” for additional information.

For an estimate of the value of the payments and benefits described above that would be payable to each of APL’s named executive officers, see “—Quantification of Payments and Benefits to APL’s Named Executive

Officers” below. None of APL’s other executive officers are parties to an employment agreement providing for severance benefits; therefore, the estimated aggregate amount that would be payable to APL’s other executive officers is $0.

Quantification of Payments and Benefits to APL’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of APL’s named executive officers would receive in connection with the Transactions, assuming that the Transactions were consummated and each such executive officer experienced a qualifying termination of employment on January 1, 2015. The amounts below are determined using a price per ATLS common unit of $37.98, price per APL common unit of $34.92, and price per ARP common unit of $16.04, the average closing prices per unit over the first five business days following the announcement of the Atlas Merger Agreements, and assume that the cash available for distribution to all holders of New Atlas equity awards equals the aggregate value of all such New Atlas equity awards.

As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. The amounts below are inclusive of (and not in addition to) any amounts described in the joint proxy statement/prospectus filed by ATLS and TRC.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Eugene N. Dubay	1,266,250	10,928,445	18,176	12,212,871
Robert W. Karlovich, III	—	4,416,477	—	4,416,477
Edward E. Cohen	32,538,286	40,487,638	—	73,025,923
Jonathan Z. Cohen	30,888,289	35,510,308	—	66,398,597
Patrick J. McDonie	1,285,000	6,063,300	—	7,348,300

(1)	The cash payments payable to Messrs. Dubay and McDonie consist of a monthly severance payment equal to one-twelfth of the sum of the executive officer’s annual base salary and the annual cash bonus earned in respect of the 2014 fiscal year, payable for the then-remaining portion of his employment term (taking into account any applicable renewal term). Mr. McDonie’s payment also includes an award of $500,000 under the Retention Program, which will become payable at the APL Effective Time, subject to Mr. McDonie’s continued employment (i.e., “single-trigger” vesting). The cash payments payable to Messrs. E. Cohen and J. Cohen consist of a lump sum severance payment in an amount equal to three times the sum of the executive officer’s base salary and the average of the annual bonuses earned for the preceding three years. These payments will be made upon a qualifying termination, which, in the cases of Messrs. E. Cohen, J. Cohen, and Dubay, shall be deemed to have occurred in connection with the Transactions. The severance payments assume that no pro rata bonus is payable for the year of termination because of the termination on the first day of the year. The severance payments are “double-trigger.”

(2)

As described above, all ATLS and APL equity awards that are held by APL’s named executive officers will become vested and will be settled for a combination of cash, TRC common stock, TRP common units, and in some instances, New Atlas common units, either upon the consummation of the Transactions (i.e., “single-trigger” vesting) or, in the case of certain awards held by Messrs. Dubay, Karlovich, and McDonie, upon a qualifying termination (i.e., “double-trigger” vesting). In addition, under the employment agreements with Messrs. E. Cohen and J. Cohen, all unvested ARP equity awards will become fully vested upon a qualifying termination of employment (i.e., “double-trigger” vesting). Set forth below are the values of each type of ATLS, APL, and ARP equity award that would be payable in connection with the Transactions or a qualifying termination of employment. With respect to ATLS equity awards, the amounts below assume that (a) the sum of (i) the value of the New Atlas equity awards issued in connection with the Spin-Off and (ii) the value of ATLS equity awards adjusted in connection with the Spin-Off equals the value of the corresponding ATLS equity award prior to the adjustment, and (b) the cash available for distribution to all holders of New Atlas equity awards equals the aggregate value of all such New Atlas equity awards. Note the discussion above in the section entitled “—Severance Payments” for context.

Name	Unvested ATLS Options ($)	Unvested ATLS Phantom Units ($)	Unvested APL Phantom Units ($)	Unvested ARP Phantom Units ($)
Eugene N. Dubay	1,430,808	3,997,737	5,499,900	—
Robert W. Karlovich, III	143,073	1,829,002	2,444,400	—
Edward E. Cohen	10,015,638	23,769,099	5,499,900	1,203,000
Jonathan Z. Cohen	7,154,022	21,653,385	5,499,900	1,203,000
Patrick J. McDonie	—	2,658,600	3,404,700	—

(3)	The amounts in this column for Mr. Dubay include the estimated value of plan premiums for the named executive officer and his or her eligible dependents for continued coverage under ATLS’s health and welfare plans during the applicable severance period, as payable pursuant to the terms of his employment agreement. All such benefits are “double-trigger.” No amounts are shown for Messrs. E. Cohen and J. Cohen because, pursuant to the Employee Matters Agreement, New Atlas will assume sponsorship of the ATLS welfare plans at closing, and these executives will receive continued coverage under the New Atlas plans.

(4)	As discussed in Notes 1-3 to this Golden Parachute Compensation Table, for Messrs. E. Cohen, J. Cohen, and Dubay, the amounts quantified in the Cash column are “double-trigger” and the amounts quantified in the Equity column are generally “single-trigger.” For Messrs. Karlovich and McDonie, the amounts quantified in the Cash, Equity, and Perquisites/Benefits columns are “double-trigger” (other than certain amounts in the Equity column that are allocable to the settlement of New Atlas equity awards and the cash portion of the consideration received in respect of ATLS equity awards).

THE TRANSACTION AGREEMENTS

The following describes the material provisions of APL Merger Agreement and the ATLS Merger Agreement, which are attached as Annex A and Annex B, respectively, and incorporated by reference herein, and certain other transaction documents incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the APL Merger Agreement and ATLS Merger Agreement, respectively. This summary does not purport to be complete and may not contain all of the information about the Atlas Merger Agreements that is important to you. TRP and APL encourage you to read carefully the Atlas Merger Agreements in their entirety before making any decisions regarding the Atlas Mergers as they are the legal documents governing the Atlas Mergers.

Factual disclosures about Targa or Atlas or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about Targa or Atlas or their respective subsidiaries or affiliates contained in the Atlas Merger Agreements, as applicable, and described in these summaries. The representations, warranties and covenants made in the Atlas Merger Agreements by TRC, TRP, ATLS and APL, as applicable, were qualified and subject to important limitations agreed to by TRC and ATLS and TRP and APL, respectively, in connection with negotiating the terms of the Atlas Merger Agreements. In particular, in your review of the representations and warranties contained in the Atlas Merger Agreements and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Atlas Merger Agreements, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Atlas Merger Agreements or otherwise publicly disclosed. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The APL Merger Agreement

The APL Merger

Subject to the terms and conditions of the APL Merger Agreement and in accordance with Delaware law, the APL Merger Agreement provides for the merger of MLP Merger Sub with and into APL, with APL continuing as the surviving entity as a subsidiary of TRP. APL will cease to be a publicly held limited partnership following completion of the APL Merger, and TRP will be the sole limited partner. After the completion of the APL Merger, the certificate of limited partnership of APL in effect immediately prior to the APL Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with applicable law, and the APL partnership agreement in effect immediately prior to the APL Effective Time will be the agreement of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law. The general partner interest in APL issued and outstanding immediately prior to the APL Effective Time will remain outstanding in the surviving entity, and APL GP, as the holder of such general partner interest, will continue as the sole general partner of the surviving entity.

Immediately prior to the APL Merger, but following the ATLS Merger, ATLS will distribute all of the equity interests in APL GP to TRC, which will immediately thereafter contribute such interests to TRP in exchange for a special general partner interest in TRP representing capital account credit equal to the fair market value of APL GP. This new partnership interest will not be entitled to current distributions or allocations of net income or net loss, and will have no voting rights or other rights except for the limited right to receive deductions attributable to the contribution of APL GP.

Effective Time; Closing

The APL Effective Time will be at such time that APL files with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of Delaware law, or at such other date or time as is agreed to by APL and TRP and specified in the certificate of merger in accordance with Delaware law.

The closing of the APL Merger will occur on the third business day after the satisfaction or waiver of the conditions to the APL Merger provided in the APL Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the APL Merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as TRP and APL agree in writing. For further discussion of the conditions to the APL Merger, see “—Conditions to Consummation of the APL Merger.”

Conditions to Consummation of the APL Merger

The obligations of TRP and APL to effect the APL Merger are subject to the satisfaction or waiver (if waiver is permitted by applicable law) of the following conditions:

•	the APL Merger Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote or consent of the holders, as of the record date for the meeting of APL unitholders to approve the APL Merger of a majority of the outstanding APL common units entitled to vote thereon (the “APL unitholder approval”);

•	all waiting periods under the HSR Act applicable to the APL Merger shall have expired or shall have been terminated, which condition shall have been satisfied;

•	no law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by any a court of competent jurisdiction or other governmental authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by the APL Merger Agreement (brought by a third party) shall be in effect (together with the immediately preceding condition, the “APL Regulatory Approval Conditions”);

•	the registration statement, of which this proxy statement/prospectus forms a part, shall have become effective under the Securities Act and shall not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the TRP common units (the “new TRP common units”) to be issued in the APL Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

•	all of the conditions set forth in the ATLS Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the ATLS Merger Agreement and the condition relating to the consummation of the APL Merger), and the ATLS Merger shall have been consummated;

•	TRC and TRP GP shall have executed and delivered to TRP the IDR Giveback Amendment (as defined below in “—IDR Giveback Amendment”), to be effective as of the APL Effective Time.

The obligations of APL to effect the APL Merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of TRP in the APL Merger Agreement shall be true and correct as of the date of the APL Merger Agreement and as of the closing date of the APL Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material adverse effect” or “materiality” contained in any individual representation or warranty), would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TRP; provided that: (i) the representation and warranty of TRP with respect to its capitalization must be true and correct in all respects other than de minimis inaccuracies as of October 13, 2014 and as of the closing date of the APL Merger (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representation and warranty of TRP that there has not been any change, event, development, circumstance, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on TRP must be true and correct in all respects as of the date of the APL Merger Agreement and as of the closing date of the APL Merger.

•	TRP and MLP Merger Sub shall have performed, in all material respects, all agreements and covenants required to be performed by them under the APL Merger Agreement prior to the APL Effective Time; and

•	the receipt of an officer’s certificate executed by the Chief Executive Officer of TRP certifying that the two preceding conditions (the “Additional APL Conditions”) have been satisfied; and

•	APL shall have received from Wachtell, Lipton, Rosen & Katz, tax counsel to APL, a written opinion dated as of the closing date of the APL Merger to the effect that for U.S. federal income tax purposes (i) except to the extent of the APL Cash Consideration and any cash received in lieu of fractional TRP common units, APL will not recognize any income or gain as a result of the APL Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); and (ii) except to the extent of the APL Cash Consideration and any cash received in lieu of fractional TRP common units, holders of APL common units will not recognize any income or gain as a result of the APL Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code).

The obligations of TRP to effect the APL Merger are subject to the satisfaction or waiver of the following additional conditions, at or prior to the closing:

•	the representations and warranties of APL in the APL Merger Agreement shall be true and correct as of the date of the APL Merger Agreement and as of the closing date of the APL Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material adverse effect” or “materiality” contained in any individual representation or warranty), would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on APL; provided that: (i) the representation and warranty of APL with respect to its capitalization must be true and correct in all respects other than de minimis inaccuracies as of October 13, 2014 and as of the closing date of the APL Merger (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representation and warranty of APL that there has not been any change, event, development, circumstance, condition, occurrence or effect with respect to TRP and its subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on APL must be true and correct in all respects as of the date of the APL Merger Agreement and as of the closing date of the APL Merger;

•	APL and APL GP shall have performed, in all material respects, all agreements and covenants required to be performed by them under the APL Merger Agreement prior to the APL Effective Time;

•	the receipt of an officer’s certificate executed by the Chief Executive Officer of APL certifying that the two preceding conditions (the “Additional TRP Conditions”) have been satisfied; and

•

TRP shall have received from Vinson & Elkins LLP, tax counsel to TRP, a written opinion dated as of the closing date of the APL Merger to the effect that for U.S. federal income tax purposes (i) TRP, TRP GP and MLP Merger Sub will not recognize any income or gain as a result of the merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code,

(ii) a holder of TRP common units will not recognize gain or loss as a result of the merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code and (iii) at least 90% of the combined gross income of each of TRP and APL for the most recent four complete calendar quarters ending before the closing date of the APL Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

For purposes of the APL Merger Agreement, the term “material adverse effect” means, when used with respect to a party to the APL Merger Agreement, any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole, or (ii) would prevent the consummation of the APL Merger on the terms provided in the APL Merger Agreement on or prior to the outside date, but none of the following changes, events, developments, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a material adverse effect has occurred:

(i) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory, legislative or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials;

(ii) changes in economic or market conditions in affecting the:

(a) the natural gas gathering, compressing, treating, processing and transportation industry generally;

(b) oil and gas exploration and production industry; and

(c) the natural gas liquids fractionating and transportation industry generally;

(iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity, pandemic or crisis, including acts of terrorism;

(iv) any hurricane, tornado, flood, earthquake or natural disaster;

(v) the announcement or pendency of the APL Merger Agreement and the transactions contemplated thereby (including performance of obligations under, and the consummation of the transactions contemplated by, the APL Merger Agreement, the ATLS Merger Agreement and, in the case of APL, the Separation Agreement);

(vi) any change in the market price or trading volume of the common units representing limited partner interests or common shares of such party (it being understood and agreed that the exception in this clause (vi) shall not preclude any party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a material adverse effect if not otherwise excluded by another clause of this definition);

(vii) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (vii) shall not preclude any party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect if not otherwise excluded by another clause of this definition);

(viii) changes in any laws or regulations applicable to such party or GAAP or applicable accounting regulations or the interpretations thereof;

(ix) any legal proceedings commenced by or involving any current or former member, partner, unitholder or stockholder of such party (on their own behalf or on behalf of such party) arising out of or related to the APL Merger Agreement or the transactions contemplated hereby; or

(x) any taking of any action at the express written request of the other party in connection with the APL Merger Agreement or the transactions contemplated hereby;

except, in the case of clauses (i), (ii), (iii) or (iv) to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies operating in the industries in which such party and its subsidiaries operate.

APL Unitholder Approval

APL has agreed to establish a record date for, duly call, give notice of, convene and hold a special meeting of APL unitholders, as soon as reasonably practicable following the registration statement being declared effective by the SEC, for the purpose of such unitholders voting on the adoption of the APL Merger Agreement and the APL Merger. APL agreed that unless the APL Merger Agreement is validly terminated, APL shall not submit any superior proposal (as defined below) to a vote of the APL unitholders; and it shall not (without TRP’s prior written consent) adjourn, postpone or cancel the APL special meeting (or propose to do so), except (i) in the absence of proxies sufficient to obtain the APL unitholder approval, to solicit additional proxies for the purpose of obtaining such approval, (ii) in the absence of a quorum, or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure necessary under law to be disseminated and reviewed by the APL unitholders prior to the meeting. If the APL GP Board no longer recommends the adoption of the APL Merger Agreement, APL shall remain required to call, hold and convene the APL special meeting unless the APL Merger Agreement has been terminated in accordance with its terms.

No Solicitation by APL of Alternative Proposals

The APL Merger Agreement contains detailed provisions prohibiting APL GP and APL from seeking an alternative proposal to the APL Merger. Under these “no solicitation” provisions, from and after the execution of the APL Merger Agreement until the earlier of the closing or the termination of the APL Merger Agreement, neither APL GP nor APL will, and each of APL and APL GP will cause APL’s subsidiaries not to, and use reasonable best efforts to cause its and the subsidiaries’ officers, directors, managers, members, employees and other representatives not to, directly or indirectly,

•	initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, any alternative proposal, or

•	enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information regarding APL GP, APL or their subsidiaries with respect to, or that could reasonably be expected to lead to, or in connection with or for the purpose of encouraging or facilitating, any alternative proposal.

In addition, the APL Merger Agreement requires that APL GP and APL will, and will use reasonable best efforts to cause its and its subsidiaries’ representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (other than APL entities and their respective representatives) conducted on or prior to October 13, 2014 with respect to any alternative proposal (which, for this purpose, need not have been an unsolicited proposal) and request of each such person that executed a confidentiality agreement with APL with respect to any alternative proposal (which, for this purpose, need not have been an unsolicited proposal) in the six months prior to October 13, 2014 and is in possession of confidential information about APL GP, APL or any of their subsidiaries, the return or destruction of all such confidential information in accordance with the terms of the confidentiality agreement with such person.

Notwithstanding these restrictions, the APL Merger Agreement provides that, at any time prior to APL unitholders voting in favor of adopting the APL Merger Agreement, if APL receives an alternative proposal that was not solicited after the execution of the APL Merger Agreement, that the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) believes is bona fide and that did not result from a violation of the no solicitation restrictions described above, and (after consultation with its financial advisors and outside legal counsel) the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) determines in good faith that such alternative proposal could result in a superior proposal, APL may (A) furnish information, including non-public information, with respect to it and its subsidiaries to, and afford access to the business, properties, books and records of APL and its subsidiaries, to the person making such alternative proposal and such person’s representatives and (B) enter into and participate in discussions or negotiations with the person making such alternative proposal and its representatives (which was not solicited after the execution of the APL Merger Agreement and that did not result from a violation of the no solicitation restrictions described above), provided that:

•	promptly following (and in any event within 24 hours of) APL’s first furnishing any such non-public information to, or first entering into discussions or negotiations with, such person, APL shall give TRP written notice of such action, including the identity of such person, and

•	prior to furnishing any such non-public information, (x) APL shall have received from such person an executed confidentiality agreement with confidentiality provisions no less favorable to APL than the provisions of the confidentiality agreement between TRP and APL as in effect immediately prior to the execution of the APL Merger Agreement, a copy of which shall be provided to TRP promptly (and in any event within 24 hours) following execution and (y) APL will promptly (and in any event within 24 hours) provide to TRP any non-public information about APL and its subsidiaries that was not previously provided or made available to TRP following the provision of any such non-public information to such other person.

APL has also agreed in the APL Merger Agreement that it will promptly (and in no event later than 24 hours after receipt) (i) advise TRP in writing of any alternative proposal (and any changes thereto) that it receives and the material terms and conditions of any such alternative proposal, including the identity of such person making such alternative proposal, and (ii) if any such alternative proposal is in writing, provide TRP a copy of any such alternative proposal. APL will keep TRP reasonably informed of the status and material terms and conditions of such alternative proposal and any material modification thereto, including if such material modification is in writing, providing TRP with a copy thereof.

APL has also agreed in the APL Merger Agreement that APL entities will not enter into any agreement with any person that prohibits APL from providing any information to TRP in accordance with the “no solicitation” provisions (including those described above).

For purposes of the APL Merger Agreement, the term “alternative proposal” means any unsolicited proposal or offer party or “group” (as defined in Section 13(d) of the Exchange Act), other than TRP and its subsidiaries, relating to (A) any direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction, of assets of APL and its subsidiaries equal to 20% or more of the combined assets of APL and its subsidiaries or to which 20% or more of the combined revenues or earnings of APL and its subsidiaries are attributable, or (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the equity securities of APL GP or securities of APL representing 20% or more of the voting power of the securities of APL.

For purposes of the APL Merger Agreement, the term “superior proposal” means an unsolicited written offer to acquire, directly or indirectly, (a) 75% or more of the outstanding equity securities of APL representing

75% or more of the voting power of the securities of APL or (b) 75% or more of the combined assets of APL and its subsidiaries, taken as a whole, and on terms and conditions which the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable from a financial point of view to APL unitholders than the transactions contemplated by the APL Merger Agreement, taking into account at the time of determination such matters APL GP Board (upon the recommendation of the APL GP Conflicts Committee) deems relevant including the legal, financial, regulatory and other aspects of such offer (including conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such proposal, as applicable) and any changes to the terms of the APL Merger Agreement that as of that time had been committed to by TRP in writing.

Change in APL GP Board Recommendation

The APL Merger Agreement provides that, subject to certain exceptions described below, neither the APL GP Board nor the APL GP Conflicts Committee will (i): (A) change, withdraw, withhold, modify or qualify, or publicly propose to withdraw, modify or qualify, in each case, in any manner adverse to TRP, the APL GP Board’s recommendation that the APL unitholders approve the APL Merger Agreement and the transactions contemplated thereby (the “APL GP Board Recommendation”), (B) fail to include the APL GP Board Recommendation in the proxy statement/prospectus, (C) fail to reaffirm (publicly, if so requested by TRP) the APL GP Board Recommendation within 5 business days after the date of any alternative proposal (or material modification thereto) is publicly disclosed by APL or the person making such alternative proposal (except for a tender or exchange offer, which shall be governed by clause (D)), (D) fail to announce publicly within the 10 business day period (as specified in Rule 14e-2 under the Exchange Act) after a tender offer or exchange offer relating to APL common units shall have been commenced that the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) recommends rejection of such tender offer or exchange offer and reaffirming the APL GP Board Recommendation; or (E) publicly approve or recommend, or publicly propose to approve, recommend or enter into, any alternative proposal; or (ii) approve, adopt or allow APL GP, APL or any of their subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any alternative proposal (any action described in this paragraph, an “APL change in recommendation”). A public statement that describes APL’s receipt of an alternative proposal and the operation of the APL Merger Agreement with respect to the proposal will not be deemed an APL change in recommendation.

Notwithstanding anything in the APL Merger Agreement to the contrary, if (i) APL receives a written, unsolicited alternative proposal (and such proposal is not withdrawn) that the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) believes is bona fide, (ii) such alternative proposal did not result, directly or indirectly, from a violation of the no solicitation provisions described above and (iii) the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) determines, after consultation with its financial advisors and outside legal counsel, that such alternative proposal constitutes a superior proposal, then the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) may at any time prior to obtaining the APL unitholder approval, effect an APL change in recommendation; provided, however, that the APL GP Board may not take such action pursuant to the foregoing unless, prior to taking such action:

•	APL has provided prior written notice to TRP, generally at least 72 hours in advance, specifying in reasonable detail the reasons for such action (including a description of the material terms of such superior proposal and delivering TRP a copy of the proposed definitive agreement providing for the alternative proposal for such superior proposal in the form to be entered into and any other relevant proposed transaction agreements), and, generally at least 48 hours in advance, provide written notice and equivalent detail with respect to any material amendment to the terms of the superior proposal; and

•	APL has negotiated with TRP in good faith (to the extent TRP desires to negotiate) to make such adjustments in the terms and conditions of the APL Merger Agreement so that such superior proposal ceases to constitute a superior proposal.

Other than in connection with an alternative proposal, the APL Merger Agreement also permits the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) to make an APL change in recommendation in response to an “APL intervening event” (as described below) at any time prior to obtaining the approval of the APL unitholders of the APL Merger Agreement, but only if:

•	prior to making such APL change in recommendation, the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) determines in good faith, after consultation with APL’s outside legal counsel, that failure to take such action would result in a breach of its duties under applicable law, the APL partnership agreement or APL GP’s limited liability company agreement;

•	APL has given at least 72 hours’ advance written notice to TRP that the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) intends to take such action (which notice shall specify in reasonable detail the reasons for such action); and

•	during the aforementioned period, APL has negotiated with TRP in good faith (to the extent TRP desires to negotiate) to make such adjustments in the terms and conditions of the APL Merger Agreement so as to permit the APL GP Board (upon the recommendation of the APL GP Conflicts Committee) not to make such APL change in recommendation.

As used in the APL Merger Agreement, subject to certain exceptions set forth therein, an “APL intervening event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the APL GP Conflicts Committee on October 13, 2014 (or if known, the consequences of which were not known by the APL GP Conflicts Committee as of such date), which (i) becomes known to the APL GP Conflicts Committee prior to the receipt of APL unitholder approval and (ii) does not relate to an alternative proposal; provided, however, that (x) no event, circumstance, state of facts, occurrence, development or change arising from any action or omission by APL GP, APL or any of their subsidiaries that is required to be taken or omitted by the APL Merger Agreement, including any action taken or omission made with respect to the obtaining of the necessary consents and approvals pursuant to the APL Merger Agreement may give rise to an APL intervening event and (y) if the APL intervening event relates to an event, circumstance, state of facts, occurrence, development or change involving TRP or any of its subsidiaries, then such event, circumstance, state of facts, occurrence, development or change shall not constitute an APL intervening event unless it has a material adverse effect on TRP.

Notwithstanding the restrictions discussed above, APL and the APL GP Board may disclose information to the APL unitholders as contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or as otherwise required by law; provided, however, that the APL GP Board shall not make an APL change in recommendation except in accordance with the APL Merger Agreement. Any “stop-look-and-listen” communication by APL of the APL GP Board to the APL unitholders pursuant to Rule 14d-9(f) will not be considered an APL change in recommendation.

APL Merger Consideration

The APL Merger Agreement provides that, at the APL Effective Time, each APL unit issued and outstanding immediately prior to the APL Effective Time will be converted into the right to receive (i) 0.5846 of a TRP common unit and (ii) cash in amount of $1.26. Any APL common units owned immediately prior to the APL Effective Time by APL or its wholly owned subsidiaries or by TRP or its wholly owned subsidiaries will be cancelled without any conversion or payment of consideration in respect thereof.

If the record date of the APL unitholders meeting to vote on the APL Merger occurs before the “Mandatory Conversion Date” (as defined in the certificate of designations of the APL Class D Preferred Units), APL, APL GP, TRP and TRP GP will cooperate and take such actions as are necessary, required or advisable to cause the APL Class D Preferred Units that are issued and outstanding as of the record date for the APL unitholders meeting to be converted, as of the record date, into APL common units. In addition, prior to the APL Effective Time, APL, APL GP, TRP and TRP GP will cooperate and take, or cause their subsidiaries to take, such actions as are necessary, required or advisable to redeem, effective as of immediately prior to the APL Effective Time, all APL Class E Preferred Units outstanding as of such time in accordance with the certificate of designations of the APL Class E Preferred Units. TRP will deposit with the paying agent, on behalf of APL, sufficient funds for such redemption.

TRP will not issue any fractional units in the APL Merger. Instead, each holder of APL common units that are converted pursuant to the APL Merger Agreement who otherwise would have received a fraction of a TRP share will be entitled to receive, from the exchange agent appointed by TRP pursuant to the APL Merger Agreement, a cash payment in lieu of such fractional units in an amount equal to the product of (i) the average trading prices of the TRP common units over the five-day period prior to the closing date of the APL Merger and (ii) the fraction of the TRP share that such holder would otherwise be entitled to receive based on exchange ratio discussed above.

Treatment of APL Equity Awards

Under the APL Merger Agreement, equity-based awards outstanding as of the APL Effective Time will be treated at the APL Effective Time as follows:

APL Phantom Unit Awards Held by New Atlas Allocated Employees. Each APL phantom unit award that is outstanding immediately prior to the APL Effective Time and held by a New Atlas allocated employee, a non-employee director of ATLS or APL, or a former employee will, as of the APL Effective Time, become fully vested and be cancelled and converted into the right to receive the APL Merger Consideration in respect of each APL common unit underlying the APL phantom unit award.

APL Phantom Unit Awards Held by ATLS Allocated Employees. Each APL phantom unit award that is outstanding immediately prior to the APL Effective Time and held by an ATLS allocated employee will, as of the APL Effective Time, be cancelled and converted into the right to receive: (1) the APL Cash Consideration in respect of each APL common unit underlying the APL phantom unit award and (2) a TRP phantom unit award with respect to a number of TRP units (rounded to the nearest whole unit) equal to the product of (a) number of APL common units underlying the APL phantom unit award, multiplied by (b) the APL Unit Consideration. Each TRP phantom unit award will settle in TRP units upon vesting.

Adjustments to Prevent Dilution

In the event the outstanding APL common units or TRP common units shall have been changed into a different number of units or a different class after the date of the APL Merger Agreement by reason of any subdivisions, reclassifications, splits, unit or share distributions, combinations or exchanges of APL common units or TRP common units, the exchange ratio will be correspondingly adjusted to provide to the holders of such APL common units the same economic effect as contemplated by the APL Merger Agreement prior to such event.

Withholding

TRP, MLP Merger Sub and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to the APL Merger Agreement to any holder of APL common units such amounts or securities as TRP, MLP Merger Sub or the exchange agent determines it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law, with respect to the making of such payment or issuance. To the extent that amounts or securities are so deducted and withheld, such amounts will be treated for all purposes of the APL Merger Agreement as having been paid or issued to the holder of APL common units in respect of whom such deduction and withholding was made by TRP or the exchange agent, as the case may be. APL intends to deliver to TRP a certificate of non-foreign status such that no withholding will be required pursuant to Section 1445 of the Code.

Distributions

No distributions declared or made with respect to TRP common units with a record date after the APL Effective Time will be paid to the holder of any APL common units with respect to new TRP common units that such holder would be entitled to receive in accordance with the APL Merger Agreement and no cash payment in lieu of fractional new TRP common units will be paid to any such holder until such holder has delivered the required documentation and surrendered any such certificates or book-entry units as contemplated by the APL Merger Agreement. Subject to applicable law, following compliance with the requirement to deliver the required documentation and surrender any certificates or book-entry units as contemplated by the exchange procedures set forth in the APL Merger Agreement, there will be paid to such holder, without interest, promptly after the time of such compliance, the amount of any cash payable in lieu of fractional new TRP common units to which such holder is entitled and the amount of distributions with a record date after the APL Effective Time theretofore paid with respect to new TRP common units and payable with respect to such new TRP common units, and promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a record date after the APL Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such new TRP common units (which shall be paid by TRP).

Regulatory Matters

TRP, TRP GP, MLP Merger Sub, APL and APL GP have agreed to (including to cause their respective subsidiaries to) cooperate with each other and use their reasonable best efforts: (i) to generally take all actions necessary to cause the closing conditions of the APL Merger Agreement to be satisfied as promptly as practicable (and in any event no later than the outside date) and to consummate the APL Merger and the ATLS Merger (including preparing all necessary documentation to effect all necessary filings, reports, and other documentation), (ii) to obtain promptly (and in any event no later than the outside date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the APL Merger and the ATLS Merger; (iii) to obtain all necessary consents, approvals or waivers from third parties; (iv) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the APL Merger as promptly as practicable and in any event within ten (10) business days after October 13, 2014, and to supply as promptly as practicable any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act or any other antitrust law, including substantial compliance with any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable; (v) to cooperate in all respects with any filing or submission with a governmental authority in connection with the transactions contemplated by the APL Merger Agreement and in connection with any investigation or other inquiries by or before a governmental authority relating to the APL Merger, including a proceeding initiated by a private person, (vi) promptly inform the other parties (and supply the other parties with) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material communication received or given in connection with any proceeding by a private person, in each case regarding the APL Merger; (vii) permit the other parties to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any governmental authority with respect to obtaining any clearances required under any antitrust law in connection with the transactions contemplated in the APL Merger Agreement; and (viii) consult with the other parties in advance of any meeting or teleconference with any governmental authority or, in connection with any proceeding by a private person, with any other person, and, to the extent not prohibited by the governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences.

In addition, TRP, TRP GP, TRC and APL each agree to take, and to cause their respective subsidiaries to take, any and all steps, and to make, and cause to be made, any and all undertakings necessary to resolve objections, if any, that a governmental authority may assert under any antitrust law with respect to the transactions contemplated by the APL Merger Agreement and to avoid or eliminate every impediment under the antitrust laws that may be asserted by any governmental authority with respect to such transactions so as to enable the closing of the APL Merger to occur as promptly as practicable, and in any event no later than the outside date, including, without limitation:

•	proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of any party (or any of its subsidiaries);

•	creating, terminating or divesting relationships, ventures, contractual rights or obligations of any party (or any of its subsidiaries); and

•	otherwise taking or committing to take any action that would limit either party or its subsidiaries’ freedom of action with respect to, or their ability to retain or hold, one or more of their or their subsidiaries’ businesses, assets, equity interests, product lines or properties.

None of TRP, TRC, APL or their respective subsidiaries shall be required to take any action, or agree to any condition or limitation, would reasonably be expected to (i) in the case of assets, properties or business of TRP or its subsidiaries, materially and adversely impact their business or operations (as measured prior to the APL Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin or (ii) in the case of assets, properties or business of APL or its subsidiaries, materially and adversely impact their business or operations (as measured prior to the APL Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin; and provided, further, that the consummation of the transactions provided for in any such agreement for a divestiture action shall be conditioned upon the closing or satisfaction or waiver of all of the conditions to closing in a case where the closing will occur immediately following such action.

Termination of the APL Merger Agreement

Either TRP or APL may terminate the APL Merger Agreement at any time prior to the closing:

•	by mutual written consent;

•	if there is in effect a final and nonappealable order of a governmental authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the APL Merger Agreement (unless such right to terminate is due, in whole or in part, to the failure of the terminating party to perform any of its obligations under the APL Merger Agreement);

•	if the closing of the APL Merger has not occurred on or before the outside date (unless such failure of the closing to occur is due to the failure of the terminating party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such party prior to the closing); provided that if all the conditions to closing of the APL Merger, other than the APL Regulatory Approval Conditions, shall have been satisfied or be capable of being satisfied as of the outside date, either TRP or APL may extend the outside date up to August 31, 2015;

•	if the APL special meeting has concluded and the APL unitholder approval has not been obtained; or

•	if the ATLS Merger Agreement is terminated.

In addition, TRP may terminate the APL Merger Agreement:

•	if an APL change in recommendation shall have occurred prior to the APL unitholder approval; or

•

if APL has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the APL Merger Agreement, which breach or failure to perform, if it was continuing as of the closing date of the APL Merger Agreement, would result in the failure of the Additional TRP conditions to be satisfied, and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (i) the outside date or (ii) within 30 days following receipt by APL of written notice of such breach or failure or untruth from TRP; provided that if such breach or failure to perform is capable of being cured by APL by the outside date, such 30-day cure period shall be extended until the second business day prior to the outside date solely to the extent during such period APL is using its reasonable best efforts to cure such breach or failure to perform (an “APL terminable breach”); provided, further that TRP shall not have the right to terminate the APL Merger Agreement under these terms if TRP is then in material breach of any of its representations, warranties, covenants or agreements set forth in the APL Merger Agreement.

In addition, APL may terminate the APL Merger Agreement if TRP has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the APL Merger Agreement, which breach or failure to perform, if it was continuing as of the closing date of the APL Merger Agreement, would result in the failure of the Additional APL Conditions to be satisfied, and such breach or failure to perform is incapable of being cured or, if capable of being cured is not cured by the earlier of (i) the outside date or (ii) within 30 days following receipt by TRP of written notice of such breach or failure from APL; provided that if such breach or failure to perform is capable of being cured by TRP by the outside date, such 30-day cure period shall be extended until the second business day prior to the outside date solely to the extent during such period TRP is using its reasonable best efforts to cure such breach or failure to perform (a “TRP terminable breach”); provided further that APL shall not have the right to terminate the APL Merger Agreement under these terms if APL is then in material breach of any of its representations, warranties, covenants or agreements set forth in the APL Merger Agreement.

Termination Fees

In certain cases, termination of the APL Merger Agreement will require either APL or TRP to pay a termination fee of $122.9 million or $61.45 million (the “termination fee”) to the other party. In no event will APL or TRP be required to pay the termination fee to the other party on more than one occasion.

APL is required to pay a termination fee of $122.9 million, minus any payment in respect of expenses previously paid by APL (as described under “—Expenses”), to TRP if (i) an alternative proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the APL special meeting, (ii) the APL Merger Agreement is terminated by APL or TRP because (A) the APL special meeting has concluded and the APL unitholder approval has not been obtained, or (B) the ATLS Merger Agreement is terminated by (x) TRC prior to the ATLS unitholder approval because an ATLS change in recommendation has occurred or (y) by ATLS, prior to obtaining ATLS unitholder approval, in order to enter into a definitive agreement with respect to any superior proposal (as defined in the ATLS Merger Agreement), and (iii) APL or one of its subsidiaries enters into a definitive agreement with respect to, or consummates, an alternative proposal within 12 months after the date the APL Merger Agreement is terminated (for these purposes, the term “alternative proposal” has the general meaning assigned to it under the APL Merger Agreement, except that the references to “20% or more” are deemed to be references to “50% or more”).

If the APL Merger Agreement is terminated by TRP or APL because the ATLS Merger Agreement is terminated and ATLS becomes obligated to pay a “termination fee” under the ATLS Merger Agreement in the situation set forth below, then APL shall, concurrent with the payment of such “termination fee” by ATLS, pay TRP a termination fee of $61.45 million, minus any payment in respect of expenses previously paid APL (as described under “—Expenses”). This situation is where (i) an alternative proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the ATLS special meeting, (ii) the ATLS Merger Agreement is terminated by ATLS or TRC because the ATLS special meeting has concluded and the ATLS unitholder approval has not been obtained and (iii) ATLS or one of its subsidiaries enters into a definitive agreement with respect to an alternative proposal, or consummates an alternative proposal within 12 months after the date the ATLS Merger Agreement is terminated (for these purposes, the term

“alternative proposal” has the general meaning assigned to it under the ATLS Merger Agreement, except that the references to “20% or more” are deemed to be references to “50% or more”).

APL will pay to TRP the termination fee of $122.9 million if the APL Merger Agreement is terminated by TRP because an APL change in recommendation has occurred prior to the APL unitholder approval.

If the APL Merger Agreement is terminated by TRP or APL because the ATLS Merger Agreement is terminated and ATLS becomes obligated to pay a “termination fee” under the ATLS Merger Agreement in the two situations set forth below, then APL shall, concurrent with the payment of such “termination fee” by ATLS, pay TRP a termination fee of $61.45 million. The first situation is where the ATLS Merger Agreement is terminated by TRC, prior to obtaining the ATLS unitholder approval, if a ATLS change in recommendation has occurred. The second situation is where the ATLS Merger Agreement is terminated by ATLS, prior to obtaining ATLS unitholder approval, to enter into a definitive agreement with respect to a superior proposal (as defined in the ATLS Merger Agreement).

If the APL Merger Agreement is terminated by TRP or APL because the ATLS Merger Agreement is terminated and TRC becomes obligated to pay a “termination fee” under the ATLS Merger Agreement in two situations set forth below, then TRP shall, concurrent with the payment of such “termination fee” by TRC, pay APL a termination fee of $61.45 million, minus, in the first situation, any payment in respect of expenses previously paid by TRP (as described under “—Expenses”). The first situation is where (i) an alternative proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the TRC special meeting, (ii) the ATLS Merger Agreement is terminated by ATLS or TRC because the TRC special meeting has concluded and the TRC stockholder approval has not been obtained and (iii) TRC or one of its subsidiaries enters into a definitive agreement with respect to an alternative proposal, or consummates an alternative proposal within 12 months after the date the ATLS Merger Agreement is terminated. The second situation is where the ATLS Merger Agreement is terminated by ATLS, prior to the TRC stockholder approval, if a TRC change in recommendation has occurred.

Expenses

In certain cases, APL or TRP, as the case may be, shall be required to pay $20.45 million (50% of the “expenses,” as defined in the APL Merger Agreement) in respect of the other party’s expenses. Such “expenses” reflect amounts incurred in connection with the negotiation, execution and delivery of the APL Merger Agreement and the performance of the transactions contemplated hereby. In no event will APL or TRP be required to pay the expenses to the other party on more than one occasion.

If the APL Merger Agreement is terminated by TRP or APL because the ATLS Merger Agreement is terminated and ATLS becomes obligated to pay “expenses” under the ATLS Merger Agreement in the situation set forth below, then APL shall, concurrent with the payment of such “expenses” by ATLS, pay TRP $20.45 million in respect of the expenses. This situation is where the ATLS Merger Agreement is terminated by TRC or ATLS if the ATLS special meeting has concluded and the ATLS unitholder approval has not been obtained.

If the APL Merger Agreement is terminated by TRP or APL because the ATLS Merger Agreement is terminated and TRC becomes obligated to pay “expenses” under the ATLS Merger Agreement in the situation set forth below, then TRP shall, concurrent with the payment of such “expenses” by TRC, pay APL $20.45 million in respect of the expenses. This situation is where the ATLS Merger Agreement is terminated by TRC or ATLS if the TRC special meeting has concluded and the TRC stockholder approval has not been obtained.

Otherwise, all costs and expenses incurred in connection with the transactions contemplated by the APL Merger Agreement, whether or not the APL Merger is consummated, will generally be the obligation of the respective party incurring such fees and expenses.

Conduct of Business Pending the Consummation of the APL Merger

Under the APL Merger Agreement, APL has agreed that, until the earlier of the APL Effective Time and the termination of the APL Merger, and except (i) as expressly contemplated or provided by the APL Merger Agreement, the ATLS Merger Agreement, the Separation Agreement or the Employee Matters Agreement, (ii) as may be required by applicable law, (iii) as set forth in the disclosure letter delivered by APL to TRP or (iv) with the prior written consent of TRP (which consent cannot be unreasonably withheld in certain situations), APL will not (and APL GP will not take any such action on its own behalf or on behalf of APL), and will cause each of its subsidiaries not to (collectively, the “APL interim operating covenants”):

•	conduct its business and the business of its subsidiaries other than in the ordinary course consistent with past practice; provided, that no action by APL or its subsidiaries with respect to matters specifically addressed by any other APL interim operating covenant shall be deemed a breach of this APL interim operating covenant unless such action would constitute a breach of such other APL interim operating covenant, (i) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or (ii) take any action that adversely affects the ability of any party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

•	(i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights or (ii) enter into any agreement with respect to the foregoing, in each case except for (A) issuances of APL common units upon the settlement of any APL phantom units outstanding on October 13, 2014 in accordance with the terms of the APL phantom units, (B) the sale of APL common units in connection with the exercise or settlement of APL phantom units if necessary for withholding of taxes, and (C) distributions on the APL Class D Preferred Units paid in the ordinary course of business in additional APL Class D Preferred Units in accordance with the APL partnership agreement (“Class D Preferred PIK Distributions”);

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or rights, subject to certain exceptions;

•	(i) sell, lease, transfer, exchange, dispose of, license or convey all or any portion of its assets, business or properties, other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000 or (C) any distributions expressly permitted under the APL Merger Agreement; (ii) except as set forth in the ATLS/APL budget for 2014 and 2015, acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity with a value in excess of $25,000,000; provided, that APL shall not, and shall not permit its subsidiaries to, make any acquisition that would reasonably be expected to materially impede or delay the consummation of the APL Merger or the other transactions, (iii) merge, consolidate or enter into any other business combination transaction with any person, other than mergers or consolidations solely among APL and its wholly owned subsidiaries or among its wholly owned subsidiaries, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

•	make or declare dividends or distributions (i) to the holders of APL common units that are special or extraordinary distributions or that are in a cash amount in excess of $0.66 per APL unit per quarter, or (ii) to the holders of any other units of or interests in APL, other than Class D Preferred PIK Distributions and distributions on the APL Class E Preferred Units in accordance with the terms of the APL partnership agreement;

•	amend (i) the APL organizational documents, or (ii) the governing documents of any of APL’s significant subsidiaries

•	enter into any material contract, agreement or arrangement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and hydrocarbons in the ordinary course);

•	modify or amend in any material respect, terminate or assign, or waive or assign any rights under any material agreement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and hydrocarbons in the ordinary course) or any permit, in each case, in a manner which is materially adverse to APL or any of its subsidiaries;

•	waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or any injunction or other equitable relief, other than waivers, releases, assignments, settlements or compromises (A) equal to or less than the amounts reserved with respect thereto on the APL financial statements or (B), except as provided in clause (A), that do not exceed $10,000,000 in the aggregate;

•	implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any other applicable law;

•	fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses substantially similar to the insurance maintained by it at present;

•	change, in any material respect, any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, amend in any material respect any tax return, or change, in any material respect, any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	take any action or fail to take any action that would reasonably be expected to cause any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

•	enter into any amendment or modification to certain joint venture agreements in a manner which is adverse to APL or any of its subsidiaries;

•	except as required by applicable law or any employee benefit plan, (i) increase the compensation of any employee dedicated solely to the midstream business of ATLS (a “midstream business employee”) whose annual base compensation exceeds $175,000, other than customary increases in the ordinary course of business, consistent with past practice, (ii) grant any severance or termination pay to any employee, officer or director of APL or any of its subsidiaries, other than grants of severance or termination pay in the ordinary course of business consistent with past practice to any employee who is not an officer or director who is terminated in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into, amend or terminate any employment or change of control agreement with any midstream business employee, other than agreements entered into with newly hired employees who are not officers, (iv) take any action to accelerate any compensation or fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any midstream business employee whose target annual compensation is greater than $125,000, other than for cause, or (vi) hire any midstream business employee whose target annual compensation is greater than $350,000;

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(i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities, (B) indebtedness owed by APL, APL GP or any subsidiary thereof to APL, APL GP or any subsidiary thereof or, (C) guarantees of existing indebtedness of APL or any subsidiary thereof to the extent required by the terms thereof, or (D) leases permitted to be incurred pursuant to clause (iii) below, (ii) redeem, repurchase, cancel or otherwise acquire any indebtedness owed thereby (directly, contingently or otherwise), prior to the stated maturities thereof, other than (A) borrowings under existing credit facilities and (B) repayments of indebtedness owed to APL, APL GP or any subsidiary thereof, (iii) enter into any material leases (whether operating or capital) for amounts exceeding $25,000,000 in the aggregate or (iv) except as set forth in the ATLS/APL budget for 2014 and 2015, make or commit to make any capital expenditures in excess of $100,000,000 in the aggregate;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	enter into any partnership related party transaction (as such term is defined in the APL Merger Agreement);

•	take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the APL Merger or the transactions contemplated by the APL Merger Agreement;

•	take any action to subject APL, APL GP or any of their subsidiaries to material liability (contingent or otherwise) following the APL Effective Time with respect to (i) New Atlas or any of the other New Atlas Companies, (ii) the Spin-Off or (iii) the pre-closing or post-closing activities or business of the New Atlas Companies; or

•	agree or commit to do anything prohibited in the list above.

Under the APL Merger Agreement, with respect to its non-wholly owned subsidiaries, APL’s obligation under the APL Merger Agreement to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of such subsidiaries and to the extent not inconsistent with APL’s or its other subsidiaries’ duties (fiduciary or otherwise) to such subsidiaries or any of their equity holders.

Under the APL Merger Agreement, TRP has agreed that, until the earlier of the APL Effective Time and the termination of the APL Merger, and except (i) as expressly contemplated or provided by the APL Merger Agreement, the ATLS Merger Agreement, the Separation Agreement or the Employee Matters Agreement, (ii) as may be required by applicable law, (iii) as set forth in the disclosure letter delivered by TRP to APL or (iv) with the prior written consent of APL (which consent cannot be unreasonably withheld in certain situations), TRP will not and will cause each of its respective subsidiaries not to (collectively, the “TRP interim operating covenants”):

•	(i) conduct its business and the business of its subsidiaries other than in the ordinary course in all material respects; provided, that no action by TRP or its subsidiaries with respect to matters specifically addressed by any other TRP interim operating covenant shall be deemed a breach of this TRP interim operating covenant unless such action would constitute a breach of such other TRP interim operating covenant, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or (iii) take any action that adversely affects the ability of any party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

•

(ii) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights or (ii) enter into any agreement with respect to the foregoing, in each case except (A) issuance of TRP common units made in the ordinary course of business, (B) issuances of TRP common units upon the exercise or settlement of any TRP equity awards outstanding on October 13, 2014 or as may be granted after October 13, 2014 as permitted under this section, (C) the sale of TRP common units in connection with the exercise or settlement of TRP equity awards if necessary to effectuate an option direction upon exercise or for withholding of taxes, (D) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business or (E) issuances of equity by TRP pursuant to the Equity Distribution Agreement, dated as of May 5, 2014, between TRP and the managers party thereto in amounts consistent with TRP’s past practice, or any agreement substantially similar in form and substance to such agreement;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any equity interests or rights, except for net share settlements made in connection with the vesting of restricted units or as required by the terms of any existing employee benefit plan;

•	(i) sell, lease, transfer, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000, (C) any joint venture, partnership, joint marketing, joint development or similar strategic transaction or (D) any distributions expressly permitted under the APL Merger Agreement; (ii) make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent or materially impede or materially delay the APL Merger; or (iii) merge, consolidate or enter into any other business combination transaction with any person, other than mergers or consolidations solely among TRP and its wholly owned subsidiaries or among its wholly owned subsidiaries or as permitted by clause (ii) or that would not reasonably be expected to prevent or materially impede or materially delay the APL Merger;

•	make or declare dividends or distributions to the holders of TRP common units that are special or extraordinary distributions, other than dividends or distributions, including increases in such dividends or distributions, made in the ordinary course consistent with past practice pursuant to applicable TRP GP Board approvals;

•	amend the TRP partnership agreement other than such amendments as would not reasonably be expected to adversely affect the voting rights of holders of TRP common units;

•	except in the ordinary course of business, modify or amend in any material respect, terminate or assign, or waive or assign any rights under any material agreement or any permit, in each case, in a manner which would reasonably be expected to result in a TRP material adverse effect;

•	implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any applicable law;

•	change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, amend in any material respect any tax return, or change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	take any action or fail to take any action that would reasonably be expected to cause any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the APL Merger or the transactions contemplated by the APL Merger Agreement; and

•	agree or commit to do anything prohibited in the list above.

Under the APL Merger Agreement, with respect to its non-wholly owned subsidiaries, TRP’s obligation under this section to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of such subsidiaries and to the extent not inconsistent with TRP’s or its other subsidiaries’ duties (fiduciary or otherwise) to such subsidiaries or any of their equity holders.

Indemnification; Directors’ and Officers’ Insurance

The APL Merger Agreement provides that, from and after the APL Effective Time, to the fullest extent permitted by law, TRP and the surviving entity in the APL Merger will indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the APL Effective Time, an officer, director or employee of APL GP, APL or any of its subsidiaries and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not affiliated with APL) serving at the request of or on behalf of the APL GP, APL or any of its subsidiaries and together with such person’s heirs, executors or administrators (collectively, the “indemnified parties”) against any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement resulting therefrom. Additionally, TRP will promptly pay on behalf of or advance to any indemnified party any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim or action in advance of the final disposition of such claim or action, including enforcing any rights with respect to such indemnification or advancement, without the requirement of any bond or other security.

The indemnification and advancement obligations of TRP and the surviving entity in the APL Merger pursuant to the APL Merger Agreement extend to acts or omissions occurring at or before the APL Effective Time and any claim or action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the APL Merger Agreement and the consummation of the APL Merger and the transactions contemplated by the APL Merger Agreement and the ATLS Merger Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any claim or action relating thereto), and all rights to indemnification and advancement conferred under the APL Merger Agreement continue as to each indemnified party who has ceased to be a director or officer of APL or any of its subsidiaries after October 13, 2014 and inure to the benefit of such person’s heirs, executors and personal and legal representatives.

For a period of six years from the APL Effective Time, TRP will maintain in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the indemnified parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties so long as that substitution does not result in gaps or lapses in coverage or are alleged to have occurred) with respect to matters occurring on or before the APL Effective Time, but TRP is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to October 13, 2014 (the “maximum amount”) and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this paragraph would cost in excess of that amount. If APL elects, then it may, on or prior to the APL Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the APL Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by APL, exceed six times the maximum amount and, if such a “tail policy” is purchased, neither TRP nor the surviving entity in the APL Merger have any further obligations to maintain the insurance described in this paragraph.

Cash Requirements

APL has agreed that from and after October 13, 2014, unless otherwise approved by TRP in writing, no cash distributions will be made by APL or its subsidiaries to ATLS or ATLS GP or any other Retained Company (as defined in the ATLS Merger Agreement), other than cash transfers among APL and its subsidiaries or distributions in the ordinary course to ATLS in respect of its holdings of the general partner interests, limited partner interests and IDRs in APL.

Amendment of the APL Merger Agreement

At any time prior to the APL Effective Time, the APL Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the APL unitholder approval, by written agreement of the parties, by action taken or authorized by the respective boards of directors of their general partners; provided, however, that following receipt of the APL unitholder approval, there will be no amendment or change to the provisions of the APL Merger Agreement that by law would require further approval by the APL unitholders without such approval.

Remedies; Specific Performance

Under the APL Merger Agreement, each of the parties agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the APL Merger Agreement were not performed in accordance with their specific terms, and each agrees that the other party will be entitled to an injunction to prevent breaches of the APL Merger Agreement and to specifically enforce the terms and provisions of the APL Merger Agreement and that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in the APL Merger Agreement on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Representations and Warranties

The APL Merger Agreement contains representations and warranties made by TRP and APL. These representations and warranties have been made solely for the benefit of the other parties to the APL Merger Agreement and:

•	may be intended not as statements of fact or of the condition of the parties to the APL Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the APL Merger Agreement, which disclosures may not be reflected in the APL Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the APL Merger Agreement or such other date or dates as may be specified in the APL Merger Agreement and are subject to more recent developments.

The representations and warranties made by both TRP and APL relate to:

•	organization, general authority, standing and similar matters;

•	capitalization;

•	equity interests in other entities;

•	approval and authorization of the APL Merger Agreement and the transactions contemplated by the APL Merger Agreement and any conflicts created by such transactions;

•	no violations or defaults resulting from the consummation of the transactions contemplated by the APL Merger Agreement;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the APL Merger Agreement;

•	documents filed with the SEC and financial statements included in those documents;

•	internal controls and procedures;

•	absence of undisclosed liabilities since June 30, 2014;

•	absence of certain changes or events since June 30, 2014 through October 13, 2014 and from October 13, 2014 through the closing date;

•	compliance with applicable laws and permits;

•	material contracts;

•	environmental matters;

•	title to properties;

•	litigation;

•	information supplied in connection with this proxy statement/prospectus;

•	tax matters;

•	employee benefits;

•	intellectual property;

•	broker, finder or financial advisor fees;

•	opinion of financial advisor;

•	related party transactions;

•	insurance;

•	regulatory matters;

•	derivatives; and

•	absence of additional representations and warranties.

Additional representations and warranties made only by TRP relate to the operations of MLP Merger Sub and availability of funds.

Additional representations and warranties made only by APL relate to state takeover statutes and unitholder approval of the APL Merger.

Additional Agreements

The APL Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements. The APL Merger Agreement also obligates TRP to have TRP common units to be issued in connection with the APL Merger approved for listing on the NYSE, subject to official notice of issuance, prior to the date of the consummation of the APL Merger.

The ATLS Merger Agreement

The ATLS Merger

Subject to the terms and conditions of the ATLS Merger Agreement and in accordance with Delaware law, the ATLS Merger Agreement provides for the merger of GP Merger Sub with and into ATLS, with ATLS continuing as the surviving entity as a subsidiary of TRC. ATLS will cease to be a publicly held limited partnership following completion of the ATLS Merger. After the completion of the ATLS Merger, the certificate of limited partnership of ATLS in effect immediately prior to the ATLS Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with applicable law, and the ATLS partnership agreement in effect immediately prior to the ATLS Effective Time will be the agreement of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law. The general partner interest in ATLS issued and outstanding immediately prior to the ATLS Effective Time will remain outstanding in the surviving entity, and ATLS GP, as the holder of such general partner interest, will continue as the sole general partner of the surviving entity. At the ATLS Effective Time, ATLS will distribute its equity interests in ATLS GP to TRC.

Effective Time; Closing

The ATLS Effective Time will be at such time that ATLS files with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of Delaware law, or at such other date or time as is agreed to by ATLS and TRC and specified in the certificate of merger in accordance with Delaware law.

The closing of the ATLS Merger will occur on the third business day after the satisfaction or waiver of the conditions to the ATLS Merger provided in the ATLS Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the ATLS Merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as TRC and ATLS agree in writing. For further discussion of the conditions to the ATLS Merger, see “—Conditions to Consummation of the ATLS Merger.”

Conditions to Consummation of the ATLS Merger

The obligations of TRC and ATLS to effect the ATLS Merger are subject to the satisfaction or waiver (if waiver is permitted by applicable law) of the following conditions:

•	the ATLS Merger Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote or consent of the holders, as of the record date for the meeting of ATLS unitholders to approve the ATLS Merger, of a majority of the outstanding ATLS common units entitled to vote thereon (the “ATLS unitholder approval”);

•	the TRC stock issuance shall have been approved by the affirmative vote or consent of holders, as of the record date for the meeting of TRC stockholders of a majority of the TRC shares present in person or represented by proxy at the TRC special meeting and entitled to vote thereon (the “TRC stockholder approval”);

•	all waiting periods under the HSR Act applicable to the ATLS Merger shall have expired or shall have been terminated, which condition shall have been satisfied;

•	no law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by any a court of competent jurisdiction or other governmental authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by the ATLS Merger Agreement (brought by a third party) shall be in effect (together with the immediately preceding condition, the “ATLS Regulatory Approval Conditions”);

•	the registration statement, filed by TRC with the SEC in connection with the issuance of the TRC shares to be issued in the ATLS Merger, shall have become effective under the Securities Act and shall not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the TRC shares (the “new TRC shares”) to be issued in the ATLS Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

•	all of the conditions set forth in the APL Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the APL Merger Agreement and the condition relating to the consummation of the ATLS Merger) and the parties thereto shall be ready, willing and able to consummate the APL Merger and the APL Merger shall be consummated substantially concurrently with the ATLS Merger;

•	the Spin-Off shall have been consummated in compliance in all material respects with the terms and conditions set forth in the Separation Agreement (after giving effect to any valid amendments or waivers); and

•	any indebtedness outstanding under the ATLS credit agreements shall have been repaid as of the ATLS Effective Time.

The obligations of ATLS to effect the ATLS Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of TRC in the ATLS Merger Agreement shall be true and correct as of October 13, 2014 and as of the closing date of the ATLS Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material adverse effect” or “materiality” contained in any individual representation or warranty), would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TRC; provided that: (i) the representation and warranty of TRC with respect to its capitalization must be true and correct in all respects other than de minimis inaccuracies as of the date of the ATLS Merger Agreement and as of the closing date of the ATLS Merger (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representation and warranty of TRC that there has not been any change, event, development, circumstance, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on TRC must be true and correct in all respects as of the date of the ATLS Merger Agreement and as of the closing date of the ATLS Merger;

•	TRC and GP Merger Sub shall have performed, in all material respects, all agreements and covenants required to be performed by them under the ATLS Merger Agreement prior to the ATLS Effective Time; and

•	the receipt of an officer’s certificate executed by the Chief Executive Officer of TRC certifying that the two preceding conditions (the “Additional ATLS Conditions”) have been satisfied.

The obligations of TRC to effect the ATLS Merger are subject to the satisfaction or waiver of the following additional conditions, at or prior to the closing:

•

the representations and warranties of ATLS in the ATLS Merger Agreement shall be true and correct as of October 13, 2014 and as of the closing date of the ATLS Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material adverse effect” or “materiality” contained in any individual representation or warranty), would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ATLS; provided that: (i) the representation and warranty of ATLS with respect to its capitalization must be true and correct in all respects other than de minimis inaccuracies as of the date of the ATLS Merger Agreement and as of the closing date of the ATLS Merger (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representation and warranty of ATLS that there has not been any change, event, development, circumstance, occurrence or effect with respect to TRC and its subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on ATLS shall be true and correct in all respects as of the date of the ATLS Merger Agreement and as of the closing date of the ATLS Merger;

•	ATLS and ATLS GP shall have performed, in all material respects, all agreements and covenants required to be performed by them under the ATLS Merger Agreement prior to the ATLS Effective Time; and

•	the receipt of an officer’s certificate executed by the Chief Executive Officer of ATLS certifying that the two preceding conditions (the “Additional TRC Conditions”) have been satisfied.

For purposes of the ATLS Merger Agreement, the term “material adverse effect” means, when used with respect to a party to the ATLS Merger Agreement, any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole, or (ii) would prevent the consummation of the ATLS Merger on the terms provided in the ATLS Merger Agreement on or prior to the outside date, but none of the following changes, events, developments, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a material adverse effect has occurred:

(i) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory, legislative or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials;

(ii) changes in economic or market conditions in affecting the:

(a) the natural gas gathering, compressing, treating, processing and transportation industry generally;

(b) oil and gas exploration and production industry; and

(c) the natural gas liquids fractionating and transportation industry generally;

(iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity, pandemic or crisis, including acts of terrorism;

(iv) any hurricane, tornado, flood, earthquake or natural disaster;

(v) the announcement or pendency of the ATLS Merger Agreement and the transactions contemplated thereby (including performance of obligations under, and the consummation of the transactions contemplated by, the ATLS Merger Agreement, the APL Merger Agreement and, in the case of ATLS, the Separation Agreement);

(vi) any change in the market price or trading volume of the common units representing limited partner interests or common shares of such party (it being understood and agreed that the exception in this clause (vi) shall not preclude any party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a material adverse effect if not otherwise excluded by another clause of this definition);

(vii) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (vii) shall not preclude any party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect if not otherwise excluded by another clause of this definition);

(viii) changes in any laws or regulations applicable to such party or GAAP or applicable accounting regulations or the interpretations thereof;

(ix) any legal proceedings commenced by or involving any current or former member, partner, unitholder or stockholder of such party (on their own behalf or on behalf of such party) arising out of or related to the ATLS Merger Agreement or the transactions contemplated thereby; or

(x) any taking of any action at the express written request of the other party in connection with the ATLS Merger Agreement or the transactions contemplated hereby;

except, in the case of clauses (i), (ii), (iii) or (iv) to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies operating in the industries in which such party and its subsidiaries operate.

TRC Stockholder and ATLS Unitholder Approval

TRC has agreed to establish a record date for, duly call, give notice of, convene and hold a special meeting of TRC stockholders, as soon as reasonably practicable following the registration statement being declared effective by the SEC, for the purpose of such stockholders voting on the adoption of the TRC stock issuance. TRC agreed that unless the ATLS Merger Agreement is validly terminated, TRC shall not (without ATLS’s prior written consent) adjourn, postpone or cancel the TRC special meeting (or propose to do so), except (i) in the absence of proxies sufficient to obtain the TRC stockholder approval, to solicit additional proxies for the purpose of obtaining such approval, (ii) in the absence of a quorum, or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure necessary under law to be disseminated and reviewed by the TRC stockholders prior to the meeting. If the TRC Board no longer recommends the TRC stock issuance, TRC shall remain required to call, hold and convene the TRC special meeting unless the ATLS Merger Agreement has been terminated in accordance with its terms.

ATLS has agreed to establish a record date for, duly call, give notice of, convene and hold a special meeting of ATLS unitholders, as soon as reasonably practicable following the registration statement being declared effective by the SEC, for the purpose of such unitholders voting on the adoption of the ATLS Merger Agreement and the ATLS Merger. ATLS agreed that unless the ATLS Merger Agreement is validly terminated, ATLS shall not submit any superior proposal (as defined below) to a vote of the ATLS unitholders; and it shall not (without TRC’s prior written consent) adjourn, postpone or cancel the ATLS special meeting (or propose to do so), except (i) in the absence of proxies sufficient to obtain the ATLS unitholder approval, to solicit additional proxies for the purpose of obtaining such approval, (ii) in the absence of a quorum, or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure necessary under law to be disseminated and reviewed by the ATLS unitholders prior to the meeting. If the ATLS GP Board no longer recommends the adoption of the ATLS Merger Agreement, ATLS shall remain required to call, hold and convene the ATLS special meeting unless the ATLS Merger Agreement has been terminated in accordance with its terms.

No Solicitation by ATLS of Alternative Proposals

The ATLS Merger Agreement contains detailed provisions prohibiting ATLS GP and ATLS from seeking an alternative proposal to the ATLS Merger. Under these “no solicitation” provisions, from and after the execution of the ATLS Merger Agreement until the earlier of the closing or the termination of the ATLS Merger Agreement, neither ATLS GP nor ATLS will, and each of ATLS and ATLS GP will cause ATLS’s subsidiaries and the New Atlas Companies not to, and use reasonable best efforts to cause its and the subsidiaries’ and New Atlas Companies’ officers, directors, managers, members, employees and other representatives not to, directly or indirectly,

•	initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, any alternative proposal, or

•	enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information regarding ATLS GP, ATLS or their subsidiaries with respect to, or that could reasonably be expected to lead to, or in connection with or for the purpose of encouraging or facilitating, any alternative proposal.

In addition, the ATLS Merger Agreement requires that ATLS GP and ATLS will, and will use reasonable best efforts to cause its and its subsidiaries’ and the New Atlas Companies’ representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (other than Targa entities and their respective representatives) conducted on or prior to October 13, 2014 with respect to any alternative proposal (which, for this purpose, need not have been an unsolicited proposal) and request of each such person that executed a confidentiality agreement with ATLS with respect to any alternative proposal (which, for this purpose, need not have been an unsolicited proposal) in the six months prior to October 13, 2014 and is in possession of confidential information about ATLS GP, ATLS or any of their subsidiaries, the return or destruction of all such confidential information in accordance with the terms of the confidentiality agreement with such person.

Notwithstanding these restrictions, the ATLS Merger Agreement provides that, at any time prior to ATLS unitholders voting in favor of adopting the ATLS Merger Agreement, if ATLS or ATLS GP receives an alternative proposal that was not solicited after the execution of the ATLS Merger Agreement, that the ATLS GP Board believes is bona fide and that did not result from a violation of the no solicitation restrictions described above, and (after consultation with its financial advisors and outside legal counsel) the ATLS GP Board determines in good faith that such alternative proposal could result in a superior proposal, ATLS may (A) furnish information, including non-public information, with respect to it and its subsidiaries, and afford access to the business, properties, books and records of ATLS and its subsidiaries, to the person making such alternative proposal and such person’s representatives and (B) enter into and participate in discussions or negotiations with the person making such alternative proposal and its representatives, provided that:

•	promptly following (and in any event within 24 hours of) ATLS’s first furnishing any such non-public information to, or first entering into discussions or negotiations with, such person, ATLS shall give TRC written notice of such action, including the identity of such person, and

•	prior to furnishing any such non-public information, (x) ATLS shall have received from such person an executed confidentiality agreement with confidentiality provisions no less favorable to ATLS than the provisions of the confidentiality agreement between TRC and ATLS as in effect immediately prior to the execution of the ATLS Merger Agreement, a copy of which shall be provided to TRC promptly (and in any event within 24 hours) following execution and (y) ATLS will promptly (and in any event within 24 hours) provide to TRC any non-public information about ATLS and its subsidiaries that was not previously provided or made available to TRC following the provision of any such non-public information to such other person.

ATLS has also agreed in the ATLS Merger Agreement that it will promptly (and in no event later than 24 hours after receipt) (i) advise TRC in writing of any alternative proposal (and any changes thereto) that it receives and the material terms and conditions of any such alternative proposal, including the identity of such person making such alternative proposal, and (ii) if any such alternative proposal is in writing, provide TRC a copy of such alternative proposal. ATLS will keep TRC reasonably informed of the status and material terms and conditions of such alternative proposal and any material modification thereto, including if such material modification is in writing, providing TRC with a copy thereof.

ATLS has also agreed in the ATLS Merger Agreement that ATLS entities will not enter into any agreement with any person that prohibits ATLS from providing any information to TRC in accordance with the “no solicitation” provisions (including those described above).

For purposes of the ATLS Merger Agreement, the term “alternative proposal” means any unsolicited proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than TRC and its subsidiaries, relating to (A) any direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of assets of ATLS and its subsidiaries equal to 20% or more of the combined assets of ATLS and its subsidiaries or to which 20% or more of the combined revenues or earnings of ATLS and its subsidiaries are attributable, or (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions), and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the equity securities of ATLS GP or securities of ATLS representing 20% or more of the voting power of the securities of ATLS.

For purposes of the ATLS Merger Agreement, the term “superior proposal” means an unsolicited written offer to acquire, directly or indirectly, (a) 75% or more of the outstanding equity securities of APL GP or securities of ATLS representing 75% or more of the voting power of the securities of ATLS, (b) 75% or more of the combined assets of ATLS and its subsidiaries, taken as a whole or (c) 75% or more of the combined assets of ATLS and its subsidiaries and the New Atlas Companies, taken as a whole, in each case of (a) through (c), either with or without the Spin-Off, and on terms and conditions which the ATLS GP Board determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable from a financial point of view to ATLS unitholders than the transactions contemplated by the ATLS Merger Agreement, taking into account at the time of determination such matters ATLS GP Board deems relevant including the legal, financial, regulatory and other aspects of such offer (including conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such proposal, as applicable) and any changes to the terms of the ATLS Merger Agreement that as of that time had been committed to by TRC in writing.

Change in ATLS GP Board Recommendation; Termination for Superior Proposal

The ATLS Merger Agreement provides that, subject to the exception described below, the ATLS GP Board will not (i): (A) change, withdraw, withhold, modify or qualify, or publicly propose to withdraw, modify or qualify, in each case, in any manner adverse to TRC, the ATLS GP Board’s recommendation that the ATLS unitholders approve the ATLS Merger Agreement and the transactions contemplated thereby (the “ATLS GP Board Recommendation”), (B) fail to include the ATLS GP Board Recommendation in the proxy statement/prospectus, (C) fail to reaffirm (publicly, if so requested by TRC) the ATLS GP Board Recommendation within 5 business days after the date of any alternative proposal (or material modification thereto) is publicly disclosed by ATLS or the person making such alternative proposal (except for a tender or exchange offer, which shall be governed by clause (D)), (D) fail to announce publicly within the 10 business day period (as specified in Rule 14e-2 under the Exchange Act) after a tender offer or exchange offer relating to ATLS common units shall have been commenced that the ATLS GP Board recommends rejection of such tender offer or exchange offer and reaffirming the ATLS GP Board Recommendation; or (E) publicly approve or recommend, or publicly propose to approve, recommend or enter into, any alternative proposal; or (ii) approve, adopt or allow ATLS GP, ATLS or any of their subsidiaries or the New Atlas Companies to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, ATLS Merger Agreement, acquisition agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any alternative proposal (any action described in this paragraph, an “ATLS change in recommendation”). A public statement that describes ATLS’s receipt of an alternative proposal and the operation of the ATLS Merger Agreement with respect to the proposal will not be deemed an ATLS change in recommendation.

Notwithstanding anything in the ATLS Merger Agreement to the contrary, if (i) ATLS receives a written, unsolicited alternative proposal (and such proposal is not withdrawn) that the ATLS GP Board believes is bona fide, (ii) such alternative proposal did not result, directly or indirectly, from a violation of the no solicitation provisions described above and (iii) the ATLS GP Board determines, after consultation with its financial advisors and outside legal counsel, that such alternative proposal constitutes a superior proposal, then the ATLS GP Board may at any time prior to obtaining the ATLS unitholder approval, effect an ATLS change in recommendation or terminate the ATLS Merger Agreement to enter into a definitive agreement in respect of the superior proposal; provided, however, that the ATLS GP Board may not take such action pursuant to the foregoing unless, prior to taking such action:

•	ATLS has provided prior written notice to TRC, generally at least 72 hours in advance, specifying in reasonable detail the reasons for such action (including a description of the material terms of such superior proposal and delivering TRC a copy of the proposed definitive agreement providing for the alternative proposal for such superior proposal in the form to be entered into and any other relevant proposed transaction agreements), and, generally at least 48 hours in advance, provide written notice and equivalent detail with respect to any material amendment to the terms of the superior proposal; and

•	ATLS has negotiated with TRC in good faith (to the extent TRC desires to negotiate) to make such adjustments in the terms and conditions of the ATLS Merger Agreement so that such superior proposal ceases to constitute a superior proposal.

Other than in connection with an alternative proposal, the ATLS Merger Agreement also permits the ATLS GP Board to make an ATLS change in recommendation in response to an “ATLS intervening event” (as described below) at any time prior to obtaining the approval of the ATLS unitholders of the ATLS Merger Agreement, but only if:

•	prior to making such ATLS change in recommendation, the ATLS GP Board determines in good faith, after consultation with ATLS’s outside legal counsel, that failure to take such action would result in a breach of its duties under applicable law, the ATLS partnership agreement or ATLS GP’s limited liability company agreement;

•	ATLS has given at least 72 hours’ advance written notice to TRC that the ATLS GP Board intends to take such action (which notice shall specify in reasonable detail the reasons for such action); and

•	during the aforementioned period, ATLS has negotiated with TRC in good faith (to the extent TRC desires to negotiate) to make such adjustments in the terms and conditions of the ATLS Merger Agreement so as to permit the ATLS GP Board not to make such ATLS change in recommendation.

As used in the ATLS Merger Agreement, subject to certain exceptions set forth therein, an “ATLS intervening event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the ATLS GP Board on October 13, 2014 (or if known, the consequences of which were not known by the ATLS GP Board as of such date), which (i) becomes known to the ATLS GP Board prior to the receipt of ATLS unitholder approval and (ii) does not relate to an alternative proposal; provided, however, that (x) no event, circumstance, state of facts, occurrence, development or change arising from any action or omission by ATLS GP, ATLS or any of their subsidiaries or the New Atlas Companies that is required to be taken or omitted by the ATLS Merger Agreement, including any action taken or omission made with respect to the obtaining of the necessary consents and approvals pursuant to the ATLS Merger Agreement may give rise to an ATLS intervening event and (y) if the ATLS intervening event relates to an event, circumstance, state of facts, occurrence, development or change involving TRC or any of its subsidiaries, then such event, circumstance, state of facts, occurrence, development or change shall not constitute an ATLS intervening event unless it has a material adverse effect on TRC.

Notwithstanding the restrictions discussed above, ATLS and the ATLS GP Board may disclose information to the ATLS unitholders as contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or as otherwise required by law; provided, however, that the ATLS GP Board shall not make an ATLS change in recommendation except in accordance with the ATLS Merger Agreement. Any “stop-look-and-listen” communication by ATLS of the ATLS GP Board to the ATLS unitholders pursuant to Rule 14d-9(f) will not be considered an ATLS change in recommendation.

Change in TRC Board Recommendation

The ATLS Merger Agreement provides that the TRC Board will not: (i) change, withdraw, withhold, modify or qualify, or publicly propose to withdraw, modify or qualify, in each case, in any manner adverse to ATLS, the TRC Board’s recommendation that the TRC stockholders approve the TRC stock issuance (the “TRC board Recommendation”) or (ii) fail to include the TRC Board Recommendation in the proxy statement/prospectus (any action described in this paragraph, a “TRC change in recommendation”).

Notwithstanding anything in the ATLS Merger Agreement to the contrary, the ATLS Merger Agreement permits the TRC Board to make a TRC change in recommendation in response to a “TRC intervening event” (as described below) at any time prior to obtaining the approval of the ATLS unitholders of the ATLS Merger Agreement, but only if:

•	prior to making such TRC change in recommendation, the TRC Board determines in good faith, after consultation with TRC’s outside legal counsel, that failure to take such action would result in a breach of its duties under applicable law;

•	TRC has given at least 72 hours’ advance written notice to ATLS that the TRC Board intends to take such action (which notice shall specify in reasonable detail the reasons for such action); and

•	during the aforementioned period, TRC has negotiated with ATLS in good faith (to the extent ATLS desires to negotiate) to make such adjustments in the terms and conditions of the ATLS Merger Agreement so as to permit the TRC Board not to make such TRC change in recommendation.

As used in the ATLS Merger Agreement, subject to certain exceptions set forth therein, a “TRC intervening event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the TRC Board on October 13, 2014 (or if known, the consequences of which were not known by the TRC Board as of such date), which becomes known to the TRC Board prior to the receipt of TRC stockholder approval; provided, however, that (x) no event, circumstance, state of facts, occurrence, development or change arising from any action or omission by TRC or any of its subsidiaries that is required to be taken or omitted by the ATLS Merger Agreement, including any action taken or omission made with respect to the obtaining of the necessary consents and approvals pursuant to ATLS Merger Agreement may give rise to a TRC intervening event and (y) if the TRC intervening event relates to an event, circumstance, state of facts, occurrence, development or change involving ATLS or any of its subsidiaries, then such event, circumstance, state of facts, occurrence, development or change shall not constitute a TRC intervening event unless it has a material adverse effect on ATLS.

Notwithstanding the restrictions discussed above, TRC and the TRC Board may disclose information to TRC stockholders as contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or as otherwise required by law; provided, however, that the TRC Board shall not make a TRC change in recommendation except in accordance with the ATLS Merger Agreement. Any “stop-look-and-listen” communication by TRC of the TRC Board to TRC’s stockholders pursuant to Rule 14d-9(f) will not be considered a TRC change in recommendation.

ATLS Merger Consideration

The ATLS Merger Agreement provides that, at the ATLS Effective Time, each ATLS common unit issued and outstanding immediately prior to the ATLS Effective Time will be converted into the right to receive (i) 0.1809 of a share of TRC common stock and (ii) cash in amount of $9.12. Any ATLS common units owned immediately prior to the ATLS Effective Time by ATLS or its wholly owned subsidiaries or by TRC or its wholly owned subsidiaries will be cancelled without any conversion or payment of consideration in respect thereof.

TRC will not issue any fractional shares in the ATLS Merger. Instead, each holder of ATLS common units that are converted pursuant to the ATLS Merger Agreement who otherwise would have received a fraction of a TRC share will be entitled to receive, from the exchange agent appointed by TRC pursuant to the ATLS Merger Agreement, a cash payment in lieu of such fractional shares in an amount equal to the product of (i) the average trading prices of the TRC shares over the five-day period prior to the closing date of the ATLS Merger and (ii) the fraction of the TRC share that such holder would otherwise be entitled to receive based on exchange ratio discussed above.

Treatment of ATLS Equity Awards

Under the ATLS Merger Agreement, equity-based awards outstanding as of the ATLS Effective Time will be treated at the ATLS Effective Time as follows:

Spin-Off Adjustment to ATLS Equity Awards. In connection with the Spin-Off, each option to purchase ATLS common units will be converted into an adjusted ATLS option and a New Atlas option. The exercise price and number of units subject to each option will be adjusted in order to preserve the aggregate intrinsic value of the original ATLS option as measured immediately before and immediately after the Spin-Off, subject to rounding.

Holders of ATLS phantom unit awards will retain those awards and also will receive a New Atlas phantom unit award covering a number of New Atlas common units that reflects the distribution to ATLS unitholders, determined by applying the distribution ratio in the Spin-Off to the original ATLS phantom unit awards as though they were actual ATLS common units.

Treatment of New Atlas Equity Awards. Immediately following the Spin-Off, all New Atlas options and phantom unit awards will become fully vested and will be cancelled and settled for the implied value of a New Atlas common unit less, in the case of New Atlas options, the applicable exercise price. All New Atlas options and phantom unit awards will be settled in cash, subject to a specified aggregate cap on the amount of cash that may be distributed in respect of all New Atlas equity awards. If the cap is exceeded, then any amounts payable to holders of New Atlas equity awards in excess of the cap will be settled in New Atlas common units. If the cap is not exceeded, then any excess available cash will be distributed to the holders of New Atlas phantom unit awards on a pro rata basis. The computation of the cap is discussed in more detail in the section entitled “The Transactions—Interests of Certain Persons in the Transactions—Severance Payments.”

Adjusted ATLS Options Held by New Atlas Allocated Employees. Each adjusted ATLS option, whether vested or unvested, that is held by a New Atlas allocated employee, a non-employee director of ATLS or APL, or a former employee and that is outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, become fully vested and be cancelled and converted into the right to receive the ATLS Merger

Consideration in respect of each ATLS common unit underlying the adjusted ATLS option, net of the applicable exercise price. Any adjusted ATLS option that has an exercise price that is greater than or equal to the cash value of the ATLS Merger Consideration will be cancelled for no consideration.

Original ATLS Phantom Unit Awards Held by New Atlas Allocated Employees. Each original ATLS phantom unit that is held by a New Atlas allocated employee, a non-employee director of ATLS or APL, or a former employee, and that is outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, become fully vested and be cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the original ATLS phantom unit award.

Adjusted ATLS Options Held by ATLS Allocated Employees. Each vested adjusted ATLS option that is held by an ATLS allocated employee and that is outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, be cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the adjusted ATLS option, net of the applicable exercise price.

Each unvested adjusted ATLS option that is held by an ATLS allocated employee and outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, be cancelled and converted into the right to receive (net of the applicable exercise price): (1) the ATLS Cash Consideration in respect of each ATLS common unit underlying the adjusted ATLS option and (2) a TRC restricted stock award with respect to a number of shares of TRC common stock (rounded down to the nearest whole share) equal to the product of (a) the number of ATLS common units underlying the adjusted ATLS option, multiplied by (b) the ATLS Stock Consideration. Each TRC restricted stock award will settle in TRC common stock upon vesting.

Any adjusted ATLS option that has an exercise price that is greater than or equal to the cash value of the ATLS Merger Consideration will be cancelled for no consideration.

Original ATLS Phantom Unit Awards Held by ATLS Allocated Employees. Each original ATLS phantom unit award that is held by an ATLS allocated employee and outstanding immediately prior to the ATLS Effective Time, will, as of the ATLS Effective Time, be cancelled and converted into the right to receive: (1) the ATLS Cash Consideration in respect of each ATLS common unit underlying the original ATLS phantom unit award and (2) a TRC restricted stock award with respect to a number of shares of TRC common stock (rounded to the nearest whole share) equal to the product of (a) the number of ATLS common units underlying the original ATLS phantom unit award, multiplied by (b) the ATLS Stock Consideration. Each TRC restricted stock award will settle in TRC common stock upon vesting.

Adjustments to Prevent Dilution

In the event the outstanding ATLS common units or TRC shares shall have been changed into a different number of units or shares or a different class after the date of the ATLS Merger Agreement by reason of any subdivisions, reclassifications, splits, unit or share distributions, combinations or exchanges of ATLS common units or TRC shares (other than the Spin-Off), the exchange ratio will be correspondingly adjusted to provide to the holders of such ATLS common units the same economic effect as contemplated by the ATLS Merger Agreement prior to such event.

Withholding

TRC, GP Merger Sub and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to the ATLS Merger Agreement to any holder of ATLS common units such amounts or securities as TRC, GP Merger Sub or the exchange agent determines it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law, with respect to the making of such payment or issuance. To the extent that amounts or securities are so deducted and withheld, such amounts will be treated for all purposes of the ATLS Merger Agreement as having been paid or issued to the holder of ATLS common units in respect of whom such deduction and withholding was made by TRC or the exchange agent, as the case may be.

Distributions

No dividends declared or made with respect to TRC shares with a record date after the ATLS Effective Time will be paid to the holder of any ATLS common units with respect to new TRC shares that such holder would be entitled to receive in accordance with the ATLS Merger Agreement and no cash payment in lieu of fractional new TRC shares will be paid to any such holder until such holder has delivered the required documentation and surrendered any such certificates or book-entry units as contemplated by the ATLS Merger Agreement. Subject to applicable law, following compliance with the requirement to deliver the required documentation and surrender any certificates or book-entry units as contemplated by the exchange procedures set forth in the ATLS Merger Agreement, there will be paid to such holder, without interest, promptly after the time of such compliance, the amount of any cash payable in lieu of fractional new TRC shares to which such holder is entitled and the amount of dividends with a record date after the ATLS Effective Time theretofore paid with respect to new TRC shares and payable with respect to such new TRC shares, and promptly after such compliance, or, if later, at the appropriate payment date, the amount of dividends with a record date after the ATLS Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such new TRC shares (which shall be paid by TRC).

Regulatory Matters

TRC, GP Merger Sub, ATLS and ATLS GP have agreed to (including to cause their respective subsidiaries to) cooperate with each other and use their reasonable best efforts: (i) to generally take all actions (and in any event no later than the outside date) necessary to cause the closing conditions of the ATLS Merger Agreement to be satisfied as promptly as practicable (and in any event no later than the outside date) and to consummate the ATLS Merger and the APL Merger (including preparing all necessary documentation to effect all necessary filings, reports, and other documentation); (ii) to obtain promptly (and in any event no later than the outside date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the APL Merger and the ATLS Merger; (iii) to obtain all necessary consents, approvals or waivers from third parties; (iv) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the APL Merger as promptly as practicable and in any event within ten (10) business days after October 13, 2014, and to supply as promptly as practicable any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act or any other antitrust law, including substantial compliance with any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable; (v) to cooperate in all respects with any filing or submission with a governmental authority in connection with the transactions contemplated by the ATLS Merger Agreement and in connection with any investigation or other inquiries by or before a governmental authority relating to the ATLS Merger, including a proceeding initiated by a private person, (vi) promptly inform the other parties (and supply the other parties with) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material communication received or given in connection with any proceeding by a private person, in each case regarding the ATLS Merger; (vii) permit the other parties to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any governmental authority with respect to obtaining any clearances required under any antitrust law in connection with the transactions contemplated in the ATLS Merger Agreement; and (viii) consult with the other parties in advance of any meeting or teleconference with any governmental authority or, in connection with any proceeding by a private person, with any other person, and, to the extent not prohibited by the governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences.

In addition, TRC and ATLS each agree to take, or cause their subsidiaries to take, any and all steps, and to make, and cause to be made, any and all undertakings necessary to resolve objections, if any, that a governmental authority may assert under any antitrust law with respect to the transactions contemplated by the ATLS Merger Agreement and to avoid or eliminate every impediment under the antitrust laws that may be asserted by any governmental authority with respect to such transactions so as to enable the closing to occur as promptly as practicable, and in any event no later than the outside date, including, without limitation:

•	proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of any party (or any of its subsidiaries);

•	creating, terminating or divesting relationships, ventures, contractual rights or obligations of any party (or any of its subsidiaries); and

•	otherwise taking or committing to take any action that would limit either party or its subsidiaries’ (including the New Atlas Companies’) freedom of action with respect to, or their ability to retain or hold, one or more of their or their subsidiaries’ businesses, assets, equity interests, product lines or properties.

Neither party or its subsidiaries (including Spin-Off Companies) shall be required to take any action, or agree to any condition or limitation, that would reasonably be expected to (i) in the case of assets, properties or business of TRC or its subsidiaries, materially and adversely impact their business or operations (as measured prior to the ATLS Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin or (ii) in the case of assets, properties or business of ATLS or its subsidiaries, materially and adversely impact their business or operations (as measured prior to the ATLS Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin; and provided, further, that the consummation of the transactions provided for in any such agreement for a divestiture action shall be conditioned upon the closing or satisfaction or waiver of all of the conditions to closing in a case where the closing will occur immediately following such action.

Termination of the ATLS Merger Agreement

Either TRC or ATLS may terminate the ATLS Merger Agreement at any time prior to the closing:

•	by mutual written consent;

•	if there is in effect a final and nonappealable order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the ATLS Merger Agreement (unless such order is due, in whole or in part, to the failure of the terminating party to perform any of its obligations under the ATLS Merger Agreement);

•	if the closing of the ATLS Merger has not occurred on or before the outside date (unless such failure of the closing to occur is due to the failure of the terminating party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such party prior to the closing); provided that if all the conditions to closing of the ATLS Merger, other than the ATLS Regulatory Approval Conditions, shall have been satisfied or be capable of being satisfied as of the outside date, either TRC or ATLS may extend the outside date up to August 31, 2015;

•	if the ATLS special meeting has concluded and the ATLS unitholder approval has not been obtained;

•	if the TRC special meeting has concluded and the TRC stockholder approval has not been obtained; or

•	if the APL Merger Agreement is terminated.

In addition, TRC may terminate the ATLS Merger Agreement:

•	if an ATLS change in recommendation shall have occurred prior to the ATLS unitholder approval; or

•	if ATLS has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the ATLS Merger Agreement, which breach or failure to perform, if it was continuing as of the closing date of the ATLS Merger Agreement, would result in the failure of the Additional TRC conditions to be satisfied, and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (i) the outside date or (ii) within 30 days following receipt by ATLS of written notice of such breach or failure from TRC; provided that if such breach or failure to perform is capable of being cured by ATLS by the outside date, such 30-day cure period shall be extended until the second business day prior to the outside date solely to the extent during such period ATLS is using its reasonable best efforts to cure such breach or failure to perform (an “ATLS terminable breach”); provided, further that TRC shall not have the right to terminate the ATLS Merger Agreement under these terms if TRC is then in material breach of any of its representations, warranties, covenants or agreements set forth in the ATLS Merger Agreement.

In addition, ATLS may terminate the ATLS Merger Agreement:

•	if TRC has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the ATLS Merger Agreement, which breach or failure to perform if it was continuing as of the closing date of the ATLS Merger Agreement would result in the failure of the Additional ATLS Conditions to be satisfied, and such breach or failure to perform is incapable of being cured or, if capable of being cured is not cured by the earlier of (i) the outside date or (ii) within 30 days following receipt by TRC of written notice of such breach or failure from ATLS; provided that if such breach or failure to perform is capable of being cured by TRC by the outside date, such 30-day cure period shall be extended until the second business day prior to the outside date solely to the extent during such period TRC is using its reasonable best efforts to cure such breach or failure to perform (a “TRC terminable breach”); provided further that ATLS shall not have the right to terminate the ATLS Merger Agreement pursuant under these terms if ATLS is then in material breach of any of its representations, warranties, covenants or agreements set forth in the ATLS Merger Agreement;

•	if a TRC change in recommendation has occurred prior to the TRC stockholder approval; or

•	prior to obtaining ATLS unitholder approval, to enter into a definitive agreement with respect to any superior proposal, provided that ATLS concurrently with such termination pay to TRC the termination fee (as described below).

Termination Fees

In certain cases, termination of the ATLS Merger Agreement will require either ATLS or TRC to pay a termination fee of $53.4 million or $26.7 million (the “termination fee”) to the other party. In no event will ATLS or TRC be required to pay the termination fee to the other party on more than one occasion.

ATLS is required to pay a termination fee of $53.4 million, minus any payment in respect of expenses previously paid ATLS (as described under “—Expenses”), to TRC if an alternative proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the ATLS special meeting and the ATLS Merger Agreement is terminated by ATLS or TRC because the ATLS special meeting has concluded and the ATLS unitholder approval has not been obtained, and ATLS or one of its subsidiaries enters into a definitive agreement with respect to, or consummates, an alternative proposal within 12 months after the date the ATLS Merger Agreement is terminated (for these purposes, the term “alternative proposal” has the general meaning assigned to it under the ATLS Merger Agreement, except that the references to “20% or more” are deemed to be references to “50% or more”).

ATLS must pay to TRC the termination fee of $53.4 million if: (a) the ATLS Merger Agreement is terminated by TRC because an ATLS change in recommendation has occurred prior to the ATLS unitholder approval, or (b) the ATLS Merger is terminated by ATLS because ATLS has elected to terminate the ATLS Merger Agreement, prior to obtaining the ATLS unitholder approval, in order to enter into a definitive agreement with respect to a superior proposal.

If the ATLS Merger Agreement is terminated by TRC or ATLS because the APL Merger Agreement is terminated and APL becomes obligated to pay a “termination fee” under the APL Merger Agreement in two situations set forth below, then ATLS shall, concurrent with the payment of such “termination fee” by APL, pay TRC a termination fee of $26.7 million, minus any payment in respect of expenses previously paid by ATLS (as described under “—Expenses”). The first situation is where (i) an alternative proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the APL special meeting, (ii) the APL Merger Agreement is terminated by APL or TRP because the APL special meeting has concluded and the APL unitholder approval has not been obtained), and (iii) APL or one of its subsidiaries enters into a definitive agreement with respect to an alternative proposal, or consummates an alternative proposal within 12 months after the date the APL Merger Agreement is terminated (for these purposes, the term “alternative proposal” has the general meaning assigned to it under the APL Merger Agreement, except that the references to “20% or more” are deemed to be references to “50% or more”). The second situation is where the APL Merger Agreement is terminated by TRP because an APL change in recommendation has occurred prior to the APL unitholder approval.

TRC is required to pay the termination fee of $53.4 million, minus any payment in respect of expenses previously paid by TRC (as described under “—Expenses”), to ATLS if a TRC alternative proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the TRC special meeting, and the ATLS Merger Agreement is terminated by ATLS or TRC because the TRC special meeting has concluded and the TRC stockholder approval has not been obtained, and TRC or one of its subsidiaries enters into a definitive agreement with respect to, or consummates, a TRC alternative proposal within 12 months after the date the ATLS Merger Agreement is terminated. A “TRC alternative proposal” means any unsolicited proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than ATLS and its subsidiaries, relating to (A) any direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of assets of TRC and its subsidiaries equal to 50% or more of the combined assets of TRC and its subsidiaries or to which 50% or more of the combined revenues or earnings of TRC and its subsidiaries are attributable, or (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions), and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of securities of TRC representing 50% or more of the voting power of the securities of TRC.

TRC will pay to ATLS the termination fee of $53.4 million if the ATLS Merger Agreement is terminated by ATLS because a TRC change in recommendation has occurred prior to the TRC stockholder approval.

Expenses

In certain cases, ATLS or TRC, as the case may be, shall be required to pay $17.8 million (the “expenses”) in respect of the other party’s expenses. Such “expenses” reflect amounts incurred in connection with the negotiation, execution and delivery of the ATLS Merger Agreement and the performance of the transactions contemplated hereby. In no event will ATLS or TRC be required to pay the expenses to the other party on more than one occasion.

ATLS will pay to TRC the expenses if the ATLS Merger Agreement is terminated by TRC or ATLS because the ATLS special meeting has concluded and the ATLS unitholder approval has not been obtained.

TRC will pay to ATLS the expenses if the ATLS Merger Agreement is terminated by TRC or ATLS because the TRC special meeting has concluded and the TRC stockholder approval has not been obtained.

Otherwise, all costs and expenses incurred in connection with the transactions contemplated by the ATLS Merger Agreement, whether or not the ATLS Merger is consummated, will generally be the obligation of the respective party incurring such fees and expenses.

Conduct of Business Pending the Consummation of the ATLS Merger

Under the ATLS Merger Agreement, ATLS has agreed that, until the earlier of the ATLS Effective Time and the termination of the ATLS Merger, and except (i) as expressly contemplated or provided by the ATLS Merger Agreement, the APL Merger Agreement, the Separation Agreement or the Employee Matters Agreement (as defined below), (ii) as may be required by applicable law, (iii) as set forth in the disclosure letter delivered by ATLS to TRC or (iv) with the prior written consent of TRC (which consent cannot be unreasonably withheld in certain situations), ATLS will not (and ATLS GP will not take any such action on its own behalf or on behalf of ATLS), and will cause each of its subsidiaries not to (collectively, the “ATLS interim operating covenants”):

•	conduct its business and the business of its subsidiaries other than in the ordinary course consistent with past practice; provided, that no action by ATLS or its subsidiaries with respect to matters specifically addressed by any other ATLS interim operating covenants shall be deemed a breach of this ATLS interim operating covenant (i) unless such action would constitute a breach of such other ATLS interim operating covenant, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or (iii) take any action that adversely affects the ability of any party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights or (ii) enter into any agreement with respect to the foregoing, in each case except for (A) issuances of ATLS common units upon the exercise or settlement of any ATLS equity awards outstanding on October 13, 2014 in accordance with the terms of the ATLS equity plans, (B) the sale of ATLS common units in connection with the exercise or settlement of ATLS equity awards if necessary to effectuate an option direction upon exercise or for withholding of taxes, and (C) distributions on the APL Class D Preferred Units paid in the ordinary course of business in additional APL Class D Preferred Units in accordance with the APL’s partnership agreement;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or rights, subject to certain exceptions;

•	sell, lease, transfer, exchange, dispose of, license or convey all or any portion of its assets, business or properties, other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000, (C) any sale, lease, transfer, exchange, disposal, license, or conveyance of assets, business or properties to APL or any subsidiary thereof or (D) any distributions expressly permitted under the ATLS Merger Agreement; (ii) except as set forth in the ATLS/APL budget for 2014 and 2015, acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity with a value in excess of $25,000,000; provided, that ATLS shall not, and shall not permit its subsidiaries to, make any acquisition that would reasonably be expected to materially impede or delay the consummation of the ATLS Merger or the other transactions, (iii) merge, consolidate or enter into any other business combination transaction with any person, other than mergers or consolidations solely among ATLS and its wholly owned subsidiaries or among its wholly owned subsidiaries, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

•	make or declare dividends or distributions (i) to the holders of ATLS common units that are special or extraordinary distributions or that are in a cash amount in excess of $0.55 per ATLS unit per quarter, or (ii) to the holders of any other units of or interests in ATLS;

•	amend (i) the ATLS organizational documents, or (ii) the governing documents of any of its significant subsidiaries;

•	enter into any material contract, agreement or arrangement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and hydrocarbons in the ordinary course);

•	modify or amend in any material respect, terminate or assign, or waive or assign any rights under any material agreement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and hydrocarbons in the ordinary course) or any permit, in each case, in a manner which is materially adverse to ATLS or any of its subsidiaries;

•	waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or any injunction or other equitable relief, other than waivers, releases, assignments, settlements or compromises (A) equal to or less than the amounts reserved with respect thereto on the ATLS financial statements or (B), except as provided in clause (A), that do not exceed $10,000,000 in the aggregate;

•	implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any other applicable law;

•	fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses substantially similar to the insurance maintained by it at present;

•	change, in any material respect, any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, amend in any material respect any tax return, or change, in any material respect, any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	take any action or fail to take any action that would reasonably be expected to cause any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

•	except as required by applicable law or any employee benefit plan, (i) increase the compensation of any midstream business employee whose annual base compensation exceeds $175,000, other than customary increases in the ordinary course of business, consistent with past practice, (ii) grant any severance or termination pay to any employee, officer or director of ATLS or any of its subsidiaries, other than grants of severance or termination pay in the ordinary course of business consistent with past practice to any employee who is not an officer or director who is terminated in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into, amend or terminate any employment or change of control agreement with any employee, (iv) take any action to accelerate any compensation or fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any midstream business employee whose target annual compensation is greater than $125,000, other than for cause, or (vi) hire any midstream business employee whose target annual compensation is greater than $350,000;

•

(i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities, (B) indebtedness owed by ATLS, ATLS GP or any subsidiary thereof to ATLS, ATLS GP or any subsidiary thereof or, (C) guarantees of existing indebtedness of ATLS or any subsidiary thereof to the extent required by the terms thereof, or (D) leases permitted to be incurred pursuant to clause (iii) below, (ii) redeem, repurchase, cancel or otherwise acquire any indebtedness owed thereby (directly, contingently or otherwise), prior to the stated maturities thereof, other than (A) borrowings under existing credit facilities and (B) repayments of indebtedness owed to any ATLS entity or any subsidiary thereof,

(iii) enter into any material leases (whether operating or capital) for amounts exceeding $25,000,000 in the aggregate or (iv) except as set forth in the ATLS/APL budget for 2014 and 2015, make or commit to make any capital expenditures in excess of $100,000,000 in the aggregate; provided, however, that notwithstanding anything to the contrary herein, TRC may not incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise) under the ATLS credit facilities to the extent that the amount required to repay such ATLS credit facilities would exceed $240,000,000 as of immediately prior to the ATLS Effective Time;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	transfer any assets of the Midstream Companies as of the date of the ATLS Merger Agreement to the New Atlas Companies, or transfer any liabilities of the New Atlas Companies as of the date of October 13, 2014 to the Midstream Companies;

•	enter into any partnership related party transaction (as such term is defined in the ATLS Merger Agreement);

•	take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the ATLS Merger or the transactions contemplated by the ATLS Merger Agreement;

•	take any action to subject ATLS, ATLS GP or any of the Midstream Companies to material liability (contingent or otherwise) following the ATLS Effective Time with respect to (i) New Atlas or any of the other New Atlas Companies, (ii) the Spin-Off, (iii) the employees who are not dedicated solely to the Midstream Companies or (iv) the pre-closing or post-closing activities or business of the New Atlas Companies except for certain liabilities set forth in the Separation Agreement; or

•	agree or commit to do anything prohibited in the list above.

Under the ATLS Merger Agreement, with respect to APL and its subsidiaries, ATLS’s obligation under the ATLS Merger Agreement to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of APL and its subsidiaries and to the extent not inconsistent with ATLS’s or its subsidiaries’ duties (fiduciary or otherwise) to APL or any of its equity holders.

Under the ATLS Merger Agreement, TRC has agreed that, until the earlier of the ATLS Effective Time and the termination of the ATLS Merger, and except (i) as expressly contemplated or provided by the transactions contemplated by the ATLS Merger Agreement, the APL Merger Agreement, the Separation Agreement or the Employee Matters Agreement, (ii) as may be required by applicable law, (iii) as set forth in the disclosure letter delivered by TRC to ATLS or (iv) with the prior written consent of ATLS (which consent cannot be unreasonably withheld in certain situations), TRC will not and will cause each of its respective subsidiaries not to (collectively, the “TRC interim operating covenants”):

•	(i) conduct its business and the business of its subsidiaries other than in the ordinary course in all material respects; provided, that no action by TRC or its subsidiaries with respect to matters specifically addressed by any TRC interim operating covenant shall be deemed a breach of this TRC interim operating covenant unless such action would constitute a breach of such other TRC interim operating covenant, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or (iii) take any action that adversely affects the ability of any party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

•

(i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights or (ii) enter into any agreement with respect to the foregoing, in each case except (A) issuance of TRC shares (x) made in the ordinary course of business or (y) that would not reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the ATLS Merger or the transactions contemplated hereby, (B) issuances of TRC shares upon the exercise or settlement of any TRC equity awards outstanding on October 13, 2014 or as may be granted after October 13, 2014 as permitted under this section, (C) the sale of TRC shares in connection with the exercise or settlement of TRC equity awards if necessary to effectuate an option direction upon exercise or for withholding of taxes, (D) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business or (E) issuances of equity by TRP pursuant to the Equity Distribution Agreement, dated as of May 5, 2014, between TRP and the managers party thereto in amounts consistent with TRC’s past practice, or any agreement substantially similar in form and substance to such agreement;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any equity interests or rights, except for net share settlements made in connection with the vesting of restricted shares, restricted units or as required by the terms of any existing employee benefit plan;

•	(i) sell, lease, transfer, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000, (C) any joint venture, partnership, joint marketing, joint development or similar strategic transaction or (D) any distributions expressly permitted under the ATLS Merger Agreement; (ii) make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent or materially impede or materially delay the ATLS Merger; or (iii) merge, consolidate or enter into any other business combination transaction with any person, other than mergers or consolidations solely among TRC and its wholly owned subsidiaries or among its wholly owned subsidiaries or as permitted by clause (ii) or that would not reasonably be expected to prevent or materially impede or materially delay the ATLS Merger;

•	make or declare dividends or distributions to the holders of TRC shares that are special or extraordinary distributions, other than dividends or distributions, including increases in such dividends or distributions, made in the ordinary course consistent with past practice pursuant to applicable TRC Board approvals;

•	amend TRC’s organizational documents other than such amendments as would not reasonably be expected to adversely affect the voting rights of holders of TRC shares;

•	except in the ordinary course of business, modify or amend in any material respect, terminate or assign, or waive or assign any rights under any material agreement or any permit, in each case, in a manner which would reasonably be expected to result in a TRC material adverse effect;

•	implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any applicable law;

•	change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, amend in any material respect any tax return, or change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	take any action or fail to take any action that would reasonably be expected to cause any of its subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the ATLS Merger or the transactions contemplated by the ATLS Merger Agreement; and

•	agree or commit to do anything prohibited in the list above.

Under the ATLS Merger Agreement, with respect to TRP and its subsidiaries, TRC’s obligation under this section to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of TRP and its subsidiaries and to the extent not inconsistent with TRC’s or its subsidiaries’ duties (fiduciary or otherwise) to TRP or any of its equity holders.

Indemnification; Directors’ and Officers’ Insurance

The ATLS Merger Agreement provides that, from and after the ATLS Effective Time, to the fullest extent permitted by law, TRC and the surviving entity in the ATLS Merger will indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the ATLS Effective Time, an officer, director or employee of ATLS, ATLS GP or any of the Midstream Companies (collectively, the “retained companies”) and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not affiliated with ATLS) serving at the request of or on behalf of the retained companies and together with such person’s heirs, executors or administrators (collectively, the “indemnified parties”) against any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement resulting therefrom. Additionally, TRC will promptly pay on behalf of or advance to any indemnified party any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim or action, including enforcing any rights with respect to such indemnification or advancement, in advance of the final disposition of such claim or action without the requirement of any bond or other security.

The indemnification and advancement obligations of TRC and the surviving entity in the ATLS Merger pursuant to the ATLS Merger Agreement extend to acts or omissions occurring at or before the ATLS Effective Time and any claim or action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the ATLS Merger Agreement and the consummation of the ATLS Merger and the transactions contemplated by the ATLS Merger Agreement and the APL Merger Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any claim or action relating thereto), and all rights to indemnification and advancement conferred under the ATLS Merger Agreement continue as to each indemnified party who has ceased to be a director or officer of ATLS or any of its subsidiaries after October 13, 2014 and inure to the benefit of such person’s heirs, executors and personal and legal representatives.

For a period of six years from the ATLS Effective Time, TRC will maintain in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the indemnified parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties so long as that substitution does not result in gaps or lapses in coverage or are alleged to have occurred) with respect to matters occurring on or before the ATLS Effective Time, but TRC is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to October 13, 2014 (the “maximum amount”) and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this section would cost in excess of that amount. If ATLS elects, then it may, on or prior to the ATLS Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the ATLS Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by ATLS, exceed six times the maximum amount and, if such a “tail policy” is purchased, neither TRC nor the surviving entity in the ATLS Merger shall have any further obligation to maintain the insurance described in this paragraph.

Employee Matters

Pursuant to the ATLS Merger Agreement, TRC has agreed that, after completion of the ATLS Merger, it (or one of its affiliates) will:

•	for a period of 12 months following the ATLS Effective Time, provide each midstream business employee as of the closing date (collectively, the “continuing employees”) with (i) a base salary or wage rate, as applicable, and a target bonus opportunity that is no less favorable than such continuing employee’s base salary or wage rate, as applicable, and target bonus opportunity as of immediately prior to the ATLS Effective Time, and (ii) other employee benefits that are no less favorable, in the aggregate, than the employee benefits provided by TRC or its subsidiaries to their similarly situated employees immediately prior to the ATLS Effective Time;

•	provide each continuing employee whose employment is terminated without cause within the 12 months following the ATLS Effective Time, with severance in an amount that is no less than such continuing employee’s annual base salary as of immediately prior to the ATLS Effective Time less the amount of any base salary or wages paid to such employee during the period between the closing date and the date of such continuing employee’s termination of employment;

•	effective as of the ATLS Effective Time, cause each compensation or employee benefit plan maintained by TRC or any of its affiliates and in which any continuing employee becomes eligible to participate in (each, a “new plan”), to treat the prior service of such continuing employee with ATLS and its affiliates as service rendered to TRC or its affiliates, as the case may be, for all purposes (including vesting, eligibility, level of benefit and benefit accrual purposes, but other than for purposes of benefit accrual under any defined benefit plan or retiree welfare plan) to the extent that such service crediting does not violate any applicable law or result in duplication of benefits for the same period of service;

•	effective no later than 30 days after the closing of the ATLS Merger, establish participation by the continuing employees in TRC’s defined contribution plans or plans with a cash or deferred feature for any continuing employee who, as of the ATLS Effective Time, was eligible to participate in ATLS’s equivalent plans; and

•	take certain actions with respect to continuing employees’ participation in TRC’s flexible spending plans.

ATLS shall have the right, on or prior to December 15, 2014, to pay to each employee a cash bonus in respect of the full 2014 calendar year, which bonus shall be paid at no more than 1.5 times target level in the aggregate for all employees, with no employee with satisfactory performance ratings receiving less than his or her target percentage prorated for time worked. Awards to individuals will be allocated in a fair and reasonable manner based on performance ratings.

Financing Matters

Prior to the ATLS Effective Time, the ATLS entities shall, and shall cause their subsidiaries to, and shall use their reasonable best efforts to cause their respective representatives to, provide all customary and reasonable cooperation in connection with the arrangement of the financing contemplated by the debt commitment letter TRC has entered into with Merrill Lynch, Pierce, Fenner & Smith Incorporated as may be reasonably requested by TRC (provided that such requested cooperation does not unreasonably interfere with the business or operations of the ATLS entities and their respective subsidiaries). Regardless of whether closing occurs, all reasonable out-of-pocket fees and expenses incurred by the ATLS entities and their subsidiaries and affiliates in connection with the debt financing and the debt offers shall be paid or reimbursed by TRC and TRC will indemnify the ATLS entities and their subsidiaries and affiliates from related liability. The ATLS entities and their subsidiaries will not be required to incur any liability in connection with the debt financing or the debt offers prior to the ATLS Effective Time, except as otherwise provided in the ATLS Merger Agreement.

The Spin-Off

Prior to closing, (i) ATLS will take such actions as are necessary to form New Atlas and (ii) ATLS, ATLS GP and New Atlas will enter into the Separation Agreement.

Prior to the ATLS Effective Time, subject to the terms and conditions of the Separation Agreement, ATLS will use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Spin-Off and the other transactions contemplated by the Separation Agreement, in coordination with the closing of the ATLS Merger. Without the prior written consent of TRC (such consent not to be unreasonably withheld, delayed or conditioned), none of ATLS, ATLS GP or New Atlas will (i) terminate the Separation Agreement or (ii) amend or waive any provision of the Separation Agreement in a manner that is materially adverse to ATLS, ATLS GP or TRC or any of its affiliates or that would prevent or materially impede the consummation of the ATLS Merger.

ATLS will, and will cause the New Atlas Companies, to file with the SEC a registration statement on Form 10 with respect to the Spin-Off as soon as practical following October 13, 2014. ATLS will, and will cause the Spin-Off Companies, to use its reasonable best efforts to have the information statement included as an exhibit to the registration statement on Form 10 to be mailed to the ATLS unitholders as promptly as practical after such filing. New Atlas filed an amendment to the Form 10 on December 15, 2014.

TRC will cooperate with and use reasonable commercial efforts to facilitate the Spin-Off as contemplated in the Separation Agreement.

Working Capital

ATLS has agreed to cause itself to have, as of the ATLS Effective Time and after giving effect to the Spin-Off, (i) unrestricted cash balances in its accounts equal to at least $5.0 million and (ii) net working capital (including the unrestricted cash amounts described in clause (i)) of no less than $5.0 million. ATLS has also agreed that from and after October 13, 2014, unless otherwise approved by TRC in writing, no cash distributions will be made by APL or its subsidiaries to ATLS or ATLS GP or any other retained company, other than cash transfers among APL and its subsidiaries or distributions in the ordinary course to ATLS in respect of its holdings of the general partner interests, limited partner interests and IDRs in APL.

Pre-Closing Payments

Immediately prior to the closing of the ATLS Merger, TRC will, or will cause one of its subsidiaries to, make three specified payments to ATLS by wire transfer of immediately available funds: (i) $88.0 million in respect of the repayment of a portion of ATLS’s outstanding indebtedness; (ii) $178.0 million, which cash amount will be part of the assets transferred by ATLS to New Atlas pursuant to the Separation Agreement, and which New Atlas will use to satisfy certain severance payments that will become payable to employees of ATLS and APL, including executive officers, in connection with the closing of the Transactions, and the cash payments to be made to holders of New Atlas equity awards, including executive officers, as described under “Interests of Certain Persons in the Transactions—Severance Payments”; and (iii) $11.0 million, which cash amount will be used by ATLS to pay a portion of the transaction expenses ATLS incurs in connection with the ATLS Merger.

Amendment of the ATLS Merger Agreement

At any time prior to the ATLS Effective Time, the ATLS Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the ATLS unitholder approval, by written agreement of the parties, by action taken or authorized by the respective boards of directors of their general partners; provided, however, that following receipt of the ATLS unitholder approval or TRC stockholder approval, there will be no amendment or change to the provisions of the ATLS Merger Agreement that by law would require further approval by the ATLS unitholders or TRC stockholders without such approval.

Remedies; Specific Performance

Under the ATLS Merger Agreement, each of the parties agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the ATLS Merger Agreement were not performed in accordance with their specific terms, and each agrees that the other party will be entitled to an injunction to prevent breaches of the ATLS Merger Agreement and to specifically enforce the terms and provisions of the ATLS Merger Agreement and that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in the ATLS Merger Agreement on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Representations and Warranties

The ATLS Merger Agreement contains representations and warranties made by TRC and ATLS. These representations and warranties have been made solely for the benefit of the other parties to the ATLS Merger Agreement and:

•	may be intended not as statements of fact or of the condition of the parties to the ATLS Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the ATLS Merger Agreement, which disclosures may not be reflected in the ATLS Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the ATLS Merger Agreement or such other date or dates as may be specified in the ATLS Merger Agreement and are subject to more recent developments.

The representations and warranties made by both TRC and ATLS relate to:

•	organization, general authority, standing and similar matters;

•	capitalization;

•	equity interests in other entities;

•	approval and authorization of the ATLS Merger Agreement and the transactions contemplated by the ATLS Merger Agreement and any conflicts created by such transactions;

•	no violations or defaults resulting from the consummation of the transactions contemplated by the ATLS Merger Agreement;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the ATLS Merger Agreement;

•	documents filed with the SEC and financial statements included in those documents;

•	internal controls and procedures;

•	absence of undisclosed liabilities since June 30, 2014;

•	absence of certain changes or events since June 30, 2014 through October 13, 2014 and from October 13, 2014 through the closing date;

•	compliance with applicable laws and permits;

•	material contracts;

•	environmental matters;

•	title to properties;

•	litigation;

•	information supplied in connection with this proxy statement/prospectus;

•	tax matters;

•	employee benefits;

•	intellectual property;

•	broker, finder or financial advisor fees;

•	opinion of financial advisor;

•	related party transactions;

•	insurance;

•	regulatory matters;

•	derivatives; and

•	absence of additional representations and warranties.

Additional representations and warranties made only by TRC relate to the operations of GP Merger Sub and the financing of the ATLS Merger.

Additional representations and warranties made only by ATLS relate to state takeover statutes, no other business activities of ATLS, the New Atlas Companies, and unitholder approval of the ATLS Merger.

Additional Agreements

The ATLS Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters, public announcements and certain payments to be made by TRC to ATLS immediately prior to the closing of the ATLS Merger Agreement. The ATLS Merger Agreement also obligates TRC to have TRC shares to be issued in connection with the ATLS Merger approved for listing on the NYSE, subject to official notice of issuance, prior to the date of the consummation of the ATLS Merger.

Voting Agreements

APL Merger Voting Agreements

In connection with the parties’ entry into the APL Merger Agreement, TRP entered into voting and support agreements dated October 13, 2014, with certain directors and executive officers of APL (Edward E. Cohen, Jonathan Z. Cohen, Eugene N. Dubay, Robert W. Karlovich, III and Patrick J. McDonie), pursuant to which such persons agreed, among other things, to (1) vote their respective beneficially owned APL common units in favor of approving the APL Merger Agreement and the APL Merger and a proposal to postpone or adjourn a meeting of the unitholders in the event there are not sufficient votes to approve the APL Merger Agreement, against any alternative transaction proposals and against any proposals that would be reasonably likely to result in a breach of APL under the APL Merger Agreement or which would be reasonably likely to prevent or materially impede, interfere with or delay the APL Merger and (2) comply with certain restrictions on the disposition of such shares, in each case subject to the terms and conditions contained therein. The APL unitholders party to the voting and support agreements beneficially own (including the APL Series D Preferred Stock on an as converted basis and also including equity awards), in the aggregate, approximately     % of the outstanding APL common units as of the record date. The voting and support agreements will terminate upon the earliest to occur of (a) the consummation of the APL Merger and (b) the termination of the APL Merger Agreement pursuant to and in compliance with its terms.

ATLS Merger Voting Agreements

In connection with the parties’ entry into the ATLS Merger Agreement, TRC entered into voting and support agreements dated October 13, 2014, with certain directors and executive officers of ATLS (Edward E. Cohen, Jonathan Z. Cohen, Matthew A. Jones, Sean P. McGrath, Daniel C. Herz, Freddie M. Kotek and Lisa Washington), pursuant to which such persons agreed, among other things, to (1) vote their respective beneficially owned common units of ATLS in favor of approving the ATLS Merger Agreement and the ATLS Merger and a proposal to postpone or adjourn a meeting of the unitholders in the event there are not sufficient votes to approve the ATLS Merger Agreement, against any alternative transaction proposals, and against any proposals that would be reasonably likely to result in a breach by ATLS under the ATLS Merger Agreement or which would be reasonably likely to prevent or materially impede, interfere with or delay the ATLS Merger and (2) comply with certain restrictions on the disposition of such shares, in each case subject to the terms and conditions contained therein. The ATLS unitholders party to the voting and support agreements beneficially own, in the aggregate, approximately     % of the outstanding ATLS common units as of the record date. The voting and support agreements will terminate upon the earliest to occur of (a) the consummation of the ATLS Merger and (b) the termination of the ATLS Merger Agreement pursuant to and in compliance with its terms.

In connection with the parties’ entry into the ATLS Merger Agreement, ATLS entered into voting and support agreements dated October 13, 2014, with the executive officers of TRC (Rene R. Joyce, Joe Bob Perkins, James W. Whalen, Michael A. Heim, Jeffrey J. McParland, Roy E. Johnson, Paul W. Chung, Matthew J. Meloy and John R. Sparger), pursuant to which such persons agreed, among other things, to (1) vote their respective beneficially owned shares of TRC common stock in favor of approving and adopting the issuance of TRC common stock in connection with the ATLS Merger, against any proposals that would be reasonably likely to result in a breach by TRC under the ATLS Merger Agreement or which would be reasonably likely to prevent or materially impede, interfere with or delay the ATLS Merger and (2) comply with certain restrictions on the disposition of such shares, in each case subject to the terms and conditions contained therein. The TRC stockholders party to the voting and support agreements beneficially own, in the aggregate, approximately     % of the outstanding common stock of TRC as of the record date. The voting and support agreements will terminate upon the earliest to occur of (a) the consummation of the ATLS Merger and (b) the termination of the ATLS Merger Agreement pursuant to and in compliance with its terms.

Separation Agreement

Subject to the terms and conditions set forth in the ATLS Merger Agreement, ATLS has agreed that, prior to the closing of the ATLS Merger, it will enter into the Separation Agreement, in substantially the form attached to the ATLS Merger Agreement, pursuant to which ATLS will transfer its assets and liabilities other than those related to its “Atlas Pipeline Partners” segment to New Atlas and, immediately prior to the ATLS Merger, effect a pro rata distribution to the ATLS unitholders of New Atlas common units representing a 100% interest in New Atlas. The Separation Agreement sets forth New Atlas’s agreements with ATLS regarding the principal actions to be taken in connection with these transactions and other agreements that will govern aspects of New Atlas’s relationship with ATLS following the Spin-Off. New Atlas has filed a registration statement on Form 10, including an information statement, with the SEC in connection with the Spin-Off. For a more detailed description of the Separation Agreement, please read the registration statement on Form 10 and related information statement.

Transfer of Assets and Assumption of Liabilities

Prior to the Spin-Off, New Atlas’s assets and businesses, other than the general partner interest and IDRs in ARP, will be held by ATLS or one or more of its subsidiaries. Pursuant to the Separation Agreement, ATLS will agree to transfer to New Atlas certain assets and liabilities comprising the remainder of New Atlas’s businesses and to distribute New Atlas common units, representing a 100% limited liability company interest in New Atlas, to the ATLS unitholders in a pro rata distribution.

The Separation Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to New Atlas as part of its separation from ATLS and will describe when and how these transfers, assumptions and assignments will occur. The Separation Agreement will generally provide that ATLS will transfer to New Atlas or one of New Atlas’s subsidiaries substantially all of its businesses to the extent they are not related to its “Atlas Pipeline Partners” segment. New Atlas will also assume and be responsible for all liabilities and obligations of ATLS, other than certain retained liabilities. The Separation Agreement provides that, in the event that the transfer or assignment of certain assets and liabilities to New Atlas or ATLS, as applicable, does not occur prior to the Separation, then until such assets or liabilities are able to be transferred or assigned, New Atlas or ATLS, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse New Atlas or ATLS, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

In general, neither New Atlas nor ATLS will make any representations or warranties regarding the assets, businesses or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either New Atlas or ATLS, or the legal sufficiency of any conveyance documents. Except as expressly set forth in the contribution and assumption agreement or in any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis.

New Atlas and ATLS will be required to use commercially reasonable efforts to obtain consents, approvals and amendments required to novate or assign the liabilities that are to be transferred pursuant to the Separation Agreement. If either party is unable to obtain required consents, approvals or amendments, the prospective assignor will act as agent or subcontractor for the prospective assignee and perform the assignee’s obligations, and the assignee will pay and remit to the assignor all money, rights and other consideration received by the assignee in respect of such performance.

Financing

The Separation Agreement will provide that, in connection with the transfer of assets and assumption of liabilities, and prior to the Distribution, New Atlas will enter into one or more financing arrangements pursuant to which it will borrow at least $150.0 million and transfer $150.0 million to ATLS as a cash distribution. ATLS will use this cash distribution as well as a payment due from TRC under the ATLS Merger Agreement to repay certain of ATLS’s outstanding indebtedness at or prior to the effective time of the Distribution. New Atlas will be responsible for any shortfall if the sum of the cash distribution and TRC’s payment is less than the amount required to repay such indebtedness in full.

The Distribution

The Separation Agreement will also govern the rights and obligations of the parties regarding the proposed Distribution of New Atlas common units to the ATLS unitholders. The Separation Agreement provides that the Spin-Off is subject to the satisfaction (or waiver by ATLS, subject to the restrictions described below) of certain conditions. Neither ATLS nor New Atlas will be permitted to amend, waive, supplement or modify any provision of the Separation Agreement, or make any determination as to the satisfaction or waiver of the conditions to the Distribution, in a manner that is materially adverse to ATLS, ATLS GP, TRC or their affiliates or that would prevent or materially impede consummation of the ATLS Merger without first obtaining TRC’s written consent.

Termination

The Separation Agreement will terminate without further action before the Distribution upon termination of the ATLS Merger Agreement. Subject to the terms and conditions of the ATLS Merger Agreement, the Separation Agreement will not be terminable prior to the Distribution without the mutual consent of ATLS and TRC.

Indemnification

Each of New Atlas and ATLS will indemnify the other party, its affiliates (other than the indemnifying party) and their directors, officers and employees against certain liabilities relating to, arising out of or resulting from the retained and transferred businesses and assets, as described in more detail in the Separation Agreement. The Separation Agreement will also specify procedures with respect to claims subject to indemnification and related matters.

Intellectual Property

Following the Distribution, New Atlas will own the Atlas name and trademark and will license to ATLS and its affiliates the Atlas name and trademark on a worldwide, royalty-free, non-exclusive basis for use in the midstream business. The license will generally expire 180 days following the Distribution, except that it will continue for twelve months after the Distribution for pipeline markers and other equipment held by ATLS.

Non-Solicitation

For twelve months after the Distribution, both ATLS and New Atlas will not, and will not permit their respective affiliates to, directly or indirectly, solicit for employment any employee of the other party or its affiliates, subject to certain customary exceptions.

Amendments

Neither ATLS nor New Atlas will be permitted to amend, waive, supplement or modify any provision of the Separation Agreement, or make any determination as to the satisfaction or waiver of the conditions to the Distribution, in a manner that is materially adverse to ATLS, ATLS GP, TRC or their affiliates or that would prevent or materially impede consummation of the ATLS without first obtaining TRC’s consent.

Expenses

Except as expressly set forth in the Separation Agreement, the ATLS Merger Agreement or in any ancillary agreement, all costs and expenses incurred in connection with the Separation incurred prior to the distribution date for the Spin-Off, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the Spin-Off, will be paid by New Atlas. After the distribution date, each party will bear its own costs and expenses incurred after such date.

Other Matters

Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support. ATLS and New Atlas will agree to use reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Separation Agreement and any other agreement executed in connection therewith, and ATLS and New Atlas will also cooperate as and to the extent reasonably requested by the other party in connection with certain tax-related matters.

ATLS and New Atlas will make certain representations and warranties in the Separation Agreement and will agree to certain covenants, including a one-year, mutual non-solicitation covenant.

The Separation Agreement will terminate without further action before the Spin-Off upon termination of the ATLS Merger Agreement. Subject to the terms and conditions of the ATLS Merger Agreement, the Separation Agreement may not be terminated prior to the Spin-Off without the mutual consent of ATLS and TRC. Neither ATLS nor New Atlas will be permitted to amend, waive supplement or modify any provision of the Separation Agreement in a manner that is materially adverse to TRC, ATLS or their affiliates or that would prevent or materially impede consummation of the ATLS Merger without first obtaining TRC’s consent.

Employee Matters Agreement

ATLS has agreed that, prior to the closing of the ATLS Merger, it will enter into the Employee Matters Agreement, in substantially the form attached the Separation Agreement, to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The Employee Matters Agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of New Atlas and ATLS.

Unless otherwise specified, ATLS will be responsible for liabilities associated with ATLS allocated employees and New Atlas will be responsible for liabilities associated with New Atlas allocated employees.

Transfer of Employees and Employee Benefits

The Employee Matters Agreement will provide that, prior to the Spin-Off, all New Atlas allocated employees will be transferred to New Atlas to the extent not already employed by New Atlas or its subsidiaries. Subject to certain exceptions, the transfer of New Atlas allocated employees to New Atlas will not constitute a separation from service for purposes of any applicable laws or severance programs.

The Employee Matters Agreement will provide that, upon or prior to the Spin-Off, New Atlas will assume the benefit plans sponsored or maintained by ATLS, including a 401(k) plan, a nonqualified deferred compensation plan, and health and welfare benefit plans, and maintain these plans for the benefit of New Atlas allocated employees following the Spin-Off. Effective as of the consummation of the Spin-Off, ATLS allocated employees will generally cease to participate in the benefit plans assumed by New Atlas.

Equity Compensation Awards

The Employee Matters Agreement will provide for the conversion of the outstanding awards granted under ATLS’s equity compensation plans into adjusted awards relating to common units of ATLS and New Atlas, and the subsequent cancellation and settlement of all New Atlas awards issued in connection with the adjustment.

Each option to purchase ATLS common units will be converted into an adjusted ATLS option and a New Atlas option. The exercise price and number of units subject to each option will be adjusted in order to preserve the aggregate intrinsic value of the original ATLS option as measured immediately before and immediately after the Spin-Off, subject to rounding.

Holders of ATLS phantom unit awards, including ATLS non-employee directors, will retain those awards (which will then be treated upon the ATLS Effective Time as described below) and also will receive a New Atlas phantom unit award covering a number of New Atlas common units that reflects the distribution to ATLS unitholders, determined by applying the distribution ratio for the Spin-Off to ATLS phantom unit awards as though they were actual ATLS common units.

Immediately following the Spin-Off, all New Atlas options and phantom unit awards will be cancelled and settled for the implied value of a New Atlas common unit less, in the case of New Atlas options, the applicable exercise price. The New Atlas options and phantom unit awards will be settled in cash, subject to a specified aggregate cap on the amount of cash that may be distributed in respect of all New Atlas equity awards held by employees and non-employee directors. If the cap is exceeded, then any amounts payable to holders of New Atlas equity awards in excess of the cap will be settled in New Atlas common units. If the cap is not exceeded, then any excess available cash will be distributed to the holders of New Atlas phantom unit awards on a pro rata basis. The computation of the cap is discussed in more detail in the section entitled “The Transactions—Interests of Certain Persons in the Transaction—Severance Payments.”

IDR Giveback Amendment

Pursuant to the APL Merger Agreement, TRC has agreed to cause TRP GP to enter into an amendment to the TRP partnership agreement (the “IDR Giveback Amendment”), in substantially the form attached to the APL Merger Agreement, in order to reduce aggregate distributions to TRC, as the holder of TRP’s IDRs, by (a) $9,375,000 per quarter during the first four quarters following the APL Effective Time, (b) $6,250,000 per quarter for the next four quarters, (c) $2,500,000 per quarter for the next four quarters and (d) $1,250,000 per quarter for the next four quarters, with the amount of such reductions to be distributed pro rata to the holders of TRP outstanding common units.

GP Contribution Agreement

To facilitate the Atlas Mergers, TRC and TRP will enter into a contribution agreement whereby, immediately prior to the APL Merger, but following the ATLS Merger, TRC will contribute to TRP (or cause to be contributed to TRP) all of the interests of APL GP in exchange for a special general partner interest in TRP representing capital account credit equal to the fair market value of APL GP. This new partnership interest will not be entitled to current distributions or allocations of net income or net loss, and will have no voting rights or other rights except for the limited right to receive deductions attributable to the contribution of APL GP. The general partner of TRP will effect an amendment to the TRP partnership agreement to reflect the issuance of this new special general partner interest.

Reimbursement Letter

In connection with their entry into the ATLS Merger Agreement and the APL Merger Agreement, ATLS in certain specified circumstances and APL entered into a letter agreement, dated October 13, 2014, providing that, in certain circumstances, ATLS or APL will reimburse the other for $17.8 million of the termination fee payable by such party relating to a termination of the APL Merger Agreement or ATLS Merger Agreement, as applicable, because the other merger agreement is terminated:

•	If the APL Merger Agreement is terminated because the ATLS Merger Agreement has been terminated in certain specified circumstances and APL is required to pay a “termination fee” of $61.45 million under the APL Merger Agreement, ATLS shall, concurrent with the payment of such “termination fee” by APL, pay to APL a cash amount equal to $17.8 million.

•	If the ATLS Merger Agreement is terminated because the APL Merger Agreement has been terminated in certain specified circumstances and ATLS is required to pay a “termination fee” of $26.7 million under the ATLS Merger Agreement, APL shall, concurrent with the payment of such “termination fee” by ATLS, pay to ATLS a cash amount equal to $17.8 million.

Notwithstanding the foregoing, neither ATLS nor APL shall be obligated to make payments pursuant to the letter agreement in excess of $17.8 million in the aggregate.

Non-Competition Agreements

In connection with entering into the ATLS Merger Agreement and the APL Merger Agreement, TRC and TRP entered into a Confidentiality, Non-Competition and Non-Solicitation Agreement (a “Non-Competition Agreement”) with each of Edward E. Cohen, Jonathan Z. Cohen, and Eugene N. Dubay (the “Executives”). The Non-Competition Agreement generally requires that, for a period of 18 months following the completion of the Atlas Mergers, the Executive refrain from engaging in the following activities in certain geographic areas: (1) engaging in certain activities related to the midstream businesses in certain geographic areas, (2) soliciting for employment or hiring individuals employed by the Midstream Companies, subject to certain exceptions, and (3) causing, soliciting or knowingly encouraging certain business relations of the Midstream Companies to cease doing business with the Midstream Companies.

COMPARISON OF THE RIGHTS OF TRP UNITHOLDERS AND APL UNITHOLDERS

The rights of TRP unitholders are currently governed by the TRP partnership agreement and the Delaware Revised Uniform Limited Partnership Act, which is referred to as the Delaware LP Act. The rights of the APL unitholders are currently governed by the APL partnership agreement and the Delaware LP Act. If the APL Merger is completed, the rights of former APL unitholders will be governed by the TRP partnership agreement and the Delaware LP Act.

There are many differences between the rights of APL unitholders and the rights of TRP unitholders. Some of these, such as distribution and voting rights, are significant. The following description summarizes the material differences that may affect the rights of TRP unitholders and APL unitholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. APL unitholders should read carefully the relevant provisions of the TRP partnership agreement and the APL partnership agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Purpose and Term of Existence

TRP

TRP’s purpose under the TRP partnership
agreement is limited to any business activity that is
approved by the general partner and that lawfully may
be conducted by a limited partnership organized under
Delaware law; provided, that the general partner shall
not cause TRP to engage, directly or indirectly, in any
business activity that the general partner determines
would cause TRP to be treated as an association taxable
as a corporation or otherwise taxable as an entity for
federal income tax purposes.

TRP will have a perpetual existence unless
terminated pursuant to the terms of the TRP partnership
agreement.

APL

APL’s purpose under the APL partnership
agreement is limited to serving as the limited partner
of the APL operating partnership and engaging in any
business activity that may be engaged in by the APL
operating partnership or that is approved by the
general partner and which may be conducted under
Delaware law. The APL operating partnership
agreement provides that the APL operating
partnership may, directly or indirectly, engage in:

•   operations as conducted on February 2,
2000, including the ownership and
operation of the APL gathering
systems;

•   any other activity approved by the
general partner, but only to the extent
that the general partner reasonably
determines that, as of the date of the
acquisition or commencement of the
activity, the activity generates
“qualifying income” as that term is
defined in Section 7704 of the Internal
Revenue Code; or

•   any activity that enhances the
operations described above, including
the making of capital contributions or
loans to a group member.

The general partner has no obligation or duty to
APL, the limited partners, or the assignees to propose
or approve, and in its discretion may decline to
propose or approve, the conduct by APL of any
business.

APL will continue until December 31, 2098,
unless terminated sooner upon the earlier dissolution
of the partnership resulting from:

•   the election of the general partner to
dissolve APL, if approved by the
holders of a majority of the
outstanding common units;

•   the sale, exchange or other disposition
of all or substantially all of APL’s
assets and those of the APL operating
partnership and APL’s respective
subsidiaries;

•   the entry of a decree of judicial
dissolution of APL; or

•   the withdrawal or removal of the
general partner or any other event that
results in its ceasing to be the general
partner other than the transfer of its
general partner interest in accordance
with the APL partnership agreement or
withdrawal or removal following
approval and admission of a successor.

Authorized Capital

TRP

As of the record date, there were
outstanding common units representing limited
partnership interests in TRP.

As a limited partnership, APL does not have
authorized capital. Rather, the TRP partnership
agreement authorizes TRP to issue an unlimited number
of additional partnership securities for the consideration
and on the terms and conditions determined by the
general partner without the approval of the unitholders.

It is possible that TRP will fund acquisitions and
other expenditures through the issuance of additional
common units or other partnership securities. Holders of
any additional common units TRP issues will be entitled
to share equally with the then-existing holders of
common units in TRP’s distributions of available cash.
In addition, the issuance of additional common units or

APL

As of the record date, there were
outstanding common units representing limited
partnership interest in APL, including common units
held by the general partner and common units held by
APL;              Class D convertible preferred units
(“Class D preferred units”) outstanding; and
8.25% Class E cumulative redeemable perpetual
preferred units (“Class E preferred units”) outstanding.

Common Units. The common units represent
limited partner interests in APL. The holders of
common units are entitled to participate in
partnership distributions and exercise the rights or
privileges available to limited partners under the APL
partnership agreement.

Preferred Units. The general partner has
designated and created the following series of

other partnership securities may dilute the value of the interests of the then-existing holders of common units in TRP’s net assets.

In accordance with Delaware law and the provisions of the TRP partnership agreement, TRP may also issue additional partnership securities that, as determined by the general partner, may have special voting rights to which TRP common units are not entitled. In addition, the TRP partnership agreement does not prohibit the issuance by TRP’s subsidiaries of equity securities, which may effectively rank senior to the TRP common units.

Upon the issuance of additional partnership securities, the general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in TRP. The general partner’s 2% interest in TRP will be reduced if TRP issues additional units in the future (other than the issuance of units issued in connection with a reset of the incentive distribution target levels relating to the general partner’s incentive distribution rights or the issuance of units upon conversion of outstanding partnership securities) and the general partner does not contribute a proportionate amount of capital to TRP to maintain its 2% general partner interest. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, TRP issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

preferred units: 2006 preferred units, Class B preferred units, Class C preferred units, convertible Class D preferred units, or the Class D preferred units, and 8.25% Class E Cumulative Redeemable Perpetual Preferred Units, or the Class E preferred units. The designations, preferences and relative, participating, optional and other special rights of each such series of preferred units and qualifications and restrictions of each such series of preferred units is set forth in the certificate of designation relating to such series.

The Class D preferred units pay distributions equal the common equity yield at the time of each quarter’s record date plus 50 basis points for the first two full quarters following their issuance, and increasing 50 basis points for each subsequent semi-annual period for a total of eight full quarters. For the partial quarter during which the Class D preferred units were first issued, and for the first four full quarters thereafter, distributions will be paid in the form of additional Class D preferred units. After the first four full quarterly periods, APL will pay distributions in Class D preferred units in cash or a combination of Class D preferred units and cash, at APL’s discretion.

APL has the right to convert the Class D Preferred Units, in whole but not in part, beginning one year following their issuance, into common units, subject to customary anti-dilution adjustments. Unless previously converted, all Class D Preferred Units will convert into common units on May 7, 2015. In the event of APL’s liquidation, dissolution or winding up or the sale or other disposition of all or substantially all of APL’s assets, the holders of the Class D Preferred Units are entitled to receive, out of the assets available for distribution to unit holders, prior and in preference to any distribution of any of APL’s assets to the holders of any other existing or subsequently issued units, an amount equal to $29.75 per Class D Preferred Unit plus any unpaid preferred distributions.

The Class E preferred units pay distributions at a rate equal to 8.25% per annum and are listed on the NYSE under the symbol “APLPrE.”

The Class E preferred units rank senior to the APL common units with respect to the payment of distributions and pari passu with the Class D preferred units. The Class E preferred units have no stated maturity and are not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or
redeemed by APL or converted into common units in
connection with a change of control.

At any time on or after March 17, 2019, APL
may, at APL’s option, redeem the Class E preferred
units, in whole or in part, at any time or from time to
time, at a redemption price of $25.00 per unit plus an
amount equal to all accumulated and unpaid
distributions thereon to the date of redemption,
whether or not declared. In addition, APL may
redeem the Class E preferred units following certain
specified changes of control. If APL does not exercise
this redemption option upon a change of control, then
the holders of the Class E preferred units will have
the option to convert the units into a number of the
APL common units per Class E preferred unit as set
forth in the Class E preferred Unit Certificate of
Designation. If APL exercises any of APL’s
redemption rights relating to the Class E preferred
units, the holders of such units will not have the
conversion right described above with respect to the
units called for redemption.

The APL partnership agreement authorizes APL
to issue an unlimited number of additional limited
partner interests, debt and other securities for the
consideration and on the terms and conditions
established by the general partner in its sole discretion
without the approval of any limited partners. APL has
funded, and will likely continue to fund, acquisitions
through the issuance of additional common units or
other equity securities and debt securities. Holders of
any additional common units APL issues will be
entitled to share equally with the then-existing holders
of common units in the distributions of available cash.
In addition, the issuance of additional common units
may dilute the value of the interests of the then-existing
holders of common units in the APL net assets.

In accordance with Delaware law and the
provisions of the APL partnership agreement, APL
may also issue additional partnership securities that,
in the sole discretion of the general partner, may have
special voting rights different from the voting rights
of common units.

Upon issuance of additional partnership securities,
the general partner must make additional capital
contributions to the extent necessary to maintain its
combined 2% general partner interest in APL and in
the APL operating partnership. Moreover, the general

partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, APL issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest that existed immediately before each issuance. The holders of common units will not have preemptive, preferential or similar rights to acquire additional common units or other partnership interests.

Distributions
TRP	APL

Quarterly Distributions of Available Cash. Within 45 days after the end of each quarter, TRP will distribute all of TRP’s available cash from operating surplus for any quarter to unitholders of record on the applicable record date as follows: first, 98% to all unitholders, pro rata, and 2% to the general partner, until TRP distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and thereafter, in the manner described in “General Partner Interest and Incentive Distribution Rights” below. This is based on the assumptions that TRP’s general partner maintains its 2% general partner interest and that TRP does not issue additional classes of equity securities.

The term “available cash,” for any quarter, means the sum of (i) all cash and cash equivalents on hand at the end of that quarter, and (ii) all additional cash and cash equivalents on hand immediately prior to the date of the distribution of available cash resulting from borrowings for working capital purposes subsequent to the end of that quarter less the amount of cash reserves established by the general partner to:

•   provide for the proper conduct of TRP’s business (including reserves for future capital expenditures and for anticipated future credit needs);

•   comply with applicable law or any loan agreements, security agreements, mortgages, debt instruments or other agreements; or

•   provide funds for distributions to TRP’s unitholders and to the general partner for any one or more of the upcoming four quarters.

Quarterly Distributions of Available Cash. The APL operating partnership is required by the operating partnership agreement to distribute to APL, within 45 days of the end of each fiscal quarter, all of its available cash for that quarter. APL, in turn, must distribute to APL’s partners all of the “available cash” for that quarter. Such distributions are to be made within 45 days after the end of each quarter to holders of record on the applicable record date.

“Available cash” generally means, for any of APL’s fiscal quarters, all cash on hand at the end of the quarter, plus additional cash on hand, as of the date available cash is determined, resulting from borrowings for working capital purposes made subsequent to the end of the relevant fiscal quarter, less cash reserves that the general partner determines are appropriate to provide for APL’s operating costs, including capital expenditures, and to provide funds for distributions to the partners, including distributions to holders of APL’s preferred units, for any one or more of the next four quarters.

Minimum Quarterly Distribution. TRP will distribute to the holders of common units on a quarterly basis at least the minimum quarterly distribution to the extent TRP has sufficient cash from TRP’s operations after establishment of cash reserves and payment of fees and expenses, including payments to the general partner. However, there is no guarantee that TRP will pay the minimum quarterly distribution on the units in any quarter. Even if the cash distribution policy is not modified or revoked, the amount of distributions paid under the policy and the decision to make any distribution is determined by the general partner, taking into consideration the terms of the TRP partnership agreement. TRP will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under the credit agreement.

Distributions of Available Cash from Operating Surplus. Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to the general partner.

Operating surplus means for an applicable peroid:

•   cash, cash equivalents, and certain cash receipts (as specified in the APL partnership agreement), less

•   the sum of APL’s operating expenses, debt service payments, maintenance costs, capital expenditures and reserves established for future operations in the applicable peroid.

Capital surplus means capital generated only by borrowings other than working capital borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets disposed of in the ordinary course of business.

APL treats available cash distributed from any source as distributed from operating surplus until the sum of all available cash distributed since APL began operations equals APL’s total operating surplus from the date APL began operations until the end of the quarter immediately preceding the distribution. This method of cash distribution avoids the difficulty of trying to determine whether available cash is distributed from operating surplus or capital surplus. APL treats any excess available cash, irrespective of its source, as distributed from capital surplus, which represents a return of capital for unitholders, and APL distributes it accordingly. For a discussion of distributions of capital surplus, see “—Distributions from Capital Surplus” below.

APL distributes available cash from operating surplus for any quarter in the following manner:

•   first, 98% to the common units, pro rata, and 2% to the general partner, until APL has distributed $0.42 for each outstanding common unit, which APL refers to as the minimum quarterly distribution; and

•   after that, in the manner described in “—Incentive Distribution Rights” below.

The 2% allocation of available cash from operating surplus to the general partner includes the general partner’s percentage interest in distributions from APL and the APL operating partnership on a combined basis.

Adjusted operating surplus for any period generally means operating surplus generated during that period, less:

•   any net increase in working capital borrowings during that period and

•   any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

and plus:

•   any net decrease in working capital borrowings during that period and

•   any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

Operating surplus generated during a period is equal to the difference between:

•   the operating surplus determined at the end of that period and

•   the operating surplus determined at the beginning of that period.

General Partner Interest and Incentive Distribution Rights. The general partner is currently entitled to 2% of all quarterly distributions that TRP makes prior to the liquidation. The general partner has the right, but not the obligation, to contribute a proportionate amount of capital to TRP to maintain its current general partner interest. The general partner’s 2% interest in these distributions may be reduced if TRP issues additional units in the future and the general partner does not contribute a proportionate amount of capital to TRP to maintain its 2% general partner interest.

The general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash TRP

Incentive Distribution Rights. By “incentive distribution rights,” APL means the general partner’s right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after APL has made the minimum quarterly distributions and APL has met specified target distribution levels, as described below. The general partner may transfer its incentive distribution rights separately from its general partner interest without the consent of the unitholders.

APL makes incentive distributions to the general partner for any quarter in which APL has distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum distributes from operating surplus (as defined below) in excess of $0.3881 per unit per quarter. The maximum distribution of 50% includes distributions paid to the general partner on its general partner interest and assumes that the general partner maintains its general partner interest at 2%.

quarterly distribution plus amounts necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units. If this condition is satisfied, the remaining available cash will be distributed as follows:

•   first, 85% to all units, pro rata, and 15% to the general partner, until each unitholder has received a total of $0.52 per unit for that quarter;

•   second, 75% to all units, pro rata, and 25% to the general partner, until each unitholder has received a total of $0.60 per unit for that quarter; and

•   after that, 50% to all units, pro rata, and 50% to the general partner.

The distributions to the general partner that exceed its aggregate 2% general partner interest represent the incentive distribution rights. After the holders of the incentive distribution rights have received an aggregate of $7.0 million with respect to those rights in any quarter, they will not be entitled to further distributions with respect to those rights until the amount distributable to the holders of the incentive distribution rights, but for the application of this provision, would have been $10.75 million.

Business Combinations

TRP	APL

A merger, consolidation or conversion of TRP requires the prior consent of the general partner. However, the general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to TRP or the limited partners, including any duty to act in good faith or in the best interest of TRP or the limited partners.

In addition, the TRP partnership agreement generally prohibits the general partner without the prior approval of the holders of a unit majority, from causing TRP to, among other things, sell, exchange or otherwise dispose of all or substantially all of TRP’s assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on TRP’s behalf the sale, exchange or other disposition of all or substantially all of the assets of TRP’s subsidiaries. The general partner may, however, mortgage, pledge, hypothecate or grant a

Except as provided for in cases of dissolution, liquidation and acquisition of limited partner interests, the general partner may not, without the prior approval of holders of a majority of the outstanding common units, cause APL to sell, exchange or otherwise dispose of all or substantially all of APL’s assets in a single transaction or series of related transactions, including by way of merger, consolidation or other combination, or approve on APL’s behalf the sale, exchange or other disposition of all or substantially all of the assets of the APL operating partnership. However, the general partner may, without any consent of the other unitholders, mortgage, pledge or otherwise grant a security interest in all or substantially all of APL’s assets or sell all or substantially all of its assets under a foreclosure. Furthermore, provided that conditions specified in the APL partnership agreement are satisfied, the general partner may merge APL or any of its subsidiaries into, or convey some or all of security interest in all or substantially all of TRP’s assets without that approval. The general partner may also sell all or substantially all of TRP’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, the general partner may consummate any merger without the prior approval of TRP’s unitholders if TRP is the surviving entity in the transaction, the general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the TRP partnership agreement, each of TRP’s units will be an identical unit of the partnership following the transaction, and the partnership securities to be issued do not exceed 20% of TRP’s outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the TRP partnership agreement are satisfied, the general partner may convert TRP or any of its subsidiaries into a new limited liability entity or merge TRP or any of its subsidiaries into, or convey all of TRP’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in TRP’s legal form into another limited liability entity, the general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the TRP partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the TRP partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of TRP’s assets or any other similar transaction or event.

APL’s and their assets to, a newly formed entity if the sole purpose of that merger or conveyance changes APL’s legal form into another limited liability entity.

The unitholders are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation, sale of substantially all of APL’s assets or any other transaction or event.

Management by Board of Directors / General Partner

TRP

The general partner shall conduct, direct and manage all activities of TRP. Except as otherwise expressly provided in the TRP partnership agreement, all management powers over the business and affairs of TRP shall be exclusively vested in the general partner, and no limited partner shall have any management power over the business and affairs of TRP. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the general partner under any other provision of the TRP partnership agreement, the general partner,

APL

The general partner shall conduct, direct and manage all activities of APL. Except as otherwise expressly provided in the partnership agreement, all management powers over the business and affairs of APL shall be exclusively vested in the general partner, and no limited partner or assignee shall have any management power over the business and affairs of APL. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the general partner under any other provision of the subject to restrictions on the general partner’s authority, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of TRP, to exercise all powers and purposes.

Restrictions on the General Partner’s Authority. Except as otherwise provided in the TRP partnership agreement, the general partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the partnership group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of TRP’s subsidiaries) without the approval of holders of a unit majority; provided, however, that this restriction shall not preclude or limit the general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership group and shall not apply to any forced sale of any or all of the assets of the partnership group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a unit majority, the general partner shall not, on behalf of TRP, except as otherwise permitted, elect or cause TRP to elect a successor general partner of TRP.

Except as provided in cases of dissolution, liquidation and acquisition of limited partner interests, the general partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the partnership group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the partnership’s subsidiaries) without the approval of holders of a unit majority; provided, however, that this provision shall not preclude or limit the general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership group and shall not apply to any forced sale of any or all of the assets of the partnership group pursuant to the foreclosure of, or other realization upon, any such encumbrance. without the approval of holders of a unit majority, the general partner shall not, on behalf of the partnership, except as permitted in cases of transfer of the general partner’s general partnership interests and withdrawal or removal of the general partner, elect or cause the partnership to elect a successor general partner of the partnership.

partnership agreement, the general partner, subject to restrictions on the general partner’s authority, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of APL, to exercise all powers and purposes.

Restrictions on the General Partner’s Authority. The general partner may not, without written approval of the specific act by holders of all of the outstanding limited partner interests or by other written instrument executed and delivered by holders of all of the outstanding limited partner interests subsequent to the date of the partnership agreement, take any action in contravention of the partnership agreement, including, except as otherwise provided in the partnership agreement, (i) committing any act that would make it impossible to carry on the ordinary business of APL; (ii) possessing APL property, or assigning any rights in specific APL property, for other than a APL purpose; (iii) admitting a person as a partner; (iv) amending the partnership agreement in any manner; or (v) transferring its interest as general partner of APL.

Without the approval of holders of a unit majority, the general partner shall not, on behalf of APL, (i) consent to any amendment to either operating partnership agreement or, except as expressly permitted by the APL partnership agreement, take any action permitted to be taken by a partner of the APL operating partnership, in either case, that would have a material adverse effect on APL as a partner of the APL operating partnership or (ii) except as permitted in cases of transfer of the general partner’s general partnership interests and withdrawal or removal of the general parter, elect or cause APL to elect a successor general partner of APL or a successor general partner of the APL operating partnership.

Withdrawal or Removal of General Partner
TRP	APL

Withdrawal of the General Partner. Except as described below, the general partner has agreed not to withdraw voluntarily as the general partner prior to December 31, 2016 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2016, the general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the TRP partnership agreement. Notwithstanding the information above, the general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the TRP partnership agreement permits the general partner in some instances to sell or otherwise transfer all of its general partner interest in TRP without the approval of the unitholders.

Upon withdrawal of the general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in TRP, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, TRP will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue TRP’s business and to appoint a successor general partner.

Withdrawal of the General Partner. The general partner shall be deemed to have withdrawn if (i) it voluntarily withdraws form the partnership by written notice, (ii) it transfers all of its rights as general partner, (iii) it is removed pursuant to the APL partnership agreement, (iv) it files for bankruptcy or liquidiaction or appoints a trustee, (v) a final order of relief under Chapter 7 of the Bankrupcy Code is entered against it, or (vi) it is dissolved or would up.

The general partner may withdraw as the general partner without first obtaining approval from the unitholders by giving 90 days’ written notice. The general partner may also sell or otherwise transfer all of its general partner interests in APL without the approval of the unitholders. Upon withdrawal, APL must reimburse the general partner for all expenses incurred by it on APL’s behalf or allocable to APL in connection with operating APL’s business.

Prior to the withrdrawal of the general partner, APL must have received an opinion of counsel (the “GP Tax Opinion”) that such withdrawl (following the sucession of the successor general partner) would not result in the loss of the limited liability of any limited partner or the operating partnership to be treated as a taxable association for federal income tax purposes.

If the general partner withdraws, other than as a result of a transfer of all or a part of its general partner interests in APL, the holders of a majority of the common units (excluding those held by the general partner and its affiliates) may elect a successor to the withdrawing general partner. If, prior to the effective date of such withdrawal, a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, APL will be dissolved and liquidated, unless within 90 days after that withdrawal the holders of a majority of the common units agree in writing to continue APL’s business and to appoint a successor general partner.

Removal of the General Partner. The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by the general partner

Removal of the General Partner. The general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding common units, excluding common units held by the general partner and its affiliates. Any removal is also and its affiliates, and TRP receives an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and Class B units, if any, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by the general partner and its affiliates would give them the practical ability to prevent the general partner’s removal.

The TRP partnership agreement also provides that if the general partner is removed as the general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the TRP partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment subject to the approval of a successor general partner by the vote of the holders of a majority of the common units, excluding common units held by the general partner and its affiliates. The right of holders of common units to remove the general partner shall not exist or be exercised unless the general partner has received an opinion of counsel covering the matters described in the GP Tax Opinion.

If the general partner is removed under circumstances where cause does not exist, does not consent to that removal and that removal does not violate the APL partnership agreement, the general partner will have the right to convert its general partner interests and incentive distribution rights into common units or to require the successor general partner to purchase those interests for a cash payment equal to the fair market value of such interests. If the general partner withdraws without a violation of the APL partnership agreement, the general partner will have the right to require the successor general partner to purchase its general partner interests and incentive distribution rights for a cash payment equal to the fair market value of those interests.

In the event of removal of the general partner under circumstances where cause exists or a withdrawal of the general partner that violates the APL partnership agreement, a successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests.

In the case of each category of removal, fair market value will be determined by agreement between the departing general partner and the successor general partner. If they cannot reach an agreement, an independent expert selected by the departing general partner and the successor general partner will determine the fair market value.

If the departing general partner and the successor general partner cannot agree on an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the purchase option is not exercised by either the departing general partner or the successor general partner, the general partner interests and incentive distribution rights will automatically convert into common units pursuant to a valuation of an independent expert selected in the manner described banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, TRP is required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for TRP’s benefit.

above. The successor general partner must indemnify the departing general partner (or its transferee) from all of APL’s debt and liabilities arising on or after the date on which the departing general partner becomes a limited partner as a result of the conversion. Except for this limited indemnity right and the right of the departing general partner to receive distributions on its common units, no other payments will be made to the general partner after withdrawal.

The APL partnership agreement defines “cause” as existing where a court of competent jurisdiction has rendered a final, non-appealable judgment that the general partner has committed fraud, gross negligence or willful or wanton misconduct in its capacity as general partner.

Withdrawal or removal of the general partner as the general partner also constitutes its withdrawal or removal as the general partner of the APL operating partnership.

Transfer of General Partner Interest and Incentive Distribution Rights

TRP

Except for transfer by the general partner of all, but not less than all, of its general partner units to:

•   An affiliate of the general partner (other than an individual); or

•   Another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, the general partner may not transfer all or any of its general partner units to another person prior to December 31, 2016 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of the general partner, agree to be bound by the provisions of the TRP partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

The general partner and its affiliates may at any time, transfer units to one or more persons, without unitholder approval.

APL

The general partner may transfer all or any part of its general partner interest without obtaining the consent of the unitholders in limited circumstances. As a condition to the transfer of a general partner interest, the transferee must assume the rights and duties of the general partner to whose interest it has succeeded, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of the general partner’s interest in the APL operating partnership and agree to be bound by the provisions of the APL partnership agreement of the APL operating partnership.

The members of the general partner may sell or transfer all or part of their interest in the general partner to an affiliate without the approval of the unitholders.

The general partner or any holder may transfer its incentive distribution rights to another person without the prior approval of the unitholders. However, the transferee must agree to be bound by the provisions of the APL partnership agreement. The general partner has the authority, but is not required, to adopt reasonable restrictions on the transfer of incentive distribution rights as it determines are necessary or appropriate.

The general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to December 31, 2016, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. On or after December 31, 2016, the incentive distribution rights will be freely transferable.

Change of Management Provisions

TRP

The TRP partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change the management of the general partner. If any person or group other the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from the general partner or its affiliates and any transferees of that person or group approved by the general partner or to any person or group who acquires the units with the prior approval of the board of directors of the general partner.

The TRP partnership agreement also provides that if the general partner is removed as the general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal the general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

APL

The APL partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Atlas Pipeline Partners GP, LLC as the general partner or otherwise change management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units and the units will not be considered outstanding for the purposes of noticing meetings, determining the presence of a quorum, calculating required votes and other similar matters. In addition, the removal of the general partner under circumstances where cause does not exist and the general partner does not consent to that removal has the adverse consequences described under “— Withdrawal or Removal of General Partner.”

Limited Call Rights

TRP

If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to TRP, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•   the highest price paid by either of the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests; and

•   the current market price as of the date three days before the date the notice is mailed.

APL

Same, except that the purchase price will be the greater of:

•   the highest price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests; and

•   the average of the daily closing prices for the 20 trading days immediately prior to the date that is three days before the date the notice is mailed.

Preemptive Rights

TRP None.

APL

Except with respect to certain contributions made and to be made by the general partner and its affiliates, no person shall have any preemptive, preferential or other similar right with respect to the issuance of any partnership security, whether unissued, held in the treasury or hereafter created. The general partner shall have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from the partnership whenever, and on the same terms that, the partnership issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities.

Amendment of Governing Documents

TRP	APL

General. Amendments to the TRP partnership agreement may be proposed only by or with the consent of TRP’s general partner. However, TRP’s general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to TRP or the limited partners, including any duty to act in good faith or in the best interests of TRP or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, TRP’s general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Except as described below, an amendment must be approved by a unit majority.

General. Amendments to the APL partnership agreement may be proposed only by or with the consent of the general partner, which it may withhold in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed in “No Unitholder Approval” below, the general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Prohibited Amendments. No amendment may be made that would: enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by TRP to TRP’s general partner or any of its affiliates without the consent of TRP’s general partner, which consent may be given or withheld at its option.

The provision of the TRP partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by TRP’s general partner and its affiliates).

Prohibited Amendments. No amendment may be made that would: change the percentage of outstanding units required to take partnership action, unless approved by the affirmative vote of unitholders constituting at least the voting requirement sought to be reduced; enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by APL to APL’s general partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion; change APL’s term; provide that APL is not dissolved upon the expiration of APL’s term or upon an election to dissolve APL by APL’s general partner that is approved by holders of a majority of the units of each class; or give any person the right to dissolve APL other than APL’s general partner’s right to dissolve APL with the approval of holders of a majority of the units of each class.

The provision of the APL partnership agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

No Unitholder Approval. TRP’s general partner may generally make amendments to the TRP partnership agreement without the approval of any limited partner or assignee to reflect: a change in TRP’s name, the location of TRP’s principal place of TRP’s business, TRP’s registered agent or TRP’s registered office; the admission, substitution, withdrawal or removal of partners in accordance with the TRP partnership agreement; a change that TRP’s general partner determines to be necessary or appropriate to qualify or continue TRP’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither TRP nor the TRP operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; a change in TRP’s fiscal year and related changes; an amendment that is necessary, in the opinion of TRP’s counsel, to prevent TRP or TRP’s general partner or the directors, officers, agents or trustees of TRP’s general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed; an amendment that TRP’s general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that TRP’s general partner determines is necessary or appropriate in connection with; the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of TRP’s general partner’s incentive distribution rights; the implementation of the provisions relating to TRP’s general partner’s right to reset its incentive distribution rights in exchange for Class B units; or any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of TRP’s general partner; any amendment expressly permitted in the TRP partnership agreement to be made by TRP’s general partner acting alone; an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the

No Unitholder Approval. The general partner may amend the APL partnership agreement, without the approval of the unitholders, to: change APL’s name, the location of APL’s principal place of business, APL’s registered agent or registered office; reflect the admission, substitution, withdrawal or removal of partners in accordance with APL’s partnership agreement; qualify APL or continue APL’s qualification as a limited partnership under the laws of any state or to ensure that neither APL nor APL’s operating partnership will be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes; prevent, in the opinion of counsel, APL or APL’s general partner, or its directors, officers, agents or trustees, from being subject to the provisions of the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974; authorize additional limited or general partner interests; reflect changes required by a merger agreement that has been approved under the terms of the APL partnership agreement; permit APL to form or invest in any entity, other than the APL operating partnership, permitted by APL’s partnership agreement; change APL’s fiscal year or taxable year; and make other changes substantially similar to any of the matters described above. In addition, APL’s general partner may amend APL’s partnership agreement, without the approval of the unitholders, if those amendments: do not adversely affect the limited partners in any material respect; are necessary to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute; are necessary to facilitate the trading of limited partner interests or to comply with any rule or guideline of any securities exchange or interdealer quotation system on which the limited partner interests are or will be listed for trading; are necessary for any action taken by APL’s general partner relating to splits or combinations of units; or are required to effect the intent expressed in this prospectus or the intent of the provisions of the APL partnership agreement or are otherwise contemplated by the APL partnership agreement.

TRP partnership agreement; any amendment that TRP’s general partner determines to be necessary or appropriate for the formation by TRP of, or TRP’s investment in, any corporation, partnership or other entity, as otherwise permitted by the TRP partnership agreement; conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or any other amendments substantially similar to any of the matters described in the clauses above.

Opinion of Counsel and Unitholder Approval. For amendments of the type not requiring unitholder approval, TRP’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in TRP’s being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments. No amendments to the TRP partnership agreement other than those described above under “No Unitholder Approval” will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless TRP first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of TRP’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Opinion of Counsel and Unitholder Approval. Except in the case of the amendments described above under No Unitholder Approval,” amendments to the partnership agreement will not become effective without the approval of holders of at least 90% of the units unless APL obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner or cause APL or the APL operating partnership to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

Subject to obtaining the opinion of counsel, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected.

Voting Rights; Meetings; Action by Written Consent

TRP

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in TRP, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the TRP partnership agreement will be delivered to the record holder by TRP or by the transfer agent.

APL

Except as described above under “—Change of Management Provisions,” unitholders or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, will be voted by the general partner at the written direction of the record holder. Absent written direction, the common units will not be voted, except that, in the case of common units held by the general partner on behalf of non-citizen assignees, the general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the same number of units as would be necessary to take the action at a meeting at which all limited partners where present and voted.

Special meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed.

Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Except as described above under “—Change of Management Provisions,” each record holder will have a vote in accordance with his percentage interest, although additional limited partner interests having different voting rights could be issued. See “—Issuance of Additional Securities.” Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner.

APL or the transfer agent will deliver any notice, report or proxy material required or permitted to be given or made to record holders of common units under the APL partnership agreement to the record holder.

Indemnification and Limitation on Liability

TRP

Under the TRP partnership agreement, in most circumstances, TRP will indemnify the following persons, to the fullest extent permitted by law, form and against all losses, claims, damages or similar events:

•   the general partner;

•   any departing general partner;

•   any person who is or was an affiliate of a general partner or any departing general partner;

•   any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•   any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of the general partner, any departing general partner, an affiliate of the general partner or an affiliate of any departing general partner; and

•   any person designated by the general partner.

Any indemnification under these provisions will only be out of TRP’s assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to TRP to enable TRP to effectuate, indemnification. TRP may purchase insurance against liabilities asserted against and expenses incurred by persons for TRP’s activities, regardless of whether TRP would have the power to indemnify the person against liabilities under the TRP partnership agreement.

APL

Under the APL partnership agreement, APL will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of incurred in connection with the APL business:

•   the general partner;

•   any departing general partner;

•   any person who is or was an affiliate of the general partner or any departing general partner;

•   any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner, any departing general partner or the APL operating partnership or any affiliate of a general partner, any departing general partner or the APL operating partnership; or

•   any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of a group member or third person (provided that such third person will not also be an indemnitee).

APL’s indemnification obligation arises only if the indemnified person acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, APL’s best interests. With respect to criminal proceedings, the indemnified person must not have had reasonable cause to believe that the conduct was unlawful.

Any indemnification under these provisions will be only out of APL’s assets. The general partner will not be personally liable for the indemnification obligations and will not have any obligation to contribute or loan funds to APL to enable it to effectuate such obligations. The APL partnership agreement permits APL to purchase insurance against liabilities asserted against and expenses incurred by persons for APL’s activities, regardless of whether APL would have the power to indemnify the person against liabilities under the APL partnership agreement.

Conflicts of Interest; Fiduciary Duties

TRP

The general partner of TRP (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of TRP and any other partnership or limited liability company of which TRP is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in TRP) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more group members or as described in or contemplated by the registration statement (B) the acquiring, owning or disposing of debt or equity securities in any group member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of Targa Resources, Inc., any of its successors or permitted assigns or any other affiliate of the general partner.

Each indemnitee (other than the general partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any group member, independently or with others, including business interests and activities in direct competition with the business and activities of any group member, and none of the same shall constitute a breach of the TRP partnership agreement or any duty expressed or implied by law to any group member or any partner or assignee. None of any group member, any limited partner or any other person shall have any rights by virtue of the TRP partnership agreement, any group member Agreement, or the partnership relationship established hereby in any business ventures of any indemnitee.

APL

The general partner of APL, for so long as it is the general partner of the partnership (i) agrees that its sole business will be to act as the general partner of the partnership, the APL operating partnership, and any other partnership of which the partnership or the APL operating partnership is, directly or indirectly, a partner and to undertake activities that are ancillary or related thereto (including being a limited partner in the partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more group members or as described in or contemplated by the registration statement or (B) the acquiring, owning or disposing of debt or equity securities in any group member.

Except as restricted by the merger and omnibus agreements, each indemnitee (other than the general partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any group member, independently or with others, including business interests and activities in direct competition with the business and activities of any group member, and none of the same shall constitute a breach of the APL partnership agreement or any duty express or implied by law to any group member or any partner or assignee. Neither any group member, any limited partner nor any other person shall have any rights by virtue of the APL partnership agreement, either operating partnership agreement or the partnership relationship established hereby or thereby in any business ventures of any indemnitee.

(i) Engaging in competitive activities by any indemnitees (other than the general partner) is hereby approved by TRP and all partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any indemnitee for the indemnitees (other than the general partner) to engage in such business interests and activities in preference to or to the exclusion of TRP and (iii) the indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to TRP. The doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any indemnitee (including the general partner). No indemnitee (including the general partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for TRP, shall have any duty to communicate or offer such opportunity to TRP, and such indemnitee (including the general partner) shall not be liable to TRP, to any limited partner or any other person for breach of any fiduciary or other duty by reason of the fact that such indemnitee (including the general partner) pursues or acquires for itself, directs such opportunity to another person or does not communicate such opportunity or information to TRP; provided such indemnitee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of TRP to such indemnitee.

The general partner and each of its affiliates may acquire units or other partnership securities in addition to those acquired on the closing date and, except as otherwise provided in the TRP partnership agreement, shall be entitled to exercise, at their option, all rights relating to all units or other partnership securities acquired by them. The term “affiliates” when used in this section with respect to the general partner shall not include any group member.

(i) the engaging in competitive activities by any indemnitees (other than the general partner) is approved by the partnership and all partners, (ii) it shall be deemed not to be a breach of the general partner’s fiduciary duty or any other obligation of any type whatsoever of the general partner for the indemnitees (other than the general partner) to engage in such business interests and activities in preference to or to the exclusion of the partnership and (iii) the general partner and the indemnitees shall have no obligation to present business opportunities to the partnership, except as required by the omnibus agreement.

The general partner and any of its affiliates may acquire units or other partnership securities in addition to those acquired on the initial closing date and, except as otherwise provided in the APL partnership agreement, shall be entitled to exercise all rights of the general partner or limited partner, as applicable, relating to such units or partnership securities.

The term “affiliates” when used with respect to the general partner shall not include any group member or any subsidiary of the group member.

Taxation

TRP See “—Material U.S. Federal Income Tax Consequences of TRP Common Unit Ownership.”

APL

APL shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the general partner’s determination that such revocation is in the best interests of the limited partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the general partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a limited partner interest will be deemed to be the lowest quoted closing price of the limited partner interests on any national securities exchange on which such limited partner interests are traded during the calendar month in which such transfer is deemed to occur without regard to the actual price paid by such transferee.

APL shall elect to deduct expenses incurred in organizing APL ratably over a sixty-month period as provided in Section 709 of the Code.

DESCRIPTION OF TRP COMMON UNITS

The holders of TRP common units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under the TRP partnership agreement.

Where Common Units Are Traded

The outstanding TRP common units are traded on the NYSE under the symbol “NGLS.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. serves as registrar and transfer agent for the TRP common units. TRP pays all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of TRP cash distributions. TRP indemnified the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to TRP, or be removed by TRP. The resignation or removal of the transfer agent will become effective upon TRP’s appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, the general partner of TRP may act as the transfer agent and registrar until a successor is appointed.

Transfer of TRP Common Units

By transfer of common units in accordance with the TRP partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in TRP’s books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by the TRP partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the TRP partnership agreement; and

•	gives the consents and approvals contained in the TRP partnership agreement.

A transferee will become a substituted limited partner of the partnership for the transferred common units automatically upon the recording of the transfer on TRP’s books and records.

TRP may, at its discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in the partnership for the transferred common units.

Until a common unit has been transferred on its books, TRP and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE APL MERGER

The following is a discussion of the material U.S. federal income tax consequences of the APL Merger that may be relevant to APL common unitholders and TRP common unitholders. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the APL Merger. Moreover, the discussion focuses on APL common unitholders and TRP common unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, persons who hold APL common units or TRP common units as part of a hedge, straddle or conversion transaction, persons who acquired APL common units or TRP common units by gift, or directors and employees of APL that received (or are deemed to receive) APL common units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under an APL equity incentive plan. Also, the discussion assumes that the APL common units and TRP common units are held as capital assets at the time of the APL Merger (generally, property held for investment).

Neither APL nor TRP has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the APL Merger are not certain, and no assurance can be given that the below-described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the APL Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. This discussion does not apply to any APL common unitholder who acquired common units from APL in exchange for property other than cash.

Accordingly, APL and TRP strongly urge each APL common unitholder and TRP common unitholder to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to the unitholder of the APL Merger.

Tax Opinions Required as a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the APL Merger. Instead, APL and TRP will rely on the opinions of their respective counsel regarding the tax consequences of the APL Merger.

It is a condition of TRP’s obligation to complete the APL Merger that TRP receive an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that for U.S. federal income tax purposes:

•	TRP will not recognize any income or gain as a result of the APL Merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code;

•	no gain or loss will be recognized by a holder of TRP common units as a result of the APL Merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code; and

•	at least 90% of the combined gross income of TRP and APL for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

It is a condition of APL’s obligation to complete the APL Merger that APL receive an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, to the effect that for U.S. federal income tax purposes:

•	except to the extent of the APL Cash Consideration and any cash received in lieu of fractional TRP common units, APL will not recognize any income or gain as a result of the APL Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); and

•	except to the extent of the APL Cash Consideration and any cash received in lieu of fractional TRP common units, holders of APL common units will not recognize any income or gain as a result of the APL Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code).

The opinion of Wachtell, Lipton, Rosen & Katz will not extend to any APL common unitholder who acquired common units from APL in exchange for property other than cash.

The opinions of counsel will assume that the APL Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the APL Merger agreement and described in this proxy statement/prospectus. In addition, the tax opinions delivered to TRP and APL at closing will be based upon certain factual assumptions, representations and covenants made by the officers of TRP, TRC, APL and ATLS and any of their respective affiliates. If either TRP or APL waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, no assurance can be given that the above-described opinions will be sustained by a court if contested by the IRS.

Assumptions Related to the U.S. Federal Income Tax Treatment of the APL Merger

The discussion below assumes that TRP will be classified as a partnership for U.S. federal income tax purposes at the time of the APL Merger. Please read the discussion of the opinion of Vinson & Elkins L.L.P. that TRP is classified as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of TRP Common Unit Ownership—Partnership Status” below. The discussion below also assumes that APL will be classified as a partnership for U.S. federal income tax purposes at the time of the APL Merger. Following the APL Merger, a holder of APL common units that receives TRP common units will be treated as a partner in TRP regardless of the U.S. federal income tax classification of APL.

Additionally, the discussion below assumes that all of the liabilities of APL that are deemed assumed by TRP in the APL Merger qualify for an exception to the “disguised sale” rules. TRP and APL believe that such liabilities qualify for one or more of the exceptions to the “disguised sale” rules and intend to take the position that neither TRP nor APL will recognize any income or gain as a result of the “disguised sale” rules.

U.S. Federal Income Tax Treatment of the APL Merger

Upon the terms and subject to the conditions set forth in the APL Merger agreement, MLP Merger Sub will merge with and into APL and all APL common units will be converted into the right to receive TRP common units and cash. For U.S. federal income tax purposes, the APL Merger will be a “merger” of TRP and APL within the meaning of Treasury Regulations promulgated under Section 708 of the Code, with TRP being treated as the continuing partnership and APL being treated as the terminated partnership.

As a result, the following is deemed to occur for U.S. federal income tax purposes: (1) APL will be deemed to contribute its assets (subject to its liabilities) to TRP in exchange for the issuance to APL of (i) the cash consideration, (ii) TRP common units (iii) the assumption of APL’s liabilities and (iv) any cash received in lieu of fractional TRP common units, and (2) APL will be deemed to liquidate, distributing TRP common units and cash to the holders of APL common units in exchange for such APL common units (the “Assets-Over Form”). To the maximum extent possible, the APL Cash Consideration and any cash received in lieu of fractional TRP common units will be treated as a reimbursement of pre-formation capital expenditures described in Treasury Regulation Section 1.707-4(d). To the extent that any such APL Cash Consideration and cash received in lieu of fractional common units exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code.

The remainder of this discussion, except as otherwise noted, assumes that the APL Merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above.

Tax Consequences of the APL Merger to APL

Under the Assets-Over Form, APL will be deemed to contribute all of its assets to TRP in exchange for the cash consideration, TRP common units, the assumption of APL’s liabilities, and cash in lieu of fractional TRP common units. In general, the deemed contribution of assets from APL to TRP in exchange for TRP common units will not result in the recognition of gain or loss by APL. The deemed receipt of cash by APL, however, could give rise to the recognition of taxable gain by APL, and any such taxable gain would be allocated to the APL unitholders pursuant to the APL partnership agreement. First, the deemed receipt of cash by APL could give rise to a partial taxable “disguised sale” of assets from APL to TRP under section 707(a)(2)(B) of the Code. Under Section 707 of the Code and the Treasury Regulations thereunder, a transfer of property by a partner to a partnership, coupled with a related transfer of money or other consideration (other than a partnership interest) by the partnership to such partner (including the partnership’s assumption of, or taking of property subject to, certain liabilities), may be characterized, in part, as a “disguised sale” of property, rather than as a non-taxable contribution of the property to the partnership. If the APL Merger were characterized, in part, as a “disguised sale” of property by APL, such disguised sale could result in substantial additional amounts of taxable gain being allocated to the APL unitholders. The deemed receipt of cash from TRP is expect to qualify for one or more exceptions to “disguised sale” treatment and therefore is not expected to be treated as part of a disguised sale of property by APL to TRP. Second, the deemed receipt of cash by APL could also result in the recognition of taxable gain if the amount of such cash exceeds APL’s adjusted tax basis in its interest in TRP. APL expects that the amount of cash it will be deemed to receive in the APL Merger will not exceed its adjusted tax basis in TRP.

Tax Consequences of the APL Merger to APL Common Unitholders

Under the Assets-Over Form, holders of APL common units will be deemed to receive distributions in liquidation of APL consisting of the cash consideration, TRP common units and any cash in lieu of fractional TRP units. In general, the receipt of TRP common units will not result in the recognition of taxable gain or loss to such unitholders. The receipt of cash by a holder of APL common units (including, as discussed below, a deemed distribution of cash resulting from a net reduction in the amount of nonrecourse liabilities allocated to such unitholder) will result in the recognition of taxable gain if such receipt exceeds the adjusted tax basis in the APL common units surrendered in the APL Merger. The receipt of TRP units and cash may also trigger taxable gain under the disguised sale rules of section 707(a)(2)(B) of the Code for a holder of APL common units that contributed property in exchange for APL common units.

As a partner in APL, a holder of APL common units is entitled to include the nonrecourse liabilities of APL attributable to its APL common units in the tax basis of its APL common units. As a partner in TRP after the APL Merger, a holder of APL common units will be entitled to include the nonrecourse liabilities of TRP attributable to the TRP common units received in the APL Merger in the tax basis of such units received. The nonrecourse liabilities of TRP will include the nonrecourse liabilities of APL after the APL Merger. The amount of nonrecourse liabilities attributable to an APL unit or a TRP common unit is determined under complex regulations under Section 752 of the Code.

If the nonrecourse liabilities attributable to the TRP common units received by a holder of APL common units in the APL Merger exceed the nonrecourse liabilities attributable to the APL common units surrendered by such APL unitholder in the APL Merger, such APL unitholder’s tax basis in the TRP common units received will be correspondingly higher than such unitholder’s tax basis in the APL common units surrendered. If the nonrecourse liabilities attributable to the TRP common units received by a holder of APL common units in the APL Merger are less than the nonrecourse liabilities attributable to the APL common units surrendered by such APL unitholder in the APL Merger, such APL unitholder’s tax basis in the TRP common units received will be correspondingly lower than the unitholder’s tax basis in the APL common units surrendered. Please read “Material U.S. Federal Income Tax Consequences of the APL Merger—Tax Basis and Holding Period of the TRP Common Units Received” below.

Any reduction in liabilities described in the preceding paragraph will be treated as a deemed cash distribution to a holder of APL common units. Additionally, a holder of APL common units will be treated as receiving a cash distribution as a result of the receipt of the cash consideration and cash in lieu of fractional units in the APL Merger. If the amount of any such actual or deemed distributions of cash to a holder of APL common units exceeds such APL unitholder’s tax basis in the APL common units surrendered, such APL unitholder will recognize taxable gain in an amount equal to such excess. While there can be no assurance, TRP and APL expect that most holders of APL common units will not recognize gain in this manner. However, the application of the rules governing the allocation of nonrecourse liabilities in the context of the APL Merger is complex and subject to uncertainty. There can be no assurance that a holder of APL common units will not recognize gain as a result of the distributions deemed received by such APL unitholder as a result of a net decrease in the amount of nonrecourse liabilities allocable to such APL unitholder as a result of the APL Merger and the amount of cash actually received by such APL unitholder in the APL Merger. The amount and effect of any gain that may be recognized by an affected APL common unitholder will depend on the affected APL unitholder’s particular situation, including the ability of the affected APL unitholder to utilize any suspended passive losses. Depending on these factors, any particular affected APL common unitholder may, or may not, be able to offset all or a portion of any gain recognized. Each holder of APL common units should consult such unitholder’s own tax advisor in analyzing whether the APL Merger causes such unitholder to recognize actual and/or deemed distributions in excess of the tax basis of his APL common units surrendered in the APL Merger.

Tax Basis and Holding Period of the TRP Common Units Received

A holder of APL common units has an initial tax basis in its APL common units, which consists of the amount such APL unitholder paid for such APL common units plus such APL unitholder’s share of APL’s nonrecourse liabilities. That basis has been and will be increased by such APL common unitholder’s share of income and by any increases in such APL unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions, by such APL common unitholder’s share of losses, by any decreases in such APL unitholder’s share of nonrecourse liabilities and by such APL unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A holder of APL common units will have an initial aggregate tax basis in the TRP common units such APL unitholder will receive in the APL Merger that will be equal to such APL unitholder’s adjusted tax basis in the APL common units exchanged therefor, decreased by (i) any basis attributable to such APL unitholder’s share of APL’s nonrecourse liabilities and (ii) any cash received in the APL Merger, and increased by such APL unitholder’s share of TRP’s nonrecourse liabilities immediately after the APL Merger. In addition, the tax basis in the TRP common units received in the APL Merger by a holder of APL common units will be increased by the amount of any income or gain recognized by such APL unitholder pursuant to the transactions contemplated by the APL Merger.

As a result of the Assets-Over Form, a holder of APL common units will have a holding period in the TRP common units received in the APL Merger that will not be determined by reference to its holding period in the APL common units exchanged therefor. Instead, such APL unitholder’s holding period in the TRP common units received in the APL Merger that are attributable to APL’s capital assets or assets used in its business as defined in Section 1231 of the Code will include APL’s holding period in those assets. The holding period for TRP common units received by a holder of APL common units attributable to other assets of APL, such as inventory and receivables, will begin on the day following the APL Merger.

Effect of Termination of APL’s Tax Year at Closing of Merger

APL uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. As a result of the APL Merger, APL’s taxable year will end as of the effective date of the APL Merger, and APL will be required to file a final U.S. federal income tax return for the taxable year ending upon the effective date of the APL Merger. Each APL common unitholder will receive a Schedule K-1 from APL for the taxable year ending upon the effective date of the APL Merger and will be required to include in income its share of income, gain, loss and deduction for this period. In addition, an APL common unitholder who has a taxable year ending on a date other than December 31 and after the date the APL Merger is effected must include its share of income, gain, loss and deduction in income for its taxable year, with the result that the APL unitholder will be required to include in income for its taxable year its share of more than one year of income, gain, loss and deduction from APL.

Tax Consequences of the APL Merger to TRP and Its Unitholders

Neither TRP nor its unitholders will recognize any income or gain, or loss, for federal income tax purposes as a result of the APL Merger other than any gain recognized as a result of decreases in partnership liabilities pursuant to Section 752 of the Code. Each TRP unitholder’s share of TRP’s nonrecourse liabilities will be recalculated following the APL Merger. Any resulting increase or decrease in a TRP unitholder’s nonrecourse liabilities will result in a corresponding increase or decrease in such unitholder’s adjusted tax basis in its TRP common units. A reduction in a unitholder’s share of nonrecourse liabilities would, if such reduction exceeds the unitholder’s tax basis in its TRP common units, under certain circumstances, result in the recognition of taxable gain by a TRP unitholder. While there can be no assurance, TRP and APL do not expect any TRP common unitholders to recognize gain in this manner.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TRP COMMON UNIT OWNERSHIP

This section summarizes the material U.S. federal income tax consequences that may be relevant to unitholders receiving TRP common units in connection with the APL Merger and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Targa Resources Partners, L.P. and our subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. insofar as they relate to matters of U.S. federal income tax law and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has only limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each prospective unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We are treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of qualifying income such as interest (other than from a financial business) and dividends. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a) Except for Targa Resources Operating GP LLC, neither we nor any of our operating subsidiaries that are partnerships or limited liability companies has elected to be treated as a corporation for federal income tax purposes;

(b) For each taxable year, since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code;

(c) No material portion (i.e., less than 1 percent) of the Partnership’s gross income from the sales of natural gas, natural gas liquids, condensate or other refinery products that is treated as qualifying income is derived from sales that could be construed as sales to an end-user (i.e. sales to a purchaser whose use of the product cannot be identified as refining, processing, reselling or marketing); and

(d) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined generate qualifying income.

TRP believes that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would eliminate the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of TRP’s units. In addition, any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “— Treatment of Securities Loans.” Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Common Units

Please read “Material U.S. Federal Income Tax Consequences of the APL Merger—Tax Basis and Holding Period of TRP Common Units Received” for a discussion of how to determine the initial tax basis of TRP common units received in the APL Merger. That basis generally will be (i) increased by the unitholder’s share of our income and by any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of TRP’s losses, and any decreases in its share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by TRP to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its common units, in which case the unitholder generally will recognize gain taxable in the manner described below under “— Disposition of Common Units.”

Any reduction in a unitholder’s share of TRP’s “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “— Disposition of Common Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reduction in a unitholder’s share of our liabilities as described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

The deduction by a unitholder of its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are generally applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all the unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. However, specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. Items of deductions attributable to certain properties contributed to us by our general partner will be specially allocated back to our general partner. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” as determined under the Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to our unitholders on the basis of their interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

A unitholder whose units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our common units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “— Uniformity of Units.”

The IRS may challenge our positions with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to the lack of controlling authority. Because a unitholder’s tax basis in its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For the purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 would result in us filing two tax returns for one fiscal year, thereby increasing our administrative and tax costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss” above and “— Tax Consequences of Unit Ownership — Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our common units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), and unless exempted or further limited by an income tax treaty, will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U. S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a common unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

State, Local, Non-U.S. and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in several states. Some or all of these states may impose an income tax on nonresident partners of partnerships doing business within the state, and we may also own property or do business in other states in the future that impose income or similar taxes on nonresident persons owning an interest in us. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

LEGAL MATTERS

The validity of the TRP common units to be issued in connection with the APL Merger and being offered hereby, certain tax matters relating to those common units and certain U.S. federal income tax consequences of the APL Merger will be passed upon for TRP by Vinson & Elkins L.L.P., Houston, Texas. Certain U.S. federal income tax consequences of the APL Merger will be passed upon for APL by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Targa Resources Partners LP (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Targa Resource Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Atlas Pipeline Partners, L.P. incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

TRP and APL file annual, quarterly and current reports and other information with the SEC under the Exchange Act. You may read and copy any document filed with the SEC at its public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the SEC’s website at http://www.sec.gov. In addition, documents filed by TRP and APL can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

The SEC allows TRP and APL to incorporate by reference information into this proxy statement/prospectus, which means that TRP and APL can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act up until the date of the special meeting will be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the APL Merger Agreement and the APL Merger, you should always check for reports that TRP and APL may have filed with the SEC after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that TRP and APL have previously filed with the SEC, excluding any information in a Form 8-K furnished pursuant to Item 2.02 or 7.01 (unless otherwise indicated), which is not deemed filed under the Exchange Act.

TRP’s Filings (Commission File No. 001-33303)

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	Current Reports on Form 8-K filed with the Commission on January 21, 2014, February 13, 2014, May 5, 2014, August 1, 2014, October 14, 2014, October 20, 2014, October 23, 2014 (Two Reports) and October 29, 2014 (in each case, to the extent filed and not furnished); and

•	The description of TRP’s common units in the registration statement on Form 8-A filed on January 21, 2010 and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Targa Resources Partners LP, 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Investor Relations (Telephone: (713) 584-1000).

TRP also makes available free of charge on its website, http://www.targaresources.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on TRP’s website is not part of this proxy statement/prospectus.

APL’s Filings (Commission File No. 001-14998)

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	Current Reports on Form 8-K and 8-K/A filed with the Commission on February 21, 2014, March 11, 2014, March 17, 2014, May 13, 2014, August 29, 2014, October 16, 2014 and October 31, 2014 (in each case, to the extent filed and not furnished); and

•	The description of APL’s common units in the registration statement on Form 8-A filed on January 21, 2000, as amended by the registration statement on Form 8-A/A filed on January 25, 2000, as further amended by the registration statement on Form 8-A/A filed on May 10, 2004 and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Atlas Pipeline Partners, L.P., Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Attention: Investor Relations, Pittsburgh, Pennsylvania 15275 (Telephone: (877) 280-2857).

APL also makes available free of charge on its website, http://www.atlaspipelinepartners.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on APL’s website is not part of this proxy statement/prospectus.

TARGA RESOURCES PARTNERS LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Acquisition of Atlas Pipeline Partners, L.P.

On October 13, 2014, Targa Resources Partners LP (the “Partnership”, “TRP”, “we”, “us”, or “our”) and Targa Resources Corp. (“TRC”) entered into an Agreement and Plan of Merger (the “APL Merger Agreement”) by and among TRP, TRC, Targa Resources GP LLC, a Delaware limited liability company and the general partner of TRP (the “GP”), Trident MLP Merger Sub LLC, a Delaware limited liability company and a newly formed, wholly owned subsidiary of TRP (“MLP Merger Sub”), Atlas Energy, L.P., a Delaware limited partnership (“ATLS”), Atlas Pipeline Partners, L.P., a Delaware limited partnership (“APL”) and Atlas Pipeline Partners GP LLC, a Delaware limited liability company and the general partner of APL (“APL GP”). Under the terms and conditions set forth in the APL Merger Agreement (the “APL Merger”), MLP Merger Sub will be merged with and into APL, with APL continuing as the surviving entity and as a wholly owned subsidiary of TRP.

Subject to the terms and conditions set forth in the APL Merger Agreement, holders of APL common units (other than certain common units held by TRP or APL or their wholly owned subsidiaries, which will be cancelled) will have the right to receive (i) 0.5846 of a unit of TRP (the “APL Unit Consideration”) and (ii) $1.26 in cash, without interest (the “APL Cash Consideration” and, together with the APL Unit Consideration, the “APL Merger Consideration”) for each APL common unit.

If the record date of the APL unitholders meeting (which will be held to vote on the APL Merger) occurs before the mandatory conversion date of the APL Class D Preferred Units (as set forth in the certificate of designations for the APL Class D Preferred Units), APL, APL GP, TRP and TRP GP will cooperate and take such actions as are necessary, required or advisable to cause all APL Class D Preferred Units that are issued and outstanding as of the record date for the APL unitholders meeting to be converted into APL common units. APL, APL GP, TRP and TRP GP have agreed to cooperate and take such actions as are necessary, required or advisable to redeem, effective as of the effective time of the APL Merger, the APL Class E Preferred Units in accordance with the certificate of designations for the APL Class E Preferred Units for an estimated $126.5 million in cash immediately prior to the effective time of the APL Merger, and TRP has agreed to provide to or deposit with the paying agent on behalf of APL the funds for such redemption.

TRP expects to finance the cash portion of the transaction with borrowings under its senior secured revolving credit facility (the “TRP Revolver”). In connection with the APL Merger, TRC has agreed to reduce its incentive distribution rights for the four years following closing by fixed amounts of $37.5 million, $25.0 million, $10.0 million and $5.0 million, respectively. These annual amounts will be applied in equal quarterly installments for each successive four quarter period following closing.

In connection with the APL Merger, each outstanding APL phantom unit award held by an individual that is employed by ATLS following the Spin-Off will be cancelled and converted into the right to receive (1) the APL Cash Consideration in respect of each APL common unit underlying such APL phantom unit award and (2) a TRP phantom unit award (Long Term Incentive Plan or “LTIP” Award) with respect to a number of TRP common units equal to the product of the APL Unit Consideration multiplied by the number of APL common units underlying such APL phantom unit award. Following the closing of the APL Merger, the TRP phantom unit award will continue to have the same material terms and conditions and the same vesting conditions as applied to the corresponding APL phantom unit award immediately prior to the closing of the APL Merger, and will settle in TRP common units upon vesting. The unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of TRP. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 of TRP has been prepared to give effect to the APL Merger as if it had occurred on September 30, 2014. The unaudited pro forma condensed consolidated statements of operations of TRP for the nine months ended September 30, 2014 and year ended December 31, 2013, have been prepared to give effect to the APL Merger as if it had occurred on January 1, 2013.

On January 15, 2015, TRP commenced concurrent offers to purchase for cash (the “APL Notes Tender Offers”) any and all outstanding 6 5⁄8% Senior Notes due 2020 (the “2020 APL Notes”), 4 3⁄4% Senior Notes due 2021 (the “2021 APL Notes”) and 5 7⁄8% Senior Notes due 2023 (the “2023 APL Notes” and, together with the 2020 APL Notes and the 2021 APL Notes, the “APL Notes”) issued by APL and Atlas Pipeline Finance Corporation (“APL Finance” and, together with APL, the “APL Issuers”), of which collectively $1.55 billion are currently outstanding, respectively. TRP is offering to purchase the APL Notes of each series for $1,015 per $1,000 principal amount, together with accrued and unpaid interest to the purchase date, which includes an early tender premium of $30 per $1,000 principal amount of notes validly tendered prior to 5:00 p.m., New York City time, on January 29, 2015. The APL Notes Tender Offers will expire at 11:59 p.m., New York City time, on February 18, 2015, although no early tender premium will be paid to holders who tender their 2021 APL Notes after January 29, 2015. Completion of each of the APL Notes Tender Offers described above is conditioned upon, among other things, the consummation of the APL Merger. TRP expects to finance the cash portion of the APL Notes Tender Offers with the net proceeds from the 5% Senior Notes due 2018 (the “5% Notes”), the offering of which TRP expects to close on January 30, 2015, and borrowings under its senior secured credit facility.

The unaudited pro forma condensed consolidated financial statements include pro forma adjustments that are factually supportable and directly attributable to the APL Merger. In addition, with respect to the unaudited pro forma condensed consolidated statements of operations, pro forma adjustments have been made only for items that are expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed consolidated financial statements do not give effect to any cost savings, operational synergies, or revenue enhancements expected to result from the APL Merger or the costs to achieve these cost savings, operating synergies and revenue enhancements.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2013 for TRP (as revised for the effect of the revenues and purchases adjustments described in note (1) to the Selected Historical Consolidated Financial Data of TRP on page 29 of this proxy statement/prospectus and APL; (ii) the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2014 for TRP and APL; and (iii) the notes accompanying these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that TRP believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the results that might have occurred had the APL Merger taken place on September 30, 2014 for balance sheet purposes, and on January 1, 2013 for statements of operations purposes, and are not intended to be a projection of future results. Actual results may vary significantly from the results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial statements.

TARGA RESOURCES PARTNERS LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2014

	Targa Resources Partners LP	Atlas Pipeline Partners, L.P.	Pro Forma Adjustments		Targa Resources Partners LP Pro Forma
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$72.4	$6.7	$482.3	(d)	$79.1
			(482.3	)(d)
			800.0	(e)
			(800.0	)(e)
			1,584.3	(f)
			(1,584.3	)(f)
Trade receivables, net	697.9	253.9	—		951.8
Other current assets	263.6	32.4	—		296.0

Total current assets	1,033.9	293.0	—		1,326.9

Property, plant and equipment	6,300.9	3,623.3	(490.5	)(a)	9,433.7
Accumulated depreciation	(1,611.5)	(490.5)	490.5	(a)	(1,611.5)

Property, plant and equipment, net	4,689.4	3,132.8	—		7,822.2
Goodwill	—	365.8	(365.8	)(h)	—
Intangible assets, net	607.3	614.8	932.8	(a)	3,685.3
			1,530.4	(b)
Investment in unconsolidated affiliate	51.7	180.6	—		232.3
Other long-term assets	34.9	51.4	(38.5	)(a)	65.6
			8.5	(e)
			9.3	(f)

Total assets	$6,417.2	$4,638.4	$2,076.7		$13,132.3

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$809.0	$378.3	$36.4	(h)	$1,223.7
Current portion of long-term debt	—	0.3	—		0.3

Total current liabilities	809.0	378.6	36.4		1,224.0

Long-term debt	3,045.2	1,754.1	19.1	(a)	5,120.3
			482.3	(d)
			(200.0	)(d)
			800.0	(e)
			(791.5	)(e)
			1,100.0	(f)
			484.3	(f)
			(1,573.2	)(f)
Deferred income taxes	13.2	31.8	—		45.0
Other long-term liabilities	58.4	7.0	—		65.4
Commitments and contingencies
Owners’ equity:
Class D convertible preferred limited partners’ interests	—	516.4	(516.4	)(c)	—
Class E preferred limited partners’ interests	—	121.9	(121.9	)(c)	—
Common unit holders	2,250.0	1,704.9	516.4	(c)	4,830.3
			(2,221.3	)(g)
			2,617.8	(g)
			(35.7	)(h)
			(1.8	)(f)
General partner	73.3	47.5	(47.5	)(g)	1,603.0
			1,530.4	(b)
			(0.7	)(h)
Accumulated other comprehensive income	3.4	—	—		3.4

	2,326.7	2,390.7	1,719.3		6,436.7
Noncontrolling interests in subsidiaries	164.7	76.2	—		240.9

Total owners’ equity	2,491.4	2,466.9	1,719.3		6,677.6

Total liabilities and owners’ equity	$6,417.2	$4,638.4	$2,076.7		$13,132.3

See accompanying notes to unaudited pro forma condensed consolidated financial statements

TARGA RESOURCES PARTNERS LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2014

	Targa Resources Partners LP	Atlas Pipeline Partners, L.P.	Pro Forma Adjustments		Targa Resources Partners LP Pro Forma
	(In millions)
Revenues	$6,583.7	$2,175.1	$(0.0	)(j)	$8,758.8
Costs and expenses:
Product purchases	5,412.2	1,742.8	(0.0	)(j)	7,155.0
Operating expenses	323.6	81.9	—		405.5
Depreciation and amortization expense	252.8	148.6	(8.9	)(k)	446.4
			53.9	(1)
General and administrative expense	115.3	54.4	(3.8	)(m)	144.2
			(21.7	)(n)
Other operating (income) expense	(5.3)	—	—		(5.3)

Income from operations	485.1	147.4	(19.5)		613.0
Other income (expense):
Interest expense, net	(104.1)	(69.3)	6.5	(p)	(166.9)
Equity earnings (loss)	13.8	(10.5)	(2.6	)(o)	0.7
Other	(0.6)	47.8	(47.8	)(o)	(0.6)

Income (loss) before income taxes	394.2	115.4	(63.4)		446.2
Income tax (expense) benefit:	(3.7)	1.5	—		(2.2)

Net income	390.5	116.9	(63.4)		444.0
Less: Net income attributable to noncontrolling interests	30.9	10.5	—		41.4
Preferred unit dividend effect	—	34.1	(34.1	)(c)	—
Preferred unit dividends in kind	—	31.5	(31.5	)(c)	—
Preferred unit dividends	—	5.6	(5.6	)(c)	—

Net income attributable to limited partners and general partner	$359.6	$35.2	$7.8		$402.6

Net income attributable to general partner	$108.2		$(17.7	)(q)	$90.5
Net income attributable to limited partners	251.4		60.7	(q)	312.1

Net income attributable to Targa Resources Partners LP	$359.6		$43.0		$402.6

Net income per limited partner unit-basic	$2.21				$1.83

Net income per limited partner unit-diluted	$2.20				$1.82

Weighted average limited partner units outstanding-basic	113.9	81.5	(25.3	)(r)	170.1
Weighted average limited partner units outstanding-diluted	114.5	97.5	(40.5	)(r)	171.5

See accompanying notes to unaudited pro forma condensed consolidated financial statements

TARGA RESOURCES PARTNERS LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

	Targa Resources Partners LP	Atlas Pipeline Partners, L.P.	Pro Forma Adjustments		Targa Resources Partners LP Pro Forma
	(In millions)
Revenues	$6,314.9	$2,106.8	$(0.0	)(j)	$8,421.7

Costs and expenses:
Product purchases	5,137.2	1,690.4	(0.0	)(j)	6,827.6
Operating expenses	376.2	94.5	—		470.7
Depreciation and amortization expenses	271.6	168.6	4.7	(k)	529.9
			85.0	(1)
General and administrative expenses	143.1	60.9	(5.0	)(m)	188.9
			(10.1	)(n)
Other operating (income) expense	9.6	21.5	—		31.1

Income from operations	377.2	70.9	(74.6)		373.5
Other income (expense):
Interest expense, net	(131.0)	(89.6)	10.2	(p)	(210.4)
Equity earnings (loss)	14.8	(4.7)	(5.0	)(o)	5.1
Loss on debt repurchases and amendments	(14.7)	—	—		(14.7)
Gain (loss) on early debt extinguishment	—	(26.6)	—		(26.6)
Other	15.2	(43.9)	43.9	(i)	15.2

Income (loss) before income taxes	261.5	(93.9)	(25.5)		142.1
Income tax (expense) benefit:	(2.9)	2.3	—		(0.6)

Net income	258.6	(91.6)	(25.5)		141.5
Less: Net income attributable to noncontrolling interests	25.1	7.0	—		32.1
Preferred unit dividend effect	—	29.5	(29.5	)(c)	—
Preferred unit dividends in kind	—	23.6	(23.6	)(c)	—
Preferred unit dividends	—	—	—		—

Net income attributable to limited partners and general partner	$233.5	$(151.7)	$27.6		$109.4

Net income attributable to general partner	$107.5		$(40.1	)(q)	$67.4
Net income attributable to limited partners	126.0		(84.0	)(q)	42.0

Net income attributable to Targa Resources Partners LP	$233.5		$(124.1)		$109.4

Net income per limited partner unit-basic	$1.19				$0.27

Net income per limited partner unit-diluted	$1.19				$0.27

Weighted average limited partner units outstanding—basic	105.5	74.4	(25.6	)(r)	154.3
Weighted average limited partner units outstanding—diluted	105.7	74.4	(25.6	)(r)	154.5

See accompanying notes to unaudited pro forma condensed consolidated financial statements

TARGA RESOURCES PARTNERS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1—Basis of Pro Forma Presentation

In connection with this proxy statement/prospectus, TRP is providing following pro forma financial statements applicable to the APL Merger:

•	Unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2013, and for the nine months ended September 30, 2014 prepared as if the APL Merger occurred as of January 1, 2013.

•	Unaudited pro forma condensed consolidated balance sheet as of September 30, 2014, prepared as if the APL Merger occurred as of the balance sheet date.

Under Securities and Exchange Commission (“SEC”) regulations, pro forma adjustments to TRP’s statements of operations are limited to those that are (1) directly attributable to the acquisition, (2) factually supportable and (3) expected to have a continuing impact. As such, in preparing the unaudited pro forma condensed consolidated statements of operations TRP has combined its reported results with those of the acquired company and made adjustments to:

•	exclude the financial results of assets sold by APL prior to TRP’s acquisition;

•	conform APL’s reported results of operations to TRP’s policies;

•	include incremental depreciation and amortization associated with fair value adjustments under the acquisition method of accounting for business acquisitions;

•	eliminate the impact of historical transactions between APL and TRP; and

•	include the financing costs applicable to the financing transactions for the APL transaction described above.

Under SEC regulations, pro forma adjustments to TRP’s balance sheet are limited to those that give effect to events that are directly attributable to the acquisition and are factually supportable regardless of whether they have a continuing impact or are nonrecurring. As such in preparing the unaudited pro forma condensed consolidated balance sheet, TRP has utilized its previously reported unaudited consolidated balance sheet as of September 30, 2014 and made adjustments to:

•	incorporate the fair values of the assets and liabilities acquired based on TRP’s preliminary APL Merger valuation;

•	reflect the transfer by TRC of its acquired 100% interest in Atlas Pipeline Partners GP, LLC (the GP interest, IDRs and control over and management of APL) in conjunction with this transaction;

•	present the impact of the merger consideration paid in cash and via common unit exchange, as well as the preferred unit redemptions and conversions described above;

•	reflect TRP’s incremental borrowings to finance activities directly related to the APL Merger;

•	reflect the cash tender of the 2020 APL Notes, the 2021 APL Notes and the 2023 APL Notes, assuming that all of the APL Notes are validly tendered prior to the Early Tender Date and exchanged for cash; and

•	accrue acquisition related expenses.

TRP accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The unaudited pro forma condensed consolidated financial statements reflect preliminary estimates of the fair values of assets acquired and liabilities assumed. The fair values assigned to APL’s tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available in advance of the closing date of the APL Merger. These fair value estimates may be revised after the transactions close to reflect the final valuation based on updated information and revised assumptions. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that actually would have occurred if TRP had completed the transactions on the dates indicated or which could be obtained in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with these notes accompanying the unaudited pro forma condensed consolidated financial statements and with the historical consolidated financial statements.

Note 2—Acquisition of Atlas Pipeline Partners, L.P.

On October 13, 2014, TRP and APL entered into the APL Merger Agreement. The APL Merger is currently expected to close in the first quarter of 2015. The pro forma fair value of the consideration transferred for APL was approximately $4.7 billion, which consisted of the following:

Purchase price:
Value of Partnership units exchanged for APL equity	$2,617.8
Cash payment to APL unitholders ($1.26 per unit multiplied by 101.0 million units at September 30, 2014)	127.2
APL redemption of Class E Preferred Units at closing; Targa deposits the funds	126.5
Change of control payments	28.6

Total purchase consideration	$2,900.1

Debt outstanding (as of September 30, 2014):
APL Senior Notes due 2020, 2021 and 2023 (1)	$1,554.1
APL Senior Secured Revolving Credit Facility that matures in May 2017 (the “APL Revolver”)	200.0

Total debt outstanding	$1,754.1

(1)	The 2020 APL Notes include a net $4.1 million unamortized premium as of September 30, 2014.

The equity value portion of the consideration for TRP’s common units included in these pro forma financial statements is based on the closing price of $44.64 on January 16, 2015, and calculated as follows:

Equity Value Portion of Consideration (in millions)
APL unit count as of September 30, 2014:
Common Units	84.5
Class D Preferred Units	14.7
Phantom Units	1.8

Total fully diluted units (excluding Class E)	101.0

Closing unit price of Targa Resources Partners LP January 16, 2015	$44.64
Fixed exchange ratio	x0.5846

26.10
Total fully diluted units (excluding Class E)	x101.0

Equity value, fully diluted (excluding Class E)	2,635.8
Less: value of estimated unvested portion of APL phantom units converted to TRP LTIP units	(18.0)

Value of Partnership units exchanged for APL equity	$2,617.8

Under ASC 805, registrants are to use the most recent stock price practicable at the time of filing for determining the value of stock to be issued in a transaction that has not yet consummated. The equity value portion of consideration will fluctuate until the closing date as a result of fluctuations in the market price of TRP’s common units. A hypothetical increase (decrease) of 10% in TRP’s unit price would increase (decrease) the equity value portion of the consideration by $261.7 million.

Note 3—Pro Forma Adjustments and Assumptions

The unaudited pro forma condensed consolidated financial statements include adjustments required under SEC regulations as follows:

(a)	Reflects TRP’s preliminary fair value determination. This determination is subject to further assessment and adjustments pending additional information sharing between the parties, third-party appraisals and other potential adjustments.

	September 30, 2014	Lives (In years)
Preliminary fair value determination:
Cash and cash equivalents (1)	$6.7	NA
Trade receivables, net (1)	253.9	NA
Other current assets (1)	32.4	NA
Property, plant and equipment (2)(3)	3,132.8	30
Investment in unconsolidated affiliate (2)	180.6	NA
Goodwill (2)	—	NA
Intangible assets (2)(3)	1,547.6	20
Other long-term assets (2)(3)	12.9	NA
Current liabilities, less current portion of long-term debt (1)	(378.3)	NA
Long-term debt (2)(3)	(1,773.5)	NA
Other long-term liabilities (2)	(38.8)	NA
Noncontrolling interest in subsidiaries (2)	(76.2)

Net tangible and intangible assets acquired	$2,900.1
Intangible value allocated from TRC’s contribution of GP interest in APL (2)	1,530.4	20

Total preliminary fair value determination	$4,430.5

(1)	Management anticipates that the fair values of working capital items approximate their carrying values.
(2)	The fair values of assets acquired and liabilities assumed are considered preliminary and are based on the information that was available in advance of the closing date of the APL Merger. Therefore, the fair values determined for these items may change significantly as additional information is obtained during the merger process.
(3)	The preliminary fair value adjustments to historical APL book values include: (i) an increase to intangible assets of $932.8 million; (ii) a decrease to other long-term assets for the write-off of debt issuance costs of $38.5 million; and (iii) an increase to long-term debt of $19.1 million. At this time, no assumptions have been made regarding the fair value of property, plant and equipment until detailed valuation appraisals are prepared.

(b)	Reflects the transfer by TRC of its acquired 100% interest in Atlas Pipeline Partners GP, LLC, which was obtained through the acquisition of ATLS by TRC and the APL Merger. The pro forma fair value of the consideration transferred by TRC for ATLS not included in the unit exchange was approximately $1.5 billion, and was comprised of:

Purchase price:
Value of TRC shares exchanged for ATLS equity	$915.7
Cash payment to ATLS unitholders ($9.12 per unit multiplied by 57.2 million units at September 30, 2014)	521.8
Cash payment to ATLS for repayment of a portion of ATLS outstanding indebtedness	88.0
Change of control payments and cash settlements	149.4
Reimbursement of ATLS deal expense by TRC	11.0
Less: Value of APL units held by Atlas GP	(157.4)

Total purchase consideration	$1,528.5

The equity value portion of the consideration for TRC’s common shares included in these pro forma financial statements is based on the closing price of $88.94 on January 16, 2015, and will fluctuate until the closing date as a result of fluctuations in the market price of TRC’s common shares. A hypothetical increase (decrease) of 10% in TRC’s share price would increase (decrease) the equity value portion of the consideration by $91.6 million.

The preliminary fair value determination at the TRC parent level identified $1,530.4 million of intangible value and $(1.9) million, net, of other assets and liabilities.

(c)	Reflects the redemption of Class E Preferred Units, which had a book value of $121.9 million at September 30, 2014, for $126.5 million, which represents their redemption price of $25.00 per unit. Additionally reflects the conversion of the $516.4 million of Class D Preferred Units to Common Units and the elimination of the impact of preferred unit dividends on Net Income attributable to limited partners.

(d)	The following table reflects the estimated sources and uses of cash for the acquisition:

Sources
Proceeds from long-term debt:
Borrowings under existing TRP Revolver	$482.3

Total sources of cash	$482.3

Uses
Redemption of Class E Preferred Units at $25.00 per unit redemption price	$(126.5)
Cash payment to APL unitholders ($1.26 per unit multiplied by 101.0 million units at September 30, 2014)	(127.2)
Change of control payments	(28.6)
Payoff of APL Revolver borrowings as of September 30, 2014	(200.0)

Total uses of cash	$(482.3)

(e)	TRP completed an offering of $800.0 million in principal amount of 4 1⁄8% Senior Notes due 2019 on October 28, 2014 and applied the net proceeds for general corporate purposes including the reduction of the TRP Revolver and Accounts Receivable Securitization Facility. Approximately $8.5 million of debt issue costs were associated with the October 2014 note offering. While the October 2014 note offering was completed by TRP for general corporate purposes and not directly attributable to the merger transactions at the time of issuance, the October 2014 note offering is presented as a pro forma adjustment in the September 30, 2014 pro forma financial statements, as the application of the net proceeds to reduce the TRP Revolver balance is necessary to reflect the availability for the APL Notes Tender Offers on a pro forma basis.

On November 28, 2014, TRP paid $259.8 million plus accrued interest to redeem the outstanding balance of its 7 7⁄8% Senior Notes due 2018 (the “7 7⁄8% Notes”). The redemption will result in a $12.4 million loss on debt redemption for the year ended December 31, 2014, consisting of premiums paid of $9.9 million and a non-cash loss to write-off $2.5 million of unamortized debt issue costs. The November 2014 redemption of the 7 7⁄8% Notes has not been presented as a pro forma adjustment in the September 30, 2014 pro forma financial statements, as the redemption is not directly attributable to the merger transactions. There would be no impact of the redemption on the pro forma long-term debt balance, while pro forma interest expense would be impacted by the difference in interest rates between the TRP Revolver and the 7 7⁄8% Notes on the $250.0 million of principal redeemed.

The following table reflects the estimated sources and uses of cash for the October 2014 note offering:

Sources
Proceeds from long-term debt:
Borrowings under 4 1⁄8% Senior Notes due 2019	$800.0

Total sources of cash	$800.0

Uses
Reduction of existing TRP Revolver, net	$(791.5)
Debt issue costs incurred for 4 1⁄8% Senior Notes due 2019	(8.5)

Total uses of cash	$(800.0)

(f)	Reflects the consummation of the APL Notes Tender Offers, assuming that all of the APL Notes are validly tendered prior to the Early Tender Date and exchanged for cash. Includes an estimated $9.3 million of debt issue costs and $1.8 million of dealer manager fees associated with the APL Notes Tender Offers.

The following table reflects the estimated sources and uses of cash for the APL Notes Tender Offers:

Sources
Proceeds from long-term debt:
Borrowings under 5% Senior Notes due 2018	$1,100.0
Borrowings under existing TRP Revolver	484.3

Total sources of cash	$1,584.3

Uses
Cash payments under APL Notes Tender Offers	$(1,573.2)
Debt issue costs incurred for APL Notes Tender Offers	(9.3)
Dealer manager fees	(1.8)

Total uses of cash	$(1,584.3)

(g)	Reflects the common units issued as consideration to APL unitholders based on the equity value of transaction of $2,617.8 million, as well as the elimination of APL unitholders’ historical equity value of $1,704.9 million for common units and $516.4 million for the Class D preferred units converted to common units in conjunction with this transaction.

(h)	Reflects the accrual of estimated acquisition-related transaction costs including legal, accounting, banking and other fees that are directly attributable to the transaction. The allocation of costs to the general partners is based on the 2% general partnership interest.

(i)	Reflects the elimination of APL’s historical goodwill, the elimination of the impact of the impairment of goodwill on the statement of operations for the year ended December 31, 2013.

(j)	Reflects the elimination of third party transactions between TRP and APL, which are intercompany transactions on a pro forma basis. Amounts are less than $50 thousand for all periods presented.

(k)	Reflects the change in depreciation expense over the periods presented as a result of the acquisition.

	Estimated Book Value	Useful Lives (in years) (1)
Property, plant and equipment	$3,132.8	30

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Reversal of depreciation recorded at APL	$(87.2)	$(99.7)
Depreciation expense based on the book value	78.3	104.4

	$(8.9)	$4.7

(1)	For purposes of these pro forma financial statements, TRP has utilized the straight-line depreciation method and assumed an estimated useful life of 30 years for plant, property and equipment. TRP will subsequently determine the depreciation methods and estimated useful lives of the tangible assets of this acquisition. A five year change in estimated useful lives of depreciable tangible assets would result in a change to revised pro forma straight-line depreciation expense for the year ended December 31, 2013 as shown in the table below:

	Useful Lives
	25 Years	35 Years
Increase (decrease) in depreciation of property, plant and equipment Year ended December 31, 2013	$20.9	$(14.9)

(l)	Reflects the difference between the historical balances of APL’s intangible assets, net, and TRP’s preliminary estimate of intangible assets acquired in connection with the acquisition. Additionally, reflects the change in amortization expense over the periods presented.

	Estimated Book Value	Useful Lives (in years) (1)
Intangibles	$3,078.0	20

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Reversal of amortization recorded at APL	$(61.5)	$(68.9)
Amortization expense based on the new book value	115.4	153.9

	$53.9	$85.0

(1)	For purposes of these pro forma financial statements, TRP has utilized the straight-line amortization method and assumed an estimated useful life of 20 years for intangible assets, which is consistent with the useful lives of TRP’s existing intangible assets. TRP will subsequently determine the amortization method and estimated useful lives of the intangible assets of this acquisition. A five year change in estimated useful lives of definite-lived amortizable intangible assets would result in a change to revised pro forma straight-line amortization expense for the year ended December 31, 2013 as shown in the table below:

	Useful Lives
	15 Years	25 Years
Increase (decrease) in amortization of intangible assets Year ended December 31, 2013	$51.3	$(30.8)

(m)

Reflects the elimination of $3.8 million for the nine months ended September 30, 2014 and $5.0 million for the year ended December 31, 2013 for compensation reimbursements to ATLS for executives not part of the acquired company. The financial effect and timing of the elimination of costs are certain. The allocation of general and administrative expenses from TRC to TRP is not expected to be materially impacted by the merger, as TRP already receives a full allocation of similar executive stewardship costs, which would not change due to the APL Merger.

(n)	Reflects the estimated stock-based compensation expense related to the fair value of the unvested portion of replacement Partnership LTIP awards to be issued in connection with the acquisition to APL phantom unitholders who will continue to provide service as Targa employees. The compensation expense is recognized over the estimated remaining vesting periods and replaces the historical stock-based compensation expense recorded by APL for phantom units. Additionally, reflects the incremental estimated stock-based compensation expense related to the fair value of the unvested portion of replacement TRC restricted stock awards to be issued in connection with the acquisition to ATLS phantom unitholders and unvested ATLS option holders who will continue to provide service as Targa employees. These costs are passed to TRP through Targa’s general and administrative allocation process.

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
APL Phantom Unit Expense	$(19.3)	$(19.3)
TRP LTIP Estimated Compensation Expense	4.2	9.6
RemainCo Phantom Unit Expense	(7.5)	(3.1)
TRC Estimated Compensation Expense Allocated to TRP	0.9	2.7

	$(21.7)	$(10.1)

(o)	APL sold its 20% interest in West Texas LPG Pipeline Limited Partnership (“WTLPG”) in May 2014. These adjustments reflect the elimination of the Gain on Sale of WTLPG in 2014, as well as the equity earnings of WTLPG in 2014 and 2013.

(p)	Reflects additional interest expense on the Senior Notes due 2018 and 2019 and net borrowings under the TRP Revolver in connection with the acquisition offset by the elimination of interest expense on the tendered APL Notes, at historical weighted average rates for the revolving credit facilities, at historical fixed rates for the APL and TRP Senior Notes and at the fixed rate for the 5% Notes:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Pro forma interest expense:
Interest expense on the TRP Revolver (2.0% for 2014 and 2.4% for 2013; principal of $175.1 million)	$2.6	$4.2
Interest expense on the 4 1⁄8% Senior Notes due 2019 (principal of $800.0 million)	24.8	33.0
Interest expense on the 5% Senior Notes due 2018 (principal of $1,100.0 million)	41.3	55.0
Amortization of debt issue costs associated with the 4 1⁄8% Senior Notes due 2019	0.9	1.3
Amortization of debt issue costs associated with the APL Notes Tender Offers	1.2	1.6
Less: Interest expense on the APL Revolver (2.7% for 2014 and 4.0% for 2013; principal of $200.0 million)	(4.1)	(8.0)
Less: Interest expense on the APL 6 5⁄8% Notes due 2020 (principal of $500.0 million)	(24.8)	(33.1)
Less: Interest expense on the APL 4 3⁄4% Notes due 2021 (principal of $400.0 million)	(14.3)	(19.0)
Less: Interest expense on the APL 5 7⁄8% Notes due 2023 (principal of $650.0 million)	(28.6)	(38.2)
Less: Amortization of debt issue costs written off in purchase accounting	(5.5)	(7.0)

Pro forma interest expense adjustments for the acquisition	$(6.5)	$(10.2)

A  1⁄8 percent variance in the interest rates for the TRP Revolver would have increased or decreased pro forma interest expense by $0.2 million for the nine months ended September 30, 2014 and $0.2 million for the year ended December 31, 2013.

(q)	Reflects the adjustment of net income attributable to the general partner (2%) and limited partners (98%) to give effect to the impact of pro forma adjustments, as well as the pro forma reduction of the general partners’ incentive distribution rights by fixed amounts of $37.5 million for the year ended December 31, 2013 and $18.8 million for the nine months ended September 30, 2014.

(r)	Reflects adjustments to weighted average basic and diluted units to give effect to each APL common unitholder entitled to receive 0.5846 common units of TRP in connection with the APL transaction:

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
APL weighted average limited partner units outstanding—basic	81.5	74.4
APL weighted average Class D Preferred Units (to be converted to limited partner units)	14.7	9.1

	96.2	83.5
Fixed exchange ratio	x0.5846	x0.5846

	56.2	48.8
TRP weighted average limited partner units outstanding—basic	113.9	105.5

Pro forma TRP weighted average limited partner units outstanding—basic	170.1	154.3

APL weighted average limited partner units outstanding—diluted	97.5	74.4
APL weighted average Class D Preferred Units (to be converted to limited partner units)—presented as antidilutive for 2013	n/a	9.1

	97.5	83.5
Fixed exchange ratio	x0.5846	x0.5846

	57.0	48.8
TRP weighted average limited partner units outstanding—diluted	114.5	105.7

Pro forma TRP weighted average limited partner units outstanding—diluted	171.5	154.5

Note 4—Additional Pro Forma Information

On May 7, 2013, APL acquired 100% of the equity interests of TEAK Midstream, LLC (“TEAK”), which was a significant business combination for APL. The following information presents the incremental immaterial impact of the acquisition of TEAK, on the results of APL (as adjusted further for TRP’s financing and equity structure) on a pro forma basis, as if the acquisition had occurred on January 1, 2013:

For the period from January 1, to May 7, 2013
Revenues	$36.1
Costs and expenses:
Product purchases	(26.8)
Operating expenses	(3.9)
General and administrative expense	(1.6)
Equity loss	(2.7)
Gain on asset sale	0.3

Net income to limited partners and general partner	$1.4

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TARGA RESOURCES CORP.

TARGA RESOURCES PARTNERS LP

TARGA RESOURCES GP LLC

TRIDENT MLP MERGER SUB, LLC

ATLAS ENERGY, L.P.

ATLAS PIPELINE PARTNERS, L.P.

AND

ATLAS PIPELINE PARTNERS GP, LLC

DATED AS OF OCTOBER 13, 2014

A-i

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB		A-35
6.1	Organization, General Authority and Standing	A-36
6.2	Capitalization	A-36
6.3	Equity Interests in other Entities	A-37
6.4	Power, Authority and Approvals of Transactions	A-37
6.5	No Violations or Defaults	A-37
6.6	Consents and Approvals	A-38
6.7	Financial Reports and Parent SEC Documents	A-38
6.8	Internal Controls and Procedures	A-38
6.9	Absence of Undisclosed Liabilities	A-39
6.10	Absence of Certain Changes or Events	A-39
6.11	Compliance with Applicable Law; Permits	A-39
6.12	Material Contracts	A-40
6.13	Environmental Matters	A-40
6.14	Title to Properties	A-41
6.15	Litigation	A-41
6.16	Information Supplied	A-41
6.17	Tax Matters	A-42
6.18	Employee Benefits	A-43
6.19	Intellectual Property	A-44
6.20	Financial Advisors	A-44
6.21	Opinion of Financial Advisors	A-44
6.22	Related Party Transactions	A-44
6.23	Operations of Merger Sub	A-44
6.24	Insurance	A-45
6.25	Regulatory Matters	A-45
6.26	Derivatives	A-45
6.27	Availability of Funds	A-45
6.28	No Other Representations and Warranties	A-45

ARTICLE VII COVENANTS		A-46
7.1	Consummation of the Merger	A-46
7.2	Registration Statement; Partnership Proxy Statement	A-47
7.3	Alternative Proposals; Change in Recommendation by the Partnership	A-49
7.4	Access to Information; Confidentiality	A-52
7.5	Public Statements	A-52
7.6	Confidentiality	A-53
7.7	Takeover Laws	A-53
7.8	New Common Units Listed	A-53
7.9	Third-Party Approvals	A-53
7.10	Indemnification; Directors’ and Officers’ Insurance	A-54
7.11	Notification of Certain Matters	A-55
7.12	Section 16 Matters	A-56
7.13	Transaction Litigation	A-56
7.14	APL Preferred Units	A-56
7.15	Distributions	A-56
7.16	Control of Operations	A-57
7.17	Cash Requirements	A-57

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		A-57
8.1	Mutual Closing Conditions	A-57
8.2	Additional Partnership Conditions to Closing	A-58

A-ii

8.3	Additional Parent Conditions to Closing	A-58

ARTICLE IX TERMINATION		A-59
9.1	Termination of Agreement	A-59
9.2	Procedure Upon Termination	A-60
9.3	Effect of Termination	A-60
9.4	Fees and Expenses	A-60

ARTICLE X MISCELLANEOUS		A-62
10.1	Expenses	A-62
10.2	Amendment or Supplement	A-62
10.3	Counterparts	A-62
10.4	Governing Law	A-62
10.5	Notices	A-63
10.6	Assignment	A-64
10.7	Entire Understanding; No Third-Party Beneficiaries	A-64
10.8	Severability	A-65
10.9	Jurisdiction	A-65
10.10	Waiver of Jury Trial	A-65
10.11	No Recourse	A-65
10.12	Specific Performance	A-66
10.13	Survival	A-66
10.14	No Recourse to Financing Sources	A-66

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2014 (this “Agreement”), is entered into by and among Targa Resources Corp., a Delaware corporation (“TRGP”), Targa Resources Partners LP, a Delaware limited partnership (“Parent”), Targa Resources GP LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Trident MLP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub” and, with Parent and Parent GP, the “Parent Entities”), Atlas Energy, L.P., a Delaware limited partnership (“ATLS”), Atlas Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), and Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP” and, with the Partnership, the “Partnership Entities”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Partnership with the Partnership surviving the merger as a wholly owned subsidiary of Parent;

WHEREAS, the Conflicts Committee has (a) determined that this Agreement is advisable to and in the best interests of the Partnership and the Partnership Unitholders other than Partnership GP, ATLS and their respective Affiliates, (b) approved this Agreement and the transactions contemplated hereby and (c) recommended approval of this Agreement by the Board of Directors of Partnership GP (the “Partnership Board”);

WHEREAS, the Partnership Board has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend approval of this Agreement by the Partnership Unitholders;

WHEREAS, the Board of Directors of Parent GP (the “Parent Board”) has approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, simultaneously with the execution and delivery of this Agreement, TRGP, Trident Corp. Merger Sub, a wholly owned subsidiary of TRGP (“TRGP Merger Sub”), ATLS and Atlas Energy GP, LLC, a Delaware limited liability company and the general partner of ATLS (“ATLS GP”), are entering into an Agreement and Plan of Merger (the “ATLS Merger Agreement”), providing that, on the terms and conditions set forth therein, immediately prior to the Merger, TRGP Merger Sub will merge with and into ATLS (the “ATLS Merger”) with ATLS surviving the ATLS Merger;

WHEREAS, as a condition to the Parent Entities’ willingness to enter into this Agreement, certain holders of the issued and outstanding Partnership Units have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the “Support Agreement”), pursuant to which, among other things, they have agreed to vote to approve the Merger and this Agreement and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, as a condition to the Partnership Entities’ and Parent’s willingness to enter into this Agreement, subject to the terms and conditions set forth herein, TRGP has agreed to cause Parent GP to execute and deliver the IDR Giveback Amendment to the Parent Agreement in substantially the form attached hereto as Annex A (the “IDR Giveback Amendment”), immediately prior to the Effective Time.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise; provided, that, except as otherwise expressly provided herein, none of the Spin-Off Companies shall be deemed Affiliates of the Partnership or any of its Subsidiaries.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Unit as reported on the NYSE for the five (5) consecutive full trading days (in which such Parent Units are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.

“Business Day” means any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by and between Parent, the Partnership, ATLS and TRGP, dated as of September 19, 2014.

“Conflicts Committee” means the conflicts committee established by the Partnership Board.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Employee Benefit Plan” means:

(a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and

(b) any personnel policy, unit or share option, restricted unit or share, unit or share purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan or agreement, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and other employee benefit plan, agreement, arrangement, program or practice.

“Employees” has the meaning set forth in the ATLS Merger Agreement.

“Environmental Law” means any Law that relates to:

(a) the protection of occupational health and safety to the extent relating to exposure to Hazardous Materials;

(b) the protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life, any other natural resource or any matter arising out of or relating to pollution or contamination), or

(c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of, or exposure to, Hazardous Materials, in each case as in effect at the date of this Agreement.

“Environmental Permit” means any permit, license, regulation, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Partnership or Parent, as applicable, within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 9, 2004, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any national, state, local, county, parish, tribal or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over Parent or the Partnership, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Material” means any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons or any components, fractions or derivatives thereof Released into the environment; and (c) asbestos containing materials, naturally occurring radioactive materials, mercury, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, and natural gas liquids and other liquids or gaseous hydrocarbons or any combination thereof produced or associated therewith.

“Indebtedness” of any Person means:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property);

(b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;

(c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

(e) indebtedness of others as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Knowledge” means the actual knowledge after reasonable inquiry of, in the case of the Partnership, the individuals listed in Section 1.1 of the Partnership Disclosure Schedule and, in the case of Parent, the individuals listed on Section 1.1 of the Parent Disclosure Schedule.

“Law” means any federal, state, tribal or local law, rule, regulation, ordinance, code, judgment, settlement, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority, including common law.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Material Adverse Effect” means, when used with respect to a Person, any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries taken as a whole or (ii) would prevent the consummation of the Merger on or prior to the Outside Date on the terms provided in this Agreement, but none of the following changes, events, developments, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred:

(a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory, legislative or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials;

(b) changes in economic or market conditions affecting the:

(i) the natural gas gathering, compressing, treating, processing and transportation industry generally;

(ii) oil and gas exploration and production industry generally; and

(iii) the natural gas liquids fractionating and transportation industry generally;

(c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity, pandemic or crisis, including acts of terrorism;

(d) any hurricane, tornado, flood, earthquake or natural disaster;

(e) the announcement or pendency of this Agreement and the transactions contemplated hereby (including performance of obligations under, and the consummation of the transactions contemplated by, this Agreement, the ATLS Merger Agreement and, in the case of the Partnership, the Separation Agreement);

(f) any change in the market price or trading volume of the common units representing limited partner interests or common shares of such Person (it being understood and agreed that the exception in this clause (f) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition);

(g) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (g) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect if not otherwise excluded by another clause of this definition);

(h) changes in any Laws or regulations applicable to such Person or GAAP or applicable accounting regulations or the interpretations thereof;

(i) any legal proceedings commenced by or involving any current or former member, partner, unitholder or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; or

(j) any taking of any action at the express written request of such Person’s Other Parties, in connection with this Agreement or the transactions contemplated hereby;

except, in the case of clauses (a), (b), (c) or (d), to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects such Person and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which such Person and its Subsidiaries operate.

“Midstream Business” means the businesses and activities conducted by the Partnership and its Subsidiaries and excluding the Spin-Off Companies and the businesses and activities conducted by the Spin-Off Companies.

“Midstream Business Employee” has the meaning set forth in the ATLS Merger Agreement.

“NYSE” means the New York Stock Exchange.

“Operating Partnership” means Atlas Pipeline Operating Partnership, L.P.

“Other Parties” means (i) with respect to the Partnership and Partnership GP, Parent, Parent GP and Merger Sub, and (ii) with respect to Parent, Parent GP and Merger Sub, the Partnership and Partnership GP.

“Parent Agreement” means the First Amended and Restated Agreement of Limited Partnership of Parent, dated as of February 14, 2007, as amended.

“Parent Certificate of Limited Partnership” means the certificate of limited partnership of Parent as filed with the Secretary of State of the State of Delaware on October 23, 2006, as amended.

“Parent Employee” means any employee of Parent or its Subsidiaries.

“Parent Financial Advisor” means Evercore Group L.L.C.

“Parent Units” means the Common Units representing common units of Parent having the rights and obligations specified with respect to “Common Units” as set forth in the Parent Agreement.

“Parent Unitholders” means the holders of outstanding Parent Units.

“Partnership 2014/2015 Budget” means the Partnership’s 2014 and 2015 capital expenditure forecast as most recently furnished by the Partnership to Parent and/or Parent’s Representatives prior to the date of this Agreement.

“Partnership Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership as filed with the Secretary of State of the State of Delaware on November 18, 1999, as amended.

“Partnership Financial Advisors” means Citigroup Global Markets Inc. and Stifel, Nicolaus & Company, Incorporated.

“Partnership GP Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Partnership GP, dated as of October 24, 2013, as amended.

“Partnership GP Certificate of Formation” means the Certificate of Formation of Partnership GP as filed with the Secretary of State of the State of Delaware on November 18, 1999, as amended.

“Partnership Unitholders” means the holders of outstanding Partnership Units.

“Partnership Units” means the common units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “Common Units” as set forth in the Existing Partnership Agreement.

“Party” means a party to this Agreement.

“Permitted Encumbrances” means:

(a) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate accruals or reserves have been established by the party responsible for payment thereof;

(b) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business;

(c) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(d) such title defects as Parent (in the case of title defects with respect to properties or assets of the Partnership or its Subsidiaries) or the Partnership (in the case of title defects with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing or that do not materially interfere with the continued use of the property or asset affected;

(e) rights reserved to or vested in any Governmental Authority to control or regulate any of the Partnership’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner;

(f) Liens existing on the date of this Agreement securing any Indebtedness;

(g) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, leasehold estates and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Partnership or Parent or any of their respective Subsidiaries that have been granted in the ordinary course of business and do not materially interfere with the continued use of the property or asset affected;

(h) any Liens discharged at or prior to the Effective Time;

(i) any Liens arising under or pursuant to the express terms of the Partnership Organizational Documents or the Parent Organizational Documents or the organizational documents of any of their respective Subsidiaries;

(j) any Liens disclosed on the most recent consolidated balance sheet of the Partnership or Parent, as applicable, included as of the date hereof in the Partnership Financial Statements or the Parent Financial Statements, as applicable; and

(k) all other Liens, charges, encumbrances, defects and irregularities not arising in connection with Indebtedness, any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, in each case, that are not such as to materially interfere with the operation, value or continued use of the property or asset affected.

“Person” means any individual, corporation, limited liability company (or any series thereof), limited or general partnership (or any series thereof), limited liability partnership, limited liability limited partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, financing source, attorney, accountant or other advisor, agent or representative.

“Retained Company” has the meaning set forth in the ATLS Merger Agreement.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Agreement” has the meaning set forth in the ATLS Merger Agreement.

“Spin-Off Companies” has the meaning set forth in the ATLS Merger Agreement.

“Spin-Off Transaction” has the meaning set forth in the ATLS Merger Agreement.

“SpinCo” has the meaning set forth in the ATLS Merger Agreement.

“SpinCo Employee” has the meaning set forth in the ATLS Merger Agreement.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Systems” means the natural gas, liquefied natural gas, natural gas liquid, crude oil, and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Partnership or any of its Subsidiaries and used for the conduct of the business of the Partnership or any of its Subsidiaries as presently conducted.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

“Transaction Agreements” has the meaning set forth in the ATLS Merger Agreement.

1.2 Terms Defined Elsewhere. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Action	7.10(a)
Affiliate	1.1
Agreement	Preamble
Alternative Proposal	7.3(h)(i)
Antitrust Laws	7.1(a)
APL IDRs	5.2(a)
ATLS	Recitals
ATLS GP	Recitals
ATLS Merger	Recitals
ATLS Merger Agreement	Recitals
Average Closing Price	1.1
Balance Sheet Date	5.9
Book-Entry Units	3.2
Business Day	1.1
Cash Consideration	3.1(c)
CERCLA	1.1
Certificate	3.2
Certificate of Merger	2.1(b)
Class D Preferred PIK Distributions	4.1(b)
Class D Certificate of Designations	7.14(a)
Class E Certificate of Designations	7.14(a)
Claim	7.10(a)
Closing	2.2
Closing Date	2.2
Code	1.1
Confidentiality Agreement	1.1
Conflicts Committee	1.1
control	1.1
controlled by	1.1
controlling	1.1
Derivative	1.1
Disguised Sale	4.3(k)
DLLCA	1.1
DRULPA	1.1
Effective Time	2.1(b)
Employee Benefit Plan	1.1
Employees	1.1
Environmental Law	1.1
Environmental Permit	1.1
Equity Consideration	3.1(c)
ERISA	1.1
ERISA Affiliate	1.1
Exchange Act	1.1
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(c)
Excluded Units	3.1(d)
Existing Partnership Agreement	1.1

Term	Section
Expenses	9.4(j)
Financial Advisors	1.1
Finance Related Parties	10.14
Financing Sources	10.14
GAAP	1.1
Governmental Authority	1.1
Hazardous Material	1.1
HSR Act	1.1
Hydrocarbons	1.1
Indebtedness	1.1
Indemnification Expenses	7.10(a)
Indemnified Parties	7.10(a)
Intervening Event	7.3(f)
Joint Venture Agreements	5.12(a)(viii)
Knowledge	1.1
Law	1.1
Letter of Transmittal	3.3
Lien	1.1
Material Adverse Effect	1.1
Maximum Amount	7.10(c)
Merger	2.1(a)
Merger Consideration	3.1(c)
Merger Sub	Preamble
Midstream Business	1.1
Midstream Business Employee	1.1
New Common Units	3.1(c)
Notice Period	7.3(e)(i)
NYSE	1.1
Other Parties	1.1
Outside Date	9.1(e)
Parent	Preamble
Parent Agreement	1.1
Parent Board	Recitals
Parent Disclosure Schedule	4.2
Parent Employee	6.18(a)
Parent Employee Benefit Plan	6.18(a)
Parent Entities	Preamble
Parent Equity Awards	6.2(a)
Parent Financial Statements	6.7(b)
Parent GP	Preamble
Parent IDRs	6.2(a)
Parent Intellectual Property	6.19
Parent Material Adverse Effect	Article VI
Parent Material Agreement	6.12
Parent Organizational Documents	6.1
Parent Permits	6.11(b)
Parent Phantom Unit	3.5(b)
Parent SEC Documents	Article VI
Parent Units	1.1
Parent Unitholders	1.1
Partnership	Preamble

Term	Section
Partnership 2014/2015 Budget	4.1(d)
Partnership Board	Recitals
Partnership Board Recommendation	7.2(b)
Partnership Certificate of Limited Partnership	1.1
Partnership Change in Recommendation	7.3(d)
Partnership Class D Units	5.2(a)
Partnership Class E Units	5.2(a)
Partnership Disclosure Schedule	4.1
Partnership Employee Benefit Plan	5.18(a)
Partnership Entities	Preamble
Partnership Equity Plans	3.5(a)
Partnership Financial Statements	5.7(b)
Partnership GP	Preamble
Partnership GP Agreement	1.1
Partnership Intellectual Property	5.19
Partnership LTIP	1.1
Partnership Material Adverse Effect	Article V
Partnership Material Agreement	5.12(a)
Partnership Meeting	5.6
Partnership Organizational Documents	5.1
Partnership Parties	10.14
Partnership Permits	5.11(b)
Partnership Phantom Unit	3.5(a)
Partnership Proxy Statement	5.6
Partnership Related Party Transaction	5.20
Partnership SEC Documents	Article V
Partnership Subsidiary Documents	5.1
Partnership Unitholder Approval	8.1(a)(i)
Partnership Unitholders	1.1
Partnership Units	1.1
Partnership Units	5.2(a)
Party	1.1
PBGC	5.18(f)
Pension Plan	5.18(f)
Permitted Encumbrances	1.1
Person	1.1
Proceedings	5.15
Record Date	7.14(a)
Registration Statement	6.6
Regular Distribution	3.2
Release	1.1
Representatives	1.1
Retained Company	1.1
Rights	1.1
SEC	1.1
Separation Agreement	1.1
Securities Act	1.1
Spin-Co	1.1
Spin-Co Employee	1.1
Spin-Off Companies	1.1
Spin-Off Transaction	1.1

Term	Section
Subsidiary	1.1
Superior Proposal	7.3(h)(ii)
Support Agreement	Recitals
Surviving Entity	2.1(a)
Systems	1.1
Takeover Law	1.1
Tax Law	1.1
Tax Return	1.1
Taxes	1.1
Termination Fee	9.4(j)
Transaction Agreements	1.1
TRGP	Recitals
TRGP Merger Sub	Recitals
under common control with	1.1
4062(e) Event	5.18(f)

1.3 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days mean calendar days unless otherwise provided; and

(o) all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

2.1 The Merger.

(a) The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub will merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease, and the Partnership will survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(b) Effectiveness and Effects of the Merger. Subject to provisions of this Agreement, the Merger will become effective upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) Certificate of Limited Partnership and Agreement of Limited Partnership. At the Effective Time, (i) the Partnership Certificate of Limited Partnership will remain unchanged and will be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law and (ii) the Existing Partnership Agreement will be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

(d) Admission as Partner. At the Effective Time, (a) Parent shall contribute $1.00 and be admitted as the sole limited partner of the Partnership and will hold all limited partner interests in the Partnership, (b) Partnership GP shall continue as the general partner of the Partnership, and (c) the Partnership shall continue without dissolution.

2.2 Closing. Subject to the provisions of Article VIII, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which Parent and the Partnership may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement will take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, at 10:00 a.m. on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Parent GP, Merger Sub, the Partnership, Partnership GP or any holder of Parent securities or Partnership Units:

(a) All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time will be automatically converted into the sole limited partner interest in the Partnership.

(b) The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will remain outstanding in the Surviving Entity in the form set forth in the Existing Partnership Agreement, and Partnership GP, as the holder of such general partner interest, will continue as the sole general partner of the Surviving Entity as set forth in the Existing Partnership Agreement. At the Effective Time, the books and records of the Partnership will be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time cease to be limited partners of the Partnership pursuant to the terms of this Agreement and that Parent is the sole limited partner of the Partnership, and the Partnership will continue without dissolution. Immediately prior to the Merger (but following the ATLS Merger), ATLS shall distribute all of the equity interests in Partnership GP to TRGP, which shall immediately thereafter contribute such interests to Parent.

(c) Each Partnership Unit issued and outstanding immediately prior to the Effective Time (excluding any Excluded Units) will be converted into the right to receive (i) 0.5846 Parent Units (the “Equity Consideration,” and such ratio, the “Exchange Ratio”), which Parent Units will be duly authorized and validly issued in accordance with applicable Laws and the Parent Agreement, (such Parent Units described in this clause (c) are referred to herein as the “New Common Units”) and (ii) cash in amount of $1.26 (the “Cash Consideration” (which shall not include any cash paid by Parent in connection with the Class E Preferred Unit Redemption) and together with the Equity Consideration, the “Merger Consideration”).

(d) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Partnership Units owned immediately prior to the Effective Time by the Partnership or its wholly owned Subsidiaries or by Parent or its wholly owned Subsidiaries (collectively, the “Excluded Units”) will automatically be cancelled and no consideration will be received therefor.

3.2 Rights As Unitholders; Unit Transfers. All Partnership Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate representing Partnership Units (a “Certificate”) and each holder of non-certificated Partnership Units, represented by book-entry (“Book-Entry Units”) will cease to be a limited partner of the Partnership and cease to have any rights with respect thereto, except the right to receive, (a) the Merger Consideration, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(d), and (c) any distributions in accordance with Section 3.3(c); provided, however, that the rights of (i) any holder of the Partnership Phantom Units will be as set forth in Section 3.5, and (ii) Parent and its Subsidiaries, and the Partnership and its Subsidiaries will be as set forth in Section 3.1(d). In addition, holders as of the relevant record date of Partnership Units outstanding immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such Partnership Units, with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such units in accordance with the terms of the Existing Partnership Agreement and this Agreement and which remains unpaid as of the Effective Time (a “Regular Distribution”). Regular Distributions by the Partnership are not part of the Merger Consideration, and will be paid on the payment date set therefor to such holders of Partnership Units, whether or not they exchange their Partnership Units, pursuant to Section 3.3. At the Effective Time, the unit transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the unit transfer books of the Partnership with respect to Partnership Units.

3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint a commercial bank or trust company reasonably acceptable to the Partnership to act as exchange agent hereunder for the purpose of exchanging Partnership Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). On the Closing Date, promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Partnership Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(d), in each case without interest. Any cash (including as payment for any fractional New Common Units in accordance with Section 3.3(d) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) and New Common Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration contemplated to be paid for Partnership Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(d), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Partnership Units as of the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries and other than any holders of Book-Entry Units) (i) a letter of transmittal (specifying that in respect of certificated Partnership Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of Partnership Units represented by such Certificates. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, each holder who held Partnership Units immediately prior to the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries) will be entitled to receive upon surrender of the Certificates therefor (x) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to Section 3.1(c) (after taking into account all Partnership Units then held by such holder) and (y) a check in an amount equal to the aggregate amount of the cash that such holder has the right to receive with respect to such Partnership Units pursuant to Section 3.3(c) and Section 3.3(d). Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Units shall not be required to deliver an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Units, which at the Effective Time were converted into the right to receive the Merger Consideration, shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to deliver as promptly as practicable after the Effective Time, (x) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to Section 3.1(c) (after taking into account all Partnership Units then held by such holder) and (y) a check in an amount equal to the aggregate amount of the cash that such holder has the right to receive with respect to such Partnership Units pursuant to Section 3.3(c) and Section 3.3(d). No interest will be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, any Parent distributions payable pursuant to Section 3.3(c) or any Regular Distribution. In the event of a transfer of ownership of Partnership Units that is not registered in the transfer records of the Partnership or the Merger Consideration, as applicable, and any Parent distributions payable pursuant to Section 3.3(c) payable in respect of such Partnership Units may be paid to a transferee, if the Certificate representing such Partnership Units is presented to the Exchange Agent, and accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration, in any name other than that of the record holder of such Partnership Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration, payable in respect of Partnership Units, and any cash or distributions to which such holder is entitled pursuant to Section 3.3(c), Section 3.3(d) and (without the necessity of such surrender) Regular Distributions.

(c) Distributions with Respect to Unexchanged Partnership Units. No distributions declared or made with respect to Parent Units with a record date after the Effective Time will be paid to the holder of any Partnership Units represented by Certificates with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units will be paid to any such holder until such holder has delivered the required documentation and surrendered any such Certificates as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b) (or immediately in the case of the Book-Entry Units), there will be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance (or immediately in the case of the Book-Entry Units), the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(d) (which shall be paid by the Exchange Agent as provided therein) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to New Common Units and payable with respect to such New Common Units, and (ii) promptly after such compliance (or immediately in the case of the Book-Entry Units), or, if later, at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such New Common Units (which shall be paid by Parent).

(d) Fractional New Common Units. No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same will be issued upon the surrender of Partnership Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units. Notwithstanding any other provision of this Agreement, each holder of Partnership Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all Partnership Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of the Cash Consideration in lieu of issuing fractional shares of New Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional New Common Units.

(e) Further Rights in Partnership Units. The Merger Consideration issued upon conversion of a Partnership Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(d)) and any declared distributions to be paid on Parent Units as described in Section 3.3(c) will be deemed to have been issued in full satisfaction of all rights pertaining to such Partnership Unit.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Partnership Units after 180 days following the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Partnership Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration, payable in respect of such Partnership Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(d), or any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon.

(g) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in such amount reasonably determined by Parent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, payable in respect of Partnership Units represented by such Certificate, any distributions to which the holders thereof are entitled pursuant to Section 3.3(c) and any cash payable in lieu of fractional New Common Units to which the holders thereof are entitled pursuant to Section 3.3(d).

(h) Withholding. Each of Parent, Merger Sub and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partnership Units such amounts or securities as Parent, Merger Sub or the Exchange Agent determines are required to be deducted and withheld under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment or issuance. To the extent that amounts or securities are so deducted and withheld such amounts will be treated for all purposes of this Agreement as having been paid or issued to the holder of Partnership Units in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be. The Parties agree that the Partnership intends to deliver to Parent a valid certificate of non-foreign status pursuant to U.S. Treasury Regulations Section 1.1445-2(b) such that no withholding will be required pursuant to Section 1445 of the Code.

(i) Issuance in Book-Entry Form. All New Common Units to be issued in the Merger will be issued in book-entry form, without physical certificates. Upon the issuance of New Common Units to the holders of Partnership Units in accordance with this Section 3.3, Parent will reflect such admission on the books and records of Parent.

(j) No Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

(k) Tax Characterization of Merger and Cash Received. The Partnership and Parent each acknowledges and agrees that for federal income Tax purposes (and applicable state income or franchise tax purposes) the transactions consummated pursuant to this Agreement will be treated as an “assets over” partnership merger transaction under Treasury Regulation Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby both Operating Partnership and the Partnership will be the terminating partnerships and Parent will be the resulting partnership. As a result, the transactions consummated pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as a contribution of all of the assets of Operating Partnership and the Partnership to Parent in exchange for the Merger Consideration, the cash received in lieu of fractional New Common Units and the assumption of liabilities. To the maximum extent possible, the Cash Consideration and any cash received in lieu of fractional New Common Units shall be treated as a reimbursement of pre-formation capital expenditures described in Treasury Regulation Section 1.707-4(d). To the extent the Cash Consideration and the cash received in lieu of fractional New Common Units exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”). Each holder of Partnership Class E Preferred Units will be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report any cash received in the Class E Preferred Unit Redemption pursuant to Section 7.14(b) as proceeds from the sale of the holders of Partnership Class E Preferred Units to Parent consistent with Treasury Regulation Section 1.708-1(c)(4). Each of the Partnership and Parent agrees to prepare and file (and cause their respective Subsidiaries to prepare and file) all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to

U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

3.4 Anti-Dilution Provisions. Without limiting the covenants in Sections 4.1 and 4.2, in the event the outstanding Partnership Units or Parent Units shall have been changed into a different number of units or shares or a different class after the date of this Agreement by reason of any subdivisions, reclassifications, splits, unit or share distributions, combinations or exchanges of Partnership Units or Parent Units, the Exchange Ratio will be correspondingly adjusted to provide to the holders of such Partnership Units the same economic effect as contemplated by this Agreement prior to such event.

3.5 Treatment of Partnership Phantom Units.

(a) Cancellation and Settlement of SpinCo Employee Partnership Phantom Units. Each phantom Partnership Unit granted under the Partnership Equity Plans (each, a “Partnership Phantom Unit” and, such plans, the “Partnership Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time and held by a SpinCo Employee, a non-employee director of ATLS or the Partnership or a former employee shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive the Merger Consideration in respect of each Partnership Unit underlying such Partnership Phantom Unit. The holders of Partnership Phantom Units shall receive the payments described in the immediately preceding sentence (together with any dividend equivalents corresponding to Partnership Phantom Units that vest in accordance with this Section 3.5), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payments, within five (5) Business Days following the Effective Time.

(b) Partial Rollover of Midstream Business Employee Partnership Phantom Units. Each Partnership Phantom Unit, whether vested or unvested, that is outstanding immediately prior to the Effective Time and held by a Midstream Business Employee shall, as of the Effective Time, be cancelled and converted into the right to receive: (i) the Cash Consideration in respect of each Partnership Unit underlying such Partnership Phantom Unit and (ii) a phantom unit award corresponding to Parent Units (a “Parent Phantom Unit”) with respect to a number of Parent Units (rounded to the nearest whole share) equal to the product of (A) the number of Partnership Units underlying such Partnership Phantom Unit, multiplied by (B) the Exchange Ratio. The holders of Partnership Phantom Units shall receive the payments described in the immediately preceding sentence (together with any dividend equivalents corresponding to Partnership Phantom Units that vest in accordance with this Section 3.5), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payments, within five (5) Business Days following the Effective Time. Except as otherwise provided in this Section 3.5, each such Parent Phantom Unit assumed and converted pursuant to this Section 3.5 shall continue to have, and shall be subject to, the same material terms and conditions and the same vesting conditions as applied to the corresponding Partnership Phantom Unit immediately prior to the Effective Time, and shall settle in Parent Units upon vesting.

(c) Certain Tax Considerations. The actions contemplated by this Section 3.5 shall be taken in accordance with Section 409A of the Code. The aggregate amount required to be withheld from any holder of Partnership Phantom Units in connection with the payments described in Sections 3.5(a) and (b) shall first be applied to reduce the portion of such payments payable in the form of Parent Units and, to the extent such withholding amount exceeds the portion of such payments payable in the form of Parent Units, such excess shall be applied to reduce the portion of such payments payable in cash.

(d) Termination of Partnership Equity Plans; Issuance of Parent Phantom Units. Prior to the Effective Time, Parent shall take all actions necessary to terminate each of the Partnership Equity Plans, effective as of and subject to the occurrence of the Effective Time. At the Effective Time, Parent issue the Parent Phantom Units in accordance with Section 3.5(b).

(e) Parent Actions. Parent shall take all limited partnership action necessary to reserve for issuance a sufficient number of Parent Units for delivery with respect to the settlement of Partnership Phantom Units contemplated by Section 3.5(a). Parent shall include in the Registration Statement a number of Parent Units sufficient to satisfy the settlement of Partnership Phantom Units contemplated by Section 3.5(b). Parent shall take all limited partnership action necessary to reserve for issuance a sufficient number of Parent Units for delivery upon exercise or settlement of the Partnership Phantom Units assumed by it in accordance with Section 3.5(b). As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of Parent Units to be registered and issuable with respect to Parent Phantom Units, Parent shall file a post-effective amendment to the Registration Statement or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Units subject to Parent Phantom Units and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Phantom Units remain outstanding. Not later than immediately following the Effective Time, Parent shall deliver to each holder of a Partnership Phantom Unit assumed by Parent an appropriate notice setting forth such holder’s rights pursuant to the corresponding Parent Phantom Unit.

(f) Reasonable Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take any actions reasonably necessary to effectuate the transactions contemplated by this Section 3.5, including, without limitation, having the applicable board or committee administering the plans governing the affected awards adopt resolutions necessary to effect the foregoing.

ARTICLE IV

ACTIONS PENDING MERGER

4.1 Conduct of Business by the Partnership. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly contemplated or provided by the Transaction Agreements, (ii) as may be required by applicable Law, (iii) as set forth in Section 4.1 of the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”), or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld with respect to clauses (a), (d), (g), (h) or (i) of this Section 4.1), the Partnership will not (and Partnership GP will not take any such action on its own behalf or on behalf of the Partnership), and will cause each of its Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries other than in the ordinary course consistent with past practice; provided, that no action by the Partnership or its Subsidiaries with respect to matters specifically addressed by any other provision of Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of such other provision; (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing, in each case except for (A) issuances of Partnership Common Units upon the settlement of any Partnership Phantom Units outstanding on the date hereof in accordance with the terms of the Partnership Equity Plans, (B) the sale of Partnership Common Units in connection with the settlement of Partnership Phantom Units if necessary for withholding of Taxes, and (C) distributions on the Partnership Class D Preferred Units paid in additional Partnership Class D Preferred Units in accordance with the Existing Partnership Agreement (the “Class D Preferred PIK Distributions”);

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except upon the forfeiture of Partnership Phantom Units in connection with the terms thereof or to satisfy any Tax withholding obligations of the holder thereof or net unit settlements made in connection with the vesting or settlement of Partnership Phantom Units or as required by the terms of any Partnership Employee Benefit Plan;

(d) (i) sell, lease, transfer, exchange, dispose of, license or convey all or any portion of its assets, business or properties, other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and Hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000 or (C) any distributions expressly permitted under Section 4.1(e); (ii) except as set forth in the Partnership 2014/2015 Budget, acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity with a value in excess of $25,000,000; provided, that the Partnership shall not, and shall not permit its Subsidiaries to, make any acquisition that would reasonably be expected to materially impede or delay the consummation of the Merger or the other Transactions, (iii) merge, consolidate or enter into any other business combination transaction with any Person, other than mergers or consolidations solely among the Partnership and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(e) make or declare dividends or distributions (i) to the holders of Partnership Units that are special or extraordinary distributions or that are in a cash amount in excess of $0.66 per Partnership Unit per quarter, or (ii) to the holders of any other units of or interests in the Partnership, other than Class D Preferred PIK Distributions and distributions on the Partnership Class E Preferred Units paid in accordance with the terms of the Existing Partnership Agreement;

(f) amend (i) the Partnership Certificate of Limited Partnership or the Existing Partnership Agreement, or (ii) the governing documents of its significant Subsidiaries;

(g) enter into any contract, agreement or arrangement that would be a Partnership Material Agreement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and Hydrocarbons in the ordinary course);

(h) modify or amend in any material respect, terminate or assign, or waive or assign any rights under any Partnership Material Agreement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and Hydrocarbons in the ordinary course) or any Partnership Permit, in each case, in a manner which is materially adverse to the Partnership or any of its Subsidiaries;

(i) waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or any injunction or other equitable relief, other than waivers, releases, assignments, settlements or compromises (A) equal to or less than the amounts reserved with respect thereto on the Partnership Financial Statements or, (B) except as provided in clause (A), that do not exceed $10,000,000 in the aggregate;

(j) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any other applicable Law;

(k) fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is substantially similar to the insurance maintained by it at present;

(l) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax Return, or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(m) take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than Subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

(n) enter into any amendment or modification to the Joint Venture Agreements in a manner which is adverse to the Partnership or any of its Subsidiaries;

(o) except as required by applicable Law or any Partnership Employee Benefit Plan, (i) increase the compensation of any Midstream Business Employees whose annual base compensation exceeds $175,000, other than customary increases in the ordinary course of business, consistent with past practice, (ii) grant any severance or termination pay to any employee, officer or director of the Partnership or any of its Subsidiaries, other than grants of severance or termination pay in the ordinary course of business consistent with past practice to any employee who is not an officer or director who is terminated in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into, amend or terminate any employment or change of control agreement with any Midstream Business Employee, other than agreements entered into with newly hired employees who are not officers, (iv) take any action to accelerate any compensation or fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any Midstream Business Employee whose target annual compensation is greater than $125,000, other than for cause, or (vi) hire any Midstream Business Employee whose target annual compensation is greater than $350,000;

(p) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities, (B) Indebtedness owed by any Partnership Entity or any Subsidiary thereof to any Partnership Entity or any Subsidiary thereof, (C) guarantees of existing Indebtedness of the Partnership or any Subsidiary thereof to the extent required by the terms thereof or (D) leases permitted to be incurred pursuant to clause (iii) below, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness owed thereby (directly, contingently or otherwise), prior to the stated maturities thereof, other than (A) borrowings under existing credit facilities and (B) repayments of Indebtedness owed to any Partnership Entity or any Subsidiary thereof, (iii) enter into any material leases (whether operating or capital) for amounts exceeding $25,000,000 in the aggregate or (iv) except as set forth in the Partnership 2014/2015 Budget, make or commit to make any capital expenditures in excess of $100,000,000 in the aggregate;

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(r) enter into any Partnership Related Party Transaction;

(s) take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the Merger or the transactions contemplated hereby;

(t) take any action to subject the Partnership, Partnership GP or any of their Subsidiaries to liability (contingent or otherwise) following the Effective Time with respect to (i) SpinCo or any of the other Spin-Off Companies, (ii) the Spin-Off Transaction or (iii) pre-Closing or post-Closing activities or business of the Spin-Off Companies; and

(u) agree or commit to do anything prohibited by clauses (a) through (t) of this Section 4.1.

Notwithstanding anything to the contrary, with respect to the Partnership’s non-wholly owned Subsidiaries, the Partnership’s obligation under this Section 4.1 to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of such Subsidiaries and to the extent not inconsistent with the Partnership’s or its other Subsidiaries’ duties (fiduciary or otherwise) to such Subsidiaries or any of their equity holders.

4.2 Conduct of Business by Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly contemplated or provided by the Transaction Agreements, (ii) as may be required by applicable Law, (iii) as set forth in the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”), or (iv) with the prior written consent of the Partnership Board (which consent will not be unreasonably withheld with respect to clauses (a), (d) or (g) of this Section 4.2), Parent will not and will cause each of its respective Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries other than in the ordinary course in all material respects; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of such other provision, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing, in each case except (A) issuances of Parent Units made in the ordinary course of business, (B) issuances of Parent Units upon the exercise or settlement of any Parent Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 4.2(b), (C) the sale of Parent Units in connection with the exercise or settlement of Parent Equity awards if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (D) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business or (E) issuances of equity by Parent pursuant to the Equity Distribution Agreement, dated as of May 5, 2014, between Parent and the managers party thereto in amounts consistent with Parent’s past practice, or any agreement substantially similar in form and substance to such agreement;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any equity interests or Rights, except for net share settlements made in connection with the vesting of restricted shares, restricted units or as required by the terms of any existing Parent Employee Benefit Plan;

(d) (i) sell, lease, transfer, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and Hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000, (C) any joint venture, partnership, joint marketing, joint development or similar strategic transaction or (D) any distributions expressly permitted under Section 4.2(e), (ii) make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other Person that would reasonably be expected to prevent, materially impede or materially delay the Merger or (iii) merge, consolidate or enter into any other business combination transaction with any Person, other than mergers or consolidations solely among Parent and its wholly owned Subsidiaries or among its wholly owned Subsidiaries or as permitted by clause (ii) or that would not reasonably be expected to prevent or materially impede or materially delay the Merger;

(e) make or declare dividends or distributions to the holders of Parent Units that are special or extraordinary distributions, other than dividends or distributions, including increases in such dividends or distributions, made in the ordinary course consistent with past practice pursuant to applicable Parent Board approvals;

(f) amend the Parent Certificate of Limited Partnership or the Parent Agreement other than such amendments as would not reasonably be expected to adversely affect the voting rights of holders of Parent Units;

(g) except in the ordinary course of business, modify or amend in any material respect, terminate or assign, or waive or assign any rights under any Parent Material Agreement or any Parent Permit, in each case, in a manner which would reasonably be expected to result in a Parent Material Adverse Effect;

(h) implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any applicable Law;

(i) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax Return, or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(j) take any action or fail to take any action that would reasonably be expected to cause Parent or any of its Subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than Subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(l) take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the Merger or the transactions contemplated hereby; and

(m) agree or commit to do anything prohibited by clauses (a) through (l) of this Section 4.2.

Notwithstanding anything to the contrary, with respect to Parent’s non-wholly owned Subsidiaries, Parent’s obligation under this Section 4.2 to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of such Subsidiaries and to the extent not inconsistent with by Parent’s or its other Subsidiaries’ duties (fiduciary or otherwise) to such Subsidiaries or any of their equity holders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed by the Partnership with the SEC under the Exchange Act or the Securities Act since January 1, 2012 and prior to the date of this Agreement, and in each case excluding all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Partnership SEC Documents”) (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Partnership Disclosure Schedule prior to the execution of this

Agreement (provided, that (i) disclosure in any section of such Partnership Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”)), the Partnership represents and warrants to Parent and Merger Sub as follows:

5.1 Organization, General Authority and Standing. The Partnership is a limited partnership validly existing and in good standing under the Laws of the State of Delaware. The Partnership has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Section 5.1 of the Partnership Disclosure Schedule sets forth a true and complete list of the Partnership’s Subsidiaries and the Partnership’s ownership interest in each such Subsidiary. Each of the Partnership’s Subsidiaries (i) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case of clauses (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership has made available to Parent true and complete copies of the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement, the Partnership GP Agreement, the Partnership GP Certificate of Formation (the “Partnership Organizational Documents”), and the certificates of formation and limited liability company agreements (or comparable organizational documents) of each of the Partnership’s significant Subsidiaries (the “Partnership Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Partnership Organizational Documents and Partnership Subsidiary Documents are in full force and effect and the Partnership and its significant Subsidiaries are not in violation of any of their provisions in any material respect.

5.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units representing limited partner interests in the Partnership (“Partnership Units”), Convertible Class D Preferred Units representing limited partner interests in the Partnership (“Partnership Class D Preferred Units”), Class E Preferred Units representing limited partner interests in the Partnership (“Partnership Class E Preferred Units”), the Incentive Distribution Rights (as defined in the Partnership Agreement, the “APL IDRs”) and a general partner interest in APL. As of October 10, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 84,497,281 Partnership Units, (ii) 14,699,076 Partnership Class D Preferred Units, (iii) 5,060,000 Partnership Class E Preferred Units, (iv) the APL IDRs and (v) an approximate 2% combined general partner interest in the Partnership, and there were (vi) zero Partnership Common Units issuable pursuant to options to acquire Partnership Common Units granted under the Partnership’s equity plans and (vii) 1,751,494 Partnership Units issuable pursuant to Partnership Phantom Units. Partnership GP is the sole general partner of the Partnership and owns all of the outstanding Partnership IDRs and the general partner interest in the Partnership. All outstanding equity securities of the Partnership are, and all Partnership Units issuable pursuant to Partnership Phantom Units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) Section 5.2(b) of the Partnership Disclosure Schedule sets forth, as of October 9, 2014, for each outstanding Partnership Equity Award and (1) the name of the holder of such Partnership Equity Award, (2) the number of outstanding Partnership Units subject to awards held by such individual and (3) the estimated cash payments and equity securities to be received by each such holder upon consummation of the Merger as of October 9, 2014. Each grant of a Partnership Equity Award was made in accordance with the terms of the applicable Employee Benefit Plan of the Partnership and applicable Law.

(c) As of October 9, 2014, except as set forth above in this Section 5.2, (A) there are no partnership interests, limited liability company interests or other equity securities of the Partnership or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of the Partnership or any of its respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(d) Neither the Partnership nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Partnership Unitholders on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

5.3 Equity Interests in other Entities. Other than the ownership interests in its Subsidiaries as set forth in Schedule 5.1 of the Partnership Disclosure Schedule and, as reflected in Section 5.3 of the Partnership Disclosure Schedule, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. The Partnership owns such interests in its Subsidiaries free and clear of all Liens except for Permitted Encumbrances.

5.4 Power, Authority and Approvals of Transactions. The Partnership has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Partnership Unitholder Approval, to consummate the transactions contemplated hereby. Subject to the Partnership Unitholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership action by the Partnership. The Conflicts Committee has (a) determined that this Agreement is advisable to and in the best interests of the Partnership Unitholders other than Partnership GP, ATLS and their respective Affiliates, and declared it advisable, to enter into this Agreement, (b) approved this Agreement and the transactions contemplated hereby and (c) recommended approval of this Agreement by the Partnership Board. The Partnership Board has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders other than Partnership GP, ATLS and its Affiliates, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) in the case of the Partnership Board, resolved to submit the Merger and this Agreement to a vote of the Partnership Unitholders and recommend approval of the Merger and this Agreement by the Partnership Unitholders. This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery by the Other Parties, constitutes the Partnership’s valid and binding obligation, enforceable against the Partnership in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

5.5 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Partnership do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Partnership or any of its respective Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under the Existing Partnership Agreement or the Partnership Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Partnership or any of their respective Subsidiaries or (iv) result in the creation of any material Lien (other than Permitted Encumbrances) on any of the assets of the Partnership or any of its Subsidiaries’ assets, except in the case of clauses (i) and (iii), for such breaches, violations, defaults, terminations, cancellations, accelerations, contraventions or conflicts which, either individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect.

5.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the Partnership of this Agreement or (ii) the consummation by the Partnership of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of the Parent Entities set forth in Section 6.6, (A) the filing with the SEC of a proxy statement relating to the matters to be submitted to the Partnership Unitholders (the “Partnership Proxy Statement”) at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Partnership Meeting”) and other filings required under federal or state securities Laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or materially delay consummation of the Merger.

5.7 Financial Reports and the Partnership SEC Documents.

(a) Since January 1, 2012, the Partnership has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished prior to the date hereof under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be and, did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of the Partnership included in the Partnership SEC Documents (the “Partnership Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents

5.8 Internal Controls and Procedures. The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Partnership’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Partnership’s auditors and the audit committee of the Partnership Board (x) all significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

5.9 Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, the unaudited financial statements (or notes thereto) included in the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 (the “Balance Sheet Date”), or in the financial statements (or notes thereto) included in subsequent Partnership SEC Documents filed by the Partnership prior to the date of this Agreement, neither the Partnership nor any of its consolidated Subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Partnership, except liabilities (A) that are accrued or reserved against in the financial statements of the Partnership included in the Partnership SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (B) incurred since the Balance Sheet Date in the ordinary course of business, (C) incurred in accordance with this Agreement or in connection with transactions contemplated by the Transaction Agreements, (D) that would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect or (E) that have been discharged or paid in full.

5.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, (i) the Partnership has carried on and operated its businesses in all material respects in the ordinary course of business and (ii) none of the Partnership nor any Subsidiary of the Partnership has undertaken any action that would be prohibited by Section 4.1(j) if such provision were in effect at all times since the Balance Sheet Date.

5.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 5.17) and environmental matters (which are provided for in Section 5.13), the Partnership and each of its Subsidiaries is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The Partnership has not received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that the Partnership or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

(b) Except for the Environmental Permits (which are provided for in Section 5.13), the Partnership and each of its Subsidiaries is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Partnership Permits”), except where the failure to be in possession of such Partnership Permits would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or threatened, except where such suspension or cancellation would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Partnership, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

5.12 Material Contracts.

(a) Each of the following contracts to which the Partnership or any of its Subsidiaries is a party in effect on the date of this Agreement, other than a Partnership Employee Benefit Plan, is referred to as a “Partnership Material Agreement”:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), including any Partnership Material Agreement filed as an exhibit in the Partnership SEC Documents;

(ii) each natural gas transportation, gathering, treating, processing or other contract, each natural gas liquids fractionation, transportation, purchase, sales or storage contract and each natural gas purchase contract that during the 12 months ended June 30, 2014 individually involved, or is reasonably expected in the future to involve, annual revenues received by or payments made by the Partnership and its Subsidiaries in excess of $25,000,000 in the aggregate;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Partnership or any of its Subsidiaries in an amount in excess of $25,000,000;

(iv) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by the Partnership or any of its Subsidiaries, in excess of $25,000,000;

(v) each contract that provides for indemnification by the Partnership or any of its Subsidiaries that remains in effect as of the date of this Agreement with respect to liabilities in connection with the Partnership’s or any of its Subsidiaries’ previous sales of the Partnership’s or any of its Subsidiaries’ business, assets or properties in excess of $25,000,000;

(vi) each contract that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of Parent becoming Affiliated with the Partnership as a result of this transaction, would by its terms materially restrict the ability of Parent to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing, (B) imposes any material restriction on the right or ability of the Partnership or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of the Partnership or any of its Subsidiaries in a material manner;

(vii) each contract involving the pending acquisition or sale of (or option to purchase or sell) the assets or properties of the Partnership or its Subsidiaries in excess of $25,000,000;

(viii) each material partnership, joint venture or strategic alliance agreement (“Joint Venture Agreements”); and

(ix) each contract expressly limiting or restricting the ability of the Partnership or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be.

(b) Except as set forth in Section 5.12 of the Partnership Disclosure Schedules, immediately following the Effective Time, neither the Partnership nor Partnership GP will have any liability to any third party under any contract with any of the Spin-Off Companies, other than the Transaction Agreements, the Ancillary Agreements (as defined in the Separation Agreement) and contracts or agreements that will be assumed by the Spin-Off Companies or their Subsidiaries or for which SpinCo has agreed to indemnify the Partnership, in each case, pursuant to the Separation Agreement).

(c) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Partnership Material Agreement may be limited by applicable Law and public policy, each of the Partnership Material Agreements (i) constitutes the valid and binding obligation of the Partnership and, to the Knowledge of the Partnership, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

(d) There is not under any Partnership Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.13 Environmental Matters. Except as reflected in the Partnership Financial Statements, and except for any such matter that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect:

(a) The Partnership and its Subsidiaries and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) All Environmental Permits for conducting the respective businesses and operations of the Partnership and its Subsidiaries as they are currently being conducted have been obtained and are currently in full force and effect, and, since January 1, 2012, none of the Partnership or its Subsidiaries has received any notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) Since January 1, 2012, neither the Partnership nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any such Person’s violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state Laws) or any Environmental Permit, with respect to the assets, real properties (whether owned or leased) and operations of the Partnership or any of its Subsidiaries, and there are no facts, conditions or occurrences that would reasonably be expected to result in the receipt of such notice;

(d) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of the Partnership, threatened by a Person against the Partnership which allege a violation of or liability under any Environmental Law, and, to the Knowledge of the Partnership, there are no existing facts, conditions or occurrences that would reasonably be expected to give rise to any such action, suit, proceeding, claim, investigation, order, decree or judgment;

(e) Neither the Partnership nor any of its Subsidiaries has assumed or retained by contract or operation of Law any liabilities of any third parties for the presence or Release of, or exposure to, Hazardous Materials or for failure to comply with Environmental Law;

(f) There has been no Release of any Hazardous Material at, on, under, or from (x) any real properties of the Partnership or its Subsidiaries as a result of the operations of such entity or (y) to the Knowledge of the Partnership, any real properties offsite any real properties of the Partnership or its Subsidiaries that, in each case of (x) and (y), has not been remediated as required by, or resulted in liability under, any Environmental Law or otherwise adequately reserved for in the Partnership Financial Statements; and

(g) This Section 5.13 constitutes the sole and exclusive representation and warranty of the Partnership with respect to Environmental Permits, Hazardous Materials and Environmental Law.

5.14 Title to Properties. The Partnership has good and indefeasible title to all real and personal properties which are material to the business of Partnership, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.15 Litigation. There are no civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or threatened, against the Partnership or its Subsidiaries or to which the Partnership or any Subsidiary is otherwise a party or threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect, and, as of the date hereof, no such Proceedings would, individually or in the aggregate, be reasonably expected to materially delay the consummation of the Merger.

5.16 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Partnership Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Partnership Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

5.17 Tax Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect:

(a) Each of the Partnership and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to the Partnership or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the Partnership or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against the Partnership or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by the Partnership or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where the Partnership or one of its Subsidiaries do not currently file a Tax Return that the Partnership or such Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Partnership;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Partnership or any of its Subsidiaries;

(f) each of the Partnership and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of the Partnership or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Partnership or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) none of the Partnership or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Partnership or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i) the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(j) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k) each Subsidiary of the Partnership is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

5.18 Employee Benefits.

(a) Section 5.18(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan that is (i) sponsored, maintained or contributed to by the Partnership or any of its ERISA Affiliates, or (ii) for which the Partnership or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Partnership Employee Benefit Plan”).

(b) With respect to each Partnership Employee Benefit Plan, within ten (10) Business Days of the date hereof, the Partnership shall have made available to Parent a true and complete copy, or summary if no plan document exists, of (i) each Partnership Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to any Partnership Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with each Partnership Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, and (iv) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c) Each Partnership Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Partnership Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Partnership Employee Benefit Plans) or proceedings pending or, to the Knowledge of the Partnership, threatened against or involving any Partnership Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Partnership Employee Benefit Plan, in each case, that would be reasonably expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to the Partnership or any of its ERISA Affiliates under (i) Section 302 of ERISA, (ii) Sections 412 and 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). Except as, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Partnership, nothing has occurred that could adversely affect the qualified status of any such Partnership Employee Benefit Plan.

(e) Except as set forth on Section 5.18(e) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, no Partnership Employee Benefit Plan or any other arrangement maintained by the Partnership or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state Law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, each of the Partnership and each its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) Except as set forth on Section 5.18(f) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, no Partnership Employee Benefit Plan is, and none of the Partnership, its Subsidiaries or any of their respective ERISA Affiliates contributes to, during the past six years has contributed to or has any liability or obligation, whether actual or contingent, with respect to any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”). With respect to each Pension Plan set forth on Section 5.18(f) of the Partnership Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Knowledge of the Partnership, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Partnership or its Subsidiaries (other than any lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the Merger); (vii) to the Knowledge of the Partnership, there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event”) within the last six (6) years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement and the Merger); and (viii) no such Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(g) Except as (i) expressly contemplated by the terms of this Agreement, (ii) set forth in Section 5.18(g) of the Partnership Disclosure Schedule, or (iii) in the case of clauses (x), (y) or (z) below, for such payments and benefits for which the Partnership and its Subsidiaries has no liability, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (w) result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code to the Partnership, its Subsidiaries or any Midstream Business Employee, (x) result in or entitle any Midstream Business Employee to any payment or benefit, (y) accelerate the vesting, funding or time of payment of any compensation or other benefit payable pursuant to any Partnership Employee Benefit Plan or to any Midstream Business Employee, or (z) increase the amount or value of any payment, compensation or benefit to any Midstream Business Employee.

(h) The Partnership is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. There are no pending or, to the Knowledge of the Partnership, threatened material investigations, audits, complaints or proceedings against the Partnership by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that, individually or in the aggregate, would be reasonably expected to result in a Partnership Material Adverse Effect.

(i) Except as set forth in Section 5.18(i) of the Partnership Disclosure Schedule, no Midstream Business Employees are covered by a collective bargaining agreement, and, to the Knowledge of the Partnership, none of the Midstream Business Employees are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Midstream Business Employees. There are no pending or, to the Knowledge of the Partnership, threatened, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.19 Intellectual Property. The Partnership, ATLS and/or their respective Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of the Partnership and its Subsidiaries as presently conducted (collectively, the “Partnership Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The use of the Partnership Intellectual Property by the Partnership in the operation of the business of the Partnership as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.20 Related Party Transactions. Except as disclosed in the Partnership SEC Documents, neither the Partnership nor any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of the Partnership or any Subsidiary of the Partnership, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the Partnership Units or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Partnership or any Subsidiary of the Partnership or owns or has any interest in any of their respective properties or assets, in each case, as would be required to be disclosed by the Partnership pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Partnership Related Party Transaction”).

5.21 Insurance. The Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Partnership believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Partnership or its Subsidiaries and (b) the Partnership and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement, and neither the Partnership nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

5.22 Regulatory Matters.

(a) The Partnership is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) Except as set forth on Section 5.22(b) of the Partnership Disclosure Schedule, all natural gas pipeline Systems and related facilities constituting the Partnership’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdictions.

5.23 Derivatives. The Partnership SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of the Partnership and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the businesses of the Partnership and its Subsidiaries, as of the dates reflected therein.

5.24 State Takeover Statutes. The Partnership Board has taken all action necessary to render inapplicable to this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, all potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement or other organizational documents of the Partnership.

5.25 Partnership Unitholder Approval. The approval of this Agreement and the Merger by the holders of at least a majority of the Outstanding (as defined in the Existing Partnership Agreement) Partnership Units, is the only vote or approval of any class or series of securities of the Partnership necessary to adopt this Agreement and to approve the transactions contemplated hereby, including the Merger.

5.26 Financial Advisors. The Partnership has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership will have any responsibility or liability whatsoever, excluding fees to be paid to the Partnership Financial Advisors.

5.27 Opinion of the Financial Advisor. The Conflicts Committee has received the opinion of Stifel, Nicolaus & Company, Incorporated (upon which the Partnership Board is entitled to rely) to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration, is fair, from a financial point of view, to the Partnership Unitholders other than Partnership GP, ATLS and their respective Affiliates.

5.28 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article V, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby, and specifically (but without limiting the generality of the foregoing) neither the Partnership nor any other Person makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Parent Entities (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Partnership and its Subsidiaries or (b) the future business and operations of the Partnership and its Subsidiaries. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain management presentations in expectation of the Merger. Neither the Partnership nor Partnership GP has relied on any representation or warranty not set forth in Article VI.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed by Parent with the SEC under the Exchange Act or the Securities Act since January 1, 2012 and on or prior to the date of this Agreement, and in each case excluding all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Parent SEC Documents”) (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Parent Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”)), Parent and Merger Sub represent and warrant to the Partnership and Partnership GP as follows:

6.1 Organization, General Authority and Standing. Parent is a limited partnership validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Parent GP is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Parent GP and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 6.1 of the Parent Disclosure Schedules sets forth a true and complete list of Parent’s Subsidiaries and Parent’s ownership interest in each such Subsidiary. Each of Parent’s Subsidiaries (i) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case of clauses (ii) through (iii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Partnership true and correct copies of the Parent Certificate of Limited Partnership, the Parent Agreement, the certificate of formation of Parent GP and the limited liability company agreement of Parent GP (the “Parent Organizational Documents”).

6.2 Capitalization.

(a) The authorized equity interests of Parent consist of Parent Units, Class B Common Units representing limited partner interests in Parent, Subordinated Units representing limited partner interests in Parent, the Incentive Distribution Rights (as defined in the Parent Agreement, the “Parent IDRs”) and a general partner interest in Parent. As of October 10, 2014, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 115,774,096 Parent Units, (ii) the Parent IDRs and (iii) an approximate 2% general partner interest in Parent, and there were (iv) 579,273 equity-settled performance Parent Units granted and outstanding under Parent’s equity plans (the “Parent Equity Awards”). Parent GP is the sole general partner of Parent and owns all of the outstanding Parent IDRs and general partner interest in Parent. All outstanding equity securities of Parent are, and all Parent Units issuable pursuant to Parent Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Parent Agreement). When issued pursuant to the terms hereof, all outstanding New Common Units constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Parent Agreement).

(b) As of October 10, 2014, except as set forth above in this Section 6.2 and as set forth in Parent’s equity plans or grant documents issued thereunder, (A) there are no partnership interests, limited liability company interests or other equity securities of Parent or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Parent or any of its respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of Parent or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of Parent or any of its respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in Parent or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Unitholders on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent or any of its Subsidiaries.

6.3 Equity Interests in other Entities. Other than the ownership interests in its Subsidiaries set forth on Section 6.1 of the Parent Disclosure Schedule, and as reflected in Section 6.3 of the Parent Disclosure Schedule, Parent does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person. Parent owns such interests in its Subsidiaries free and clear of all Liens except for Permitted Encumbrances.

6.4 Power, Authority and Approvals of Transactions. Parent has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and, to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership action by Parent. The Parent Board has approved and declared advisable this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Other Parties, constitutes, as applicable, Parent and Merger Sub’s valid and binding obligations, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

6.5 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NYSE, assuming the other consents and approvals contemplated by Section 6.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its respective Subsidiaries is a party or by which the Parent or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under the Parent Agreement or Parent’s Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or (iv) result in the creation of any Lien on any of the assets of Parent or any of its Subsidiaries’ assets, except for such breaches, violations, defaults, terminations, cancellations, accelerations, contraventions, conflicts or Liens which, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

6.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of the Partnership Entities set forth in Section 5.6, (A) the filing with the SEC of the registration statement on Form S-4 by Parent in connection with the issuance of New Common Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) and other filings under federal and state securities Laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially delay consummation of the Merger.

6.7 Financial Reports and Parent SEC Documents.

(a) Since January 1, 2012, Parent has filed and furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished prior to the date hereof under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (C) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

6.8 Internal Controls and Procedures. Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

6.9 Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2013, the unaudited financial statements (or notes thereto) included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, or in the financial statements (or notes thereto) included in subsequent Parent SEC Documents filed by Parent prior to the date of this Agreement, neither Parent nor any of its consolidated subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Parent, except liabilities (A) that are accrued or reserved against in the financial statements of Parent included in the Parent SEC Documents filed prior to the date of this Agreement or reflected in the notes thereto, (B) incurred since the Balance Sheet Date in the ordinary course of business, (C) incurred in accordance with this Agreement or in connection with transactions contemplated by the Transaction Agreements, (D) that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or (E) that have been discharged or paid in full.

6.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, contribution, occurrence or effect with respect to the Parent and its Subsidiaries, that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business.

6.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 6.17) and environmental matters (which are provided for in Section 6.13), each of Parent and its Subsidiaries is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b) Except for Environmental Permits (which are provided for in Section 6.13), Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened, except where such suspension or cancellation would not individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.12 Material Contracts. (a) Each of the following contracts to which Parent or any of its Subsidiaries is a party in effect on the date of this Agreement, other than a Parent Employee Benefit Plan, is referred to as a “Parent Material Agreement”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), including any Parent Material Agreement filed as an exhibit in the Parent SEC Documents;

(ii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of Parent or any of its Subsidiaries in an amount in excess of $50,000,000;

(iii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by Parent, in excess of $50,000,000;

(iv) each contract that provides for indemnification by Parent or any of its Subsidiaries that remains in effect as of the date of this Agreement with respect to liabilities in connection with Parent’s previous sales of Parent’s business, assets or properties in excess of $50,000,000;

(v) each contract involving the pending acquisition or sale of (or option to purchase or sell) the assets or properties of Parent or its Subsidiaries in excess of $50,000,000;

(vi) each material partnership, joint venture or strategic alliance agreement; and

(vii) each contract expressly limiting or restricting the ability of the Parent or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Parent Material Agreement may be limited by applicable Law and public policy, each of the Parent Material Agreements (i) constitutes the valid and binding obligation of Parent and, to the Knowledge of Parent, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(c) There is not under any Parent Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.13 Environmental Matters. Except as reflected in the Parent Financial Statements, and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Each of Parent and its Subsidiaries and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) All Environmental Permits for conducting the respective businesses and operations of each of Parent and any of its Subsidiaries as they are currently being conducted have been obtained and are currently in full force and effect, and, since January 1, 2012, none of Parent or its Subsidiaries has received any notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any such Person’s violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state Laws) or any Environmental Permit, with respect to Parent’s assets, real properties (whether owned or leased) and operations that remains pending or unresolved, and there are no facts, conditions or occurrences Known to Parent that would reasonably be expected to result in the receipt of such notice;

(d) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Parent, threatened by a Governmental Authority against Parent or any of its Subsidiaries which allege a violation of or liability under any Environmental Law, and, to the Knowledge of Parent, there are no existing facts, conditions or occurrences that would reasonably be expected to give rise to any such action, suit, proceeding, claim, investigation, order, decree or judgment;

(e) There has been no Release of any Hazardous Material at, on, under, or from (x) any real properties of the Parent or its Subsidiaries as a result of the operations of such entity or (y) to the Knowledge of Parent, any real properties offsite any real properties of Parent or its Subsidiaries that, in each case of (x) and (y), has not been remediated as required by, or resulted in liability under, any Environmental Law or otherwise adequately reserved for in the Parent Financial Statements;

(f) This Section 6.13 constitutes the sole and exclusive representation and warranty of Parent with respect to Environmental Permits, Hazardous Materials and Environmental Law.

6.14 Title to Properties. Parent and its Subsidiaries have good and indefeasible title to all real and personal properties which are material to the business of Parent and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Parent and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.15 Litigation. There are no Proceedings pending or threatened against Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is otherwise a party or a threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, and, as of the date hereof, no such Proceedings would, individually or in the aggregate, be reasonably expected to materially delay the consummation of the Merger.

6.16 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion in (i) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (ii) the Partnership Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Partnership Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Parent or Parent GP required to be stated therein or necessary in order to make the statements therein, with respect to Parent or Parent GP, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

6.17 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) each of Parent and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against the Parent or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by Parent or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where Parent or one of its Subsidiaries does not currently file a Tax Return that Parent or such Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Parent or any of its Subsidiaries;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Parent or any of its Subsidiaries;

(f) each of the Parent and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) none of Parent or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(j) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k) each Subsidiary of Parent is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

6.18 Employee Benefits.

(a) Section 6.18(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan that is (i) sponsored, maintained or contributed to by the Parent or any of its ERISA Affiliates, or (ii) for which the Parent or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Parent Employee Benefit Plan”).

(b) Each Parent Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Parent Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Parent Employee Benefit Plans) or proceedings pending or, to the Knowledge of Parent, threatened against or involving any Parent Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Parent Employee Benefit Plan, in each case, that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, have a Parent Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to the Parent or any of its ERISA Affiliates under (i) Section 302 of ERISA, (ii) Sections 412 and 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of Parent, nothing has occurred that could adversely affect the qualified status of any such Parent Employee Benefit Plan.

(d) To the Knowledge of Parent, no Parent Employee Benefit Plan or any other arrangement maintained by Parent or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state Law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and each its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(e) To the Knowledge of Parent no Parent Employee Benefit Plan is, and none of Parent, its Subsidiaries or any of their respective ERISA Affiliates contributes to, during the past six years has contributed to or has any liability or obligation, whether actual or contingent, with respect to any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) a pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code to the Parent, its Subsidiaries or any Parent Employee (ii) result in or entitle any Parent Employee to any payment or benefit, (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit payable pursuant to any Parent Employee Benefit Plan or to any Parent Employee, or (iv) increase the amount or value of any payment, compensation or benefit to any Parent Employee.

(g) Parent is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no pending or, to the Knowledge of the Parent, threatened material investigations, audits, complaints or proceedings against the Parent by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that, individually or in the aggregate, would be reasonably expected to result in a Parent Material Adverse Effect.

(h) No Parent Employees are covered by a collective bargaining agreement, and, to the Knowledge of Parent, none of the Parent Employees are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Parent Employees. There are no pending or, to the Knowledge of Parent, threatened, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.19 Intellectual Property. Parent and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of its business as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of Parent’s business as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.20 Financial Advisors. Parent has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement, excluding fees to be paid by Parent to the Parent Financial Advisor.

6.21 Opinion of Financial Advisors. The special committee and conflicts committee of the Parent Board, acting jointly, has received the opinion of Parent Financial Advisor (upon which the Parent Board is entitled to rely) to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to the Parent Unitholders other than TRGP and its affiliates and the other counterparties to this Agreement and their respective affiliates.

6.22 Related Party Transactions. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any Subsidiary of Parent, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of Parent or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Parent or any Subsidiary of Parent or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

6.23 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

6.24 Insurance. Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all material insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Parent or its Subsidiaries and (ii) Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

6.25 Regulatory Matters. Parent is not (x) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (y) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

6.26 Derivatives. The Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Parent and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.

6.27 Availability of Funds.

(a) Parent has delivered to the Partnership true and complete copies of (i) executed copies of the Debt Financing Commitments. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of TRGP and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the debt financing contemplated by the Debt Financing Commitments other than as expressly set forth in the Debt Financing Commitments.

(b) Parent and Merger Sub will have available at the Closing all of the funds required for the consummation of the transactions contemplated by this Agreement.

6.28 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article VI, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated hereby, and specifically (but without limiting the generality of the foregoing) neither Parent nor any other Person makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Partnership Entities (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership (including its respective Representatives), or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to the Partnership in certain management presentations in expectation of the Merger. None of Parent, Parent GP or Merger Sub has relied on any representation or warranty not set forth in Article V.

ARTICLE VII

COVENANTS

The Partnership Entities hereby covenant to and agree with the Parent Entities, and the Parent Entities and Merger Sub hereby covenant to and agree with the Partnership Entities, that:

7.1 Consummation of the Merger.

(a) Subject to the terms and conditions of this Agreement, each of the Parent Entities, on the one hand, and the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Merger and the ATLS Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger and the ATLS Merger, and (iii) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) In furtherance and not in limitation of the foregoing, each Party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement, (ii) to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law, including substantial compliance with any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable, and (iii) take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date).

(c) Notwithstanding anything to the contrary set forth in this Agreement, each of the Parent Entities, TRGP and the Partnership agrees to take, and to cause its respective Subsidiaries to take, any and all steps and to make, and cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement (including the Transactions), and to avoid or eliminate each and every impediment under the Antitrust Laws that may be asserted by any Governmental Authority with respect to such transactions so as to enable the Closing to occur as promptly as practicable, and in any event no later than the Outside Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of any Party or any of its Subsidiaries, (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of any Party or its Subsidiaries and (z) otherwise taking or committing to take any action that after the Closing would limit Parent or its Subsidiaries’ TRGP or its Subsidiaries’ or the Partnership or its Subsidiaries’, as applicable, freedom of action with respect to, or their ability to retain or hold, one or more of their or their Subsidiaries’ (including ATLS’, the Partnership’s or their Subsidiaries’) businesses, assets, equity interests, product lines or properties, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations or to avoid the commencement of any action to prohibit the transactions contemplated by this Agreement or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date (each, a “Divestiture Action”); provided that none of Parent and its Subsidiaries, TRGP and its Subsidiaries or the Partnership and its Subsidiaries shall be required to take any action, or commit to take any action, or agree to any condition or limitation, in connection with the foregoing that would reasonably be expected to (i) in the case of assets, properties or business of Parent or its Subsidiaries, materially and adversely impact the business or operations of Parent and its Subsidiaries (as measured prior to the Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin or (ii) in the case of assets, properties or business of the Partnership or its Subsidiaries, materially and adversely impact the business or operations of the Partnership and its Subsidiaries (as measured prior to the Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin; and provided, further, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing or satisfaction or waiver of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action.

(d) Each of the Parties hereto will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private Person, (ii) promptly inform the Other Parties of (and supply to the Other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Parties to review in advance and incorporate the Other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the Other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the Other Parties the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 7.4(b), the Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.1 in a manner so as to preserve the applicable privilege. Notwithstanding anything to the contrary set forth in this Agreement, TRGP shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws, subject to the good faith consultations with ATLS and the Partnership and the inclusion of ATLS and the Partnership at meetings with any Governmental Authority with respect to any discussion related to the Merger under the Antitrust Laws.

7.2 Registration Statement; Partnership Proxy Statement.

(a) As soon as practicable following the date of this Agreement, the Partnership will prepare the Partnership Proxy Statement and the Parent will prepare and file with the SEC the Registration Statement (which shall include the Partnership Proxy Statement). Each of the Partnership and Parent will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. The Partnership will use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Partnership Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities law in connection with the issuance and reservation of the New Common Units, and the Partnership shall furnish all information concerning the Partnership and the holders of

Partnership Units or a beneficial interest therein as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Partnership Proxy Statement will be made by the Partnership without providing the Other Parties a reasonable opportunity to review and comment thereon; provided, that the Partnership, in connection with a Partnership Change in Recommendation, may amend or supplement the Registration Statement and the Joint Proxy Statement to effect such change if, and to the extent, such amendment or supplement is required by applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Partnership Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the Other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Partnership Unitholders. The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) Subject to Section 7.2(c) and the termination of this Agreement pursuant to Article IX, the Partnership will, as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, establish a record date for, duly call, give notice of, convene and hold, the Partnership Meeting. Except as permitted by Section 7.3, the Partnership Proxy Statement shall include the Partnership Board’s recommendation that the Partnership Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger (the “Partnership Board Recommendation”). Subject to the termination of this Agreement, the Partnership’s obligations to call, give notice of and hold the Partnership Meeting in accordance with Section 7.2 shall not be limited by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Alternative Proposal, or by any Partnership Change in Recommendation. Without limiting the generality of the foregoing, the Partnership agrees that: (i) unless this Agreement is validly terminated in accordance with Article IX (including, if applicable, upon payment of the Termination Fee and the Expenses), the Partnership shall not submit any Superior Proposal to a vote of the Partnership Unitholders; and (ii) it shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the Partnership Meeting, except (i) in the absence of proxies sufficient to obtain the Partnership Unitholder Approval, to solicit additional proxies for the purpose of obtaining Partnership Unitholder Approval, (ii) in the absence of a quorum, or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Partnership Unitholders prior to Partnership Meeting, such additional time not to exceed ten (10) calendar days. Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation, the Partnership shall remain required to call, hold and convene the Partnership Meeting unless this Agreement has been terminated in accordance with its terms.

(c) The Partnership will use its reasonable best efforts to hold the Partnership Meeting on the same day as the ATLS unitholders’ meeting and TRGP stockholders’ meeting to be held pursuant to the ATLS Merger Agreement on the same day at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date as such meetings.

7.3 Alternative Proposals; Change in Recommendation by the Partnership.

(a) Each of Partnership GP and the Partnership will and will cause the Partnership’s Subsidiaries to, and will use reasonable best efforts to cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any Person (other than the Parent Entities and their respective Representatives) conducted on or prior to the date of this Agreement with respect to any Alternative Proposal (which, for this purpose, need not have been an unsolicited proposal) and shall request of each such Person that executed a confidentiality agreement with the Partnership with respect to any Alternative Proposal (which, for this purpose, need not have been an unsolicited proposal) in the six (6) months prior to the date hereof and is in possession of confidential information about Partnership GP, the Partnership or any of their Subsidiaries the return or destruction of all such confidential information in accordance with the terms of the confidentiality agreement with such Person. From and after the execution of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, neither Partnership GP nor the Partnership will, and each of the Partnership and the Partnership will cause their respective Subsidiaries, and will use reasonable best efforts to cause its and their respective officers, directors, managers, members, employees and other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, any Alternative Proposal, or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information regarding Partnership GP, the Partnership or their Subsidiaries with respect to, or that could reasonably be expected to lead to, or in connection with or for the purpose of encouraging or facilitating, any Alternative Proposal.

(b) Notwithstanding anything to the contrary contained in this Section 7.3, if at any time following the execution of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received an unsolicited written Alternative Proposal that the Partnership Board (upon the recommendation of the Conflicts Committee) believes is bona fide, and that did not result from a breach of this Section 7.3, and (ii) the Partnership Board (upon the recommendation of the Conflicts Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal could reasonably result in a Superior Proposal, then the Partnership may, subject to clauses (x) and (y) below, (A) furnish information, including non-public information, with respect to the Partnership and its Subsidiaries to, and afford access to the business, properties, books and records of the Partnership and its Subsidiaries, to the Person making such Alternative Proposal and such Person’s Representatives and (B) enter into and participate in discussions or negotiations with the Person making such Alternative Proposal and its Representatives; provided that (x) (I) promptly following (and in any event within twenty-four (24) hours) of the Partnership first furnishing any such non-public information to, or first entering into discussions or negotiations with, such Person, the Partnership shall give Parent written notice of such action, including the identity of such Person, and (II) prior to furnishing any such non-public information, the Partnership shall have received from such Person an executed confidentiality agreement with confidentiality provisions no less favorable to the Partnership than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, a copy of which shall be provided to Parent promptly (and in any event within twenty-four (24) hours) following execution and (y) the Partnership will promptly (and in any event within 24 hours) provide to Parent any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Parent following the provision of any such non-public information to such other Person.

(c) In addition to the other obligations of the Partnership set forth in this Section 7.3, the Partnership will promptly (and in no event later than twenty-four (24) hours after receipt) (i) advise Parent in writing of any Alternative Proposal (and any changes thereto) that it receives and the material terms and conditions of any such Alternative Proposal, including the identity of such Person making such Alternative Proposal, and (ii) if in writing, provide Parent a copy of any such Alternative Proposal. The Partnership will keep Parent reasonably informed of the status and material terms and conditions of such Alternative Proposal and any material modification thereto, including if in writing, providing Parent with a copy thereof. The Partnership Entities agree that neither the Partnership nor any of its Subsidiaries will enter into any agreement with any Person which prohibits the Partnership from providing any information to Parent in accordance with this Section 7.3.

(d) Except as otherwise provided in this Section 7.3, neither the Partnership Board nor the Conflicts Committee shall (i): (A) change, withdraw, withhold, modify or qualify, or publicly propose to withdraw, modify or qualify, in each case, in any manner adverse to Parent, the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Joint Proxy Statement, (C) fail to reaffirm (publicly, if so requested by Parent) the Partnership Board Recommendation within five (5) Business Days after the date of any Alternative Proposal (or material modification thereto) is publicly disclosed by the Partnership or the Person making such Alternative Proposal (except for a tender or exchange offer, which shall be governed by clause (D)), (D) fail to announce publicly within the ten (10) Business Days period (as specified in Rule 14e-2 under the Exchange Act) after a tender offer or exchange offer relating to the Partnership Units shall have been commenced that the Partnership Board (upon the recommendation of the Conflicts Committee) recommends rejection of such tender offer or exchange offer and reaffirming the Partnership Board Recommendation; or (E) publicly approve or recommend, or publicly propose to approve, recommend or enter into, any Alternative Proposal (any action described in this Section 7.3(d) being referred to as a “Partnership Change in Recommendation”); or (ii) approve, adopt or allow Partnership GP, the Partnership or any of their Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal. For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.

(e) Notwithstanding anything in this Agreement to the contrary, if (i) the Partnership receives a written, unsolicited Alternative Proposal (and such proposal is not withdrawn) that the Partnership Board (upon the recommendation of the Conflicts Committee) believes is bona fide, (ii) such Alternative Proposal did not result, directly or indirectly, from a breach of this Section 7.3, and (iii) the Partnership Board (upon the recommendation of the Conflicts Committee) determines, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal, then the Partnership Board (upon the recommendation of the Conflicts Committee) may at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation; provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:

(i) the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Parent a copy of the proposed definitive agreement providing for the Alternative Proposal for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements, at least seventy-two (72) hours in advance of its intention to effect a Partnership Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than seventy-two (72) hours prior to the Partnership Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such hours, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 7.3(e)(i) and a new Notice Period, except that the Notice Period shall be reduced to forty-eight (48) hours (or if there are less than forty-eight (48) hours prior to the Partnership Meeting, as much notice as is reasonably practicable)); and

(ii) during the Notice Period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.

(f) The Partnership Board (upon the recommendation of the Conflicts Committee) is permitted, at any time prior to obtaining the Partnership Unitholder Approval, other than in connection with an Alternative Proposal, to make a Partnership Change in Recommendation in response to an Intervening Event but only if

(i) prior to taking any such action, the Partnership Board (upon the recommendation of the Conflicts Committee) determines in good faith, after consultation with the Partnership’s outside legal counsel, that failure to take such action would result in a breach of its duties under applicable Law, the Existing Partnership Agreement or the Partnership GP Agreement, (ii) the Partnership has given at least seventy-two (72) hours’ advance written notice to Parent that the Partnership Board (upon the recommendation of the Conflicts Committee) intends to take such action (which notice shall specify in reasonable detail the reasons for such action) and (iii) during such period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so as to permit the Partnership Board (upon the recommendation of the Conflicts Committee) not to make a Partnership Change in Recommendation. An “Intervening Event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the Conflicts Committee on the date of this Agreement (or if known, the consequences of which were not known by the Conflicts Committee as of the date of this Agreement), which event, circumstance, state of facts, occurrence, development or change, or any material consequences thereof, (i) becomes known to the Conflicts Committee prior to the receipt of the Partnership Unitholder Approval and (ii) does not relate to an Alternative Proposal; provided, however, that (x) no event, circumstance, state of facts, occurrence, development or change arising from any action or omission by Partnership GP, the Partnership or any of their Subsidiaries that is required to be taken or omitted by this Agreement, including any action taken or omission made with respect to the obtaining of the necessary consents and approvals pursuant to Sections 7.1 and 7.9 may give rise to an Intervening Event and (y) if the Intervening Event relates to an event, circumstance, state of facts, occurrence, development or change involving Parent or any of its Subsidiaries, then such event, circumstance, state of facts, occurrence, development or change shall not constitute an Intervening Event unless it has a Parent Material Adverse Effect.

(g) Nothing contained in this Agreement will prevent the Partnership or the Partnership Board from taking and disclosing to the Partnership Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) or from making any legally required disclosure to Partnership Unitholders; provided, however, that the Partnership Board shall not make a Partnership Change in Recommendation except in accordance with Section 7.3(e) or 7.3(f). Any “stop-look-and-listen” communication by the Partnership or the Partnership Board to the Partnership Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) will not be considered a Partnership Change in Recommendation.

(h) For purposes of this Agreement:

(i) “Alternative Proposal” means any unsolicited proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction), of assets of the Partnership and its Subsidiaries equal to 20% or more of the combined assets of the Partnership and its Subsidiaries or to which 20% or more of the combined revenues or earnings of the Partnership and its Subsidiaries are attributable or (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the equity securities of the Partnership GP or securities of the Partnership representing 20% or more of the voting power of the securities of the Partnership.

(ii) “Superior Proposal” means an unsolicited written offer to acquire, directly or indirectly, (a) 75% or more of the outstanding equity securities of the Partnership representing 75% or more of the voting power of the securities of the Partnership or (b) 75% or more of the combined assets of the Partnership and its Subsidiaries, taken as a whole, and on terms and conditions which the Partnership Board (upon the recommendation of the Conflicts Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable from a financial point of view to the Partnership Unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination such matters the Partnership Board (upon the recommendation of the Conflicts Committee) deems relevant, including the legal, financial, regulatory and other aspects of such offer (including conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, if applicable) and any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

7.4 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws, each Party shall, and shall cause each of its Subsidiaries to afford to the Other Parties and their respective Representatives reasonable access during normal business hours (and, with respect to the books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives throughout the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX. Each Party shall furnish promptly to the Other Parties (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the Other Parties may reasonably request, including information necessary to prepare the Joint Proxy Statement and the Registration Statement. Except for disclosures permitted by the terms of the Confidentiality Agreement, each Party and its Representatives shall hold information received from the Other Parties pursuant to this Section 7.4(a) in confidence in accordance with the terms of the Confidentiality Agreement.

(b) This Section 7.4(b) shall not require any Party to permit any access, or to disclose any information, if such access or disclosure would unreasonably disrupt the operations of such Party and its Subsidiaries or, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or would cause a loss of privilege to such Party or any of its Subsidiaries or (ii) if such Party or any of its Subsidiaries, on the one hand, and any Other Party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or cause a loss of such privilege or (2) could reasonably (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the Other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the Other Parties that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or cause a loss of such privilege and (y) communicate to the Other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 7.4(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

7.5 Public Statements. The initial press releases with respect to the execution of this Agreement shall each be reasonably agreed upon by Parent and the Partnership. Except following any Partnership Change of Recommendation, Parent and the Partnership will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its Parent entity’s capital stock is traded, provided such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same.

7.6 Confidentiality. The obligations of Parent and the Partnership under the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and all information provided to any Party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement; provided, however, that nothing in the Confidentiality Agreement shall be deemed to restrict the performance by the Partnership Entities or the Parent Entities of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement the terms of this Agreement shall control.

7.7 Takeover Laws. Neither the Partnership nor Parent will take any action that would cause the transactions contemplated by this Agreement or the ATLS Merger Agreement to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

7.8 New Common Units Listed. Parent will use its reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New Common Units.

7.9 Third-Party Approvals.

(a) Subject to the terms and conditions of this Agreement, Parent and the Partnership and their respective Subsidiaries will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of Parent and the Partnership has the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and promptly. Each Party agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of Parent and the Partnership agrees, upon request, to furnish the Other Party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Partnership Proxy Statement, the Registration Statement or any filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

(c) This Section 7.9 shall not apply to (i) approval under Antitrust Laws or (ii) approval of the SEC of the Registration Statement and Partnership Proxy Statement.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Existing Partnership Agreement, this Agreement or, if applicable, similar organizational documents or agreements of any of the Partnership’s Subsidiaries, from and after the Effective Time, Parent and the Surviving Entity, jointly and severally, will: (i) indemnify and hold harmless each Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Partnership GP, the Partnership or any of its Subsidiaries and also with respect to any such Person, in such Person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of Partnership GP, the Partnership or any of its Subsidiaries and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action against any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.10(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement and the ATLS Merger Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Partnership or any of its Subsidiaries after the date of this Agreement and inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 7.10: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Partnership GP or of any of the Partnership’s Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof; (y) the term “Indemnification Expenses” means documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 7.10(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DRULPA and the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA and the DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA and the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or Persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entity will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Partnership GP or the Partnership’s Subsidiaries) and indemnification agreements (including, without limitation, the Director and Officer Indemnification Agreements) of Partnership GP, the Partnership or any of its Subsidiaries will be assumed by the Surviving Entity and Parent in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, Parent will maintain in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage or are alleged to have occurred) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement (the “Maximum Amount”) and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 7.10(c) would cost in excess of that amount. If the Partnership elects, then it may, on or prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Partnership, exceed six times the Maximum Amount and, if such a “tail policy” is purchased, neither Parent nor the Surviving Entity shall have any further obligations under this Section 7.10(c).

(d) If Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entity assume the obligations set forth in this Section 7.10.

(e) Parent will cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.10.

(f) This Section 7.10 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entity and their respective successors and assigns.

7.11 Notification of Certain Matters. The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, to the extent in each case it obtains Knowledge thereof of (i) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Partnership or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the Merger, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII and (iv) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 7.11 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

7.12 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership will take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Partnership Units (including derivative securities with respect to Partnership Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13 Transaction Litigation. Other than any Proceeding or Action where Parent is adverse to the Partnership, the Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, and/or its respective directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.14 APL Preferred Units. (a) If the record date of the Partnership Meeting (“Record Date”) occurs before the Mandatory Conversion Date (as defined in Section 2 of the certificate of designations of the Partnership Class D Preferred Units (the “Class D Certificate of Designations”)), the Partnership Entities and the Parent Entities shall cooperate and take such actions as are necessary, required or advisable to cause all Partnership Class D Preferred Units issued and outstanding as of the Record Date to convert, on the Record Date, into Partnership Units in accordance with Section 7(b) of the Class D Certificate of Designations and without any action on the part of the holders thereof.

(b) Prior to the Effective Time, the Partnership Entities and the Parent Entities shall cooperate and take, or cause their Subsidiaries to take, such actions as are necessary, required or advisable to redeem, effective as of immediately prior to the Effective Time, all Partnership Class E Preferred Units outstanding as of such time for cash in accordance with Section 5 of the certificate of designations of such Partnership Class E Preferred Units and without any action on the part of the holders thereof (the “Class E Preferred Unit Redemption”); provided, that Parent shall provide to the Partnership, or deposit with the paying agent for the Class E Preferred Unit Redemption on behalf of the Partnership, proceeds in an amount sufficient to fund the Class E Preferred Unit Redemption. Consistent with Section 3.3(k), the Class E Preferred Unit Redemption shall, for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes), be treated as the proceeds from the sale of the holders of Partnership Class E Preferred Units to Parent as described in Treasury Regulation Section 1.708-1(c)(4).

7.15 Distributions. Parent and the Partnership shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, distributions in respect of their respective units so that, in respect of any fiscal quarter, holders of Partnership Units do not (a) receive more than one distribution in respect of both Partnership Units and Parent Units received pursuant to the Merger in exchange therefor, or (b) fail to receive a distribution in respect of one of either Partnership Units or Parent Units received pursuant to the Merger in exchange therefor.

7.16 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Partnership, directly or indirectly, the right to control or direct the other party’s operations prior to the Closing and (b) prior to the Closing, each of Parent and the Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

7.17 Cash Requirements. From and after the date of this Agreement, the Partnership agrees that, unless otherwise approved by Parent in writing, no cash distributions will be made by the Partnership or any of its Subsidiaries to ATLS or ATLS GP or any other Retained Company or any Spin-Off Company; provided, that this provision will not restrict cash transfers among the Partnership and its Subsidiaries or restrict distributions in the ordinary course to ATLS in respect of its holdings of general partner interests, limited partner interests and incentive distribution rights in the Partnership.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Mutual Closing Conditions. (a) The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, waiver by both the Partnership Entities on the one hand and Parent Entities on the other hand) of each of the following:

(i) This Agreement and the Merger have been approved by the affirmative vote or consent of holders, as of the record date for the Partnership Meeting, of a majority of the Outstanding (as defined in the Existing Partnership Agreement) Partnership Units (the “Partnership Unitholder Approval”).

(ii) All waiting periods under the HSR Act applicable to the Merger have expired or been terminated.

(iii) No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by this Agreement (brought by a third party) is in effect.

(iv) The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

(v) The New Common Units deliverable to the holders of Partnership Units as contemplated by this Agreement have been approved for listing on the NYSE, subject to official notice of issuance.

(vi) All of the conditions set forth in the ATLS Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under ATLS Merger Agreement and the condition relating to the consummation of the Merger) and the ATLS Merger shall have been consummated.

(vii) TRGP and Parent GP shall have executed and delivered to the Partnership the IDR Giveback Amendment, with such IDR Giveback Amendment to be effective as of the Effective Time.

8.2 Additional Partnership Conditions to Closing. The obligation of the Partnership Entities to consummate the Merger is further conditioned upon satisfaction (or waiver by the Partnership Entities) at or prior to the Closing of each of the following:

(a) The representations and warranties of Parent contained in (i) this Agreement (other than in Section 6.2(a) and Section 6.10(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 6.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 6.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Parent Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) The Partnership has received a certificate signed by the Chief Executive Officer of Parent, dated as of the Closing Date, to the effect set forth in Section 8.2(a) and Section 8.2(b).

(d) The Partnership has received opinions of Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes,

(i) except to the extent of the Cash Consideration and any cash received in lieu of fractional New Common Units pursuant to Section 3.3(d), the Partnership will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); and

(ii) except to the extent of the Cash Consideration and any cash received in lieu of fractional New Common Units pursuant to Section 3.3(d), holders of Partnership Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired Common Units from the Partnership in exchange for property other than cash.

In rendering such opinions, counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Partnership and any of their respective affiliates as to such matters as such counsel may reasonably request.

8.3 Additional Parent Conditions to Closing. The obligations of Parent to consummate the Merger is further conditioned on satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Partnership contained in (i) this Agreement (other than in Section 5.2(a) and Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) Section 5.2(a) are true and correct as of the date of this

Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Partnership Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) Parent has received a certificate signed by the Chief Executive Officer of the Partnership, dated the Closing Date, to the effect set forth in Section 8.3(a) and Section 8.3(b).

(d) Parent has received an opinion from Vinson & Elkins L.L.P., dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes,

(i) no Parent Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code),

(ii) no gain or loss will be recognized by Parent Unitholders as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

(iii) at least 90% of the combined gross income of each of Parent and the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective affiliates as to such matters as such counsel may reasonably request.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of the Partnership and Parent;

(b) by the Partnership or Parent if there is in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 9.1(b) is not available to the Partnership, on the one hand, or Parent, on the other hand, if such order was due, in whole or in part, to the failure of the Partnership, on the one hand, or any of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(c) by Parent if the Partnership has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.3(a) or (b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) within thirty (30) days following receipt by the Partnership of written notice of such breach or failure from Parent; provided that if such breach or failure to perform is capable of being cured by the Partnership by the Outside Date, such thirty (30) day cure period shall be extended until the second Business Day prior to the Outside Date solely to the extent during such period the Partnership is using its reasonable best efforts to cure such breach or failure to perform; provided, further that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(d) by the Partnership if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.2(a) or (b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) within thirty (30) days following receipt by Parent of written notice of such breach or failure from the Partnership; provided that if such breach or failure to perform is capable of being cured by Parent by the Outside Date, such thirty (30) day cure period shall be extended until the second Business Day prior to the Outside Date solely to the extent during such period Parent is using its reasonable best efforts to cure such breach or failure to perform; provided further that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Partnership is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e) by the Partnership or Parent if the Closing does not occur on or before June 30, 2015 (the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 8.1(a)(ii) or Section 8.1(a)(iii) shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Parent or the Partnership from time to time by written notice to the other party up to a date not beyond August 31, 2015, the latest of any of which dates shall thereafter be deemed to be the Outside Date; provided further, however, that such failure of the Closing to occur is not due, in whole or in part, to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(f) by the Partnership or Parent if, after final adjournment of the Partnership Meeting, the Partnership Unitholder Approval has not been obtained;

(g) by Parent, prior to the Partnership Unitholder Approval, if a Partnership Change in Recommendation has occurred; or

(h) by the Partnership or Parent, if the ATLS Merger Agreement is terminated.

9.2 Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Partnership, or both, pursuant to Section 9.1, written notice thereof will forthwith be given to the Other Party or Parties, and this Agreement will terminate without further action by Parent or the Partnership.

9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 9.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Partnership, except for, and subject to Section 9.4(j), liability arising out of or the result of, fraud or any willful and material breach of any covenant or agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity; provided, that the agreements and obligations of the Parties set forth in Section 7.6, this Section 9.3, Section 9.4 and Article X hereof will survive any such termination and are enforceable hereunder.

9.4 Fees and Expenses.

(a) In the event that (i) an Alternative Proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Partnership Meeting and (ii) this Agreement is terminated by the Partnership or Parent pursuant to Sections 9.1(f) or 9.1(h) (but in the case of Section 9.1(h), only where the ATLS Merger Agreement is terminated pursuant to Section 9.1(g) or 9.1(j) of the ATLS Merger Agreement) and (iii) the Partnership or one of its Subsidiaries enters into a definitive agreement with respect to an Alternative Proposal, or consummates an Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then the Partnership will pay to Parent an amount equal to (x) the Termination Fee minus, if applicable, (y) (A) any payment previously paid to Parent pursuant to Section 9.4(b) or 9.4(d) and (B) any payment in respect of the Expenses previously paid to Parent pursuant to Section 9.4(e), upon the earlier of the public announcement that the Partnership or one of its Subsidiaries has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 9.4(a), the term “Alternative Proposal” has the meaning assigned to such term in Section 7.3(h)(i), except that the references to “20% or more” are deemed to be references to “50% or more.”

(b) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and ATLS becomes obligated to pay a “termination fee” under Section 9.4(a) of the ATLS Merger Agreement, the Partnership shall, concurrent with the payment of such “termination fee” by ATLS, pay fifty percent (50%) of the Termination Fee minus any payment in respect of the Expenses previously paid to Parent pursuant to Section 9.4(e).

(c) In the event this Agreement is terminated by Parent pursuant to Section 9.1(g), then the Partnership will pay to Parent, within two Business Days after the date of termination, the Termination Fee.

(d) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and ATLS becomes obligated to pay a “termination fee” under Section 9.4(d) or 9.4(h) of the ATLS Merger Agreement, the Partnership shall, concurrent with the payment of such “termination fee” by ATLS, pay fifty percent (50%) of the Termination Fee to Parent.

(e) In the event this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and as a result of the termination of the ATLS Merger, ATLS becomes obligated to pay “expenses” to TRGP under Section 9.4(f) of the ATLS Merger Agreement, the Partnership shall, concurrent with the payment of such “expenses” by ATLS, pay fifty percent (50%) of the Expenses to Parent.

(f) In the event this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and as a result of the termination of the ATLS Merger, TRGP becomes obligated to pay “expenses” to ATLS under Section 9.4(g) of the ATLS Merger Agreement, Parent shall, concurrent with the payment of such “expenses” pay fifty percent (50%) of the Expenses to the Partnership.

(g) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and TRGP becomes obligated to pay a “termination fee” under Section 9.4(b) of the ATLS Merger Agreement, Parent shall, concurrent with the payment of such “termination fee” by TRGP, pay fifty percent (50%) of the Termination Fee minus any payment in respect of the Expenses previously paid to the Partnership pursuant to Section 9.4(f).

(h) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and TRGP becomes obligated to pay a “termination fee” under Section 9.4(e) of the ATLS Merger Agreement, Parent shall, concurrent with the payment of such “termination fee” by TRGP, pay fifty percent (50%) of the Termination Fee to the Partnership.

(i) Any payment of the Termination Fee or Expenses (or applicable portion thereof) will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(j) As used herein, (i) “Termination Fee” means a cash amount equal to $122,900,000, (ii) “Expenses” means a cash amount equal to $40,900,000 to be paid in respect of the expenses of Parent or the Partnership, as applicable, incurred in connection with the negotiation, execution and delivery of this Agreement and the performance of the transactions contemplated hereby. In no event will the Partnership or the Parent be required to (i) make a payment in respect of the Termination Fee to the other Party on more than one occasion or (ii) make a payment in respect of the Expenses to the other Party on more than one occasion.

(k) Each of the Parties acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement. Upon payment of the Termination Fee to Parent (or 50% of the Termination Fee if that is the amount that is payable and no payment could be payable under Section 9.4(a)), the Partnership and its Subsidiaries shall not have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders, except in the case of fraud or willful and material breach. The Parties acknowledge that neither the Termination Fee (nor a 50% portion thereof) nor the Expenses are a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other Party in the circumstances in which such Termination Fee (or a 50% portion thereof) or Expenses are payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, except as set forth in another Transaction Agreement, all costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring or required to incur such expenses.

10.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties, by action taken or authorized by the respective boards of directors of their general partners; provided, however, that following receipt of the Partnership Unitholder Approval, there will be no amendment or change to the provisions of this Agreement that by Law would require further approval by the Partnership Unitholders without such approval.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

10.4 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

10.5 Notices. All notices and other communications hereunder will be in writing and deemed given if delivered personally or by a nationally recognized overnight courier, by facsimile transmission, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

(a)	If to TRGP, to:

Targa Resources Corp.
1001 Louisiana Street, Suite 4300
Houston, Texas 77002
	Attention:	General Counsel
	Facsimile:	(713) 584-1100

With copies to (which does not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
	Attention:	Christopher S. Collins, Esq.
	Facsimile:	(713) 615-5883
	Email:	ccollins@velaw.com

(b)	If to Parent or Merger Sub, to:

Targa Resources Partners LP
1001 Louisiana Street, Suite 4300
Houston, Texas 77002
	Attention:	General Counsel
	Facsimile:	(713) 584-1100

With copies to (which does not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
	Attention:	Christopher S. Collins, Esq.
	Facsimile:	(713) 615-5883
	Email:	ccollins@velaw.com

(c)	If to the Partnership, to:

Atlas Pipeline Partners, L.P.
110 W. 7th Street, Suite 2300
Tulsa, Oklahoma 74119
	Attention:	Gerald R. Shrader
	Facsimile:	(918) 925-3851

With copies to (which does not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	David K. Lam, Esq.
	Facsimile:	(212) 403-2000
	Email:	dklam@wlrk.com

With copies to the Conflicts Committee (which does not constitute notice):

Covington & Burling
620 Eighth Avenue
New York, New York 10018
	Attention:	Stephen A. Infante, Esq.
	Facsimile:	(646) 441-9039
	Email:	sinfante@cov.com

(d)	If to ATLS or Partnership GP, to:

Atlas Energy, L.P.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
	Attention:	Lisa Washington
	Facsimile:	(215) 405-3823

With copies to (which does not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	David K. Lam, Esq.
	Facsimile:	(212) 403-2000
	Email:	dklam@wlrk.com

Notices will be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date five Business Days after dispatch by certified or registered mail.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Parties, except that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent and (ii) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent, but no such assignment shall relieve Parent, or Merger Sub of any of its obligations hereunder. Any purported assignment not permitted under this Section 10.6 shall be null and void. Notwithstanding the other provisions of this Section 10.6, each Party shall be entitled to assign its rights (but not delegate any of its obligations) described in Article IX to one or more Affiliates of such Party, and no such assignment shall relieve such Party of its obligations under Article IX.

10.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements, together with the Confidentiality Agreement, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon, inure to the benefit of the Parties and, subject to Section 10.6, their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and, except (a) as provided in Section 7.10 (which will be to the benefit of and enforceable by the Persons referred to in such Section), (b) following the Effective Time, the rights of holders of Partnership Units to receive the Merger Consideration and (c) as provided in Section 10.14 (which will be to the benefit of and enforceable by the Financing Sources).

10.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.9 Jurisdiction.

(a) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c) Each of the Parties agrees that it will not, and it will not permit any of its controlled Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any Financing Related Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan (and the Parties hereto agree to submit to the exclusive jurisdiction of, and venue in, such court in connection therewith), and that the provisions of Section 10.10 relating to waiver of jury trial shall apply to such action, cause of action, claim, cross-claim or third-party claim.

10.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.12 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 10.12 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing or the termination of this Agreement if this Agreement is validly terminated in accordance with Article IX prior to the Closing; provided, however, that if the Closing occurs, the covenants and agreements of the Parties which contemplated performance after the Effective Time or otherwise expressly by their terms survive the Effective Time will survive the Closing and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Sections 7.6, 9.2, 9.3 and 9.4, and this Article X will survive such termination. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time. This Section 10.13 shall not affect the rights and obligations of any party to the Separation Agreement under such Separation Agreement.

10.14 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Partnership Entities agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, Partnership Unitholders, agents and other representatives and controlled Affiliates (the “Partnership Parties”) that Bank of America, N.A., Merrill, Lynch, Pierce, Fenner & Smith Incorporated and any other arranger or lender that is or may become party to the Debt Financing Commitment (as defined in the ATLS Merger Agreement) and any joinder agreements or credit agreements relating thereto and their respective Affiliates (collectively “Financing Sources”), and each of their respective former, current or future general or limited partners, stockholders, managers, members, officers, directors, agents, representatives and Affiliates, and each of their successors and assigns (collectively, “Finance Related Parties”) shall be subject to no liability or claims to the Partnership Parties in connection with the financing of or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to Section 10.7(c), Section 10.9(c), Section 10.10 or this Section 10.144 (or amendment or modification with respect to any related definitions as they affect Section 10.7(c), Section 10.10 Section 10.9(c) or this Section 10.144) shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Financing Related Parties), (b) no amendment or modification to Section 9.4 (or any amendment or modification with respect to any related definitions as they affect Section 9.4) that would be adverse to the Financing Sources or the Financing Related Parties shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Financing Related Parties), and (c) each Financing Source and Financing Related Party shall be an express third party beneficiary of, and shall have the right to enforce, Section 9.4, Section 10.7(c), Section 10.9(c), Section 10.10 or this Section 10.144. Each of the Parties hereto agrees that Section 10.4 notwithstanding, this Section 10.144 shall be interpreted and any action relating to this provision shall be governed by the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts, all as of the day and year first written above.

TARGA RESOURCES CORP.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

TARGA RESOURCES PARTNERS LP

By:	Targa Resources GP LLC, its general partner

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

TARGA RESOURCES GP LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

TRIDENT MLP MERGER SUB, LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	President and Chief Executive Officer

ATLAS ENERGY, L.P.

By:	Atlas Energy GP, LLC, its general partner

By:	/s/ Edward E. Cohen
Name:	Edward E. Cohen
Title:	Chief Executive Officer and President

SIGNATURE PAGE TO MLP MERGER AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	Chief Executive Officer

ATLAS PIPELINE PARTNERS GP, LLC

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	Chief Executive Officer

SIGNATURE PAGE TO MLP MERGER AGREEMENT

ANNEX A

AMENDMENT NO. 3 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

TARGA RESOURCES PARTNERS LP

[            ], 201[    ]

This Amendment No. 3 (this “Amendment No. 3”) to the First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (the “Partnership”), dated as of February 14, 2007, as amended by Amendment No. 1 thereto dated as of May 13, 2008 and Amendment No. 2 thereto dated as of May 25, 2012 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of [            ], [        ] by Targa Resources GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not require the approval of any Limited Partner;

WHEREAS, the General Partner has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Targa Resources Corp., a Delaware corporation, the Partnership, the General Partner, Trident MLP Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Atlantis Energy Partners, L.P., Atlantis Pipeline Partners, L.P., a Delaware limited liability company (“APL”), and Atlantis Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of APL (“APL GP” and together with APL, the “APL Parties”), pursuant to which Merger Sub will be merged with and into APL (the “Merger”), with APL surviving the Merger;

WHEREAS, as a condition and inducement to the APL Parties and the Partnership entering into the Merger Agreement, the General Partner has agreed to execute and deliver this Amendment No. 3; and

WHEREAS, the General Partner has determined (i) that the provisions relating to the reduction of quarterly distributions to holders of Incentive Distribution Rights provided for in this Amendment No. 3 will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units and (ii) that this Amendment No. 3 does not adversely affect the limited partners of the Partnership (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments. Section 6.4 is hereby amended by adding a new subsection (c) to such Section:

“(c) Notwithstanding anything to the contrary in Section 6.4, commencing with the first quarterly distribution declaration following [            ], 201[    ]1 (the Quarter with respect to such quarterly distribution declaration, the “First Reduction Quarter”), aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(b) shall be

[1]	NTD – To insert Closing Date of Merger.

reduced (w) by $9,375,000 per Quarter for the First Reduction Quarter and the following three Quarters, (x) by $6,250,000 per Quarter for the following four Quarters, (y) by $2,500,000 per Quarter for the following four Quarters and (z) by $1,250,000 per Quarter for the following four Quarters (the amount reduced each quarter pursuant to each of (w) – (z) is referred to as the “Reduced Amount”); provided, that for any such Quarter that is subject to this Section 6.4(c), the Reduced Amount shall be distributed Pro Rata to the holders of Outstanding Common Units.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

2

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

TARGA RESOURCES GP LLC

By:
Name:
Title:

[Signature Page to Amendment No. 3 to Partnership Agreement]

ANNEX B

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TARGA RESOURCES CORP.

TRIDENT GP MERGER SUB LLC,

ATLAS ENERGY, L.P.

AND

ATLAS ENERGY GP, LLC

DATED AS OF OCTOBER 13, 2014

B-i

5.23	Derivatives	B-37
5.24	State Takeover Statutes	B-37
5.25	Partnership Unitholder Approval	B-38
5.26	Financial Advisors	B-38
5.27	Opinions of Financial Advisors	B-38
5.28	No Other Business Activities	B-38
5.29	Spin-Off Companies	B-38
5.30	No Other Representations and Warranties	B-38

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

6.1	Organization, General Authority and Standing	B-39
6.2	Capitalization	B-39
6.3	Equity Interests in other Entities	B-40
6.4	Power, Authority and Approvals of Transactions	B-40
6.5	No Violations or Defaults	B-41
6.6	Consents and Approvals	B-41
6.7	Financial Reports and Parent SEC Documents	B-41
6.8	Internal Controls and Procedures	B-42
6.9	Absence of Undisclosed Liabilities	B-42
6.10	Absence of Certain Changes or Events	B-42
6.11	Compliance with Applicable Law; Permits	B-43
6.12	Material Contracts	B-43
6.13	Environmental Matters	B-44
6.14	Title to Properties	B-45
6.15	Litigation	B-45
6.16	Information Supplied	B-45
6.17	Tax Matters	B-45
6.18	Employee Benefits	B-46
6.19	Intellectual Property	B-47
6.20	Financial Advisors	B-47
6.21	Opinion of Financial Advisers	B-47
6.22	Related Party Transactions	B-48
6.23	Operations of Merger Sub	B-48
6.24	Insurance	B-48
6.25	Regulatory Matters	B-48
6.26	Derivatives	B-48
6.27	Financing; Availability of Funds	B-48
6.28	No Other Representations and Warranties	B-49

ARTICLE VII
COVENANTS

7.1	Consummation of the Merger	B-49
7.2	Registration Statement; Joint Proxy Statement	B-51
7.3	Alternative Proposals; Change in Recommendation by the Partnership	B-52
7.4	Change in Recommendation by Parent	B-55
7.5	Access to Information; Confidentiality	B-56
7.6	Public Statements	B-57
7.7	Confidentiality	B-57
7.8	Takeover Laws	B-57
7.9	New Common Shares Listed	B-57
7.10	Third-Party Approvals	B-57

B-ii

7.11	Indemnification; Directors’ and Officers’ Insurance	B-58
7.12	Notification of Certain Matters	B-60
7.13	Section 16 Matters	B-60
7.14	Employee Benefits	B-60
7.15	Transaction Litigation	B-62
7.16	Financing Cooperation	B-62
7.17	Spin-Off Transaction	B-64
7.18	Distributions	B-64
7.19	Control of Operations	B-64
7.20	Working Capital; Cash Requirements	B-65
7.21	Pre-Closing Payments by Parent	B-65

ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER

8.1	Mutual Closing Conditions	B-65
8.2	Additional Partnership Conditions to Closing	B-66
8.3	Additional Parent Conditions to Closing	B-66

ARTICLE IX
TERMINATION

9.1	Termination of Agreement	B-67
9.2	Procedure Upon Termination	B-68
9.3	Effect of Termination	B-68
9.4	Fees and Expenses	B-68

ARTICLE X
MISCELLANEOUS

10.1	Expenses	B-70
10.2	Amendment or Supplement	B-70
10.3	Counterparts	B-70
10.4	Governing Law	B-70
10.5	Notices	B-70
10.6	Assignment	B-71
10.7	Entire Understanding; No Third-Party Beneficiaries	B-71
10.8	Severability	B-71
10.9	Jurisdiction	B-72
10.10	Waiver of Jury Trial	B-72
10.11	No Recourse	B-72
10.12	Specific Performance	B-72
10.13	Survival	B-73
10.14	No Recourse to Financing Sources	B-73

B-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2014 (this “Agreement”), is entered into by and among Targa Resources Corp., a Delaware corporation (“Parent”), Trident GP Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub” and, with Parent, the “Parent Entities”), Atlas Energy, L.P., a Delaware limited partnership (the “Partnership”), and Atlas Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP” and, with the Partnership, the “Partnership Entities”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Partnership, with the Partnership surviving the merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of Partnership GP (the “Partnership Board”) has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend approval of this Agreement by the Partnership Unitholders;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that it is in the best interests of the Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the issuance of Parent Shares pursuant to the Merger (the “Parent Share Issuance”) and (c) resolved to submit the Parent Share Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Share Issuance by the Parent Stockholders;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Targa Resources Partners LP, a Delaware limited partnership (“NGLS”), Targa Resources GP LLC, a Delaware limited liability company and the general partner of NGLS (“NGLS GP”), Trident MLP Merger Sub LLC, a wholly-owned subsidiary of NGLS (“NGLS Merger Sub”), the Partnership, Atlas Pipeline Partners, L.P., a Delaware limited partnership (“APL”), and Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of APL (“APL GP”), are entering into an Agreement and Plan of Merger (the “APL Merger Agreement”), providing that, on the terms and conditions set forth therein, immediately following the Merger, NGLS Merger Sub will merge with and into APL (the “APL Merger”), with APL surviving the APL Merger;

WHEREAS, prior to the Merger, the Partnership will consummate the Spin-Off Transaction (as defined herein) pursuant to which, subject to the terms and conditions set forth in the Separation Agreement (as defined herein), the Partnership will (a) transfer its assets and businesses and liabilities other than those related to its “Atlas Pipeline Partners” segment to a Delaware limited partnership or limited liability company (“SpinCo”) and (b) then effect a distribution to the Partnership’s unitholders of units representing 100% of the limited partnership or limited liability company interest in SpinCo;

WHEREAS, as a condition to the Parent Entities’ willingness to enter into this Agreement, certain holders of the issued and outstanding Partnership Units have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the “Partnership Support Agreement”), pursuant to which, among other things, they have agreed to vote to approve the Merger and this Agreement and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Partnership Support Agreement; and

WHEREAS, as a condition to the Partnership Entities’ willingness to enter into this Agreement, certain holders of the issued and outstanding Parent Shares have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the “Parent Support Agreement”), pursuant to which, among other things, they have agreed to vote to approve the Parent Stock Issuance and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Parent Support Agreement;

WHEREAS, as a condition to the Partnership Entities’ willingness to enter into this Agreement, Parent and certain executive officers of the Partnership have entered into Non-Compete/Non-Solicitation Agreements, dated as of the date of this Agreement and effective as of the Effective Time.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise; provided, that, except as otherwise expressly provided herein, none of the Spin-Off Companies shall be deemed Affiliates of the Partnership or any of its Subsidiaries.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Share as reported on the NYSE for the five (5) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.

“Business Day” means any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by and between Parent, the Partnership, APL and NGLS, dated as of September 19, 2014.

“Debt Commitment Letter” means the Debt Commitment Letter, dated as of October 13, 2014, by and between Parent, Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

“DGCL” means the Delaware General Corporation Law.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Employee Benefit Plan” means:

(a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and

(b) any personnel policy, unit or share option, restricted unit or share, unit or share purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan or agreement, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and other employee benefit plan, agreement, arrangement, program or practice.

“Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached to the Separation Agreement to be entered into by and between the Partnership and SpinCo or any other Retained Company or Spin-Off Company, respectively, in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Employees” means all individuals employed by the Retained Companies or the Spin-Off Companies, including any such individual who is absent due to vacation, family leave, short-term disability or other approved leave of absence.

“Environmental Law” means any Law that relates to:

(a) the protection of occupational health and safety to the extent relating to exposure to Hazardous Materials;

(b) the protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life, any other natural resource or any matter arising out of or relating to pollution or contamination), or

(c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of, or exposure to, Hazardous Materials, in each case as in effect at the date of this Agreement.

“Environmental Permit” means any permit, license, regulation, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Partnership or Parent, as applicable, within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 17, 2011, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any national, state, local, county, parish, tribal or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over Parent or the Partnership, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Material” means any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons or any components, fractions or derivatives thereof Released into the environment; and (c) asbestos containing materials, naturally occurring radioactive materials, mercury, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate and natural gas liquids and other liquids or gaseous hydrocarbons or any combination thereof produced or associated therewith.

“Indebtedness” of any Person means:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property);

(b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;

(c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

(e) indebtedness of others as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Knowledge” means the actual knowledge after reasonable inquiry of, in the case of the Partnership, the individuals listed in Section 1.1 of the Partnership Disclosure Schedule and, in the case of Parent, the individuals listed on Section 1.1 of the Parent Disclosure Schedule.

“Law” means any federal, state, tribal or local law, rule, regulation, ordinance, code, judgment, settlement, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority, including common law.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Material Adverse Effect” means, when used with respect to a Person, any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries taken as a whole or (ii) would prevent the consummation of the Merger on the terms provided in this Agreement on or prior to the Outside Date, but none of the following changes, events, developments, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred:

(a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory, legislative or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials;

(b) changes in economic or market conditions affecting the:

(i) the natural gas gathering, compressing, treating, processing and transportation industry generally;

(ii) oil and gas exploration and production industry generally; or

(iii) the natural gas liquids fractionating and transportation industry generally;

(c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity, pandemic or crisis, including acts of terrorism;

(d) any hurricane, tornado, flood, earthquake or natural disaster;

(e) the announcement or pendency of this Agreement and the transactions contemplated hereby (including performance of obligations under, and the consummation of the transactions contemplated by, this Agreement, the APL Merger Agreement and, in the case of the Partnership, the Separation Agreement);

(f) any change in the market price or trading volume of the common units representing limited partner interests or common shares of such Person (it being understood and agreed that the exception in this clause (f) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition);

(g) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (g) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect if not otherwise excluded by another clause of this definition);

(h) changes in any Laws or regulations applicable to such Person or GAAP or applicable accounting regulations or the interpretations thereof;

(i) any legal proceedings commenced by or involving any current or former member, partner, unitholder or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; or

(j) any taking of any action at the express written request of such Person’s Other Parties in connection with this Agreement or the transactions contemplated hereby;

except, in the case of clauses (a), (b), (c) or (d), to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects such Person and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which such Person and its Subsidiaries operate.

“Midstream Business” means the businesses and activities conducted by the Midstream Companies and excluding the Spin-Off Companies and the businesses and activities conducted by the Spin-Off Companies.

“Midstream Business Employee” means, as of any date, the Employees who are dedicated solely to the Midstream Business.

“Midstream Companies” means APL GP, Atlas America Mid-Continent, Inc., APL and APL’s Subsidiaries.

“NYSE” means the New York Stock Exchange.

“Other Parties” means (i) with respect to the Partnership and Partnership GP, Parent and Merger Sub, and (ii) with respect to Parent and Merger Sub, the Partnership and Partnership GP.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent December 10, 2010, as amended.

“Parent Certificate of Incorporation” means the Certificate of Incorporation of Parent as filed with the Secretary of State of Delaware on December 10, 2010, as amended.

“Parent Employee” means any employee of Parent or its Subsidiaries.

“Parent Financial Advisors” means Wells Fargo Securities, LLC.

“Parent Shares” means the shares representing common stock of Parent having the rights and obligations specified with respect to “Common Stock” as set forth in the Parent Certificate of Incorporation and Parent Bylaws.

“Parent Stockholders” means the holders of outstanding Parent Shares.

“Partnership 2014/2015 Budget” means the Partnership’s 2014 and 2015 capital expenditure forecast as most recently furnished by the Partnership to Parent and/or Parent’s Representatives prior to the date of this Agreement.

“Partnership 401(k) Plan” means the Atlas Energy, L.P. Investment Savings Plan.

“Partnership Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership as filed with the Secretary of State of the State of Delaware on December 15, 2005, as amended.

“Partnership Credit Agreements” means the Amended and Restated Credit Agreement, dated as of July 31, 2013 (as amended, restated, supplemented or otherwise modified), among the Partnership, each lender from time to time party thereto and Wells Fargo, NA, as administrative agent, and the Secured Term Loan Credit Agreement, dated as of July 31, 2013 (as amended, restated, supplemented or otherwise modified), among the Partnership, each lender from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent.

“Partnership GP Certificate of Formation” means the certificate of formation of the Partnership GP as filed with the Secretary of State of the State of Delaware on December 15, 2005.

“Partnership Financial Advisors” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC.

“Partnership GP Agreement” means the Limited Liability Company Agreement of Partnership GP, dated as of February 17, 2011, as amended.

“Partnership Senior Notes” means the Partnership’s 6.625% Senior Notes due 2020, 5.875% Senior Notes due 2023 and 4.75% Senior Notes due 2021.

“Partnership Unitholders” means the holders of outstanding Partnership Units.

“Partnership Units” means the common units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “Common Units” as set forth in the Existing Partnership Agreement.

“Party” means a party to this Agreement.

“Permitted Encumbrances” means:

(a) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate accruals or reserves have been established by the party responsible for payment thereof;

(b) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business;

(c) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(d) such title defects as Parent (in the case of title defects with respect to properties or assets of the Partnership or its Subsidiaries) or the Partnership (in the case of title defects with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing or that do not materially interfere with the continued use of the property or asset affected;

(e) rights reserved to or vested in any Governmental Authority to control or regulate any of the Partnership’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner;

(f) Liens existing on the date of this Agreement securing any Indebtedness;

(g) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, leasehold estates and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Partnership or Parent or any of their respective Subsidiaries that have been granted in the ordinary course of business and do not materially interfere with the continued use of the property or asset affected;

(h) any Liens discharged at or prior to the Effective Time;

(i) any Liens arising under or pursuant to the express terms of the Partnership Organizational Documents or the Parent Organizational Documents or the organizational documents of any of their respective Subsidiaries;

(j) any Liens disclosed on the most recent consolidated balance sheet of the Partnership or Parent, as applicable, included as of the date hereof in the Partnership Financial Statements or the Parent Financial Statements, as applicable; and

(k) all other Liens, charges, encumbrances, defects and irregularities not arising in connection with Indebtedness, any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, in each case, that are not such as to materially interfere with the operation, value or continued use of the property or asset affected.

“Person” means any individual, corporation, limited liability company (or any series thereof), limited or general partnership (or any series thereof), limited liability partnership, limited liability limited partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, financing source, attorney, accountant or other advisor, agent or representative.

“Required Information” means (x) audited consolidated financial statements of the Retained Companies for the three fiscal years most recently ended prior to the Merger and at least 90 days prior to the Closing Date and (y) unaudited consolidated financial statements of the Retained Companies for any interim quarterly periods that have ended since the most recent of such audited financial statements and at least 45 days prior to the Closing Date.

“Retained Companies” means the Partnership, Partnership GP and all of the Midstream Companies.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SpinCo Common Units” has the meaning set forth in the Separation Agreement.

“Spin-Off Companies” means SpinCo and all of the Partnership’s Subsidiaries and other entities in which Partnership has a direct or indirect ownership (other than Partnership GP and the Midstream Companies), including Atlas Resource Partners GP, LLC, Atlas Resource Partners, L.P. and its Subsidiaries, Atlas Lightfoot, LLC and its Subsidiaries, Atlas Growth Partners, L.P., Atlas Growth Partners GP, LLC, Atlas Energy Company, LLC, Atlas Production Company, LLC and Atlas Energy Holdings Corp.

“SpinCo Employees” means, as of any date, all Employees other than the Midstream Business Employees.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries (except as the term is used in the definition of “Spin-Off Companies”); provided, that, except as otherwise expressly provided herein, none of the Spin-Off Companies shall be deemed Subsidiaries of the Partnership or Partnership GP.

“Systems” means the natural gas, liquefied natural gas, natural gas liquid, crude oil, and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Partnership or any of its Subsidiaries and used for the conduct of the business of the Partnership and the Midstream Business as presently conducted.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

“Transaction Agreements” means this Agreement, the APL Merger Agreement, the Separation Agreement and the Employee Matters Agreement.

1.2 Terms Defined Elsewhere. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
4062(e) Event	5.18(f)
Action	7.11(a)
Affiliate	1.1
Agreement	Preamble
Alternative Proposal	7.3(h)(i)
Antitrust Laws	7.1(a)
APL	Recitals
APL ATM Program	4.1(b)
APL Common Units	5.2(a)
APL Class D Preferred Shares	5.2(a)
APL Class E Preferred Shares	5.2(a)
APL Equity Awards	5.2(a)
APL GP	Recitals
APL IDRs	5.2(a)
APL Merger	Recitals
APL Merger Agreement	Recitals
APL Partnership Agreement	5.1
APL Phantom Units	5.2(a)

Term	Section
APL Unit Options	5.2(a)
Average Closing Price	1.1
Balance Sheet Date	5.9
Book-Entry Units	3.2
Business Day	1.1
Cash Consideration	3.1(c)
CERCLA	1.1
Certificate	3.2
Certificate of Merger	2.1(b)
Claim	7.11(a)
Class D Preferred PIK Distributions	4.1(b)
Closing	2.2
Closing Date	2.2
Code	1.1
Confidentiality Agreement	1.1
Continuing Employees	7.14(a)
control	1.1
controlled by	1.1
controlling	1.1
Debt Commitment Letter	1.1
Debt Financing	7.16(a)
Debt Offer	7.16(b)
Derivative	1.1
DGCL	1.1
Distribution	7.17(a)
DLLCA	1.1
DRULPA	1.1
Effective Time	2.1(b)
Employee Benefit Plan	1.1
Employee Matters Agreement	1.1
Employees	1.1
Environmental Law	1.1
Environmental Permit	1.1
Equity Consideration	3.1(c)
ERISA	1.1
ERISA Affiliate	1.1
Exchange Act	1.1
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(c)
Excluded Units	3.1(d)
Existing Partnership Agreement	1.1
Expenses	9.4(j)
Finance Related Parties	10.14
Financing Sources	10.14
GAAP	1.1
Governmental Authority	1.1
Hazardous Material	1.1
HSR Act	1.1
Hydrocarbons	1.1
Indebtedness	1.1

Term	Section
Indemnification Expenses	7.11(a)
Indemnified Parties	7.11(a)
Joint Proxy Statement	5.6
Knowledge	1.1
Law	1.1
Letter of Transmittal	3.3(b)
Lien	1.1
Material Adverse Effect	1.1
Maximum Amount	7.11(c)
Merger	2.1(a)
Merger Consideration	3.1(c)
Merger Sub	Preamble
Midstream Business	1.1
Midstream Business Employees	1.1
Midstream Companies	1.1
New Common Shares	3.1(c)
New Plans	7.14(b)
NGLS	Recitals
NGLS Common Units	6.2(a)
NGLS Equity Awards	6.2(a)
NGLS GP	Recitals
NGLS IDRs	6.2(a)
NGLS Merger Sub	Recitals
NGLS Partnership Agreement	6.1
Notice Period	7.3(e)(i)
NYSE	1.1
Offer Documents	7.16(b)
Old Plans	7.14(b)
Other Parties	1.1
Outside Date	9.1(e)
Parent	Preamble
Parent 401(k) Plan	7.14(d)
Parent Alternative Proposal	9.4(i)
Parent Board	Recitals
Parent Board Recommendation	7.2(c)
Parent Bylaws	1.1
Parent Cafeteria Plans	7.14(e)
Parent Certificate of Incorporation	1.1
Parent Change in Recommendation	7.4(a)
Parent Disclosure Schedule	4.2
Parent Employee	6.18(a)
Parent Employee Benefit Plan	6.18(a)
Parent Entities	Preamble
Parent Equity Awards	6.2(a)
Parent Financial Advisors	1.1
Parent Financial Statements	6.7(b)
Parent Intellectual Property	6.19
Parent Intervening Event	7.4(b)
Parent Material Adverse Effect	Article VI
Parent Material Agreement	6.12
Parent Meeting	5.6

Term	Section
Parent Organizational Documents	6.1
Parent Permits	6.11(b)
Parent Preferred Stock	6.2(a)
Parent Preferred Units	1.1
Parent Restricted Share Award	3.5(c)(ii)
Parent SEC Documents	Article VI
Parent Share Issuance	Recitals
Parent Shares	1.1
Parent Stockholder Approval	8.1(a)(ii)
Parent Stockholders	1.1
Parent Subsidiary Documents	5.1
Parent Support Agreement	Recitals
Partnership	Preamble
Partnership 2014/2015 Budget	4.1(a)
Partnership 401(k) Plan	1.1
Partnership Board	Recitals
Partnership Board Recommendation	7.2(b)
Partnership Certificate of Limited Partnership	1.1
Partnership Change in Recommendation	7.3(d)
Partnership Disclosure Schedule	4.1
Partnership Employee Benefit Plan	5.18(a)
Partnership Entities	Preamble
Partnership Equity Awards	3.5(b)(ii)
Partnership Equity Plans	3.5(b)(i)
Partnership Financial Advisors	1.1
Partnership Financial Statements	5.7(b)
Partnership GP	Preamble
Partnership GP Agreement	1.1
Partnership GP Certificate of Formation	1.1
Partnership Intellectual Property	5.19
Partnership Intervening Event	7.3(f)
Partnership Material Adverse Effect	Article V
Partnership Material Agreement	5.12(a)
Partnership Meeting	5.6
Partnership Organizational Documents	5.1
Partnership Parties	10.14
Partnership Permits	5.11(b)
Partnership Phantom Unit	3.5(b)(ii)
Partnership Related Party Transaction	5.20
Partnership SEC Documents	Article V
Partnership Senior Notes	1.1
Partnership Subsidiary Documents	5.1
Partnership Support Agreement	Recitals
Partnership Unitholder Approval	8.1(a)(i)
Partnership Unitholders	1.1
Partnership Unit Option	3.5(b)(ii)
Partnership Units	1.1
Party	1.1
PBGC	5.18(f)
Pension Plan	5.18(f)
Permitted Encumbrances	1.1

Term	Section
Per Unit Cash Consideration	3.5(h)(ii)
Person	1.1
Proceedings	5.15
Registration Statement	6.6
Regular Distribution	3.2
Release	1.1
Representatives	1.1
Required Information	1.1
Retained Companies	1.1
Rights	1.1
SEC	1.1
Securities Act	1.1
Separation	7.17(a)
Separation Agreement	7.17(a)
SpinCo	Recitals
SpinCo Cafeteria Plans	7.14(e)
SpinCo Common Units	1.1
SpinCo Employees	1.1
SpinCo GP	7.17(a)
SpinCo Transaction	7.17(a)
Spin-Off Companies	1.1
Subsidiary	1.1
Superior Proposal	7.3(h)(ii)
Surviving Entity	2.1(a)
Systems	1.1
Takeover Law	1.1
Tax Law	1.1
Tax Return	1.1
Taxes	1.1
Termination Fee	9.4(j)
Transaction Agreements	1.1
Transactions	Recitals
Transferred Assets	7.17(a)
Transaction Cafeteria Plan Balances	7.14(e)
under common control with	1.1

1.3 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days mean calendar days unless otherwise provided; and

(o) all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

2.1 The Merger.

(a) The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub will merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease, and the Partnership will survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(b) Effectiveness and Effects of the Merger. Subject to provisions of this Agreement, the Merger will become effective upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) Certificate of Limited Partnership and Agreement of Limited Partnership. At the Effective Time, (i) the Partnership Certificate of Limited Partnership will remain unchanged and will be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law and (ii) the Existing Partnership Agreement will be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

(d) Admission as Partner. At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Existing Partnership Agreement, Parent is hereby admitted as the sole limited partner of the Partnership and will hold all limited partner interests in the Partnership, (b) Partnership GP shall continue as the general partner of the Partnership, and (c) the Partnership shall continue without dissolution.

(e) Distribution of Partnership GP. At the Effective Time, the Partnership will distribute all of its right, title and interest in the equity securities of Partnership GP to Parent.

2.2 Closing. Subject to the provisions of Article VIII, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which Parent and the Partnership may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement will take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, at 10:00 a.m. on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, Partnership GP or any holder of Parent securities or Partnership Units:

(a) All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time will be automatically converted into the sole limited partner interest in the Partnership.

(b) The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will remain outstanding in the Surviving Entity in the form set forth in the Existing Partnership Agreement, and Partnership GP, as the holder of such general partner interest, will continue as the sole general partner of the Surviving Entity as set forth in the Existing Partnership Agreement. At the Effective Time, the books and records of the Partnership will be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time cease to be limited partners of the Partnership pursuant to the terms of this Agreement and that Parent is the sole limited partner of the Partnership, and the Partnership will continue without dissolution.

(c) Each Partnership Unit issued and outstanding immediately prior to the Effective Time (excluding any Excluded Units) will be converted into the right to receive (i) 0.1809 Parent Shares (the “Equity Consideration,” and such ratio, the “Exchange Ratio”), which Parent Shares will be duly authorized and validly issued in accordance with applicable Laws (such Parent Shares described in this clause (c) are referred to herein as the “New Common Shares”) and (ii) cash in amount of $9.12 (the “Cash Consideration” and together with the Equity Consideration, the “Merger Consideration”).

(d) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Partnership Units owned immediately prior to the Effective Time by the Partnership (collectively, the “Excluded Units”) or its wholly-owned Subsidiaries or by Parent or its wholly-owned Subsidiaries will automatically be cancelled and no consideration will be received therefor.

3.2 Rights As Unitholders; Unit Transfers. All Partnership Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate representing Partnership Units (a “Certificate”) and each holder of non-certificated

Partnership Units, represented by book-entry (“Book-Entry Units”) will cease to be a limited partner of the Partnership and cease to have any rights with respect thereto, except the right to receive, (a) the Merger Consideration, (b) any cash to be paid in lieu of any fractional New Common Share in accordance with Section 3.3(d), and (c) any distributions in accordance with Section 3.3(c); provided, however, that the rights of (i) any holder of the Partnership Equity Awards will be as set forth in Section 3.5, and (ii) Parent and its Subsidiaries, and the Partnership and its Subsidiaries will be as set forth in Section 3.1(d). In addition, holders as of the relevant record date of Partnership Units outstanding immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such Partnership Units, with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such units in accordance with the terms of the Existing Partnership Agreement and this Agreement and which remains unpaid as of the Effective Time (a “Regular Distribution”). Regular Distributions by the Partnership are not part of the Merger Consideration, and will be paid on the payment date set therefor to such holders of Partnership Units, whether or not they exchange their Partnership Units, pursuant to Section 3.3. At the Effective Time, the unit transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the unit transfer books of the Partnership with respect to Partnership Units.

3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint a commercial bank or trust company reasonably acceptable to the Partnership to act as exchange agent hereunder for the purpose of exchanging Partnership Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). On the Closing Date, promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Partnership Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Shares and cash as required by this Article III. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional New Common Shares pursuant to Section 3.3(d), in each case without interest. Any cash (including as payment for any fractional New Common Shares in accordance with Section 3.3(d) and any distributions with respect to such fractional New Common Shares in accordance with Section 3.3(c)) and New Common Shares deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration contemplated to be paid for Partnership Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(d), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Partnership Units as of the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries) (i) a letter of transmittal (specifying that in respect of certificated Partnership Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Partnership Units represented by such Certificates or Book-Entry Certificates, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Partnership Units immediately prior to the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries) will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (x) New Common Shares representing, in the aggregate, the whole number of New Common Shares that such holder has the right to receive pursuant to Section 3.1(c) (after taking into account all Partnership Units then held by such holder) and (y) a check in an amount equal to the aggregate amount of the cash that such holder has the right to receive with respect to such Partnership Units pursuant to Section 3.3(c) and Section 3.3(d). No interest will be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Shares, any Parent distributions payable pursuant to Section 3.3(c) or any Regular Distribution. In the event of a transfer of ownership of Partnership Units that is not registered in the transfer records of the Partnership or the Merger Consideration, as applicable, and any Parent distributions payable pursuant to Section 3.3(c) payable in respect of such Partnership Units may be paid to a transferee, if the Certificate representing such Partnership Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Partnership Units, accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration, in any name other than that of the record holder of such Partnership Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration, payable in respect of Partnership Units, and any cash or distributions to which such holder is entitled pursuant to Section 3.3(c), Section 3.3(d) and (without the necessity of such surrender) Regular Distributions.

(c) Distributions with Respect to Unexchanged Partnership Units. No distributions declared or made with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any Partnership Units with respect to New Common Shares that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Shares will be paid to any such holder until such holder has delivered the required documentation and surrendered any such Certificates or Book-Entry Units as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there will be paid to such holder of New Common Shares issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Shares to which such holder is entitled pursuant to Section 3.3(d) (which shall be paid by the Exchange Agent as provided therein) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to New Common Shares and payable with respect to such New Common Shares, and (ii) promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such New Common Shares (which shall be paid by Parent).

(d) Fractional New Common Shares. No certificates or scrip of New Common Shares representing fractional New Common Shares or book entry credit of the same will be issued upon the surrender of Partnership Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Shares. Notwithstanding any other provision of this Agreement, each holder of Partnership Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Share (after taking into account all Partnership Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Share that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of the Cash Consideration in lieu of issuing fractional shares of New Common Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.

(e) Further Rights in Partnership Units. The Merger Consideration issued upon conversion of a Partnership Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(d)) and any declared distributions to be paid on Parent Shares as described in Section 3.3(c) will be deemed to have been issued in full satisfaction of all rights pertaining to such Partnership Unit.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Partnership Units after 180 days following the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Partnership Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration, payable in respect of such Partnership Units, any cash in lieu of fractional New Common Shares to which they are entitled pursuant to Section 3.3(d), or any distributions with respect to New Common Shares to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon.

(g) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in such amount reasonably determined by Parent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, payable in respect of Partnership Units represented by such Certificate, any distributions to which the holders thereof are entitled pursuant to Section 3.3(c) and any cash payable in lieu of fractional New Common Shares to which the holders thereof are entitled pursuant to Section 3.3(d).

(h) Withholding. Each of Parent, Merger Sub and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partnership Units such amounts or securities as Parent, Merger Sub or the Exchange Agent determines required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment or issuance. To the extent that amounts or securities are so deducted and withheld such amounts will be treated for all purposes of this Agreement as having been paid or issued to the holder of Partnership Units in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(i) Issuance in Book-Entry Form. All New Common Shares to be issued in the Merger will be issued in book-entry form, without physical certificates. Upon the issuance of New Common Shares to the holders of Partnership Units in accordance with this Section 3.3, Parent will reflect such admission on the books and records of Parent.

(j) No Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

(k) Tax Characterization of Merger and Cash Received. The Partnership and Parent each acknowledges and agrees that for federal income Tax purposes (and applicable state income or franchise tax purposes) the transactions consummated pursuant to this Agreement will, in accordance with IRS Revenue Ruling 99-6; Situation 2, be treated as each holder of a Partnership Common Unit shall be treated as transferring its Common Units in exchange for the Merger Consideration and Parent shall be treated as acquiring the assets of the Partnership deemed distributed to the holders of Partnership Common Units in the deemed liquidation of Partnership. Each of the Partnership and Parent agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

(l) Distribution. Notwithstanding anything in this Agreement to the contrary, the Merger shall not affect the right of any holder of Partnership Units as of the record time for the Distribution to receive its share of SpinCo Common Units pursuant to the Distribution. It is understood that no Partnership Equity Awards existing as of the record time for the Distribution, all of which shall be adjusted in connection with the Distribution pursuant to Section 3.5, shall entitle the holder thereof to receive any SpinCo Common Units in the distribution.

3.4 Anti-Dilution Provisions. Without limiting the covenants in Sections 4.1 and 4.2, in the event the outstanding Partnership Units or Parent Shares shall have been changed into a different number of units or shares or a different class after the date of this Agreement by reason of any subdivisions, reclassifications, splits, unit or share distributions, combinations or exchanges of Partnership Units or Parent Shares (other than the Spin-Off Transactions), the Exchange Ratio will be correspondingly adjusted to provide to the holders of such Partnership Units the same economic effect as contemplated by this Agreement prior to such event.

3.5 Treatment of Equity-Based Awards.

(a) Adjustment of Partnership Equity Awards in Connection with the Spin-Off Transaction. Prior to the actions described in Section 2.1, the Partnership Equity Awards shall be adjusted in accordance with Section 5.2 of the Employee Matters Agreement.

(b) Cancellation and Settlement of SpinCo Employee Partnership Equity Awards.

(i) Partnership Unit Options. Each option to acquire Partnership Units granted under the Partnership’s equity plans (each such option, a “Partnership Unit Option” and such plans, the “Partnership Equity Plans”), whether vested or unvested, that is held by a SpinCo Employee, a non-employee director of the Partnership or APL or a former employee and outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive the Merger Consideration in respect of each Net Partnership Unit represented by such Partnership Unit Option. Any Partnership Unit Option that has an exercise price per Partnership Unit that is greater than or equal to the Per Unit Cash Consideration shall be cancelled in exchange for no consideration. The holders of the Partnership Unit Options shall receive the payments described in this Section 3.5(b)(i), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five (5) Business Days following the Effective Time.

(ii) Partnership Phantom Units. Each phantom unit based on Partnership Units granted under the Partnership Equity Plans (each, a “Partnership Phantom Unit” and, together with the Partnership Unit Options, the “Partnership Equity Awards”), whether vested or unvested, that is held by a SpinCo Employee, a non-employee director of the Partnership or APL or a former employee and outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive the Merger Consideration in respect of each Partnership Unit underlying such Partnership Phantom Unit. The holders of Partnership Phantom Units shall receive the payments described in the immediately preceding sentence (together with any dividend equivalents corresponding to Partnership Phantom Units that vest in accordance with this Section 3.5(b)(ii)), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payments, within five (5) Business Days following the Effective Time.

(c) Rollover and Partial Settlement of Midstream Business Employee Partnership Equity Awards.

(i) Vested Partnership Unit Options. Each vested Partnership Unit Option that is held by a Midstream Business Employee and outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration in respect of each Net Partnership Unit represented by such Partnership Unit Option. The holders of the Partnership Unit Options shall receive the payments described in this Section 3.5(c)(i), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five (5) Business Days following the Effective Time.

(ii) Unvested Partnership Unit Options. Each unvested Partnership Unit Option that is held by a Midstream Business Employee and outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be cancelled and converted into the right to receive: (A) the Cash Consideration in respect of each Net

Partnership Unit represented by such Partnership Unit Option, and (B) a restricted stock award in respect of Parent Shares (a “Parent Restricted Share Award”) with respect to a number of Parent Shares equal to the product of (1) the number of Net Partnership Units represented by such Partnership Unit Option, multiplied by (2) the Equity Consideration. Any Partnership Unit Option that has an exercise price per Partnership Unit that is greater than or equal to the Per Unit Cash Consideration shall be cancelled in exchange for no consideration. The holders of the Partnership Unit Options shall receive the payments described in this Section 3.5(c)(ii), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five (5) Business Days following the Effective Time. Except as otherwise provided in this Section 3.5(c)(ii), each such Parent Restricted Share Award issued pursuant to this Section 3.5(c)(ii) shall continue to have, and shall be subject to, the same material terms and conditions and same vesting conditions (but excluding any terms and conditions unique to options) as applied to the corresponding Partnership Unit Option immediately prior to the Effective Time, and shall settle in Parent Shares upon vesting.

(iii) Partnership Phantom Units. Each Partnership Phantom Unit that is held by a Midstream Business Employee and outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be cancelled and converted into the right to receive: (A) the Cash Consideration in respect of each Partnership Unit underlying such Partnership Phantom Unit and (B) a Parent Restricted Share Award with respect to a number of Parent Shares equal to the product of (1) the number of Partnership Units underlying such Partnership Phantom Unit, multiplied by (2) the Equity Consideration. The holders of Partnership Phantom Units shall receive the payments described in the immediately preceding sentence (together with any dividend equivalents corresponding to Partnership Phantom Units that vest in accordance with this Section 3.5(c)(iii)), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payments, within five (5) Business Days following the Effective Time. Except as otherwise provided in this Section 3.5(c)(iii), each such Parent Restricted Share Award assumed and converted pursuant to this Section 3.5(c)(iii) shall continue to have, and shall be subject to, the same material terms and conditions and the same vesting conditions as applied to the corresponding Partnership Phantom Unit immediately prior to the Effective Time, and shall settle in Parent Shares upon vesting.

(d) Certain Tax Considerations. The actions contemplated by this Section 3.5 shall be taken in accordance with Section 409A of the Code. The aggregate amount required to be withheld from any holder of Partnership Equity Awards in connection with the payments described in Sections 3.5(b) and 3.5(c) shall first be applied to reduce the portion of such payments payable in the form of Parent Shares and, to the extent such withholding amount exceeds the portion of such payments payable in the form of Parent Shares, such excess shall be applied to reduce the portion of such payments payable in cash.

(e) Termination of Partnership Equity Plans; Issuance of Parent Restricted Share Awards. Prior to the Effective Time, the Partnership shall take all actions necessary to terminate each of the Partnership Equity Plans, effective as of and subject to the occurrence of the Effective Time. At the Effective Time, Parent shall issue the Parent Restricted Share Awards in accordance with Sections 3.5(c)(ii) and 3.5(c)(iii).

(f) Parent Actions. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery with respect to the settlement of Partnership Equity Awards contemplated by Sections 3.5(b) and 3.5(c)(i). Parent shall include in the Registration Statement a number of Parent Shares sufficient to satisfy the settlement of Partnership Equity Awards contemplated by Sections 3.5(b) and 3.5(c)(i). Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon settlement of the Parent Restricted Share Awards issued by it in accordance with Sections 3.5(c)(ii) and 3.5(c)(iii). As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of Parent Shares to be registered and issuable with respect to Parent Restricted Share Awards, Parent shall file a post-effective amendment to the Registration Statement or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares subject to Parent Restricted Share Awards and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Restricted Share Awards remain outstanding. As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of a Parent Restricted Share Award issued by Parent an appropriate notice setting forth such holder’s rights pursuant to the such Parent Restricted Share Award.

(g) Reasonable Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take any actions reasonably necessary to effectuate the transactions contemplated by this Section 3.5, including, without limitation, having the applicable board or committee administering the plans governing the affected awards adopt resolutions necessary to effect the foregoing or obtaining any required consents.

(h) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Net Partnership Unit” means, with respect to a Partnership Unit Option, the quotient of (A) the product of (1) the excess, if any, of the Per Unit Cash Consideration over the per unit exercise price of such Partnership Unit Option, multiplied by (2) the number of Partnership Units underlying such Partnership Unit Option, divided by (B) the Per Unit Cash Consideration.

(ii) “Per Unit Cash Consideration” means the sum of (A) the Cash Consideration plus (B) the product of (1) the Equity Consideration multiplied by (2) the Average Closing Price.

ARTICLE IV

ACTIONS PENDING MERGER

4.1 Conduct of Business by the Partnership. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly contemplated or provided by the Transaction Agreements, (ii) as may be required by applicable Law, (iii) as set forth in Section 4.1 of the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”), or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld with respect to clauses (a), (d), (g), (h) or (i) of this Section 4.1), the Partnership will not (and Partnership GP will not take any such action on its own behalf or on behalf of the Partnership), and will cause each of its Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries other than in the ordinary course consistent with past practice; provided, that no action by the Partnership or its Subsidiaries with respect to matters specifically addressed by any other provision of Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of such other provision, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing, in each case except for (A) issuances of Partnership Units upon the exercise or settlement of any Partnership Equity Awards outstanding on the date hereof in accordance with the terms of the Partnership Equity Plans, (B) the sale of Partnership Units in connection with the exercise or settlement of Partnership Equity Awards if necessary to effectuate an option direction upon exercise or for withholding of Taxes, and (C) distributions on the APL Class D Preferred Units paid in the ordinary course of business in additional APL Class D Preferred Units in accordance with the APL’s Partnership Agreement (the “Class D Preferred PIK Distributions”);

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except upon the forfeiture of Partnership Equity Awards in connection with the terms thereof or to satisfy any Tax withholding obligations of the holder thereof or net unit settlements made in connection with the vesting or settlement of Partnership Equity Awards or as required by the terms of any Partnership Employee Benefit Plan;

(d) (i) sell, lease, transfer, exchange, dispose of, license or convey all or any portion of its assets, business or properties, other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and Hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000, (C) any sale, lease, transfer, exchange, disposal, license, or conveyance of assets, business or properties to APL or any Subsidiary thereof or (D) any distributions expressly permitted under Section 4.1(e); (ii) except as set forth in the Partnership 2014/2015 Budget, acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity with a value in excess of $25,000,000; provided, that the Partnership shall not, and shall not permit its Subsidiaries to, make any acquisition that would reasonably be expected to materially impede or delay the consummation of the Merger or the other Transactions, (iii) merge, consolidate or enter into any other business combination transaction with any Person, other than mergers or consolidations solely among the Partnership and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(e) make or declare dividends or distributions (i) to the holders of Partnership Units that are special or extraordinary distributions or that are in a cash amount in excess of $0.55 per Partnership Unit per quarter, or (ii) to the holders of any other units of or interests in the Partnership;

(f) amend (i) the Partnership Certificate of Limited Partnership or the Existing Partnership Agreement, or (ii) the governing documents of any of its significant Subsidiaries;

(g) enter into any contract, agreement or arrangement that would be a Partnership Material Agreement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and Hydrocarbons in the ordinary course);

(h) modify or amend in any material respect, terminate or assign, or waive or assign any rights under any Partnership Material Agreement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and Hydrocarbons in the ordinary course) or any Partnership Permit, in each case, in a manner which is materially adverse to the Partnership or any of its Subsidiaries;

(i) waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or any injunction or other equitable relief, other than waivers, releases, assignments, settlements or compromises (A) equal to or less than the amounts reserved with respect thereto on the Partnership Financial Statements or (B), except as provided in clause (A), that do not exceed $10,000,000 in the aggregate;

(j) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any other applicable Law;

(k) fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is substantially similar to the insurance maintained by it at present;

(l) (i) change, in any material respect, any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax Return, or (iv) change, in any material respect, any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(m) take any action or fail to take any action that would reasonably be expected to cause any of its Subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than Subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

(n) except as required by applicable Law or any Partnership Employee Benefit Plan, (i) increase the compensation of any Midstream Business Employees whose annual base compensation exceeds $175,000, other than customary increases in the ordinary course of business, consistent with past practice, (ii) grant any severance or termination pay to any employee, officer or director of the Partnership or any of its Subsidiaries, other than grants of severance or termination pay in the ordinary course of business consistent with past practice to any employee who is not an officer or director who is terminated in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into, amend or terminate any employment or change of control agreement with any Employee, (iv) take any action to accelerate any compensation or fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any Midstream Business Employee whose target annual compensation is greater than $125,000, other than for cause, or (vi) hire any Midstream Business Employee whose target annual compensation is greater than $350,000;

(o) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities, (B) Indebtedness owed by any Partnership Entity or any Subsidiary thereof to any Partnership Entity or any Subsidiary thereof or, (C) guarantees of existing Indebtedness of the Partnership or any Subsidiary thereof to the extent required by the terms thereof, or (D) leases permitted to be incurred pursuant to clause (iii) below, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness owed thereby (directly, contingently or otherwise), prior to the stated maturities thereof, other than (A) borrowings under existing credit facilities and (B) repayments of Indebtedness owed to any Partnership Entity or any Subsidiary thereof, (iii) enter into any material leases (whether operating or capital) for amounts exceeding $25,000,000 in the aggregate or (iv) except as set forth in the Partnership 2014/2015 Budget, make or commit to make any capital expenditures in excess of $100,000,000 in the aggregate; provided, however, that notwithstanding anything to the contrary herein, Parent may not incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise) under the Partnership Credit Facilities to the extent that the amount required to repay such Partnership Credit Facilities would exceed $240,000,000 as of immediately prior to the Effective Time;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(q) transfer any assets of the Midstream Companies as of the date of this Agreement to the Spin-Off Companies, or transfer any liabilities of the Spin-Off Companies as of the date of this Agreement to the Midstream Companies;

(r) enter into any Partnership Related Party Transaction;

(s) take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the Merger or the transactions contemplated hereby;

(t) take any action to subject the Partnership, Partnership GP or any of the Midstream Companies to material liability (contingent or otherwise) following the Effective Time with respect to (i) SpinCo or any of the other Spin-Off Companies, (ii) the Spin-Off Transaction, (iii) the SpinCo Employees or (iv) the pre-Closing or post-Closing activities or business of the Spin-Off Companies except for Retained Liabilities and Delayed Assumed Liabilities; or

(u) agree or commit to do anything prohibited by clauses (a) through (t) of this Section 4.1.

Notwithstanding anything to the contrary, with respect to APL and its Subsidiaries, the Partnership’s obligation under this Section 4.1 to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of APL and its Subsidiaries and to the extent not inconsistent with the Partnership’s or its Subsidiaries’ duties (fiduciary or otherwise) to APL or any of its equity holders.

4.2 Conduct of Business by Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly contemplated or provided by the Transaction Agreements, (ii) as may be required by applicable Law, (iii) as set forth in the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”), or (iv) with the prior written consent of the Partnership Board (which consent will not be unreasonably withheld with respect to clauses (a), (d) or (g) of this Section 4.2), Parent will not and will cause each of its respective Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries other than in the ordinary course in all material respects; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of such other provision, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing, in each case except (A) issuance of Parent Shares (x) made in the ordinary course of business or (y) that would not reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the Merger or the transactions contemplated hereby, (B) issuances of Parent Shares upon the exercise or settlement of any Parent Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 4.2(b), (C) the sale of Parent Shares in connection with the exercise or settlement of Parent Equity awards if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (D) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business or (E) issuances of equity by NGLS pursuant to the Equity Distribution Agreement, dated as of May 5, 2014, between NGLS and the managers party thereto in amounts consistent with Parent’s past practice, or any agreement substantially similar in form and substance to such agreement;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any equity interests or Rights, except for net share settlements made in connection with the vesting of restricted shares, restricted units or as required by the terms of any existing Parent Employee Benefit Plan;

(d) (i) sell, lease, transfer, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and Hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000, (C) any joint venture, partnership, joint marketing, joint development or similar strategic transaction or (D) any distributions expressly permitted under Section 4.2(e); (ii) make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other Person that would reasonably be expected to prevent or materially impede or materially delay the Merger; or (iii) merge, consolidate or enter into any other business combination transaction with any Person, other than mergers or consolidations solely among Parent and its wholly owned Subsidiaries or among its wholly owned Subsidiaries or as permitted by clause (ii) or that would not reasonably be expected to prevent or materially impede or materially delay the Merger;

(e) make or declare dividends or distributions to the holders of Parent Shares that are special or extraordinary distributions, other than dividends or distributions, including increases in such dividends or distributions, made in the ordinary course consistent with past practice pursuant to applicable Parent Board approvals;

(f) amend the Parent Certificate of Incorporation or the Parent Bylaws other than such amendments as would not reasonably be expected to adversely affect the voting rights of holders of Parent Shares;

(g) except in the ordinary course of business, modify or amend in any material respect, terminate or assign, or waive or assign any rights under any Parent Material Agreement or any Parent Permit, in each case, in a manner which would reasonably be expected to result in a Parent Material Adverse Effect;

(h) implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any applicable Law;

(i) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax Return, or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(j) take any action or fail to take any action that would reasonably be expected to cause any of its Subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than Subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(l) take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the Merger or the transactions contemplated hereby; and

(m) agree or commit to do anything prohibited by clauses (a) through (l) of this Section 4.2.

Notwithstanding anything to the contrary, with respect to NGLS and its Subsidiaries, Parent’s obligation under this Section 4.2 to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of NGLS and its Subsidiaries and to the extent not inconsistent with Parent’s or its Subsidiaries’ duties (fiduciary or otherwise) to NGLS or any of its equity holders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed by the Partnership or APL with the SEC under the Exchange Act or the Securities Act since January 1, 2012 and prior to the date of this Agreement, and in each case excluding all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Partnership SEC Documents”) (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Partnership Disclosure Schedule prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Partnership Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”)), the Partnership represents and warrants to Parent and Merger Sub as follows:

5.1 Organization, General Authority and Standing. The Partnership is a limited partnership validly existing and in good standing under the Laws of the State of Delaware. The Partnership has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Section 5.1 of the Partnership Disclosure Schedule sets forth a true and complete list of the Retained Companies (other than the Partnership), the Spin-Off Companies and the Partnership’s ownership interest in each Retained Company (other than the Partnership). Each of the Partnership’s Subsidiaries (a) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case of clauses (a) through (c), as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership has made available to Parent true and complete copies of the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement, the Partnership GP Agreement and the Partnership GP Certificate of Formation (the “Partnership Organizational Documents”), the certificate of limited partnership of APL, the Second Amended and Restated Agreement of Limited Partnership of APL dated as of March 9, 2004, as amended (the “APL Partnership Agreement”) and true and complete copies of the certificates of formation and limited liability company agreements (or comparable organizational documents) of each of the other Midstream Companies (other than APL’s Subsidiaries) (collectively, the “Partnership Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Partnership Organizational Documents and Partnership Subsidiary Documents are in full force and effect and the Partnership and its Subsidiaries are not in violation of any of their provisions in any material respect.

5.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Partnership Units and a general partner interest in the Partnership. As of October 9, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 51,911,136 Partnership Units, and (ii) a general partner interest in the Partnership, and there were (iii) 3,362,024 Partnership Units issuable pursuant to Partnership Unit Options and (iv) 3,282,237 Partnership Units issuable pursuant to Partnership Phantom Units. Partnership GP is the sole general partner of the Partnership and owns all of the outstanding general partner interest in the Partnership, and the Partnership owns all of the outstanding equity interests in Partnership GP. The authorized equity interests of APL consist of common units representing limited partner interests in APL (“APL Common Units”), Class B Preferred Units representing limited partner interests in APL, Class C Preferred Units representing limited partner interests in APL, Convertible Class D Preferred Units representing limited partner interests in APL (“APL Class D Preferred Units”), Class E Preferred Units representing limited partner interests in APL (“APL Class E Preferred Units”), the Incentive Distribution Rights (as defined in the APL Partnership Agreement, the “APL IDRs”) and a general partner interest in APL. As of October 10, 2014, the issued and outstanding limited partner interests and general partner interests of APL consisted of (A) 84,497,281 APL Common Units, (B) 14,699,076 APL Class D Preferred Units, (C) 5,060,000 APL Class E Preferred Units, (D) the APL IDRs and (E) an approximate 2% combined general partner interest in APL, and there were (F) zero APL Common Units issuable pursuant to options to acquire APL Common Units granted under APL’s equity plans (“APL Unit Options”) and (G) 1,751,494 APL Common Units issuable pursuant to phantom APL Common Units granted under APL’s equity plans (“APL Phantom Units” and together with the APL Unit Options, “APL Equity Awards”). APL GP is the sole general partner of APL and owns all of the outstanding APL IDRs and general partner interest in APL, and the Partnership, directly or indirectly, owns all of the outstanding equity interests in APL GP. As of October 10, 2014, the Partnership or a Subsidiary of the Partnership (other than APL and its Subsidiaries) owns 4,113,227 APL Common Units and no APL Class D Preferred Units or APL Class E Preferred Units. All outstanding equity securities of the Partnership and APL are, and all Partnership Common Units issuable pursuant to Partnership Equity Awards and APL Common Units issuable pursuant to APL Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Parent Agreement and the Existing Partnership Agreement, respectively). All of the membership interests in Partnership GP are owned by the Partnership free and clear of all Liens, other than Liens arising under or pursuant to the express terms of the Partnership Organizational Documents.

(b) Section 5.2(b) of the Partnership Disclosure Schedule sets forth, as of October 9, 2014, for each outstanding Partnership Equity Awards (1) the name of the holder of such Partnership Equity Award, as applicable, (2) the number of outstanding Partnership Units subject to awards held by such individual and (3) the estimated cash payments and equity securities to be received by each such holder if the Merger was consummated on October 9, 2014. Each grant of an APL Equity Award was made in accordance with the terms of the applicable Employee Benefit Plan of APL and applicable Law.

(c) As of October 9, 2014, except as set forth in subsections (a), (b) and (c) of this Section 5.2, (i) there are no partnership interests, limited liability company interests or other equity securities of the Retained Companies issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any of the Retained Companies to issue, transfer or sell any partnership or other equity interest of a Retained Company or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of any of to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Retained Companies or any such securities or agreements listed in clause (ii) of this sentence.

(d) Neither the Partnership nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Partnership Unitholders on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

5.3 Equity Interests in other Entities. Other than the ownership interests in the Retained Companies and the Spin-Off Companies set forth in Section 5.1 of the Partnership Disclosure Schedule, and as reflected in Section 5.3 of the Partnership Disclosure Schedule, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. The Partnership owns such interests in its Subsidiaries free and clear of all Liens except for Liens under the Partnership Credit Facility which will be released on or prior to the Effective Date, and Liens described by clause (i) of the definition of Permitted Encumbrances.

5.4 Power, Authority and Approvals of Transactions. The Partnership has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Partnership Unitholder Approval, to consummate the transactions contemplated hereby. Subject to the Partnership Unitholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership action by the Partnership. The Partnership Board has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit the Merger and this Agreement to a vote of the Partnership Unitholders and recommend approval of the Merger and this Agreement by the Partnership Unitholders. This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery by the Other Parties, constitutes the Partnership’s valid and binding obligation, enforceable against the Partnership in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

5.5 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Partnership do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Partnership or any of its respective Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under the Existing Partnership Agreement or the Partnership Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Partnership or any of their respective Subsidiaries or (iv) result in the creation of any material Lien (other than Permitted Encumbrances) on any of the assets of the Partnership or any of its Subsidiaries’ assets, except in the case of clauses (i) and (iii), for such breaches, violations, defaults, terminations, cancellations, accelerations, contraventions or conflicts which, either individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect.

5.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the Partnership of this Agreement or (ii) the consummation by the Partnership of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of the Parent Entities set forth in Section 6.6, (A) the filing with the SEC of a joint proxy statement (the “Joint Proxy Statement”) relating to the matters submitted to the Partnership Unitholders at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Partnership Meeting”) and relating to the matters submitted to the Parent Stockholders at a meeting of such holders for the purpose of approving the Parent Share Issuance (including any adjournment or postponement thereof, the “Parent Meeting”) and other filings required under federal or state securities Laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or materially delay consummation of the Merger.

5.7 Financial Reports and the Partnership SEC Documents.

(a) Since January 1, 2012, the Partnership and/or APL has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished prior to the date hereof under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be and, did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of the Partnership included in the Partnership SEC Documents (the “Partnership Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) The pro forma consolidated financials of the Retained Companies which assume that the Spin-Off Transaction has been consummated will (i) be delivered to Parent as promptly as practicable following the date of this Agreement; (ii) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (iii) be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), (iv) fairly present in all material respects the consolidated financial position of the Retained Companies as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended and (v) be prepared from, and in accordance with, the books and records of the Retained Companies.

(d) Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents.

5.8 Internal Controls and Procedures. The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Partnership’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Partnership’s auditors and the audit committee of the Partnership Board (x) all significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

5.9 Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, the unaudited financial statements (or notes thereto) included in the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 (the “Balance Sheet Date”), or in the financial statements (or notes thereto) included in subsequent Partnership SEC Documents filed by the Partnership prior to the date of this Agreement, neither the Partnership nor any of its consolidated Subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Partnership, except liabilities (a) that are accrued or reserved against in the financial statements of the Partnership included in the Partnership SEC Documents filed prior to the date of this Agreement or reflected in the notes thereto, (b) incurred since the Balance Sheet Date in the ordinary course of business, (c) incurred in accordance with this Agreement or in connection with the transactions contemplated by the Transaction Agreements, (D) that would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect or (E) that have been discharged or paid in full.

5.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, (i) the Partnership has carried on and operated its businesses in all material respects in the ordinary course of business and (ii) no Retained Company has undertaken any action that would be prohibited by Section 4.1(j) if such provision were in effect at all times since the Balance Sheet Date.

5.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 5.17) and environmental matters (which are provided for in Section 5.13), the Partnership and each of its Subsidiaries is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The Partnership has not received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that the Partnership or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

(b) Except for the Environmental Permits (which are provided for in Section 5.13), the Partnership and each of its Subsidiaries is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Partnership Permits”), except where the failure to be in possession of such Partnership Permits would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or threatened, except where such suspension or cancellation would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Partnership, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

5.12 Material Contracts.

(a) Each of the following contracts to which the Partnership or any of its Subsidiaries is a party in effect on the date of this Agreement, other than a Partnership Employee Benefit Plan, is referred to as a “Partnership Material Agreement”:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), including any Partnership Material Agreement filed as an exhibit in the Partnership SEC Documents;

(ii) each natural gas transportation, gathering, treating, processing or other contract, each natural gas liquids fractionation, transportation, purchase, sales or storage contract and each natural gas purchase contract that during the 12 months ended June 30, 2014 individually involved, or is reasonably expected in the future to involve, annual revenues received by or payments made by the Partnership and the Retained Companies in excess of $25,000,000 in the aggregate;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Partnership or any of its Subsidiaries in an amount in excess of $25,000,000;

(iv) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by Retained Company, in excess of $25,000,000;

(v) each contract that provides for indemnification by the Partnership or any of its Subsidiaries that remains in effect as of the date of this Agreement with respect to liabilities in connection with the Partnership’s or any of its Subsidiaries’ previous sales of the Partnership’s or any of its Subsidiaries’ business, assets or properties in excess of $25,000,000;

(vi) each contract that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of Parent becoming Affiliated with the Partnership as a result of this transaction, would by its terms materially restrict the ability of Parent to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing, (B) imposes any material restriction on the right or ability of the Partnership or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of the Partnership or any of its Subsidiaries in a material manner;

(vii) each contract involving the pending acquisition or sale of (or option to purchase or sell) the assets or properties of the Partnership or any of its Subsidiaries in excess of $25,000,000;

(viii) each material partnership, joint venture or strategic alliance agreement; and

(ix) each contract expressly limiting or restricting the ability of the Partnership or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be.

(b) Except as set forth in Section 5.12 of the Partnership Disclosure Schedules, immediately following the Effective Time, neither the Partnership nor Partnership GP will have any material liability to any third party under any of the following types of contracts or agreements (in each case, excluding contracts or agreements that will be assumed by the Spin-Off Companies or their Subsidiaries and for which SpinCo has agreed to indemnify the Partnership, in each case pursuant to the Separation Agreement):

(i) any contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by the Partnership (whether incurred, assumed, guaranteed or secured by any asset), and any contract securing the obligations of the Partnership with respect to such commitment;

(ii) any contract requiring the Partnership to make capital expenditures or other payments following the Effective Date;

(iii) any collective bargaining agreement to which any employee of the Partnership or its Subsidiaries is a party or is subject;

(iv) any contract with any of the Spin-Off Companies, other than the Transaction Agreements and the Ancillary Agreements (as defined in the Separation Agreement); and

(v) any agreement under which the Partnership has advanced or loaned any amount of money to any of its officers, directors, employees or consultants or to any of the Retained Companies.

(c) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Partnership Material Agreement may be limited by applicable Law and public policy, each of the Partnership Material Agreements (i) constitutes the valid and binding obligation of the Partnership and, to the Knowledge of the Partnership, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

(d) There is not under any Partnership Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.13 Environmental Matters. Except as reflected in the Partnership Financial Statements, and except for any such matter that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect:

(a) The Retained Companies and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) All Environmental Permits for conducting the respective businesses and operations of each of the Retained Companies as they are currently being conducted have been obtained and are currently in full force and effect, and, since January 1, 2012, none of the Retained Companies has received any notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) Since the January 1, 2012, none of the Retained Companies has received any written notice from any Governmental Authority alleging any such Person’s violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state Laws) or any Environmental Permit, with respect to the Retained Company’s assets, real properties (whether owned or leased) and operations, and there are no facts, conditions or occurrences that would reasonably be expected to result in the receipt of such notice;

(d) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of the Partnership, threatened by a Person against any Retained Company which allege a violation of or liability under any Environmental Law and, to the Knowledge of the Partnership, there are no existing facts, conditions or occurrences that would reasonably be expected to give rise to any such action, suit, proceeding, claim, investigation, order, decree or judgment;

(e) There has been no Release of any Hazardous Material at, on, under, or from (x) any Retained Company’s real properties as a result of the operations of such Retained Company or (y) to the Knowledge of the Partnership, any real properties offsite any Retained Company’s real properties that, in each case of (x) and (y), has not been remediated as required by, or resulted in liability under, any Environmental Law or otherwise adequately reserved for in the Partnership Financial Statements; and

(f) None of the Retained Companies has assumed or retained by contract or operation of Law any liabilities of any third parties for the presence or Release of, or exposure to, Hazardous Materials or for the failure to comply with Environmental Law.

(g) This Section 5.13 constitutes the sole and exclusive representation and warranty of the Partnership with respect to Environmental Permits, Hazardous Materials and Environmental Law.

5.14 Title to Properties. The Partnership has good and indefeasible title to all real and personal properties which are material to the business of Partnership, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.15 Litigation. There are no civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or threatened, against any Retained Company or to which any Retained Company is otherwise a party or threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect, and, as of the date hereof, no such Proceedings would, individually or in the aggregate, be reasonably expected to materially delay the consummation of the Merger.

5.16 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Joint Proxy Statement is first mailed to Partnership Unitholders or Parent Stockholders, and at the time of the Partnership Meeting and the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to the Partnership required to be stated therein or necessary in order to make the statements with respect to the Partnership therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy

Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

5.17 Tax Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect:

(a) Each of the Partnership and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to the Partnership or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the Partnership or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against the Partnership or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by the Partnership or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where the Partnership or one of its Subsidiaries do not currently file a Tax Return that the Partnership or such Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Partnership;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Partnership or any of its Subsidiaries;

(f) each of the Partnership and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of the Partnership or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Partnership or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) none of the Partnership or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Partnership or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i) the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(j) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k) each of APL and APL GP is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

5.18 Employee Benefits.

(a) Section 5.18(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan that is (i) sponsored, maintained or contributed to by the Partnership or any of its ERISA Affiliates, or (ii) for which the Partnership or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Partnership Employee Benefit Plan”).

(b) With respect to each Partnership Employee Benefit Plan, within ten (10) Business Days of the date of this Agreement, the Partnership shall have made available to Parent a true and complete copy, or summary if no plan document exists, of (i) each Partnership Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to any Partnership Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with each Partnership Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, and (iv) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c) Each Partnership Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Partnership Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Partnership Employee Benefit Plans) or proceedings pending or, to the Knowledge of the Partnership, threatened against or involving any Partnership Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Partnership Employee Benefit Plan, in each case, that would be reasonably expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to the Partnership or any of its ERISA Affiliates under (i) Section 302 of ERISA, (ii) Sections 412 and 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). Except as, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Partnership, nothing has occurred that could adversely affect the qualified status of any such Partnership Employee Benefit Plan.

(e) Except as set forth on Section 5.18(e) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, no Partnership Employee Benefit Plan or any other arrangement maintained by the Partnership or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state Law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, each of the Partnership and each its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) Except as set forth on Section 5.18(f) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, no Partnership Employee Benefit Plan is, and none of the Partnership, its Subsidiaries or any of their respective ERISA Affiliates contributes to, during the past six years has contributed to or has any liability or obligation, whether actual or contingent, with respect to any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”). With respect to each Pension Plan set forth on Section 5.18(f) of the Partnership Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Knowledge of the Partnership, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Partnership or its Subsidiaries (other than any lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the Merger); (vii) to the Knowledge of the Partnership, there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event”) within the last six (6) years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement and the Merger); and (viii) no such Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(g) Except as (i) expressly contemplated by the terms of this Agreement, (ii) set forth in Section 5.18(g) of the Partnership Disclosure Schedule or, (iii) in the case of clauses (x), (y) or (z) below, for such payments and benefits for which the Partnership and its Subsidiaries has no liability, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (w) result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code to the Partnership, its Subsidiaries or any Midstream Business Employee, (x) result in or entitle any Midstream Business Employee to any payment or benefit, (y) accelerate the vesting, funding or time of payment of any compensation or other benefit payable pursuant to any Partnership Employee Benefit Plan or to any Midstream Business Employee, or (z) increase the amount or value of any payment, compensation or benefit to any Midstream Business Employee.

(h) The Partnership is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. There are no pending or, to the Knowledge of the Partnership, threatened material investigations, audits, complaints or proceedings against the Partnership by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that, individually or in the aggregate, would be reasonably expected to result in a Partnership Material Adverse Effect.

(i) Except as set forth in Section 5.18(i) of the Partnership Disclosure Schedule, no Employees are covered by a collective bargaining agreement, and, to the Knowledge of the Partnership, none of the Midstream Business Employees are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Midstream Business Employees. There are no pending or, to the Knowledge of the Partnership, threatened, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years, except as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.19 Intellectual Property. The Retained Companies own or have the right to use all Intellectual Property necessary for the operation of the businesses of the Retained Companies as presently conducted (collectively, the

“Partnership Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The use of the Partnership Intellectual Property by the Retained Companies in the operation of the business of the Retained Companies as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.20 Related Party Transactions. Except as disclosed in the Partnership SEC Documents, none of the Partnership or any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of the Partnership, any Subsidiary of the Partnership or any Spin-Off Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Partnership or (c) Affiliate (which term, solely for purposes of this Section 5.20, shall include the Spin-Off Companies), “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Partnership or any Subsidiary of the Partnership or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Partnership pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Partnership Related Party Transaction”).

5.21 Insurance. The Retained Companies maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Partnership believes to be customary for the industries in which the Retained Companies operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Retained Companies as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Retained Companies and (b) the Retained Companies are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Retained Companies as of the date of this Agreement, and none of the Retained Companies is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

5.22 Regulatory Matters.

(a) The Partnership is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) Except as set forth on Section 5.22(b) of the Partnership Disclosure Schedule, all natural gas pipeline Systems and related facilities constituting the Retained Companies’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.23 Derivatives. The Partnership SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of the Retained Companies, including Hydrocarbon and financial Derivative positions attributable to the businesses of the Retained Companies, as of the dates reflected therein.

5.24 State Takeover Statutes. The Partnership Board has taken all action necessary to render inapplicable to this Agreement, the Partnership Support Agreement and the transactions contemplated hereby and thereby, including the Merger, all potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement or other organizational documents of the Partnership.

5.25 Partnership Unitholder Approval. The approval of this Agreement and the Merger by the holders of at least a majority of the Outstanding (as defined in the Existing Partnership Agreement) Partnership Units, is the only vote or approval of any class or series of securities of the Partnership necessary to adopt this Agreement and to approve the transactions contemplated hereby, including the Merger.

5.26 Financial Advisors. No Retained Company has any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which a Retained Company will have any responsibility or liability whatsoever, excluding fees to be paid to the Partnership Financial Advisors.

5.27 Opinions of Financial Advisors. The Partnership Board has received the separate opinion of each Partnership Financial Advisor to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications, conditions and other matters considered, the Merger Consideration is fair, from a financial point of view, to holders of Partnership Units (other than Parent and its Affiliates).

5.28 No Other Business Activities.

(a) Since its inception, except for entering into “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as exhibits in the Partnership SEC Documents and entering into real property leases for the Partnership’s office space, the Partnership has not conducted any material business activities other than its ownership, management and arrangement of financing of Partnership GP, the Midstream Companies and the Spin-Off Companies.

(b) (i) Since its inception, Partnership GP has not conducted any business activities, other than serving as general partner of the Partnership, and (ii) except as set forth on Section 5.28(b) to the Partnership Disclosure Schedule, is not a party to, bound by or subject to liability under any contracts other than liability as a general partner under contracts to which the Partnership is also a party.

5.29 Spin-Off Companies. As of and immediately following the Effective Time, none of the Partnership, Partnership GP or any of the Midstream Companies will have any material liability or material obligation of the Spin-Off Companies or the respective businesses or activities of the Spin-Off Companies. Except as set forth on Schedule 5.29 of the Partnership Disclosure Schedules, as of immediately following of the Effective Time, none of the Partnership, Partnership GP or any of the Midstream Companies will have any liabilities of or responsibility (as a guarantor or otherwise) for any material obligations of the Spin-Off Companies, and there are no Assumed Liabilities (as defined in the Separation Agreement) that would reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Partnership and its Subsidiaries (taken as a whole).

5.30 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article V, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby, and specifically (but without limiting the generality of the foregoing) neither the Partnership nor any other Person makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Parent Entities (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Partnership and its Subsidiaries or (b) the future business and operations of the Partnership and its Subsidiaries. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain management presentations in expectation of the Merger. Neither the Partnership nor Partnership GP has relied on any representation or warranty not set forth in Article VI.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed by Parent or NGLS with the SEC under the Exchange Act or the Securities Act since January 1, 2012 and on or prior to the date of this Agreement, and in each case excluding all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Parent SEC Documents”) (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Parent Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”)), Parent and Merger Sub represent and warrant to the Partnership and Partnership GP as follows:

6.1 Organization, General Authority and Standing. Parent is a corporation validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 6.1 of the Parent Disclosure Schedules sets forth a true and complete list of Parent’s Subsidiaries and Parent’s ownership interest in each such Subsidiary. Each of Parent’s Subsidiaries (i) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case of clauses (i) through (iii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Partnership true and complete copies of the Parent Certificate of Incorporation and Parent Bylaws (the “Parent Organizational Documents”), the certificate of limited partnership of NGLS and the First Amended and Restated Operating Agreement of NGLS, dated as of February 16, 2007, as amended (the “NGLS Partnership Agreement”).

6.2 Capitalization.

(a) The authorized capital stock of Parent consists of 300,000,000 Parent Shares and 100,000,000 shares of preferred stock, par value $0.001 per share, of Parent (“Parent Preferred Stock”). As of October 10, 2014, there were (i) 42,143,463 Parent Shares issued and outstanding, (ii) 66,742 Parent Shares held in treasury, and (iii) no shares of Parent Preferred Stock, and there were (iv) 228,060 shares of restricted Parent Shares and 88,570 shares of restricted stock units granted and outstanding under Parent’s equity plans (such shares, the

“Parent Equity Awards”). The authorized equity interests of NGLS consist of Common Units representing limited partner interests in NGLS (“NGLS Common Units”), Class B Common Units representing limited partner interests in NGLS, Subordinated Units representing limited partner interests in NGLS, the Incentive Distribution Rights (as defined in the NGLS Partnership Agreement, the “NGLS IDRs”) and a general partner interest in NGLS. As of October 10, 2014, the issued and outstanding limited partner interests and general partner interests of NGLS consisted of (A) 115,774,096 NGLS Common Units, (B) the NGLS IDRs and (C) an approximate 2% general partner interest in NGLS, and there were (D) 579,273 equity-settled performance NGLS Common Units granted and outstanding under NGLS’ equity plans (the “NGLS Equity Awards”). NGLS GP is the sole general partner of NGLS and owns all of the outstanding NGLS IDRs and general partner interest in NGLS, and Parent owns all of the outstanding equity of NGLS GP. All outstanding equity securities of Parent and NGLS are, and all Parent Shares issuable pursuant to Parent Equity Awards and NGLS Common Units issuable pursuant to NGLS Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of October 10, 2014, except as set forth above in this Section 6.2 and set forth in the Parent Equity Plans or grant documents issued thereunder, (A) there are no partnership interests, limited liability company interests or other equity securities of Parent issued or authorized and reserved for issuance, (B) there are no outstanding options, LTIP units or profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (B) of this sentence.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Stockholders on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e) When issued pursuant to the terms hereof, all outstanding New Common Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

6.3 Equity Interests in other Entities. Other than the ownership interests in its Subsidiaries set forth on Section 6.1 of the Parent Disclosure Schedule, and as reflected in Section 6.3 of the Parent Disclosure Schedule, Parent does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person. Parent owns such interests in its Subsidiaries free and clear of all Liens except for Permitted Encumbrances.

6.4 Power, Authority and Approvals of Transactions. Parent has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated hereby. Subject to the Parent Stockholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action by Parent. The Parent Board has (a) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit the Parent Share Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Share Issuance by the Parent Stockholders. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Other Parties, constitutes, as applicable, Parent and Merger Sub’s valid and binding obligations, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

6.5 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NYSE, assuming the other consents and approvals contemplated by Section 6.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its respective Subsidiaries is a party or by which the Parent or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under the Parent Bylaws or the Parent Certificate of Incorporation, (iii) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or (iv) result in the creation of any Lien on any of the assets of Parent or any of its Subsidiaries’ assets, in each case, except for such breaches, violations, defaults, terminations, cancellations, accelerations, contraventions, conflicts or Liens which, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

6.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of the Partnership Entities set forth in Section 5.6, (A) the filing with the SEC of the registration statement on Form S-4 by Parent in connection with Parent Share Issuance, in which the Joint Proxy Statement will be included (as amended or supplemented from time to time, the “Registration Statement”) and other filings under federal and state securities Laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially delay consummation of the Merger.

6.7 Financial Reports and Parent SEC Documents.

(a) Since January 1, 2012, Parent and/or NGLS has filed and furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished prior to the date hereof under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (C) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

6.8 Internal Controls and Procedures. Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

6.9 Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2013, the unaudited financial statements (or notes thereto) included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, or in the financial statements (or notes thereto) included in subsequent Parent SEC Documents filed by Parent prior to the date of this Agreement, neither Parent nor any of its consolidated subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Parent, except liabilities (A) that are accrued or reserved against in the financial statements of Parent included in the Parent SEC Documents filed prior to the date of this Agreement or reflected in the notes thereto (B) incurred since the Balance Sheet Date in the ordinary course of business, (C) incurred in accordance with this Agreement or in connection with the transactions contemplated by the Transaction Agreements, (D) that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or (E) that have been discharged or paid in full.

6.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, contribution, occurrence or effect with respect to the Parent and its Subsidiaries that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business.

6.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 6.17) and environmental matters (which are provided for in Section 6.13), each of Parent and its Subsidiaries is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b) Except for the Environmental Permits (which are provided for in Section 6.13), Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened, except where such suspension or cancellation would not individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.12 Material Contracts. Each of the following contracts to which Parent or any of its Subsidiaries is a party in effect on the date of this Agreement, other than a Parent Employee Benefit Plan is referred to as a “Parent Material Agreement”:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), including any Parent Material Agreement filed as an exhibit in the Parent SEC Documents;

(ii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of Parent or any of its Subsidiaries in an amount in excess of $50,000,000;

(iii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by Parent, in excess of $50,000,000;

(iv) each contract that provides for indemnification by Parent or any of its Subsidiaries that remains in effect as of the date of this Agreement with respect to liabilities in connection with Parent’s previous sales of Parent’s business, assets or properties in excess of $50,000,000;

(v) each contract involving the pending acquisition or sale of (or option to purchase or sell) the assets or properties of Parent or any of its Subsidiaries in excess of $50,000,000;

(vi) each material partnership, joint venture or strategic alliance agreement; and

(vii) each contract expressly limiting or restricting the ability of the Parent or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Parent Material Agreement may be limited by applicable Law and public policy, each of the Parent Material Agreements (i) constitutes the valid and binding obligation of Parent and, to the Knowledge of Parent, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(c) There is not under any Parent Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.13 Environmental Matters. Except as reflected in the Parent Financial Statements, and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Each of Parent and any of its Subsidiaries and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) All Environmental Permits for conducting the respective businesses and operations of each of Parent and any of its Subsidiaries as they are currently being conducted have been obtained and are currently in full force and effect, and, since January 1, 2012, none of Parent or any of its Subsidiaries has received any notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any such Person’s violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state Laws) or any Environmental Permit, with respect to the Parent’s assets, real properties (whether owned or leased) and operations that remains pending or unresolved and there are no facts, conditions or occurrences Known to the Parent that would reasonably be expected to result in the receipt of such notice;

(d) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Parent, threatened by a Person against Parent or any of its Subsidiaries which allege a violation of or liability under any Environmental Law and, to the Knowledge of Parent, there are no existing facts, conditions or occurrences that would reasonably be expected to give rise to any such action, suit, proceeding, claim, investigation, order, decree or judgment;

(e) There has been no Release of any Hazardous Material at, on, under, or from (x) any of Parent’s or any of its Subsidiaries’ real properties as a result of the operations of Parent or any of its Subsidiaries or (y) to the Knowledge of Parent, any real properties offsite the Parent’s and its Subsidiaries’ real properties that, in each case of (x) and (y), has not been remediated as required by, or resulted in liability under, any Environmental Law or otherwise adequately reserved for in the Parent Financial Statements;

(f) None of Parent or any of its Subsidiaries has assumed or retained by contract or operation of Law any liabilities of any third parties for the presence or Release of, or exposure to, Hazardous Materials or for failure to comply with Environmental Law; and

(g) This Section 6.13 constitutes the sole and exclusive representation and warranty of Parent with respect to Environmental Permits, Hazardous Materials and Environmental Law.

6.14 Title to Properties. Parent and its Subsidiaries have good and indefeasible title to all real and personal properties which are material to the business of Parent and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Parent and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.15 Litigation. There are no Proceedings pending or threatened against Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is otherwise a party or a threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, and, as of the date hereof, no such Proceeding would, individually or in the aggregate, be reasonably expected to materially delay the consummation of the Merger.

6.16 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion in (i) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Joint Proxy Statement is first mailed to Parent Stockholders or the Partnership Unitholders, and at the time of the Parent Meeting and Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to the Parent required to be stated therein or necessary in order to make the statements therein with respect to the Parent, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

6.17 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) each of Parent and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against the Parent or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by Parent or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where Parent or one of its Subsidiaries does not currently file a Tax Return that Parent or such Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Parent or any of its Subsidiaries;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Parent or any of its Subsidiaries;

(f) each of the Parent and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) NGLS has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation. NGLS is not, for U.S. federal income tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351) if the partnership were incorporated; and

(i) none of Parent or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise.

6.18 Employee Benefits.

(a) Section 6.18(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan that is (i) sponsored, maintained or contributed to by the Parent or any of its ERISA Affiliates, or (ii) for which the Parent or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Parent Employee Benefit Plan”).

(b) Each Parent Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Parent Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Parent Employee Benefit Plans) or proceedings pending or, to the Knowledge of the Parent, threatened against or involving any Parent Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Parent Employee Benefit Plan, in each case, that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to the Parent or any of its ERISA Affiliates under (i) Section 302 of ERISA, (ii) Sections 412 and 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of Parent, nothing has occurred that could adversely affect the qualified status of any such Parent Employee Benefit Plan.

(d) To the Knowledge of Parent, no Parent Employee Benefit Plan or any other arrangement maintained by Parent or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state Law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and each its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(e) To the Knowledge of Parent no Parent Employee Benefit Plan is, and none of Parent, its Subsidiaries or any of their respective ERISA Affiliates contributes to, during the past six years has contributed to or has any liability or obligation, whether actual or contingent, with respect to any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code to the Parent, its Subsidiaries or any Parent Employee, (ii) result in or entitle any Parent Employee to any payment or benefit, (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit payable pursuant to any Parent Employee Benefit Plan or to any Parent Employee, or (iv) increase the amount or value of any payment, compensation or benefit to any Parent Employee.

(g) Parent is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no pending or, to the Knowledge of the Parent, threatened material investigations, audits, complaints or proceedings against the Parent by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that, individually or in the aggregate, would be reasonably expected to result in a Parent Material Adverse Effect.

(h) No Parent Employees are covered by a collective bargaining agreement, and, to the Knowledge of Parent, none of the Parent Employees are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Employees. There are no pending or, to the Knowledge of Parent, threatened, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

6.19 Intellectual Property. Parent and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of its business as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of Parent’s business as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.20 Financial Advisors. Parent has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement, excluding fees to be paid by Parent to the Parent Financial Advisors.

6.21 Opinion of Financial Advisers. The Parent Board has received the opinion of the Parent Financial Advisors to the effect that, as of the date of the opinion, and based on and subject to the assumptions, limitations, qualifications and other matters considered, the Merger Consideration is fair, from a financial point of view, to the Parent.

6.22 Related Party Transactions. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any Subsidiary of Parent, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of Parent or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Parent or any Subsidiary of Parent or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

6.23 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

6.24 Insurance. Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all material insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Parent or its Subsidiaries and (ii) Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

6.25 Regulatory Matters.

(a) Parent is not (x) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (y) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) Except as set forth on Section 5.22(b) of the Parent Disclosure Schedule, all natural gas pipeline Systems and related facilities constituting Parent’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

6.26 Derivatives. The Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Parent and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.

6.27 Financing; Availability of Funds.

(a) Parent has delivered to the Partnership true and complete copies of (i) an executed copy of the Debt Commitment Letter pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein and (ii) the fee letters referred to in such commitment letter (redacted to exclude pricing information) (the “Fee Letter” and, together with the Debt Commitment Letter, the “Debt Financing Commitments”). As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the debt financing contemplated by the Debt Financing Commitments other than as expressly set forth in the Debt Financing Commitments.

(b) Parent and Merger Sub will have available at the Closing all of the funds required for the consummation of the transactions contemplated by this Agreement.

6.28 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article VI, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated hereby, and specifically (but without limiting the generality of the foregoing) neither Parent nor any other Person makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Partnership Entities (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership (including its respective Representatives), or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to the Partnership in certain management presentations in expectation of the Merger. Neither the Partnership nor Partnership GP has relied on any representation or warranty not set forth in Article V.

ARTICLE VII

COVENANTS

The Partnership Entities hereby covenant to and agree with the Parent Entities, and the Parent Entities and Merger Sub hereby covenant to and agree with the Partnership Entities, that:

7.1 Consummation of the Merger.

(a) Subject to the terms and conditions of this Agreement, each of the Parent Entities, on the one hand, and the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Merger and the APL Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger and the APL Merger, and (iii) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) In furtherance and not in limitation of the foregoing, each Party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement, (ii) to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law, including substantial compliance with any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable, and (iii) take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date).

(c) Notwithstanding anything to the contrary set forth in this Agreement, each of the Parent and the Partnership agrees to take, and to cause its respective Subsidiaries (which term, as used here with respect to the Partnership, shall include the Spin-Off Companies) to take, any and all steps and to make, and cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement (including the Transactions), and to avoid or eliminate each and every impediment under the Antitrust Laws that may be asserted by any Governmental Authority with respect to such transactions so as to enable the Closing to occur as promptly as practicable, and in any event no later than the Outside Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of any Party or any of its Subsidiaries, (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of any Party or its Subsidiaries and (z) otherwise taking or committing to take any action that after the Closing would limit Parent or its Subsidiaries or the Partnership or its Subsidiaries’ (which term, as used here, shall include the Spin-Off Companies), as applicable, freedom of action with respect to, or their ability to retain or hold, one or more of their or their Subsidiaries’ businesses, assets, equity interests, product lines or properties, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations or to avoid the commencement of any action to prohibit the transactions contemplated by this Agreement, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining or other order in any action or proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date (each, a “Divestiture Action”); provided that none of Parent and its Subsidiaries or the Partnership and its Subsidiaries (which term, as used here, shall include the Spin-Off Companies) shall be required to take any action, or commit to take any action, or agree to any condition or limitation, in connection with the foregoing that would reasonably be expected to (i) in the case of assets, properties or business of Parent or its Subsidiaries, materially and adversely impact the business or operations of Parent and its Subsidiaries (as measured prior to the Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin or (ii) in the case of assets, properties or business of the Partnership or its Subsidiaries, materially and adversely impact the business or operations of the Partnership and its Subsidiaries (as measured prior to the Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin; and provided, further, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing or satisfaction or waiver of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action.

(d) Each of the Parties hereto will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private Person, (ii) promptly inform the Other Parties of (and supply to the Other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Parties to review in advance and incorporate the Other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the Other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the Other Parties the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 7.5(b), the Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.1 in a manner so as to preserve the applicable privilege. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws, subject to the good faith consultations with the Partnership and the inclusion of the Partnership at meetings with any Governmental Authority with respect to any discussion related to the Merger under the Antitrust Laws.

7.2 Registration Statement; Joint Proxy Statement.

(a) As soon as practicable following the date of this Agreement, the Partnership and Parent will prepare the Joint Proxy Statement and Parent will prepare and Parent will file with the SEC the Registration Statement (which shall include the Joint Proxy Statement). Each of the Partnership and Parent will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. Each of the Partnership and the Parent will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Partnership Unitholders and the Parent Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities Law in connection with the issuance and reservation of the New Common Shares, and the Partnership shall furnish all information concerning the Partnership and the holders of Partnership Units or a beneficial interest therein as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Partnership or Parent without providing the Other Parties a reasonable opportunity to review and comment thereon; provided, that the Partnership Parties, in connection with a Partnership Change in Recommendation, or Parent, in connection with a Parent Change in Recommendation, may amend or supplement the Registration Statement and the Joint Proxy Statement to effect such change if, and to the extent, such amendment or supplement is required by applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the Other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Partnership Unitholders or Parent Stockholders. The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) Subject to Section 7.2(d) and the termination of this Agreement pursuant to Article IX, including pursuant to Section 9.1(j), the Partnership will, as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, establish a record date for, duly call, give notice of, convene and hold, the Partnership Meeting. Except as permitted by Section 7.3, the Joint Proxy Statement shall include the Partnership Board’s recommendation that the Partnership Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger (the “Partnership Board Recommendation”). Subject to the termination of this Agreement pursuant to Article IX, the Partnership’s obligations to call, give notice of and hold the Partnership Meeting in accordance with Section 7.2 shall not be limited by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Alternative Proposal, or by any Partnership Change in Recommendation. Without limiting the generality of the foregoing, the Partnership agrees that: (i) unless this Agreement is validly terminated in accordance with Article IX (including, if applicable, upon payment of the Termination Fee and the Expenses), the Partnership shall not submit any Superior Proposal to a vote of the Partnership Unitholders; and (ii) it shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the Partnership Meeting, except (iii) in the absence of proxies sufficient to obtain the Partnership Unitholder Approval, to solicit additional proxies for the purpose of obtaining Partnership Unitholder Approval, (iv) in the absence of a quorum, or (v) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Partnership Unitholders prior to Partnership Meeting, such additional time not to exceed ten (10) calendar days. Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation, the Partnership shall remain required to call, hold and convene the Partnership Meeting unless this Agreement has been terminated in accordance with its terms.

(c) Subject to Section 7.2(d) and the termination of this Agreement pursuant to Article IX, Parent will, as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, establish a record date for, duly call, give notice of, convene and hold, the Parent Meeting Except as permitted by Section 7.3, the Joint Proxy Statement shall include the Parent Board’s recommendation that the Parent Stockholders approve the Parent Share Issuance (the “Parent Board Recommendation”). Without limiting the generality of the foregoing, the Parent agrees that it shall not (without Partnership’s prior written consent) adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the Parent Meeting, except (i) in the absence of proxies sufficient to obtain the Parent Stockholder Approval, to solicit additional proxies for the purpose of obtaining Parent Stockholder Approval, (ii) in the absence of a quorum, or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to Parent Meeting, such additional time not to exceed ten (10) calendar days. Notwithstanding anything to the contrary in this Agreement, if there occurs a Parent Change in Recommendation, the Parent shall remain required to call, hold and convene the Parent Meeting unless this Agreement has been terminated in accordance with its terms.

(d) The parties shall use their reasonable best efforts to hold the Parent Meeting, the Partnership Meeting and the meeting of APL’s unitholders held for the purpose of approving the APL Merger Agreement and the APL Merger on the same day at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

7.3 Alternative Proposals; Change in Recommendation by the Partnership.

(a) Each of Partnership GP and the Partnership will and will cause the Partnership’s Subsidiaries and the Spin-Off Companies to, and will use reasonable best efforts to cause its and its Subsidiaries’ and the Spin-Off Companies’ Representatives to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any Person (other than the Parent Entities and their respective Representatives) conducted on or prior to the date of this Agreement with respect to any Alternative Proposal (which, for this purpose, need not have been an unsolicited proposal) and shall request of each such Person that executed a confidentiality agreement with the Partnership with respect to any Alternative Proposal (which, for this purpose, need not have been an unsolicited proposal) in the six (6) months prior to the date hereof and is in possession of confidential information about Partnership GP, the Partnership or any of their Subsidiaries, the return or destruction of all such confidential information in accordance with the terms of the confidentiality agreement with such Person. From and after the execution of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, neither Partnership GP nor the Partnership will, and each of the Partnership and the Partnership GP will cause the Partnership’s Subsidiaries and the Spin-Off Companies not to, and use reasonable best efforts to cause its and the Subsidiaries’ and Spin-Off Companies’ officers, directors, managers, members, employees and other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, any Alternative Proposal, or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information regarding Partnership GP, the Partnership or their Subsidiaries with respect to, or that could reasonably be expected to lead to, or in connection with or for the purpose of encouraging or facilitating, any Alternative Proposal.

(b) Notwithstanding anything to the contrary contained in this Section 7.3, if at any time following the execution of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) either Partnership GP or the Partnership has received an unsolicited written Alternative Proposal that the Partnership Board believes is bona fide, and that did not result from a breach of this Section 7.3, and (ii) the Partnership Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal could reasonably result in a Superior Proposal, then the Partnership may, subject to clauses (x) and (y) below, (A) furnish information, including non-public information, with respect to the Partnership and its Subsidiaries to, and afford access to the business, properties, books and records of the Partnership and its Subsidiaries, to the Person making such Alternative Proposal and such Person’s Representatives and (B) enter into and participate in discussions or negotiations with the Person making such Alternative Proposal and its Representatives; provided that (x) (I) promptly following (and in any event within twenty-four (24) hours) of the Partnership first furnishing any such non-public information to, or first entering into discussions or negotiations with, such Person, the Partnership shall give Parent written notice of such action, including the identity of such Person, and (II) prior to furnishing any such non-public information, the Partnership shall have received from such Person an executed confidentiality agreement with confidentiality provisions no less favorable to the Partnership than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, a copy of which shall be provided to Parent promptly (and in any event within twenty-four (24) hours) following execution and (y) the Partnership will promptly (and in any event within 24 hours) provide to Parent any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Parent following the provision of any such non-public information to such other Person.

(c) In addition to the other obligations of the Partnership set forth in this Section 7.3, the Partnership will promptly (and in no event later than twenty-four (24) hours after receipt) (i) advise Parent in writing of any Alternative Proposal (and any changes thereto) that it receives and the material terms and conditions of any such Alternative Proposal, including the identity of such Person making such Alternative Proposal, and (ii) if in writing, provide Parent a copy of any such Alternative Proposal. The Partnership will keep Parent reasonably informed of the status and material terms and conditions of such Alternative Proposal and any material modification thereto, including if in writing, providing Parent with a copy thereof. The Partnership Entities agree that neither the Partnership nor any of its Subsidiaries will enter into any agreement with any Person which prohibits the Partnership from providing any information to Parent in accordance with this Section 7.3.

(d) Except as otherwise provided in this Section 7.3, the Partnership Board shall not (i): (A) change, withdraw, withhold, modify or qualify, or publicly propose to withdraw, modify or qualify, in each case, in any manner adverse to Parent, the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Joint Proxy Statement, (C) fail to reaffirm (publicly, if so requested by Parent) the Partnership Board Recommendation within five (5) Business Days after the date of any Alternative Proposal (or material modification thereto) is publicly disclosed by the Partnership or the Person making such Alternative Proposal (except for a tender or exchange offer, which shall be governed by clause (D)), (D) fail to announce publicly within the ten (10) Business Days period (as specified in Rule 14e-2 under the Exchange Act) after a tender offer or exchange offer relating to the Partnership Units shall have been commenced that the Partnership Board recommends rejection of such tender offer or exchange offer and reaffirming the Partnership Board Recommendation; or (E) publicly approve or recommend, or publicly propose to approve, recommend or enter into, any Alternative Proposal (any action described in this Section 7.3(d) being referred to as a “Partnership

Change in Recommendation”); or (ii) approve, adopt or allow Partnership GP, the Partnership or any of their Subsidiaries or the Spin-Off Companies to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal. For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.

(e) Notwithstanding anything in this Agreement to the contrary, if (i) the Partnership receives a written, unsolicited Alternative Proposal (and such proposal is not withdrawn) that the Partnership Board believes is bona fide, (ii) such Alternative Proposal did not result, directly or indirectly, from a breach of this Section 7.3, and (iii) the Partnership Board determines, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal, then the Partnership Board may at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation or terminate this Agreement pursuant to Section 9.1(j); provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:

(i) the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Parent a copy of the proposed definitive agreement providing for the Alternative Proposal for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements, at least seventy-two (72) hours in advance of its intention to effect a Partnership Change in Recommendation or terminate this Agreement pursuant to Section 9.1(j), unless at the time such notice is otherwise required to be given there are less than seventy-two (72) hours prior to the Partnership Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such hours, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 7.3(e)(i) and a new Notice Period, except that the Notice Period shall be reduced to forty-eight (48) hours (or if there are less than forty-eight (48) hours prior to the Partnership Meeting, as much notice as is reasonably practicable)); and

(ii) during the Notice Period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.

(f) The Partnership Board is permitted, at any time prior to obtaining the Partnership Unitholder Approval, other than in connection with an Alternative Proposal, to make a Partnership Change in Recommendation in response to a Partnership Intervening Event but only if (i) prior to taking any such action, the Partnership Board determines in good faith, after consultation with the Partnership’s outside legal counsel, that failure to take such action would result in a breach of its duties under applicable Law, the Existing Partnership Agreement or the Partnership GP Agreement, (ii) the Partnership has given at least seventy-two (72) hours’ advance written notice to Parent that the Partnership Board intends to take such action (which notice shall specify in reasonable detail the reasons for such action) and (iii) during such period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so as to permit the Partnership Board not to make a Partnership Change in Recommendation. A “Partnership Intervening Event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the Partnership Board on the date of this Agreement (or if known, the consequences of which were not known by the Partnership Board as of the date of this Agreement), which event, circumstance, state of facts, occurrence, development or change, or any material consequences thereof, (i) becomes known to the Partnership Board prior to the receipt of the Partnership Unitholder Approval and (ii) does not relate to an Alternative Proposal;  provided, however, that (x) no event, circumstance, state of facts, occurrence, development or change arising from any action or omission by Partnership GP, the Partnership or any of their Subsidiaries or the Spinoff Companies that is required to be taken or omitted by this Agreement, including any action taken or omission made with respect to the obtaining of the necessary consents and approvals pursuant to Sections 7.1 and 7.10 may give rise to a Partnership Intervening Event and (y) if the Partnership Intervening Event relates to an event, circumstance, state of facts, occurrence, development or change involving Parent or any of its Subsidiaries, then such event, circumstance, state of facts, occurrence, development or change shall not constitute a Partnership Intervening Event unless it has a Parent Material Adverse Effect.

(g) Nothing contained in this Agreement will prevent the Partnership or the Partnership Board from taking and disclosing to the Partnership Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) or from making any legally required disclosure to Partnership Unitholders;  provided, however, that the Partnership Board shall not make a Partnership Change in Recommendation except in accordance with Section 7.3(e) or 7.3(f). Any “stop-look-and-listen” communication by the Partnership or the Partnership Board to the Partnership Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) will not be considered a Partnership Change in Recommendation.

(h) For purposes of this Agreement:

(i) “Alternative Proposal” means any unsolicited proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction), of assets of the Partnership and its Subsidiaries equal to 20% or more of the combined assets of the Partnership and its Subsidiaries or to which 20% or more of the combined revenues or earnings of the Partnership and its Subsidiaries are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the equity securities of the Partnership GP or securities of the Partnership representing 20% or more of the voting power of the securities of the Partnership.

(ii) “Superior Proposal” means an unsolicited written offer to acquire, directly or indirectly, (a) 75% or more of the outstanding equity securities of APL GP or securities of the Partnership representing 75% or more of the voting power of the securities of the Partnership, (b) 75% or more of the combined assets of the Partnership and its Subsidiaries, taken as a whole or (c) 75% or more of the combined assets of the Partnership and its Subsidiaries and the Spin-Off Companies, taken as a whole, in each case of (a) through (c), either with or without the Spin-Off Transaction, and on terms and conditions which the Partnership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable from a financial point of view to the Partnership Unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination such matters the Partnership Board deems relevant, including the legal, financial, regulatory and other aspects of such offer (including conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, as applicable) and any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

7.4 Change in Recommendation by Parent.

(a) Except as otherwise provided in this Section 7.4, the Parent Board shall not: (A) change, withdraw, withhold, modify or qualify, or publicly propose to withdraw, modify or qualify, in each case, in any manner adverse to Partnership, the Parent Board Recommendation, or (B) fail to include the Parent Board Recommendation in the Joint Proxy Statement (any action described in this Section 7.4(a) being referred to as a “Parent Change in Recommendation”).

(b) The Parent Board is permitted, at any time prior to obtaining the Parent Stockholders Approval, to make a Parent Change in Recommendation in response to a Parent Intervening Event but only if (i) prior to taking any such action, the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that failure to take such action would result in a breach of its duties under applicable Law, (ii) the Parent has given at least seventy-two (72) hours’ advance written notice to Partnership that the Parent Board intends to take such action (which notice shall specify in reasonable detail the reasons for such action) and (iii) during such period Parent has negotiated with the Partnership in good faith (to the extent Partnership desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so as to permit the Parent Board not to make a Parent Change in Recommendation. A “Parent Intervening Event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the Parent Board on the date of this Agreement (or if known, the consequences of which were not known by the Parent Board as of the date of this Agreement), which event, circumstance, state of facts, occurrence, development or change, or any material consequences thereof, becomes known to the Parent Board prior to receipt of the Parent Stockholder Approval; provided, however, that (x) no event, circumstance, state of facts, occurrence, development or change arising from any action or omission by Parent or any of its Subsidiaries that is required to be taken or omitted by this Agreement, including any action taken or omission made with respect to the obtaining of the necessary consents and approvals pursuant to Sections 7.1 and 7.10 may give rise to a Parent Intervening Event and (y) if the Parent Intervening Event relates to an event, circumstance, state of facts, occurrence, development or change involving Partnership or any of its Subsidiaries, then such event, circumstance, state of facts, occurrence, development or change shall not constitute a Parent Intervening Event unless it has a Partnership Material Adverse Effect.

(c) Nothing contained in this Agreement will prevent the Parent or the Parent Board from taking and disclosing to the Parent Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Parent Stockholders) or from making any legally required disclosure to the Parent Stockholders; provided, however, that the Parent Board shall not make a Parent Change in Recommendation except in accordance with Section 7.4(b). Any “stop-look-and-listen” communication by the Parent or Parent Board to the Parent Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Parent Stockholders) will not be considered a Parent Change in Recommendation.

7.5 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws, each Party shall, and shall cause each of its Subsidiaries to afford to the Other Parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives throughout the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX. Each Party shall furnish promptly to the Other Parties (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the Other Parties may reasonably request, including information necessary to prepare the Joint Proxy Statement and the Registration Statement. Except for disclosures permitted by the terms of the Confidentiality Agreement, each Party and its Representatives shall hold information received from the Other Parties pursuant to this Section 7.5 in confidence in accordance with the terms of the Confidentiality Agreement.

(b) This Section 7.5 shall not require any Party to permit any access, or to disclose any information, if such access or disclosure would unreasonably disrupt the operations of such Party and its Subsidiaries or, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its

Subsidiaries is a party or would cause a loss of privilege to such Party or any of its Subsidiaries or (ii) if such Party or any of its Subsidiaries, on the one hand, and any Other Party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or cause a loss of such privilege or (2) could reasonably (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the Other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the Other Parties that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or cause a loss of such privilege and (y) communicate to the Other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 7.5(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

7.6 Public Statements. The initial press releases with respect to the execution of this Agreement shall each be reasonably agreed upon by Parent and the Partnership. Except (a) with respect to the Spin-Off Transaction and the Spin-Off Companies, (b) following any Partnership Change of Recommendation or Parent Change of Recommendation, Parent and the Partnership will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its Parent entity’s capital stock is traded, provided such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same.

7.7 Confidentiality. The obligations of Parent and the Partnership under the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and all information provided to any Party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement; provided, however, that nothing in the Confidentiality Agreement shall be deemed to restrict the performance by the Partnership Entities or the Parent Entities of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall control.

7.8 Takeover Laws. Neither the Partnership nor Parent will take any action that would cause the transactions contemplated by this Agreement or the APL Merger Agreement to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

7.9 New Common Shares Listed. Parent will use its reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New Common Shares.

7.10 Third-Party Approvals.

(a) Subject to the terms and conditions of this Agreement, Parent and the Partnership and their respective Subsidiaries will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all

Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of Parent and the Partnership has the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and promptly. Each Party agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of Parent and the Partnership agrees, upon request, to furnish the Other Party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement or any filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

(c) This Section 7.10 shall not apply to (i) approval under Antitrust Laws or (ii) approval of the SEC of the Registration Statement and Joint Proxy Statement.

7.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Existing Partnership Agreement, this Agreement or, if applicable, similar organizational documents or agreements of any of the Partnership’s Subsidiaries, from and after the Effective Time, Parent and the Surviving Entity, jointly and severally, will: (i) indemnify and hold harmless each Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of any of the Retained Companies and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of any of the Retained Companies and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action against any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.11(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement and the APL Merger Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Partnership or any of its Subsidiaries after the date of this Agreement and inure to the benefit of such

Person’s heirs, executors and personal and legal representatives. As used in this Section 7.11: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Partnership GP or of any of the Partnership’s Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof; (y) the term “Indemnification Expenses” means documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 7.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DRULPA and the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA and the DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA and the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or Persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entity will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Partnership’s Subsidiaries) and indemnification agreements (including, without limitation, the Director and Officer Indemnification Agreements) of Partnership GP, the Partnership or any of its Subsidiaries will be assumed by the Surviving Entity and Parent in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, Parent will maintain in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage or are alleged to have occurred) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement (the “Maximum Amount”) and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 7.11(c) would cost in excess of that amount. If the Partnership elects, then it may, on or prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such;

provided that in no event shall the cost of such policy, if purchased by the Partnership, exceed six times the Maximum Amount and, if such a “tail policy” is purchased, neither Parent nor the Surviving Entity shall have any further obligations under this Section 7.11(c).

(d) If Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entity assume the obligations set forth in this Section 7.11.

(e) Parent will cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.11.

(f) This Section 7.11 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entity and their respective successors and assigns.

7.12 Notification of Certain Matters. The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, to the extent in each case it obtains Knowledge thereof of (i) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Partnership or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the Merger, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII and (iv) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 7.12 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

7.13 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership will take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Partnership Units (including derivative securities with respect to Partnership Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.14 Employee Benefits.

(a) For a period of twelve (12) months following the Effective Time, Parent shall, and shall cause its Affiliates to, provide each Midstream Business Employee as of the Closing Date (collectively, the “Continuing Employees”) with (i) a base salary or wage rate, as applicable, and a target bonus opportunity that is no less favorable than such Continuing Employee’s base salary or wage rate, as applicable, and target bonus opportunity as of immediately prior to the Effective Time, and (ii) other employee benefits that are no less favorable, in the aggregate, than the employee benefits provided by Parent or its Subsidiaries to their similarly situation employees immediately prior to the Effective Time. Without limiting the foregoing, Parent shall, or shall cause its Affiliates to, provide each Continuing Employee whose employment is terminated without cause within the twelve (12) months following the Effective Time, with severance in an amount that is no less than such

Continuing Employee’s annual base salary as of immediately prior to the Effective Time less the amount of any base salary or wages paid to such employee during the period between the Closing Date and the date of such Continuing Employee’s termination of employment.

(b) Effective as of the Effective Time, Parent will, or will cause its Affiliates to, cause each compensation or employee benefit plan maintained by Parent or any of its Affiliates and in which any Continuing Employee becomes eligible to participate in (each, a “New Plan”), to treat the prior service of such Continuing Employee with Partnership and its Affiliates as service rendered to Parent or its Affiliates, as the case may be, for all purposes (including vesting, eligibility, level of benefit and benefit accrual purposes, but other than for purposes of benefit accrual under any defined benefit plan or retiree welfare plan) to the extent that such service crediting does not violate any applicable Law or result in duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause, to the extent allowable under Applicable Law and the New Plans, (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Partnership Employee Benefit Plans in which such Continuing Employees participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The Partnership shall have the right, on or prior to December 15, 2014, to pay to each Employee a cash bonus in respect of the full 2014 calendar year, which bonus shall be paid at no more than 1.5 times target level in the aggregate for all Employees, with no Employee with satisfactory performance ratings receiving less than his or her target percentage prorated for time worked. Awards to individuals will be allocated in a fair and reasonable manner based on performance ratings.

(d) Without limiting the generality of Section 7.14(b), effective no later than 30 days after the Closing Date, Parent shall establish participation by the Continuing Employees in Parent’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Parent 401(k) Plan”) for the benefit of each Continuing Employee who, as of immediately prior to the Closing Date, was eligible to participate in the Partnership 401(k) Plan. Parent shall cause the trustee of the Parent 401(k) Plan to accept from the Partnership 401(k) Plan (as assumed by SpinCo pursuant to the Employee Matters Agreement) the transfer of the account balances in kind (including promissory notes evidencing the transfer of outstanding loans) of Continuing Employees in accordance with the Employee Matters Agreement.

(e) Parent shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred Cafeteria Plan Balances”) under the applicable flexible spending plan of the Spin-Off Companies (collectively, the “SpinCo Cafeteria Plans”) of the Midstream Business Employees who are participants in the SpinCo Cafeteria Plans shall be transferred to one or more comparable plans of Parent (collectively, the “Parent Cafeteria Plans”); (ii) the elections, contribution levels and coverage levels of such Midstream Business Employees shall apply under the Parent Cafeteria Plans in the same manner as under the SpinCo Cafeteria Plans; and (iii) such Midstream Business Employees shall be reimbursed from the Parent Cafeteria Plans for claims incurred at any time during the plan year of the SpinCo Cafeteria Plans in which the Closing Date occurs that are submitted to the Parent Cafeteria Plan from and after the Closing Date on the same basis and the same terms and conditions as under the SpinCo Cafeteria Plans. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the

Transferred Cafeteria Plan Balances is determined, SpinCo shall pay the Surviving Partnership the net aggregate amount of the Transferred Cafeteria Plan Balances pursuant to the Employee Matters Agreement, if such amount is positive, and the Surviving Partnership shall pay SpinCo the net aggregate amount of the Transferred Cafeteria Plan Balances, if such amount is negative.

(f) The provisions of this Section 7.14 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Midstream Business Employee or Continuing Employee or other current or former Employee), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.14) under or by reason of any provision of this Agreement. Nothing in this Section 7.14 amends, or will be deemed to amend (or prevent the amendment or termination of) any Partnership Employee Benefit Plan or any Parent Employee Benefit Plan. Parent has no obligation to continue to employ or retain the services of any Continuing Employee for any period of time following the Effective Time and, except as specifically provided in this Section 7.14, Parent will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

7.15 Transaction Litigation. Other than any Proceeding or Action where Parent is adverse to the Partnership, the Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, and/or its respective directors relating to the Merger and the other transactions contemplated by this Agreement (excluding the Spin-Off Transaction), and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.16 Financing Cooperation.

(a) Prior to the Effective Time, the Partnership Entities shall, and shall cause their Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, provide all customary and reasonable cooperation in connection with the arrangement of the financing contemplated by the Debt Commitment Letter (the “Debt Financing”) as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Partnership Entities and their respective Subsidiaries), including (a) participation at reasonable times in a reasonable number of meetings, presentations, roadshows (including customary one-on-one meetings), rating agency and due diligence sessions with the Financing Sources and potential lenders or investors in the Debt Financing, including direct contact between senior management and the other representatives of the Partnership Entities and their respective Subsidiaries, on the one hand, and the actual and potential Financing Sources and potential lenders or investors in the Debt Financing, on the other hand, in each case with reasonable advance notice, (b) reasonably assisting Parent and its Financing Sources in the preparation of customary materials for rating agency presentations and lender and investor presentations, business projections, pro forma financial statements, bank books and other marketing documents customarily used to arrange debt financing, and identifying any portion of the information contained therein that would constitute material, non-public information with respect to the Partnership Entities or any of their respective Subsidiaries or any of their respective securities for purposes of foreign, United States federal or state securities laws, (c) (i) furnishing Parent with the Required Information and (ii) using reasonable best efforts to furnish any other information regarding the Retained Companies as may be reasonable requested by Parent that is customary or necessary for the preparation of a customary confidential information memorandum for financings that are similar to the Debt Financing, (d) using reasonable efforts to facilitate the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Parent, including obtaining releases of existing Liens; provided, that any obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Effective Time and become effective no earlier than immediately following the Effective Time, (e) to the extent requested by Parent at least ten (10) days prior to the Effective Time, furnishing within 5 days prior to the Effective Time all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, but in each case, solely as relating to the Partnership Entities and their respective Subsidiaries, (f) assisting in the preparation of definitive financing documents as may be reasonably requested by Parent, (g) reasonably cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of the Partnership Entities and their respective Subsidiaries, (h) taking all corporate actions, subject to the occurrence of the Effective Time, as reasonably requested by Parent to permit the consummation of the Debt Financing, and (i) permitting the prospective lenders or investors involved in the Debt Financing to conduct customary due diligence. The Partnership hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended, nor reasonably likely to, harm or disparage the Partnership Entities or any of their respective Subsidiaries.

(b) If, prior to the Effective Time, Parent decides to commence a tender offer and/or consent solicitation in respect of some or all of the outstanding Partnership Senior Notes (each, a “Debt Offer”), Parent shall prepare all necessary and appropriate documentation in connection with such Debt Offers, including the offers to purchase and consent solicitation statements, letters of transmittal and other related documents (collectively, the “Offer Documents”). The closing and effectiveness of any tender offer shall be expressly conditioned on the occurrence of the Closing at the Effective Time, and none of the Partnership Senior Notes shall be required to be purchased prior to the Effective Time. The Partnership agrees to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to provide, reasonable cooperation in connection with the preparation of the Offer Documents and the consummation of such Debt Offers to the extent requested by Parent, including with respect to the Partnership Entities’ execution of supplemental indentures reflecting amendments to the indentures applicable to the Partnership Senior Notes subject to any Debt Offer, to the extent approved by any required consents of holders of such Partnership Senior Notes (provided that either (x) the effectiveness of such supplemental indentures shall be expressly conditioned on the occurrence of the Closing at the Effective Time or (y) any amendments effectuated by such supplemental indentures shall not become operative until immediately prior to the Effective Time on the Closing Date). All Offering Documents and all mailings to the holders of the Partnership Senior Notes in connection with the Debt Offers shall be subject to the prior review and comment by the Partnership and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of any Debt Offer any information in the applicable Offer Documents should be discovered by the Partnership or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that such Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by Parent to the holders of the applicable Partnership Senior Notes.

(c) Regardless of whether Closing occurs, (i) promptly upon the Partnership Entities’ request, all reasonable out-of-pocket fees and expenses incurred by the Partnership Entities, their subsidiaries and their Affiliates in connection with assisting in the Debt Financing, the Debt Offers, or the activities set forth in this Section 7.16 shall be paid or reimbursed by Parent and (ii) Parent shall indemnify and hold harmless the Partnership Entities and their Subsidiaries and their Affiliates from and against any liability or obligation suffered or incurred by them in connection with the Debt Financing, the Debt Offers or the activities set forth in this Section 7.16, and any information utilized in connection therewith (other than historical information relating to the Partnership Entities and their Subsidiaries provided by the Partnership Entities in writing specifically for use in the Debt Financing offering documents or the Offer Documents).

(d) Notwithstanding anything in this Section 7.16 to the contrary, other than in connection with the execution and delivery of any supplemental indenture contemplated by clause (b) of this Section 7.16 and any related officer’s certificates, (i) neither the Partnership Entities nor any of their respective Subsidiaries shall be required to incur any liability in connection with the Debt Financing or the Debt Offers prior to the Effective Time, (ii) neither the Parent Entities or their Subsidiaries will be required to pass resolutions or consents in connection with the Debt Financing or the Debt Offers other than resolutions or consents adopted at the Effective Time and (iii) none of the Partnership Entities or any of their respective Subsidiaries shall be required to execute any definitive financing document, including any credit or other agreement, pledge or security document, or other certificate or document in connection with the Debt Financing the effectiveness of which is not contingent upon the occurrence of the Closing.

7.17 Spin-Off Transaction.

(a) Prior to Closing, (i) the Partnership shall take, or cause its Subsidiaries to take, such actions as are necessary to form SpinCo and (if SpinCo is a limited partnership) the general partner of SpinCo (“SpinCo GP”) and (ii) the Partnership, the Partnership GP, SpinCo and (if SpinCo is a limited partnership) SpinCo GP shall enter into a Separation and Distribution Agreement in substantially the form attached as Annex A (subject to Section 7.17(b)(ii), the “Separation Agreement”), pursuant to which, on the terms and conditions set forth therein, (A) the Partnership will contribute, transfer, assign, convey and deliver all of its direct or indirect right, title and interest in and to the Transferred Assets (as defined in the Separation Agreement) (the “Transferred Assets”) to SpinCo, and SpinCo shall accept, assume and agree faithfully to perform, discharge and fulfill the Assumed Liabilities (as defined in the Separation Agreement) (the “Separation”), and (B) the Partnership will effect a distribution of SpinCo Common Units representing a 100% limited partnership or limited liability company interest in SpinCo to the Partnership Unitholders pursuant to a special distribution (the “Distribution” and, together with the Separation, the “Spin-Off Transaction”).

(b) Prior to the Effective Time, subject to the terms and conditions of the Separation Agreement, the Partnership shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Spin-Off Transaction and the other transactions contemplated by the Separation Agreement, in coordination with the Closing. Subject to Section 7.17, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), none of Partnership, Partnership GP, SpinCo or (if SpinCo is a limited partnership) SpinCo GP shall (i) terminate the Separation Agreement or (ii) amend or waive any provision of the Separation Agreement in a manner that is materially adverse to the Partnership, Partnership GP or Parent or any of its Affiliates or that would prevent or materially impede the consummation of the Merger.

(c) The Partnership will, and will cause the Spin-Off Companies, to file with the SEC a Form 10 with respect to the Spin-Off Transaction as soon as practical following the date of this Agreement. The Partnership will, and will cause the Spin-Off Companies, to use its reasonable best efforts to have the Information Statement, included as an exhibit to the Registration Statement on Form 10, to be mailed to the Partnership Unitholders as promptly as practical after such filing.

(d) Parent will cooperate with and use reasonable commercial efforts to facilitate the Spin-Off Transaction as contemplated in the Separation Agreement.

7.18 Distributions. Parent and the Partnership shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, distributions in respect of their respective units so that, in respect of any fiscal quarter, holders of Partnership Units do not (a) receive more than one distribution in respect of both Partnership Units and Parent Shares received pursuant to the Merger in exchange therefor, or (b) fail to receive a distribution in respect of one of either Partnership Units or Parent Shares received pursuant to the Merger in exchange therefor.

7.19 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the

Partnership, directly or indirectly, the right to control or direct the other party’s operations prior to the Closing and (b) prior to the Closing, each of Parent and the Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

7.20 Working Capital; Cash Requirements. Notwithstanding any provision herein to the contrary, the Partnership agrees to cause the Partnership to have, as of the Effective Time and after giving effect to the Spin-Off Transaction (i) unrestricted cash balances in the accounts of and belonging to the Partnership and its Subsidiaries (other than APL and its Subsidiaries) equal to at least $5,000,000 and (ii) net working capital (including the unrestricted cash described in clause (i)) of no less than $5,000,000. From and after the date of this Agreement, the Partnership agrees that, unless otherwise approved by Parent in writing, no cash distributions will be made by APL or any of its Subsidiaries to the Partnership or Partnership GP or any other Retained Company; provided, that this provision will not restrict cash transfers among APL and its Subsidiaries or restrict distributions in the ordinary course to the Partnership in respect of its holdings of general partner interests, limited partner interests and incentive distribution rights in the Partnership.

7.21 Pre-Closing Payments by Parent. Immediately prior to the Closing, Parent shall, or shall cause one of its Subsidiaries to, pay to the Partnership, by wire transfer of immediately available funds to an account designated by the Partnership at least three (3) Business Days prior to the Closing Date, (a) the amount set forth on Section 7.21(a) of the Partnership Disclosure Schedule in respect of the repayment of a portion of the Partnership’s outstanding Indebtedness under the Partnership Credit Agreements, (b) the amount set forth on Section 7.21(b) of the Partnership Disclosure Schedule and (c) the amount set forth on Section 7.21(c) of the Partnership Disclosure Schedule.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Mutual Closing Conditions. (a) The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, waiver by both the Partnership Entities on the one hand and Parent Entities on the other hand) of each of the following:

(i) This Agreement and the Merger has been approved by the affirmative vote or consent of holders, as of the record date for the Partnership Meeting, of a majority of the Outstanding (as defined in the Existing Partnership Agreement) Partnership Units (the “Partnership Unitholder Approval”).

(ii) The Parent Share Issuance has been approved by the affirmative vote or consent of holders, as of the record date for the Parent Meeting, of a majority of the Parent Shares present in person or represented by proxy at the meeting and entitled to vote on the matter, provided that the Parent Shares present in person or represented by proxy represents a majority of the Parent Shares entitled to vote on the Parent Share Issuance (the “Parent Stockholder Approval”).

(iii) All waiting periods under the HSR Act applicable to the Merger have expired or been terminated.

(iv) No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by this Agreement (brought by a third party) is in effect.

(v) The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

(vi) The New Common Shares deliverable to the holders of Partnership Units as contemplated by this Agreement have been approved for listing on the NYSE, subject to official notice of issuance.

(vii) All of the conditions set forth in the APL Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the APL Merger Agreement and the condition relating to the consummation of the Merger) and the parties thereto shall be ready, willing and able to consummate the APL Merger and the APL Merger shall be consummated substantially concurrently with the Merger.

(viii) The Separation and the Distribution shall have been consummated in compliance in all material respects with the terms and conditions set forth in the Separation Agreement (after giving effect to any amendments thereof or waivers with respect thereto made without contravention of Section 7.17).

(ix) Any Indebtedness outstanding under the Partnership Credit Agreements shall have been repaid as of the Effective Time.

8.2 Additional Partnership Conditions to Closing. The obligation of the Partnership Entities to consummate the Merger is further conditioned upon satisfaction (or waiver by the Partnership Entities) at or prior to the Closing of each of the following:

(a) The representations and warranties of Parent contained in (i) this Agreement (other than in Section 6.2(a) and Section 6.10(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 6.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 6.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Parent Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) The Partnership has received a certificate signed by the Chief Executive Officer of Parent, dated as of the Closing Date, to the effect set forth in Section 8.2(a) and Section 8.2(b).

8.3 Additional Parent Conditions to Closing. The obligations of Parent to consummate the Merger is further conditioned on satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Partnership contained in (i) this Agreement (other than in Section 5.2(a) and Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) Section 5.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Partnership Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) Parent has received a certificate signed by the Chief Executive Officer of the Partnership, dated the Closing Date, to the effect set forth in Section 8.3(a) and Section 8.3(b).

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of the Partnership and Parent;

(b) by the Partnership or Parent if there is in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 9.1(b) is not available to the Partnership, on the one hand, or Parent, on the other hand, if such order was due, in whole or in part, to the failure of the Partnership, on the one hand, or any of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(c) by Parent if the Partnership has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.3(a) or (b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) within 30 days following receipt by the Partnership of written notice of such breach or failure from Parent; provided that if such breach or failure to perform is capable of being cured by the Partnership by the Outside Date, such thirty day cure period shall be extended until the second Business Day prior to the Outside Date solely to the extent during such period the Partnership is using its reasonable best efforts to cure such breach or failure to perform;  provided, further that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(d) by the Partnership if (i) Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.2(a) or (b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) within 30 days following receipt by Parent of written notice of such breach or failure from the Partnership; provided that if such breach or failure to perform is capable of being cured by Parent by the Outside Date, such thirty day cure period shall be extended until the second Business Day prior to the Outside Date solely to the extent during such period Parent is using its reasonable best efforts to cure such breach or failure to perform; provided further that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Partnership is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e) by the Partnership or Parent if the Closing does not occur on or before June 30, 2015 (the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 8.1(a)(iii) or Section 8.1(a)(iv) shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Parent or the Partnership from time to time by written notice to the other party up to a date not beyond August 31, 2015, the latest of any of which dates shall thereafter be deemed to be the Outside Date; provided, further, however, that such failure of the Closing to occur is not due, in whole or in part, to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(f) by the Partnership or Parent if the Partnership Meeting has concluded and the Partnership Unitholder Approval has not been obtained;

(g) by Parent, prior to the Partnership Unitholder Approval if a Partnership Change in Recommendation has occurred;

(h) by Parent or the Partnership if the Parent Meeting has concluded and the Parent Stockholder Approval has not been obtained;

(i) by the Partnership, prior to the Parent Stockholder Approval if a Parent Change in Recommendation has occurred;

(j) by the Partnership, prior to obtaining the Partnership Unitholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal in compliance with Section 7.3 and subject to the payment of the Termination Fee by the Partnership to Parent in accordance with Section 9.4; or

(k) by Parent or the Partnership, if the APL Merger Agreement is terminated.

9.2 Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Partnership, or both, pursuant to Section 9.1, written notice thereof will forthwith be given to the Other Party or Parties, and this Agreement will terminate without further action by Parent or the Partnership.

9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 9.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Partnership, except for, and subject to Section 9.4(j), liability arising out of or the result of, fraud or any willful and material breach of any covenant or agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity; provided, that the agreements and obligations of the Parties set forth in Section 7.7, this Section 9.3, Section 9.4 and Article X hereof will survive any such termination and are enforceable hereunder.

9.4 Fees and Expenses.

(a) In the event that (i) an Alternative Proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Partnership Meeting and (ii) this Agreement is terminated by the Partnership or Parent pursuant to Section 9.1(f) and (iii) the Partnership or one of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within 12 months after the date this Agreement is terminated, then the Partnership will pay to Parent an amount equal to the Termination Fee minus the Expenses previously paid by the Partnership to Parent, upon the earlier of the public announcement that the Partnership or one of its Subsidiaries has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 9.4(a), the term “Alternative Proposal” has the meaning assigned to such term in Section 7.3(h)(i), except that the references to “20% or more” are deemed to be references to “50% or more.”

(b) In the event that (i) a Parent Alternative Proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Parent Meeting and (ii) this Agreement is terminated by the Partnership or Parent pursuant to Section 9.1(h) and (iii) Parent or one of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a Parent Alternative Proposal within 12 months after the date this Agreement is terminated, then Parent or one of its Subsidiaries will pay to the Partnership an amount equal to the Termination Fee minus the Expenses previously paid by Parent to the Partnership, upon the earlier of the public announcement that Parent has entered into such definitive agreement or the consummation of any such transaction.

(c) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(k) and APL becomes obligated to pay a “termination fee” under Section 9.4(a) or (c) of the APL Merger Agreement, the Partnership shall, concurrent with the payment of such “termination fee” by APL, pay fifty percent (50%) of the Termination Fee.

(d) In the event this Agreement is terminated by Parent pursuant to Section 9.1(g), then the Partnership will pay to Parent, within two Business Days after the date of termination, the Termination Fee.

(e) In the event that this Agreement is terminated by the Partnership pursuant to Section 9.1(i), then Parent will pay to the Partnership, within two Business Days after the date of termination, the Termination Fee.

(f) In the event this Agreement is terminated by the Parent or Partnership pursuant to Section 9.1(f), then Partnership will, within two Business Days after the date of termination, pay to Parent the Expenses.

(g) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h), then Parent will, within two Business Days after the date of termination, pay to Partnership the Expenses.

(h) In the event this Agreement is terminated by the Partnership pursuant to Section 9.1(j), then the Partnership shall pay to Parent the Termination Fee.

(i) Any payment of the Termination Fee or Expenses (or applicable portion thereof) will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(j) As used herein, (i) “Termination Fee” means a cash amount equal to $53,400,000, (ii) “Expenses” means a cash amount equal to $17,800,000 to be paid in respect of the expenses of Parent or the Partnership, as applicable, incurred in connection with the negotiation, execution and delivery of this Agreement and the performance of the transactions contemplated hereby. In no event will the Partnership or the Parent be required to (i) pay the Termination Fee to the other Party on more than one occasion or (ii) pay the Expenses to the other Party on more than one occasion.

(k) “Parent Alternative Proposal” means any unsolicited proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Partnership and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction), of assets of Parent and its Subsidiaries equal to 50% or more of the combined assets of Parent and its Subsidiaries or to which 50% or more of the combined revenues or earnings of Parent and its Subsidiaries are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of securities of Parent representing 50% or more of the voting power of the securities of the Parent.

(l) Each of the Parties acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement. Upon payment of the Termination Fee to Parent (or 50% of the Termination Fee if that is the amount that is payable and no payment could be payable under Section 9.4(a)), the Partnership and its Subsidiaries shall not have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders, except in the case of fraud or willful and material breach, and upon payment of the Termination Fee to the Partnership, Parent and its Subsidiaries shall not have any further liability with respect to this Agreement or the transactions contemplated hereby to the Partnership or its unitholders, except in the case of fraud or willful and material breach. The Parties acknowledge that neither the Termination Fee (nor a 50% portion thereof) nor the Expenses are a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other Party in the circumstances in which such Termination Fee (or a 50% portion thereof) or Expenses are payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, except as set forth in another Transaction Agreement, all costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring or required to incur such expenses.

10.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties, by action taken or authorized by the respective boards of directors of their general partners; provided, however, that following receipt of the Partnership Unitholder Approval or Parent Stockholder Approval, there will be no amendment or change to the provisions of this Agreement that by Law would require further approval by the Partnership Unitholders or Parent Stockholders without such approval.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

10.4 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

10.5 Notices. All notices and other communications hereunder will be in writing and deemed given if delivered personally or by a nationally recognized overnight courier, by facsimile transmission, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice,  provided, that notices of a change of address will be effective only upon receipt thereof):

(a)	If to Parent or Merger Sub, to:

Targa Resources Corp.

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention:    General Counsel

Facsimile:    (713) 584-1100

With copies to (which does not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:    Christopher S. Collins, Esq.

Facsimile:    (713) 615-5883

Email:          ccollins@velaw.com

(b)	If to the Partnership, to:

Atlas Energy, L.P.

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Attention:  Lisa Washington

Facsimile:  (215) 405-3823

With copies to (which does not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:    David K. Lam, Esq.

Facsimile:    (212) 403-2000

Email:          dklam@wlrk.com

Notices will be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date five Business Days after dispatch by certified or registered mail.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Parties, except that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent and (ii) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly-owned Subsidiaries of Parent, but no such assignment shall relieve Parent, or Merger Sub of any of its obligations hereunder. Any purported assignment not permitted under this Section 10.6 shall be null and void.

10.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements, together with the Confidentiality Agreement constitute the entire agreement and understanding of the Parties with respect to the matters therein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon, inure to the benefit of the Parties and, subject to Section 10.6, their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and, except (a) as provided in Section 7.11 (which will be to the benefit of and enforceable by the Persons referred to in such Section), (b) following the Effective Time, the rights of holders of Partnership Units to receive the Merger Consideration and (c) as provided in Section 10.14 (which will be to the benefit of and enforceable by the Financing Sources).

10.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.9 Jurisdiction.

(a) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c) Each of the Parties agrees that it will not, and it will not permit any of its controlled Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any Financing Related Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan (and the Parties hereto agree to submit to the exclusive jurisdiction of, and venue in, such court in connection therewith), and that the provisions of Section 10.10 relating to waiver of jury trial shall apply to such action, cause of action, claim, cross-claim or third-party claim.

10.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.12 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 10.12 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing or the termination of this Agreement if this Agreement is validly terminated in accordance with Article IX prior to the Closing; provided, however, that if the Closing occurs, the covenants and agreements of the Parties which contemplated performance after the Effective Time or otherwise expressly by their terms survive the Effective Time will survive the Closing and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Sections 7.7, 9.2, 9.3 and 9.4, and this Article X will survive such termination. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time. This Section 10.13 shall not affect the rights and obligations of any party to the Separation Agreement under such Separation Agreement.

10.14 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Partnership Entities agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, Partnership Unitholders, agents and other representatives and controlled Affiliates (the “Partnership Parties”) that Bank of America, N.A., Merrill, Lynch, Pierce, Fenner & Smith Incorporated and any other arranger or lender that is or may become party to the Debt Financing Commitment and any joinder agreements or credit agreements relating thereto and their respective Affiliates (collectively “Financing Sources”), and each of their respective former, current or future general or limited partners, stockholders, managers, members, officers, directors, agents, representatives and Affiliates, and each of their successors and assigns (collectively, “Finance Related Parties”) shall be subject to no liability or claims to the Partnership Parties in connection with the financing of or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to Section 10.7(c), Section 10.9(c), Section 10.10 or this Section 10.14 (or amendment or modification with respect to any related definitions as they affect Section 10.7(c), Section 10.10, Section 10.9(c) or this Section 10.14) shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Financing Related Parties), (b) no amendment or modification to Section 9.4 (or any amendment or modification with respect to any related definitions as they affect Section 9.4) that would be adverse to the Financing Sources or the Financing Related Parties shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Financing Related Parties), and (c) each Financing Source and Financing Related Party shall be an express third party beneficiary of, and shall have the right to enforce, Section 9.4, Section 10.7(c), Section 10.9(c), Section 10.10 or this Section 10.14. Each of the Parties hereto agrees that Section 10.4 notwithstanding, this Section 10.14 shall be interpreted and any action relating to this provision shall be governed by the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts, all as of the day and year first written above.

TARGA RESOURCES CORP.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

TRIDENT GP MERGER SUB LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	President and Chief Executive Officer

ATLAS ENERGY, L.P.

By:	Atlas Energy GP LLC, its general partner

By:	/s/ Edward E. Cohen
Name:	Edward E. Cohen
Title:	Chief Executive Officer and President

ATLAS ENERGY GP, LLC

By:	/s/ Edward E. Cohen
Name:	Edward E. Cohen
Title:	Chief Executive Officer and President

SIGNATURE PAGE TO MERGER AGREEMENT

ANNEX C

October 12, 2014

Special Conflicts Committee of the Board of Directors of Atlas Pipeline Partners GP, LLC

1550 Coraopolis Heights Road

Moon Township, PA 15108

Members of the Conflicts Committee:

Stifel, Nicolaus & Company, Incorporated (“Stifel,” “we,” “us” or “our”) has been advised by the Special Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board”) of Atlas Pipeline Partners GP, LLC (“APL GP”), the general partner of Atlas Pipeline Partners, L.P. (“APL” and together with APL GP, the “Partnership Entities”), that the Partnership Entities and Atlas Energy, L.P. (“ATLS”) are considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Targa Resources Partners LP (“NGLS”), Targa Resources GP LLC (“NGLS GP” and together with NGLS, the “Parent Entities”), Trident MLP Merger Sub, LLC, a wholly-owned subsidiary of NGLS (the “Merger Sub”), and Targa Resources Corp. (the “Company”), pursuant to which the Merger Sub will be merged with and into APL, with APL surviving the merger as a wholly-owned subsidiary of NGLS, and each issued and outstanding APL Unit (as defined in the Merger Agreement) will be converted into the right to receive (a) 0.5846 NGLS Units (as defined in the Merger Agreement) (the “Equity Consideration”) and (b) cash in the amount of $1.26 (the “Cash Consideration” and together with the Equity Consideration, the “Merger Consideration”), on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

We also understand that, concurrently with the execution of the Merger Agreement, the Company, Trident GP Merger Sub LLC (the “Company Merger Sub”), ATLS and Atlas Energy GP, LLC (“ATLS GP”) propose to enter into an Agreement and Plan of Merger (the “ATLS Merger Agreement”), pursuant to which the Company Merger Sub will be merged with and into ATLS, with ATLS surviving the merger as wholly-owned subsidiary of the Company (the “ATLS Merger”).

We further understand that, concurrently with the execution of the Merger Agreement, ATLS, ATLS GP, a newly created Delaware limited partnership (“SpinCo”) and the general partner of SpinCo propose to enter into a Separation and Distribution Agreement, pursuant to which ATLS will contribute certain assets to SpinCo in return for equity in SpinCo (the “Separation Agreement”).

The Merger, the ATLS Merger and the transactions contemplated by the Separation Agreement are each conditioned on the consummation of the other.

The Conflicts Committee has requested Stifel’s opinion, as financial advisor, as to the fairness, from a financial point of view and as of the date hereof, to the holders of APL Units (other than APL GP, ATLS and their respective affiliates) of the Merger Consideration to be received by such holders of APL Units in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed the audited consolidated financial statements of APL contained in its Annual Reports on Form 10-K for the three years ended December, 31, 2013 and unaudited consolidated financial statements of APL contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

(ii)	reviewed the audited consolidated financial statements of NGLS contained in its Annual Reports on Form 10-K for the three years ended December 31, 2013 and unaudited consolidated financial statements of NGLS contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

Special Conflicts Committee of the Board of Directors of Atlas Pipeline Partners GP, LLC

October 12, 2014

(iii)	reviewed (a) NGLS offer letters, dated October 3, 2014 and October 7, 2014, (b) a draft of the Merger Agreement, dated October 12, 2014, (c) a draft of the Project Pipeline Proposed Transaction Structure, dated October 5, 2014, (d) a draft of the ATLS Merger Agreement, dated October 12, 2014 and (e) a draft of the Separation Agreement, dated October 8, 2014 (collectively, the “Transaction Documents”);

(iv)	reviewed and analyzed certain non-publicly available information, as provided by APL and NGLS, including internal financial analyses and forecasts, NGLS’s financial model, dated September 24, 2014, APL’s financial model, dated October 3, 2014, NGLS’s presentations, dated August 2014 and September 2014, and APL’s presentations, dated September 30, 2014 and October 1, 2014, which contained information concerning assets, economic projections and financial & industry metrics, and held discussions with NGLS’s and APL’s senior management teams regarding the same and recent developments (collectively, the “Management Projections and Discussions”);

(v)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(vi)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(vii)	reviewed and discussed with APL’s management and NGLS’s management certain other publicly available information concerning APL and NGLS;

(viii)	participated in certain discussions between representatives of APL and NGLS;

(ix)	reviewed the reported prices and trading activity of the equity securities of each of APL and NGLS;

(x)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion; and

(xi)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of APL’s industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information, financial or otherwise, that was made available, supplied, or otherwise communicated to Stifel by or on behalf of APL or NGLS, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. We have further relied upon the assurances of the management of APL that they are unaware of any facts that would make such information incomplete or misleading. Stifel has also relied upon the management of APL as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein), including the Management Projections and Discussions, provided to us by APL or NGLS, and we have assumed, at the direction of APL, that such forecasts and projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of APL and NGLS, as applicable, as to the future operating and financial performance of APL and NGLS, as applicable, and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasts and projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and business conditions, and, accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Stifel has relied on such forecasts and projections without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either APL or NGLS since the date of the last financial statements of each such entity made available to us. Stifel has, with your consent and at your direction, relied upon APL provided

Special Conflicts Committee of the Board of Directors of Atlas Pipeline Partners GP, LLC

October 12, 2014

forecasts, estimates and projections, including the Management Projections and Discussions. Stifel has not been requested to make or obtain, and has not made or obtained, an independent evaluation, appraisal or physical inspection of any assets owned or operated by APL or NGLS or any other assets or liabilities of APL or NGLS. Estimates of values of assets and cash flow forecasts do not purport to be appraisals or necessarily reflect the prices at which the assets may actually be sold. Stifel has relied on such forecasts, estimates and projections, including the Management Projections and Discussions, without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Our Opinion is limited to whether the Merger Consideration is fair, from a financial point of view as of the date hereof, to the holders of APL Units (other than APL GP, ATLS and their respective affiliates), and does not address (i) any other term or aspect of the Merger Agreement or the Merger, (ii) the ATLS Merger, (iii) the transactions contemplated by the Separation Agreement, (iv) the Class E Preferred Unit Redemption (as defined in the Merger Agreement) or (v) the consideration to be received by holders of APL Class D Preferred Units (as defined in the Merger Agreement). Our Opinion also does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by APL or the Conflicts Committee; (ii) the legal, tax, regulatory or accounting consequences of the Merger on APL, the holders of APL’s securities or any other party; (iii) the fairness of the amount or nature of any compensation to any of APL’s officers, directors or employees, or class of such persons, relative to the compensation to the public holders of APL’s securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of APL other than APL Units, or APL GP or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether NGLS has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Cash Consideration to the holders of APL Units at the closing of the Merger; or (vi) any consideration to be received by APL GP. We have assumed the accuracy and completeness of assessments by APL, NGLS and their respective advisors with respect to legal, regulatory, accounting, tax and their financial matters; further, we express no opinion with respect to the tax attribution of NGLS Units. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which NGLS’s, the Company’s, APL’s or ATLS’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based upon economic, market, financial and other conditions and circumstances as they exist on, and on the information made available to us or otherwise reviewed by us as of, the date of the Opinion. It should be understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. This Opinion is solely for the information of, and directed to, the Conflicts Committee for its information and assistance in connection with its consideration of the financial terms of the Merger and, with the Conflict Committee’s consent, is also for the information and assistance of the Board in connection with its consideration of the financial terms of the Merger, and is not to be relied upon by any security holder of APL or any other person or entity. This Opinion does not constitute a recommendation to the Conflicts Committee or the Board as to how the Conflicts Committee or the Board should vote on the Merger nor does it constitute a recommendation as to whether the unitholders of APL should approve the Merger or any other transaction at any meeting of the unitholders convened in connection with the Merger. In addition, our Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to APL and does not address the underlying business decision of the Conflicts Committee, the Board or APL to proceed with or effect the Merger. We were not requested to, and we did not, explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with APL.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be

Special Conflicts Committee of the Board of Directors of Atlas Pipeline Partners GP, LLC

October 12, 2014

satisfied and not waived. We have assumed that the definitive Merger terms and Transaction Documents will not differ materially from the draft Merger terms and Transaction Documents that we reviewed, that the Merger will be consummated and the Merger Consideration will be issued or paid, as applicable, on the terms and conditions described in the draft Merger Agreement that we reviewed, without any modification or waiver of any material terms or conditions thereto, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on APL or the Merger. We have assumed, without independent verification, that the representations and warranties of all parties to the Transaction Documents and all other related documents and instruments that are referred to therein are true and correct. We have further assumed that APL has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Merger.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Conflicts Committee and will receive a fee for rendering our Opinion and a fee for other services rendered in connection with the Merger. Payment of the fees is not contingent upon completion of the Merger. We will not receive any other significant payment or compensation contingent upon the successful completion of the Merger. In addition, APL has agreed to indemnify us for certain liabilities arising out of our engagement. There are no other material relationships that existed during the two years prior to the date of our Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger, except that (i) Stifel provided fairness opinions to APL on April 16, 2013, to Atlas Resource Partners, L.P. (“ARP”), an affiliate of APL, on June 9, 2013 and to Atlas Growth Partners, L.P., an affiliate of APL, on September 22, 2014; (ii) Stifel was a co-managing underwriter in connection with ARP’s November 2012, June 2013 and May 2014 equity offerings, a co-placement agent on ARP’s at-the-market equity offering, which commenced on May 10, 2013 and ended on December 27, 2013, and a co-lead managing underwriter on ARP’s September 2014 perpetual preferred equity offering; (iii) Stifel served as co-managing underwriter in connection with APL’s March 2014 perpetual preferred equity offering and in connection with two equity offerings on December 3, 2012 and April 16, 2013; (iv) Stifel was a co-managing underwriter in connection with ARP’s July 2013 senior notes offering; and (v) Stifel acted as a co-managing underwriter in connection with NGLS’s November 2012 equity offering. Stifel received customary compensation in connection with each of the foregoing engagements. Stifel may seek to provide investment banking services to APL or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and its clients may transact in the equity, equity-linked and debt securities of APL and, may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent except that this Opinion may, if required by law, be included in its entirety in any materials that may be provided by APL to the holders of APL Units.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of APL Units (other than APL GP, ATLS and their respective affiliates) in the Merger pursuant to the Merger Agreement is fair to such holders, from a financial point of view.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever. The partnership agreement of Targa Resources Partners LP provides that the partnership will, to the fullest extent permitted by law but subject to the limitations expressly provided therein, indemnify and hold harmless its general partner, any Departing General Partner (as defined therein), any person who is or was an affiliate of the general partner or any Departing General Partner, any person who is or was a member, partner, officer, director, fiduciary or trustee of the general partner, any Departing General Partner, any Group Member (as defined therein) or any affiliate of the general partner, any Departing General Partner or any Group Member, or any person who is or was serving at the request of the general partner or any affiliate of the general partner, or any Departing General Partner or any affiliate of any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another person, or any person that the general partner designates as a Partnership Indemnitee for purposes of the partnership agreement (each, a “Partnership Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee, provided that the Partnership Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Partnership Indemnitee is seeking indemnification, the Partnership Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Partnership Indemnitee’s conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Partnership Indemnitee who is indemnified pursuant to the partnership agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership prior to a determination that the Partnership Indemnitee is not entitled to be indemnified upon receipt by the partnership of any undertaking by or on behalf of the Partnership Indemnitee to repay such amount if it shall be determined that the Partnership Indemnitee is not entitled to be indemnified under the partnership agreement. Any indemnification under these provisions will be only out of the assets of the partnership.

Targa Resources Partners LP is authorized to purchase (or to reimburse its general partner or its affiliates for the costs of) insurance against liabilities asserted against and expenses incurred by its general partner, its affiliates and such other persons as its general partner may determine and described in the paragraph above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. Targa Resources Partners LP’s general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Targa Resources Partners LP and Targa Resources GP LLC have entered into Indemnification Agreements (each, an “Indemnification Agreement”) with each independent director of Targa Resources GP LLC (each, an “Indemnitee”). Each Indemnification Agreement provides that each of the Partnership and Targa Resources GP LLC will indemnify and hold harmless each Indemnitee against Expenses (as defined in the Indemnification Agreement) to the fullest extent permitted or authorized by law, including the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. If such indemnification is unavailable as a result of a court decision and if the Partnership or Targa Resources GP LLC is jointly liable in the proceeding with the Indemnitee, the Partnership and Targa Resources GP LLC will contribute funds to the Indemnitee for his Expenses in proportion to relative benefit and fault of the Partnership or Targa Resources GP LLC on the one hand and Indemnitee on the other in the transaction giving rise to the proceeding.

Each Indemnification Agreement also provides that each of the Partnership and Targa Resources GP LLC will indemnify and hold harmless the Indemnitee against Expenses incurred for actions taken as a director or officer of the Partnership or Targa Resources GP LLC, or for serving at the request of the Partnership or Targa Resources GP LLC as a director or officer or another position at another corporation or enterprise, as the case may be, but only if no final and non-appealable judgment has been entered by a court determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal proceeding, the Indemnitee acted with knowledge that the Indemnitee’s conduct was unlawful. The Indemnification Agreement also provides that the Partnership and Targa Resources GP LLC must advance payment of certain Expenses to the Indemnitee, including fees of counsel, subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

Targa Resources Corp. has entered into Indemnification Agreements (each, a “Targa Indemnification Agreement”) with each director and officer of Targa Resources Corp., including Messrs. Joyce, Perkins, Heim, McParland, Johnson, Whalen, Chung, Meloy, Kagan, Redd and Crisp and Ms. Fulton, and certain other former directors of Targa Resources Corp. (each, an “Indemnitee”). Each Targa Indemnification Agreement provides that Targa will indemnify and hold harmless each Indemnitee for Expenses (as defined in the Targa Indemnification Agreement) to the fullest extent permitted or authorized by law in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the Indemnitee. If such indemnification is unavailable as a result of a court decision and if Targa Resources Corp.and the Indemnitee are jointly liable in the proceeding, Targa Resources Corp.will contribute funds to the Indemnitee for his Expenses in proportion to relative benefit and fault of Targa Resources Corp.and the Indemnitee in the transaction giving rise to the proceeding.

Each Targa Indemnification Agreement also provides that Targa Resources Corp.will indemnify the Indemnitee for monetary damages for actions taken as a director or officer of Targa Resources Corp., or for serving at Targa Resources Corp.’s request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the Indemnitee acted in good faith and, in the case of conduct in his official capacity, in a manner he reasonably believed to be in the best interests of Targa Resources Corp.and, in all other cases, not opposed to the best interests of Targa Resources Corp.and (ii) in the case of a criminal proceeding, the Indemnitee must have had no reasonable cause to believe that his conduct was unlawful. The Targa Indemnification Agreement also provides that Targa Resources Corp.must advance payment of certain Expenses to the Indemnitee, including fees of counsel, subject to receipt of an undertaking from the Indemnitee to return such advance if it is it is ultimately determined that the Indemnitee is not entitled to indemnification.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Reference is made to the Exhibit Index following the signature page hereof, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules.

Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the proxy statement/prospectus that forms a part of this registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 20, 2015.

TARGA RESOURCES PARTNERS LP

By:	TARGA RESOURCES GP LLC,
its General Partner

By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Senior Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joe Bob Perkins and Matthew J. Meloy, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) of the Securities Act, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and any national exchange or self regulatory agency, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, or any of them or their or his substitutes or substitute, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do and perform in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated on January 20, 2015.

	Name	Title

	* Joe Bob Perkins	Chief Executive Officer and Director (Principal Executive Officer)

	/s/ Matthew J. Meloy Matthew J. Meloy	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

	* John R. Sparger	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

	* James W. Whalen	Executive Chairman of the Board

	* Rene R. Joyce	Director

	* Ruth I. Dreessen	Director

	* Robert B. Evans	Director

	* Barry R. Pearl	Director

	* William D. Sullivan	Director

*By	/s/ Matthew J. Meloy
Matthew J. Meloy
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1+*	Agreement and Plan of Merger, by and among Targa Resources Corp., Targa Resources Partners LP, Targa Resources GP LLC, Trident MLP Merger Sub LLC, Atlas Energy, L.P. Atlas Pipeline Partners, L.P. and Atlas Pipeline Partners GP, LLC, dated October 13, 2014 (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

2.2+*	Agreement and Plan of Merger, by and among Targa Resources Corp., Trident GP Merger Sub LLC, Atlas Energy, L.P. and Atlas Energy GP, LLC, dated October 13, 2014 (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

2.3+	Form of Separation and Distribution Agreement, by and among Atlas Energy, L.P., Atlas Energy GP, LLC [SpinCo GP], LLC (filed as Annex A to Exhibit 2.1 to Targa Resources Partners’ Current Report on Form 8-K filed on October 20, 2014 and incorporated herein by reference) (form attached as an annex to the ATLS Merger Agreement).

2.4+**	Form of Separation and Distribution Agreement, by and among Atlas Energy, L.P., Atlas Energy GP, LLC and Atlas Energy Group, LLC (form attached to Atlas Energy Group, LLC’s Registration Statement on Form 10 filed on November 5, 2014).

2.5+	Form of Employee Matters Agreement, by and among Atlas Energy, L.P., Atlas Energy GP, LLC, [SpinCo], L.P., and [SpinCo GP], LLC (filed as Annex A to Exhibit 2.1 to Targa Resources Partners’ Current Report on Form 8-K filed on October 20, 2014 and incorporated herein by reference) (form attached as an annex to the ATLS Merger Agreement).

2.6+**	Form of Employee Matters Agreement, by and among Atlas Energy, L.P., Atlas Energy GP, LLC and Atlas Energy Group, LLC (form attached to Atlas Energy Group, LLC’s Registration Statement on Form 10 filed on November 5, 2014).

2.7	Form of Voting and Support Agreement, by and between Targa Resources Corp. and each of Edward E. Cohen, Jonathan Z. Cohen, Matthew A. Jones, Sean P. McGrath, Daniel C. Herz, Freddie M. Kotek and Lisa Washington (filed as Exhibit 2.3 to Targa Resources Partners’ Current Report on Form 8-K filed on October 20, 2014 and incorporated herein by reference).

2.8	Form of Voting and Support Agreement, by and between Atlas Energy, L.P. and each of Rene R. Joyce, Joe Bob Perkins, James W. Whalen, Michael A. Heim, Jeffrey J. McParland, Roy E. Johnson, Paul W. Chung, Matthew J. Meloy and John R. Sparger (filed as Exhibit 2.3 to Targa Resources Partners’ Current Report on Form 8-K filed on October 20, 2014 and incorporated herein by reference).

2.9	Form of Voting and Support Agreement, by and between Targa Resources Partners LP and each of Edward E. Cohen, Jonathan Z. Cohen, Eugene N. Dubay, Robert W. Karlovich, III and Patrick J. McDonie (filed as Exhibit 2.4 to Targa Resources Partners’ Current Report on Form 8-K filed on October 20, 2014 and incorporated herein by reference).

3.1

Certificate of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.2 to Targa Resources Partners LP’s Registration Statement on Form S-1 filed

November 16, 2006 (File No. 333-138747)).

3.2

Certificate of Formation of Targa Resources GP LLC (incorporated by reference to Exhibit 3.3 to Targa Resources Partners LP’s Registration Statement on Form S-1/A filed January 19, 2007

(File No. 333-138747)).

3.3

Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.3 to Targa Resources Partners LP’s Annual Report on Form 10-K filed April 2, 2007

(File No. 001-33303)).

Exhibit Number	Description of Exhibit

3.4	First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (incorporated by reference to Exhibit 3.1 to Targa Resources Partners LP’s Current Report on Form 8-K filed February 16, 2007 (File No. 001-33303)).

3.5	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP, dated May 13, 2008, (incorporated by reference to Exhibit 3.5 to Targa Resources Partners LP’s Quarterly Report on Form 10-Q filed May 14, 2008 (File No. 001-33303)).

3.6	Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP, dated May 25, 2012 (incorporated by reference to Exhibit 3.1 to Targa Resources Partners LP’s Current Report on Form 8-K filed May 25, 2012 (File No. 001-33303)).

3.7

Limited Liability Company Agreement of Targa Resources GP LLC (incorporated by reference to Exhibit 3.4 to Targa Resources Partners LP’s Registration Statement on Form S-1/A filed

January 19, 2007 (File No. 333-138747)).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being offered.

8.1*	Opinion of Vinson & Elkins L.L.P., as to certain tax matters.

8.2*	Opinion of Wachtell, Lipton, Rosen & Katz, as to certain tax matters.

21.1	List of subsidiaries of Targa Resources Partners LP (incorporated by reference to Targa Resources Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2013).

23.1*	Consent of PricewaterhouseCoopers LLP (Targa Resources Partners LP).

23.2*	Consent of Grant Thornton LLP (Atlas Pipeline Partners, L.P.).

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.4*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

23.5*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).

24.1*	Powers of attorney (included on the signature page hereto).

99.1*	Consent of Stifel, Nicolaus & Company, Incorporated.

99.2*	Form of Proxy Card for Atlas Pipeline Partners, L.P. Special Meeting.

*	Filed herewith.
**	Previously filed.
+	The schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.